                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-46407

                         ORION NETWORK SYSTEMS, INC.
                      2440 RESEARCH BOULEVARD, SUITE 400
                          ROCKVILLE, MARYLAND 20850

                              February 19, 1998

Dear Stockholder:

   You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Orion Network Systems, Inc. ("Orion"), to be held on Friday, March 20, 1998 at 9:00 a.m., local time, at 2440 Research Boulevard, Suite 400, Rockville, Maryland.

   As described in the accompanying Proxy Statement/Prospectus, at the Special Meeting, Orion stockholders will be asked to consider and vote upon the following proposals:

   (1) Approval and adoption of the Agreement and Plan of Merger, dated as of October 7, 1997, as amended on February 11, 1998 (the "Merger Agreement"), among Orion, Loral Space & Communications Ltd., a Bermuda company ("Loral"), and Loral Satellite Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Loral ("Merger Subsidiary") and the transactions contemplated thereunder, including the Merger (as defined therein).

   (2) Approval of amendments to Orion's Non-Employee Director Stock Option Plan (the "Director Option Plan") and certain options granted thereunder to provide for early vesting of certain options and conversion of options granted under the plan in connection with the Merger.

   (3) Approval of amendments to the Stock Option Agreement, dated as of July 17, 1996, by and between Orion and John G. Puente, a director and Chairman of the Executive Committee of Orion's Board of Directors (the "Puente Option Agreement"), and the options granted thereunder to provide for conversion of such options in connection with the Merger.

   (4) Approval of amendments to the Stock Option Agreement, dated as of March 12, 1997, by and between Orion and Gustave M. Hauser, a director and Chairman of Orion's Board of Directors (the "Hauser Option Agreement"), and the options granted thereunder to provide for conversion of such options in connection with the Merger.

   (5) To transact such other business as may properly come before the Special Meeting, or any adjournments or postponements thereof.

   The accompanying Proxy Statement/Prospectus provides a detailed description of the Merger, including Orion's reasons for entering into the Merger Agreement and the effect of the Merger on Orion and its stockholders, and the amendments to the Director Option Plan and Puente and Hauser Option Agreements. I urge you to read the accompanying Proxy Statement/Prospectus (including the attachments thereto) and the accompanying Notice of Special Meeting carefully.

   Your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement and recommends that stockholders vote for approval and adoption of the Merger Agreement. In reaching this conclusion, the Board of Directors considered, among other things, the opinion dated October 6, 1997 of Morgan Stanley & Co. Incorporated ("Morgan Stanley") that, as of such date and based on and subject to the matters set forth therein, the exchange ratio set forth in the Merger Agreement is fair from a financial point of view to the holders of Orion Common Stock (other than Loral and its affiliates) and, assuming the conversion of the Orion Preferred Stock into Orion Common Stock in accordance with their terms, to the holders of Orion Preferred Stock. A copy of Morgan Stanley's opinion, including the assumptions, qualifications and other matters contained therein, is included in the Proxy Statement/Prospectus as Attachment C. Your Board of Directors also recommends that stockholders vote for approval of the amendments to the Director Option Plan and Puente and Hauser Option Agreements.

   The matters to be considered and voted upon at the Special Meeting are of great importance to your investment and the future of Orion. Regardless of your plans for attending in person, it is important that your shares be represented and voted at the Special Meeting. Accordingly, you are requested to complete, sign, date, and return the enclosed proxy card in the enclosed postage paid envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the Special Meeting, but will assure that your vote is counted if, for any reason, you are unable to attend.

   Please do not send your stock certificates with your proxy card. If the Merger Agreement is approved by the Orion stockholders and the Merger is consummated, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

   We hope that you can attend the Special Meeting. Your interest and support in the affairs of Orion Network Systems, Inc. are appreciated.

                                          Sincerely,



                                          W. Neil Bauer
                                          President and Chief
                                          Executive Officer

Rockville, Maryland
February 19, 1998

                         ORION NETWORK SYSTEMS, INC.
                      2440 RESEARCH BOULEVARD, SUITE 400
                          ROCKVILLE, MARYLAND 20850
                                (301) 258-8101

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 20, 1998

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of Orion Network Systems, Inc. ("Orion") will be held on Friday, March 20, 1998 at 9:00 a.m., local time, at 2440 Research Boulevard, Suite 400, Rockville, Maryland, to consider and act upon the following proposals:

   1. To approve and adopt the Agreement and Plan of Merger, dated as of October 7, 1997, as amended on February 11, 1998 (the "Merger Agreement"), among Orion, Loral Space & Communications Ltd., a Bermuda company ("Loral"), and Loral Satellite Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Loral ("Merger Subsidiary"), and the transactions contemplated thereunder, including the Merger (as defined therein).

   2. To approve amendments to Orion's Non-Employee Director Stock Option Plan (the "Director Option Plan") and certain options granted thereunder to provide for early vesting of certain options and conversion of options granted under the plan in connection with the Merger.

   3. To approve amendments to the Stock Option Agreement, dated as of July 17, 1996, by and between Orion and John G. Puente, a director and Chairman of the Executive Committee of Orion's Board of Directors (the "Puente Option Agreement"), and the options granted thereunder to provide for conversion of such options in connection with the Merger.

   4. To approve amendments to the Stock Option Agreement, dated as of March 12, 1997, by and between Orion and Gustave M. Hauser, a director and Chairman of Orion's Board of Directors (the "Hauser Option Agreement"), and the options granted thereunder to provide for conversion of such options in connection with the Merger.

   5. To transact such other business as may properly come before the Special Meeting, or any adjournments or postponements thereof.

   The Board of Directors has carefully considered the terms of the Merger Agreement, and believes that the Merger is in the best interests of Orion and its stockholders. The Board of Directors also believes that amendments of the Director Option Plan and the Puente Option Agreement and Hauser Option Agreement are in the best interests of Orion and its stockholders. The Board of Directors has unanimously approved the matters being submitted by Orion for stockholder approval at the Special Meeting and recommends that stockholders vote FOR approval and adoption of the Merger Agreement and FOR approval of each of the amendments of the Director Option Plan and the Puente Option Agreement and Hauser Option Agreement. Certain members of the Orion Board of Directors and their affiliated companies holding, in the aggregate, approximately 32% of the voting stock outstanding as of February 12, 1998, have agreed to vote for approval and adoption of the Merger Agreement. In addition, Space Systems/Loral, Inc. ("SS/L"), a wholly-owned subsidiary of Loral, holds approximately 2.7% of the voting stock of Orion oustanding as of February 12, 1998, and will vote for approval and adoption of the Merger Agreement.

   Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Orion common stock and Orion preferred stock, voting together as a single class. Orion stockholders have no dissenters' rights in connection with the matters submitted by Orion for stockholder approval at the Special Meeting.

   Pursuant to Orion's Amended and Restated By-laws, the Board of Directors has fixed the close of business on February 5, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of Orion common stock and Orion preferred stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. A list of Orion's stockholders entitled to vote at the Special Meeting will be open to the examination of any stockholder for any purposes germane to the Special Meeting during ordinary business hours for a period of ten (10) days before the Special Meeting at Orion's offices.

   Information regarding the proposed Merger, the Merger Agreement and related matters is contained in the accompanying Proxy Statement/Prospectus and the attachments thereto, which are incorporated by reference herein and form part of this Notice.

                                                          By Order of the
                                                          Board of Directors

                                                          Richard H. Shay
                                                          Secretary

Rockville, Maryland
February 19, 1998

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY, IF YOU WISH, REVOKE YOUR
               PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.
            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME

                             TABLE OF CONTENTS OF
                 ORION NETWORK SYSTEMS, INC. PROXY STATEMENT/
                 LORAL SPACE & COMMUNICATIONS LTD. PROSPECTUS

                                                                                           PAGE
                                                                                         --------
AVAILABLE INFORMATION ..................................................................     4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ........................................     4
FORWARD-LOOKING STATEMENTS .............................................................     6
SUMMARY ................................................................................     7
 The Special Meeting ...................................................................     7
 The Merger ............................................................................     8
 Amendments to Director Option Plan, Puente and Hauser Option Agreements  ..............    19
 Risk Factors ..........................................................................    19
 Comparative Stock Prices ..............................................................    20
 Comparative Per Share Data ............................................................    21
RISK FACTORS ...........................................................................    22
 Risks Related to the Transactions .....................................................    22
  Tax Treatment Uncertain Due to Special Considerations ................................    22
  Limitation on Adjustments to Exchange Ratio; Determination Price May Be Different
   than Market Value ...................................................................    22
  Offer to Purchase Orion's Senior Notes and Senior Discount Notes .....................    22
 Risks Related to Loral's Businesses ...................................................    23
  Risks of Operations in the Space Environment .........................................    23
  Launch Risk and Vehicle Access .......................................................    24
  Leverage of Loral Group...............................................................    24
  Obsolescence Due to Rapid Technological Change .......................................    25
  The Globalstar System ................................................................    25
  Competition ..........................................................................    26
  Competitive Bidding ..................................................................    26
  Regulation ...........................................................................    26
  Potential Conflicts of Interest; Lack of Full Control ................................    27
  Risk of Conducting International Business ............................................    27
  Integration of the Businesses of Loral and Orion .....................................    27
  Reliance on Key Personnel ............................................................    28
  Dependence on SS/L ...................................................................    28
  Operating Losses .....................................................................    28
THE SPECIAL MEETING ....................................................................    29
 Purpose of the Special Meeting of Stockholders ........................................    29
 Voting Rights and Related Matters .....................................................    29
 Vote Required .........................................................................    30
 No Dissenters' Rights .................................................................    30
 Proxies ...............................................................................    30
INFORMATION ABOUT ORION ................................................................    31
INFORMATION ABOUT LORAL ................................................................    33
 Loral Skynet ..........................................................................    34
 Globalstar ............................................................................    34

                                       i

                                                                                           PAGE
                                                                                         --------
 Space Systems/Loral ...................................................................    35
 Loral Orion ...........................................................................    35
 SatMex ................................................................................    35
 Future Opportunities ..................................................................    36
THE MERGER .............................................................................    37
 Background of the Merger ..............................................................    37
 Recommendation of Orion Board of Directors; Orion's Reasons for the Transactions  .....    40
 Opinion of Orion's Financial Advisor ..................................................    42
 Loral's Reasons for the Transactions ..................................................    45
 Conversion of Orion Capital Stock .....................................................    45
 Exchange of Certificates in the Merger ................................................    47
 Conversion of Options and Warrants; Stock Purchase Plan ...............................    48
 Interests of Certain Persons in the Merger ............................................    49
 Fees and Expenses .....................................................................    50
 Accounting Treatment ..................................................................    50
 Certain U.S. Federal Income Tax Consequences of the Merger ............................    50
 Taxation of Loral and its Stockholders ................................................    53
  United States Tax Considerations .....................................................    53
  Bermuda Tax Considerations ...........................................................    54
 Resale of Loral Common Stock ..........................................................    55
 Listing ...............................................................................    55
 Certain Effects of the Principal Stockholder Agreement and Termination Fee  ...........    55
 Certain Legal Matters .................................................................    56
THE MERGER AGREEMENT AND PRINCIPAL STOCKHOLDER AGREEMENT ...............................    57
 The Merger Agreement ..................................................................    57
  General ..............................................................................    57
  Effective Time .......................................................................    57
  Representations and Warranties .......................................................    57
  Business of Orion Pending the Merger .................................................    58
  Additional Covenants .................................................................    61
  Conditions ...........................................................................    62
  Termination; Amendment ...............................................................    63
  Termination Fee ......................................................................    64
  Expenses .............................................................................    64
  Waiver ...............................................................................    65
 The Principal Stockholder Agreement ...................................................    65
  General ..............................................................................    65
  Agreement to Vote ....................................................................    65
  Grant of Loral Option ................................................................    66
  Adjustment of Number of Shares Subject to Option .....................................    67
  Agreement Not to Transfer ............................................................    67
  Debentures Conversion ................................................................    68
  Transfer of Loral Common Stock by British Aerospace ..................................    68
  Control Shares .......................................................................    68

                                       ii

                                                                                           PAGE
                                                                                         --------
COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION ......................................     69
 Market and Market Prices ..............................................................     69
 Comparative Per Share Data ............................................................     70
CERTAIN TRANSACTIONS OF ORION ..........................................................     71
DESCRIPTION OF LORAL CAPITAL STOCK .....................................................     71
 Loral Common Stock ....................................................................     71
 Loral Preferred Stock .................................................................     71
 Transfer Agent and Registrar ..........................................................     72
 Certain Antitakeover Effects of Certain Provisions of the Bye-Laws ....................     72
COMPARATIVE RIGHTS OF ORION STOCKHOLDERS AND LORAL  STOCKHOLDERS .......................     77
 Dividends .............................................................................     77
 Voting Rights .........................................................................     78
 Rights in Liquidation .................................................................     78
 Meetings of Shareholders ..............................................................     78
 Access to Books and Records and Dissemination of Information ..........................     78
 Board of Directors ....................................................................     79
 Election or Removal of Directors ......................................................     79
 Amendment of Orion's Certificate of Incorporation, Loral's Memorandum of Association
  and Bye-Laws .........................................................................     79
 Appraisal Rights and Shareholder Suits ................................................     80
 Redemption Rights .....................................................................     81
 Indemnification .......................................................................     81
 Business Combinations .................................................................     81
 Other Anti-Takeover Provisions ........................................................     82
SELECTED CONSOLIDATED FINANCIAL AND OPERATIONAL DATA OF ORION ..........................     83
SELECTED CONSOLIDATED FINANCIAL DATA OF LORAL...........................................     85
SELECTED UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA ...............................     86
PRO FORMA FINANCIAL DATA ...............................................................     87
OWNERSHIP OF ORION COMMON STOCK ........................................................     98
AMENDMENTS TO DIRECTOR OPTION PLAN .....................................................    102
AMENDMENTS TO PUENTE OPTION AGREEMENT ..................................................    102
AMENDMENTS TO HAUSER OPTION AGREEMENT ..................................................    103
OTHER MATTERS ..........................................................................    104
LEGAL AND TAX MATTERS ..................................................................    104
EXPERTS ................................................................................    104
ATTACHMENTS
ATTACHMENT A --AGREEMENT AND PLAN OF MERGER
ATTACHMENT B --PRINCIPAL STOCKHOLDER AGREEMENT
ATTACHMENT C --OPINION OF MORGAN STANLEY & CO. INCORPORATED
ATTACHMENT D --AMENDMENTS TO DIRECTOR OPTION PLAN
ATTACHMENT E --AMENDMENTS TO PUENTE OPTION AGREEMENT
ATTACHMENT F --AMENDMENTS TO HAUSER OPTION AGREEMENT

                         ORION NETWORK SYSTEMS, INC.
                      2440 RESEARCH BOULEVARD, SUITE 400
                          ROCKVILLE, MARYLAND 20850

                      LORAL SPACE & COMMUNICATIONS LTD.
                               600 THIRD AVENUE
                           NEW YORK, NEW YORK 10016

                 ORION NETWORK SYSTEMS, INC. PROXY STATEMENT/
                 LORAL SPACE & COMMUNICATIONS LTD. PROSPECTUS

                       SPECIAL MEETING OF STOCKHOLDERS
                        OF ORION NETWORK SYSTEMS, INC.
                         TO BE HELD ON MARCH 20, 1998

   This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to stockholders of Orion Network Systems, Inc. ("Orion") in connection with the solicitation by the Board of Directors of Orion of proxies to be used at a special meeting of stockholders of Orion (the "Special Meeting") and at any adjournments or postponements thereof. The Special Meeting will be held on Friday, March 20, 1998 at 9:00 a.m., local time, at 2440 Research Boulevard, Suite 400, Rockville, Maryland.

   This Proxy Statement/Prospectus also constitutes the prospectus of Loral (as defined below) for an estimated 27,442,163 shares of Loral Common Stock (as defined below) to be issued in connection with the Merger (as defined below) under the Securities Act of 1933 (the "Securities Act"). Each new share of Loral Common Stock (as defined below) issued in connection with the Merger (as defined below) will be accompanied by one Loral Right (as defined below). Loral has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") with respect to such shares, of which this Proxy Statement/Prospectus is a part. This Proxy Statement/Prospectus and form of proxy are first being sent or given to stockholders on or about February 19, 1998.

   At the Special Meeting, Orion stockholders will be asked to consider and vote upon the following proposals:

   (1) Approval and adoption of the Agreement and Plan of Merger, dated as of October 7, 1997, as amended on February 11, 1998 (the "Merger Agreement"), among Orion, Loral Space & Communications Ltd., a Bermuda company ("Loral"), and Loral Satellite Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Loral ("Merger Subsidiary") and the transactions contemplated thereunder, including the Merger (as defined below).

   (2) Approval of amendments to Orion's Non-Employee Director Stock Option Plan (the "Director Option Plan") and certain options granted thereunder to provide for early vesting of certain options and conversion of options granted under the plan in connection with the Merger.

   (3) Approval of amendments to the Stock Option Agreement, dated as of July 17, 1996, by and between Orion and John G. Puente, a director and Chairman of the Executive Committee of Orion's Board of Directors (the "Puente Option Agreement"), and the options granted thereunder to provide for conversion of such options in connection with the Merger.

   (4) Approval of amendments to the Stock Option Agreement, dated as of March 12, 1997, by and between Orion and Gustave M. Hauser, a director and Chairman of Orion's Board of Directors (the "Hauser Option Agreement"), and the options granted thereunder to provide for conversion of such options in connection with the Merger.

   (5) To transact such other business as may properly come before the Special Meeting, or any adjournments or postponements thereof.

   Merger. Pursuant to the Merger Agreement, Merger Subsidiary will be merged with and into Orion (the "Merger"). Orion will be the surviving corporation (the "Surviving Corporation") in the Merger and will become a wholly owned subsidiary of Loral.

   In the Merger, persons who hold shares of (i) common stock, par value $.01 per share, of Orion ("Orion Common Stock"), excluding treasury shares and shares owned by Loral or its subsidiaries, and (ii) preferred stock, par value $.01 per share, of Orion ("Orion Preferred Stock", and together with Orion Common Stock, "Orion Capital Stock"), excluding treasury shares and shares owned by Loral or its subsidiaries, will receive a pre-determined amount of common stock, par value $.01 per share, of Loral ("Loral Common Stock"). Shares of Orion Capital Stock owned by Loral or any subsidiary of Loral will be converted into the right to receive enough shares in the Surviving Corporation as necessary in order to ensure that such entity's proportionate interest in the Surviving Corporation immediately after the Merger is as it was in Orion immediately before the Merger. In addition, persons who hold (i) outstanding stock options to purchase shares of Orion Common Stock and (ii) outstanding warrants to purchase shares of Orion Common Stock will receive Loral stock options and warrants that will entitle them to receive a pre-determined amount of Loral Common Stock upon exercise of such options or warrants.

   The formula in the Merger Agreement that determines the exact amount of Loral Common Stock that each Orion stockholder will receive in exchange (defined as the Exchange Ratio, see "The Merger Agreement -- Conversion of Orion Capital Stock") for their shares of Orion Capital Stock or upon exercise of their stock options or warrants depends on the trading prices of Loral Common Stock for a twenty day period that ends on the tenth trading day prior to the date of the Merger (defined as the Determination Price, see "The Merger Agreement -- Conversion of Orion Capital Stock"). The exact amount of Loral Common Stock that each Orion stockholder will receive, therefore, is not presently ascertainable.

   The following table, however, presents for each whole dollar Determination Price from $15 through $26, as well as for a Determination Price equal to $16.305, $20.3815 and $24.458 (the low, middle and high end of the Determination Price range), (i) the Exchange Ratio and (ii) the dollar value of each share of Loral Common Stock that Orion stockholders would receive in the Merger in exchange for shares of Orion Common Stock:

                                                 EFFECT OF EXCHANGE RATIO
                                                 ------------------------
      LORAL                     MARKET VALUE                  LORAL
  COMMON STOCK                OF LORAL COMMON      ORION      COMMON
 DETERMINATION    EXCHANGE    STOCK ISSUED TO     COMMON      STOCK
      PRICE         RATIO    ORION STOCKHOLDERS   STOCK     EQUIVALENT
----------------------------------------------- ---------  --------------
      $15.00       1.07329         $16.10          100       107.329
      $16.00       1.07329         $17.17          100       107.329
      $16.305      1.07329         $17.50          100       107.329
      $17.00       1.02941         $17.50          100       102.941
      $18.00       0.97222         $17.50          100        97.222
      $19.00       0.92105         $17.50          100        92.105
      $20.00       0.875           $17.50          100        87.5
      $20.3815     0.85862         $17.50          100        85.862
      $21.00       0.83333         $17.50          100        83.333
      $22.00       0.79545         $17.50          100        79.545
      $23.00       0.76087         $17.50          100        76.087
      $24.00       0.72917         $17.50          100        72.917
      $24.458      0.71553         $17.50          100        71.553
      $25.00       0.71553         $17.89          100        71.553
      $26.00       0.71553         $18.60          100        71.553

   As the above table illustrates, so long as the Determination Price of Loral Common Stock remains between $16.305 and $24.458, the intended economic effect of the Merger is to provide Orion stockholders with $17.50 worth of Loral Common Stock in exchange for each share of Orion Common Stock. As the above table also illustrates, if the Determination Price of Loral Common Stock is greater than $24.458, or less than $16.305, Orion stockholders will receive a maximum of 1.07329 and a minimum of 0.71553 shares of Loral Common Stock in exchange for each share of Orion Common Stock, which would provide Orion stockholders with Loral Common Stock with a value that is greater than $17.50 (in the case of a Determination Price greater than $24.458) or less than $17.50 (in the case of a Determination Price less than $16.305).

   The intended economic effect of the Merger is to provide each holder of an outstanding option or warrant to purchase Orion Common Stock with an option or warrant to acquire Loral Common Stock with the same terms and conditions that were applicable under such option or warrant prior to the Merger. Specifically, at the time of the Merger, each Orion option or warrant will be converted into a Loral option or warrant to acquire the number of whole shares of Loral Common Stock equal to the product of the aggregate number of shares of Orion Common Stock for which such Orion option or warrant was exercisable multiplied by the Exchange Ratio. The exercise price per share of Loral Common Stock issuable pursuant to each Orion option will be equal to the aggregate exercise price of such option or warrant at the time of the Merger divided by the number of shares of Loral Common Stock for which such option or warrant is exercisable as determined above and rounded to the next highest whole cent. No Orion option or warrant shall be exercisable for fractional shares. Instead, each holder of an Orion option or warrant exercisable for a fractional share of Loral Common Stock will be entitled to receive, upon exercise thereof, an offset against the aggregate exercise price of the option or warrant. For more detail on the treatment of Orion options and warrants in the Merger, stockholders should review the information provided under "The Merger -- Conversion of Options and Warrants; Stock Purchase Plan."

   From February 23, 1998 until the date of the Merger, Orion stockholders can call (301) 721-2626 and listen to a recording of what the Exchange Ratio would be if the Merger occurred on the date of the phone call. A more detailed explanation of how the Determination Price and the Exchange Ratio are defined and calculated is set forth under the caption "The Merger Agreement -- Conversion of Orion Capital Stock."

   As provided for in the Rights Agreement dated March 27, 1996 between Loral and The Bank of New York, as Rights Agent (the "Rights Agreement"), each share of Loral Common Stock issued in connection with the Merger will be accompanied by one Loral Right (a "Loral Right") to purchase from Loral a unit consisting initially of one one-thousandth of a share of Series B Preferred Stock, par value $.01 per share.

   Approval of the Merger Agreement shall constitute the approval of the specific terms therein and the transactions contemplated thereunder, including the Merger. Prior to voting on the Merger, Orion stockholders should review carefully the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Attachment A and incorporated herein by reference.

   This Proxy Statement/Prospectus provides a detailed description of the Merger, including Orion's and Loral's reasons for entering into the Merger Agreement and the effect of the Merger on Orion and its stockholders, and of the business and financial condition of Orion and Loral.

   Amendments of Director Option Plan and Puente and Hauser Option Agreements. As indicated above, in the Merger each outstanding stock option to purchase shares of Orion Common Stock is to be converted into an option to acquire the number of shares of Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion Common Stock for which such option was exercisable. In the case of the options granted under the Director Option Plan and the Puente and Hauser Option Agreements, Orion is seeking to effect the conversion of such options by amending the Director Option Plan and the Puente and Hauser Option Agreements. Orion also has amended its other stock option plans to effect such conversion, but amendment of such other plans does not require stockholder approval and accordingly is not one of the matters to be acted upon at the Special Meeting.

   Orion also is proposing to amend the Director Option Plan to provide that options granted to Orion's directors that vest at the next annual meeting of stockholders of Orion instead would vest upon consummation of the Merger, if the Merger occurs prior to such annual meeting. Orion believes that since its directors will have performed nearly a full year of service since the last annual meeting of stockholders, and since such directors would be resigning prior to the next annual meeting of stockholders in order to satisfy a condition of the Merger, it is appropriate for the directors' options to vest upon consummation of the Merger. Copies of the proposed amendments to the Director Option Plan and the Puente and Hauser Option Agreements are attached to this Proxy Statement/Prospectus as Attachments D, E and F, respectively.

   THE BOARD OF DIRECTORS OF ORION RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS DESCRIBED IN THIS PROXY STATEMENT/ PROSPECTUS. CERTAIN MEMBERS OF THE ORION BOARD OF DIRECTORS AND THEIR AFFILIATED COMPANIES HOLDING, IN THE AGGREGATE, APPROXIMATELY 32% OF THE VOTING STOCK OF ORION OUTSTANDING AS OF FEBRUARY 12, 1998, HAVE AGREED TO VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, SPACE SYSTEMS/LORAL, INC. ("SS/L"), A WHOLLY-OWNED SUBSIDIARY OF LORAL, HOLDS APPROXIMATELY 2.7% OF THE VOTING STOCK OF ORION OUTSTANDING AS OF FEBRUARY 12, 1998, AND WILL VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

   THE BOARD OF DIRECTORS OF ORION ALSO RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF EACH OF THE AMENDMENTS OF THE DIRECTOR OPTION PLAN AND THE PUENTE OPTION AGREEMENT AND HAUSER OPTION AGREEMENT.

   SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY ORION STOCKHOLDERS.

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.

       The date of this Proxy Statement/Prospectus is February 17, 1998.

                            AVAILABLE INFORMATION

   Orion and Loral are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Orion and Loral each file proxy statements, reports and other information with the Commission. This material can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including Orion and Loral. The Orion Common Stock is quoted on the Nasdaq National Market under the symbol "ONSI", and such reports, proxy statements and other information concerning Orion also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Loral Common Stock is listed on the New York Stock Exchange under the symbol "LOR", and such reports, proxy statements and other information concerning Loral also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   Loral has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Loral Common Stock to be issued upon consummation of the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the exhibits filed therewith. Statements contained in this Proxy Statement/Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Orion and Loral, as applicable, will provide without charge to each person to whom this Proxy Statement/Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Proxy Statement/Prospectus incorporates). Oral or written requests for Orion documents should be directed to Orion Network Systems, Inc., 2440 Research Boulevard, Suite 400, Rockville Maryland 20850, telephone number (301) 258-8101, attention: Richard H. Shay, General Counsel. Oral or written requests for Loral documents should be directed to Eric J. Zahler, General Counsel, 600 Third Avenue, New York, New York 10016, telephone number (212) 697-1105. To ensure timely delivery of the documents, any request should be made by March 13, 1998.

   The documents listed below have been filed by Orion (File No. 000-22085) under the Exchange Act with the Commission and are incorporated herein by reference:

   1. Orion's Current Report on Form 8-K dated October 9, 1997, reporting the execution of the Merger Agreement.

   2. Orion's Annual Report on Form 10-K for the year ended December 31, 1996 and amendment thereto on Form 10-K/A dated June 25, 1997.

   3. Orion's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

   4. Orion's definitive proxy statement on Schedule 14A dated April 22, 1997, with respect to Orion's annual meeting of stockholders held on May 22, 1997.

   5. Orion's Current Report on Form 8-K dated February 14, 1997, and Current Report on Form 8-K dated March 31, 1997.

   6. The description of Orion's Common Stock contained in Orion's Registration Statement on Form 8-B filed with the Commission on January 31, 1997, pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

   The documents listed below have been filed by Loral (File No. 1-14180) under the Exchange Act with the Commission and are incorporated herein by reference:

   1. Loral's Annual Report on Form 10-K for the transition period ended December 31, 1996.

   2. Loral's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

   3. Loral's definitive proxy statement on Schedule 14A dated April 7, 1997, with respect to Loral's annual meeting of stockholders held on April 30, 1997.

   4. Loral's Current Report on Form 8-K dated March 14, 1997, and amendment to Current Report on Form 8-K/A dated March 14, 1997.

   5.     Loral's Current Report on Form 8-K dated March 25, 1997.

   6.     Loral's Current Report on Form 8-K dated June 23, 1997.

   7.     Loral's Current Report on Form 8-K dated October 7, 1997.

   8.     Loral's Current Report on Form 8-K dated November 14, 1997.

   9.     Loral's Current Report on Form 8-K dated December 29, 1997.

   10. The description of Loral's Common Stock contained in Loral's registration statement on Form 8-A, filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

   All documents filed by Orion and Loral subsequent to the date of this Proxy Statement/Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the Orion Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and shall be part hereof from the date of filing of such document.

   Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding statement.

   NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ORION OR LORAL. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY ISSUANCE OR SALE OF ANY SECURITIES MADE HEREUNDER SHALL, UNDER

ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ORION OR LORAL SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. ALL INFORMATION REGARDING LORAL AND MERGER SUBSIDIARY IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY LORAL, AND ALL INFORMATION REGARDING ORION HEREIN HAS BEEN SUPPLIED BY ORION.



                           FORWARD-LOOKING STATEMENTS

   This Proxy Statement/Prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements regarding Orion and/or Loral's expected future financial position, business strategies and plans, combinations of the Orion and Loral businesses, any projected revenues or costs, and future operations are forward-looking statements. Although Orion and/or Loral believe their respective expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will be proven to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements herein include, among others, the factors set forth under the caption "Risk Factors," general economic and business and market conditions, changes in laws and regulations, increased competitive pressure in the satellite industry, costs or difficulties relating to the integration of the Orion and Loral businesses, and the ability of Orion and/or Loral to achieve their respective goals described herein.

                                   SUMMARY

   The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus and/or the Attachments attached hereto. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement/Prospectus and the Attachments. Stockholders are urged to review carefully the entire Proxy Statement/Prospectus, including the Attachments attached hereto.

THE SPECIAL MEETING

Date, Time, Place of Meeting ..  The Special Meeting of Stockholders of Orion
                                 will be held on Friday, March 20, 1998 at 9:00 a.m., local time, at 2440 Research Boulevard, Suite 400, Rockville, Maryland.

Record Date ...................  Only Orion stockholders of record at the close of business on February 5, 1998 (the
                                 "Record Date") will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. See "The Special Meeting -- Voting Rights and Related Matters."

Purpose of the Special
Meeting .......................  At the Special Meeting, Orion stockholders will be asked to consider and vote upon the following proposals: (1) approval and adoption of the Merger Agreement and the transactions contemplated thereunder; (2) approval of amendments to Orion's Director Option Plan and certain options granted thereunder to provide for early vesting of certain options and conversion of options granted under the plan in connection with the Merger; (3) approval of amendments to the Puente Option Agreement and the options granted thereunder to provide for conversion of such options in connection with the Merger; and (4) approval of amendments to the Hauser Option Agreement and the options granted thereunder to provide for conversion of such options in connection with the Merger. See "The Special Meeting -- Voting Rights and Related Matters."

Quorum ........................  The holders of a majority of Orion Capital
                                 Stock issued and outstanding and entitled to vote, present in person or represented by proxy, treated as a single class, will constitute a quorum at the Special Meeting. See "The Special Meeting --Voting Rights and Related Matters."

Vote Required .................  Under Orion's Amended and Restated By-laws and applicable law, the approval and
                                 adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Orion Common Stock and Orion Preferred Stock, and entitled to vote at the Special Meeting, voting together as a single class, and the approval of the amendments to the Director Option Plan and the Puente and Hauser Option Agreements require the affirmative vote of the holders of a majority of the shares of Orion Common Stock and Orion Preferred Stock, present in person or represented by proxy, voting together as a single class. Certain members of the Orion Board of Directors and their affiliated companies holding, in the aggregate, approximately 32% of the voting stock outstanding as of February 12, 1998, have agreed pursuant to the Principal Stockholder Agreement, dated as of October 7, 1997, as amended and restated as of December 1, 1997, among Orion, Loral, Merger Subsidiary and certain principal stockholders of Orion (the "Principal Stockholder Agreement") to vote for approval and adoption or the Merger Agreement. In addition, SS/L holds approximately 2.7% of the voting stock of Orion outstanding as of February 12, 1998, and will vote for approval and adoption of the Merger Agreement. See "The Special Meeting -- Voting Rights and Related Matters" and "The Special Meeting -- Vote Required" and "The Merger Agreement and Principal Stockholder Agreement -- The Principal Stockholder Agreement."

No Dissenters' Rights .........  Orion stockholders have no dissenters'
                                 rights in connection with the matters
                                 submitted by Orion for stockholder approval at the Special Meeting. See "The Special Meeting -- No Dissenters' Rights."

Revocability of Proxies .......  An Orion stockholder giving a proxy in the form accompanying this Proxy
                                 Statement/Prospectus has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked by any stockholder who attends the Special Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any Orion stockholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice to the Secretary of Orion stating that the proxy is revoked. See "The Special Meeting -- Proxies."

THE MERGER

The Merger Agreement ..........  The Merger Agreement, dated as of October 7,
                                 1997, as amended on February 11, 1998, among Orion, Loral and Merger Subsidiary, pursuant to which Merger Subsidiary will be merged with and into Orion, and Orion will become a wholly owned subsidiary of Loral. See "The Merger Agreement and Principal Stockholder Agreement -- The Merger Agreement."

Parties to the Merger .........  ORION'S predecessor company was organized as a Delaware corporation in 1982. Orion is a rapidly growing provider of satellite-based communications services, focused primarily on (i) private communications network services, (ii) Internet services and (iii) video distribution and other satellite transmission services. Orion provides multinational corporations with private communications networks designed to carry high speed data, fax, video teleconferencing, voice and other specialized services. Orion provides its services directly to customer premises using very small aperture terminals ("VSATs"). Orion commenced operations of Orion 1, a high power Ku-band satellite, in January 1995. Orion is constructing two additional satellites,

                                 Orion 2, a high power satellite which will increase significantly Orion's pan-European capacity, and Orion 3, which will cover broad areas of the Asia Pacific region. In the aggregate, the footprints of Orion 1, Orion 2 and Orion 3 will cover over 85% of the world's population. As of September 30, 1997, Orion serviced 282 customers through 635 points of service. Orion's principal executive offices are located at 2440 Research Boulevard, Suite 400, Rockville, Maryland 20850 and its telephone number is
                                 (301) 258-8101. See "Information About
                                 Orion."

                                 LORAL was incorporated in 1996 under The
                                 Companies Act 1981 of Bermuda (the "Bermuda
                                 Law"). Loral, together with its
                                 subsidiaries, is one of the world's leading satellite communications companies. Loral's Skynet Satellite Services ("Skynet") subsidiary currently has two high-powered satellites operating in-orbit and is a provider of satellite communications services in the United States. In December 1997, a joint venture company in which Loral has a 65% economic interest completed the acquisition of a 75% interest in Satelites Mexicanos, S.A. de C.V. ("SatMex"), which owns and operates three geosynchronous ("GEO") telecommunications satellites. Loral is the largest equity owner and manager of Globalstar, L.P. ("Globalstar"), a system of low-earth orbit ("LEO") satellites that is scheduled to begin digital wireless telephone service to handheld mobile and fixed user terminals in 100 countries in the first quarter of 1999. Loral owns directly and indirectly, on a fully diluted basis, approximately 39% of Globalstar. Loral is also one of the world's leading manufacturers of communications and direct broadcast satellites through SS/L. In addition, Loral intends to pursue additional satellite-based communications services opportunities, including CyberStar
                                 ("CyberStar"), a proposed worldwide
                                 high-speed broadband communications system using GEO satellites. Loral's board and executive officers will not change as a result of the Merger. Loral's principal executive offices are located at 600 Third Avenue, New York, New York 10016 and its telephone number is (212) 697-1105. See "Information About Loral."

                                 MERGER SUBSIDIARY is a Delaware corporation and a wholly owned subsidiary of Loral recently organized by Loral for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger.

The Merger -- Structure .......  Merger Subsidiary will be merged with and into Orion and Orion, the Surviving
                                 Corporation, will become a wholly owned
                                 subsidiary of Loral. In the Merger, persons who hold shares of Orion Capital Stock, excluding treasury shares and shares owned by Loral or its subsidiaries, will receive a pre-determined amount of Loral Common Stock. Shares of Orion Capital Stock owned by Loral or any subsidiary of Loral will be converted into the right to receive enough shares in the Surviving Corporation as necessary in order to ensure that such entity's proportionate interest in the Surviving Corporation immediately after the Merger is as it was in Orion immediately before the Merger. In addition, persons who hold (i) outstanding stock options to purchase shares of Orion Common Stock and (ii) outstanding warrants to purchase shares of Orion Common Stock will receive Loral stock options and warrants that will entitle them to receive a pre-determined amount of Loral Common Stock upon exercise of such options or warrants.

                                 The formula in the Merger Agreement that determines the exact amount of Loral Common Stock that each Orion stockholder will receive in exchange (defined as the Exchange Ratio, see "The Merger Agreement -- Conversion of Orion Capital Stock") for their shares of Orion Capital Stock or upon exercise of their stock options or warrants depends on the trading prices of Loral Common Stock for a twenty day period that ends on the tenth trading day prior to the date of the Merger (defined as the Determination Price, see "The Merger Agreement -- Conversion of Orion Capital Stock"). The exact amount of Loral Common Stock that each Orion stockholder will receive, therefore, is not presently ascertainable. The determination of the numbers of shares is illustrated in the next paragraph. Each share of Loral Common Stock issued in connection with the Merger will be accompanied by one Loral Right. No fractional shares will be issued. The Merger will become effective upon the filing of the Certificate of Merger (as defined in the Merger Agreement) with the Delaware Secretary of State (the "Effective Time"), which is expected to be filed following approval of the Merger by the requisite vote of the Orion stockholders and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. See "The Merger -- Conversion of Orion Capital Stock."

Conversion of Orion Capital
Stock;
 Exchange Ratio ...............  The following table presents for each whole dollar Determination Price from $15 through $26, as well as for a Determination Price equal to $16.305, $20.3815 and $24.458 (the low, middle and high end of the
                                 Determination Price range), (i) the Exchange
                                 Ratio and (ii) the dollar value of each
                                 share of Loral Common Stock that Orion
                                 stockholders would receive in the Merger in exchange for shares of Orion Common Stock:


                                              EFFECT OF EXCHANGE RATIO
      LORAL                   MARKET VALUE   --------------------------
     COMMON                  OF LORAL COMMON                LORAL
      STOCK                  STOCK ISSUED TO   ORION        COMMON
 DETERMINATION    EXCHANGE        ORION        COMMON         STOCK
      PRICE         RATIO     STOCKHOLDERS     STOCK      EQUIVALENT
---------------  ---------- ----------------- --------   ------------
      $15.00       1.07329       $16.10         100      107.329
      $16.00       1.07329       $17.17         100      107.329
      $16.305      1.07329       $17.50         100      107.329
      $17.00       1.02941       $17.50         100      102.941
      $18.00       0.97222       $17.50         100       97.222
      $19.00       0.92105       $17.50         100       92.105
      $20.00       0.875         $17.50         100       87.5
      $20.3815     0.85862       $17.50         100       85.862
      $21.00       0.83333       $17.50         100       83.333
      $22.00       0.79545       $17.50         100       79.545
      $23.00       0.76087       $17.50         100       76.087
      $24.00       0.72917       $17.50         100       72.917
      $24.458      0.71553       $17.50         100       71.553
      $25.00       0.71553       $17.89         100       71.553
      $26.00       0.71553       $18.60         100       71.553

                                 By way of illustration, if the Merger
                                 occurred as of February 12, 1998 and all Orion stockholders exchanged their Orion stock (excluding treasury shares and shares owned by Loral or its subsidiaries), there would have been approximately 24,878,000 shares of Orion Common Stock exchanged for Loral Common Stock. Based on assumed Determination Prices of $15 and $26, the approximately 24,878,000 shares of Orion Common Stock would have been exchanged for 26,701,309 (representing a beneficial ownership of approximately 13.3% of Loral Common Stock) and 17,800,956 shares of Loral Common Stock (representing a beneficial ownership of approximately 8.9% of Loral Common Stock), respectively.

                                 From February 23, 1998 until the date of the Merger, Orion stockholders can call (301) 721-2626 and listen to a recording of what the Exchange Ratio would be if the Merger occurred on the day of the phone call.

Conversion of Orion Options
and Warrants ..................  The intended economic effect of the Merger is to provide each holder of an outstanding option or warrant to purchase Orion Common Stock with an option or warrant to acquire Loral Common Stock with the same terms and conditions that were applicable under such option or warrant prior to the Merger. Specifically, at the time of the Merger, each Orion option or warrant will be converted into a Loral option or warrant to acquire the number of whole shares of Loral Common Stock equal to the product of the aggregate number of shares of Orion Common Stock for which such Orion option or warrant was exercisable multiplied by the Exchange Ratio. The exercise price per share of Loral Common Stock issuable pursuant to each Orion option will be equal to the aggregate exercise price of such option or warrant at the time of the Merger divided by the number of shares of Loral Common Stock for which such option or warrant is exercisable as determined above and rounded to the next highest whole cent. No Orion option or warrant shall be exercisable for fractional shares. Instead, each holder of an Orion option or warrant exercisable for a fractional share of Loral Common Stock will be entitled to receive, upon exercise thereof, an offset against the aggregate exercise price of the option or warrant. Loral will file one or more registration statements to become effective as soon as practicable after the Merger with respect to the Loral Common Stock subject to options and warrants. For more detail on the treatment of Orion options and warrants in the Merger, stockholders should review the information provided under "The Merger--Conversion of Options and Warrants; Stock Purchase Plan."

Consequences of the Merger ....  Upon the consummation of the Merger, all shares of Orion Common Stock and Orion
                                 Preferred Stock shall no longer be
                                 outstanding and shall automatically be
                                 canceled and retired and shall cease to
                                 exist, and each holder of a certificate
                                 representing any shares of Orion Common
                                 Stock and Orion Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Loral Common Stock issued in exchange therefor upon the surrender of such certificate (excluding treasury shares and shares owned by Loral and its subsidiaries). Effective upon consummation of the Merger, Orion will be a wholly owned subsidiary of Loral, and Orion will change its name to Loral Orion Network Systems, Inc." See "The Merger -- Conversion of Orion Capital Stock."

Conditions of the Merger;
Regulatory
  Approvals ...................  The respective obligations of each party to effect the Merger are subject to
                                 satisfaction or waiver of certain conditions set forth in the Merger Agreement including, among others, (i) the approval and adoption of the Merger Agreement by Orion stockholders, (ii) the effectiveness of the Registration Statement (which has occurred),
                                 (iii) the absence of any order issued by any Governmental Entity (as such term is used in the Merger Agreement) or federal or state court of competent jurisdiction which prevents or prohibits consummation of the Merger or any other transactions contemplated by the Merger Agreement, (iv) the listing of the Loral Common Stock to be issued in the Merger on the New York Stock Exchange, (v) the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which period expired on November 21, 1997, (vi) the continued accuracy of the representations and warranties made by each party in the Merger Agreement, (vii) the performance of the agreements and covenants by each party; (viii) the receipt of a Final Order (as such term is used in the Merger Agreement) by the Federal Communications Commission (the "FCC"), (ix) the receipt of all authorizations, consents and approvals of any Governmental Entity (as such term is used in the Merger Agreement) necessary for the Merger and (x) the requisite consents from a majority of the holders of Orion's Notes, which consents have been obtained. See "The Merger Agreement and Principal Stockholder Agreement -- The Merger Agreement -- Conditions to Each Party's Obligations to Effect the Merger."

Recommendation of Orion Board
 of Directors .................  The Orion Board of Directors has approved the terms of the Merger Agreement and
                                 determined that the Merger Agreement and the transactions contemplated thereunder, including the Merger, are fair to, and in the best interests of, Orion and its stockholders. The Orion Board of Directors unanimously recommends that Orion stockholders vote "FOR" approval of the Merger Agreement and the transactions contemplated thereunder, including the Merger. See "The Merger -- Background of the Merger"; "The Merger -- Recommendation of Orion Board of Directors; Orion's Reasons for the Transactions"; and "The Merger -- Interest of Certain Persons in the Merger."

Orion's Reasons for the
 Transactions .................  In reaching its determination, the Orion
                                 Board of Directors considered a number of factors, including: (i) the Orion Board of Directors' desire to maximize stockholder value; (ii) the failure of the market price of Orion Common Stock to increase following the January 1997 Transactions (as defined below) and various factors putting downward pressure on the market price of the Orion stock; (iii) perceived limitations on Orion's growth potential due to lack of financial resources and limitations on expanding through acquisitions due to the market price of Orion Common Stock; (iv) the competitive environment, including the trend toward consolidation in the satellite services industry and the Orion Board of Director's belief that during the one to two years before Orion 2 and Orion 3 would be ready for launch and operation Orion's ability to remain competitive would be limited; (v) Orion's belief that the Merger will expand its business opportunities, that its international satellite business will fit well with Loral's existing Skynet business, that the Merger will enable Loral and Orion collectively to take advantage of more opportunities to expand than Orion could pursue on its own, and that Orion will have increased access to the capital markets to provide financing for such opportunities;
                                 (vi) Orion's belief that in comparison to other potential transactions and strategies the Merger represented the best opportunity for increasing stockholder value; (vii) the process followed by Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Orion's financial advisor, in seeking an acquiror for Orion; (viii) the opinion of Morgan Stanley (discussed below); (ix) the per share value based on the Exchange Ratio being considerably above the market price for shares of Orion Common Stock preceding the commencement of the process of seeking an acquiror; (x) the benefit to Orion stockholders from becoming stockholders in a larger, more diversified entity; (xi) the business, financial condition and recent results of operations of Orion, and estimates of the prospects of Orion; (xii) the terms of the Merger Agreement being determined through arm's length negotiations; (xiii) the effect of the Merger on Orion's employees; (xiv) the terms of the Merger Agreement and Principal Stockholder Agreement; and (xv) the Orion Board of Directors' belief that the required regulatory approvals could be obtained for the Merger.

Opinion of Orion's Financial
 Advisor ......................  Orion has received the opinion of Morgan
                                 Stanley to the effect that, as of October 6, 1997, the Exchange Ratio is fair from a financial point of view to the holders of Orion Common Stock (other than Loral and its affiliates) and, assuming the conversion of the Orion Preferred Stock into Orion Common Stock in accordance with their terms, to the holders of Orion Preferred Stock. The full text of the opinion of Morgan Stanley, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached hereto as Attachment C. Each Orion stockholder should read such opinion carefully in its entirety. The opinion of Morgan Stanley is directed only to the matters set forth therein and does not constitute an opinion or recommendation as to how the stockholders of Orion should vote at the Special Meeting and, with respect to the holders of Orion Preferred Stock, whether such holders should convert their shares of Orion Preferred Stock into Orion Common Stock. See "The Merger -- Opinion of Orion's Financial Advisor."

Loral's Reasons for the
Transactions. .................  Loral is undertaking the Merger in furtherance of its long-term strategy to expand the range of its geosynchronous satellite service businesses internationally. Orion's business was deemed an attractive acquisition candidate because of the orbital location of Orion 1 and the proposed locations for the Orion satellites under construction, the experience of Orion management and personnel in European operations, the expertise of Orion in value added satellite services and satellite-supported data networking, all of which, Loral believes, will complement the businesses of Skynet and CyberStar. Loral also believes that the business of Orion will benefit from the market position and marketing expertise of Skynet, the technological expertise of SS/L and the financial resources of Loral.

Exchange of Certificates
 in the Merger ................  Loral shall, on behalf of Merger Subsidiary, deposit with The Bank of New York (the
                                 "Exchange Agent"), the shares of Loral
                                 Common Stock issuable pursuant to the Merger
                                 Agreement plus cash in an amount sufficient to make payment for fractional shares. Promptly after the Effective Time, the Exchange Agent will mail a transmittal letter and instructions to each holder of record of certificates which immediately prior to the Effective Time represented outstanding shares of Orion Capital Stock. Upon surrender to the Exchange Agent of a certificate which immediately prior to the Effective Time represented outstanding shares of Orion Capital Stock, together with such letter of transmittal duly executed, and any other required documents, the holder of such certificate shall be entitled to receive in exchange therefor the applicable merger consideration and such certificate shall forthwith be canceled. ORION STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL LETTER AND INSTRUCTIONS ARE RECEIVED.

Orion Stock Purchase Plan .....  Effective as of the last trading day of
                                 Orion Common Stock prior to the Effective
                                 Time, the then applicable payroll deduction period, as defined in Orion's 1996 Employee Stock Purchase Plan, shall be terminated and the rights of all participating employees shall be deemed to be automatically exercised as of such last trading day of Orion Common Stock. See "The Merger -- Conversion of Options and Warrants; Stock Purchase Plan."

Interest of Certain Persons
 in the Merger ................  Certain members of Orion's management and
                                 Board of Directors have certain interests in the Merger that are in addition to the interests of stockholders of Orion generally. These interests arise from, among other things, certain employee benefit plans, and indemnification and insurance arrangements which Loral will assume or has agreed to provide after the Merger. As of the Record Date, directors and executive officers of Orion owned (i) 2,363,698 shares of Orion Common Stock and 1,454 shares of Orion Preferred Stock (for which they will receive the same consideration as other Orion stockholders) and (ii) options to acquire 901,236 shares of Orion Common Stock. See "The Merger -- Interests of Certain Persons in the Merger." Under the proposed amendments to the Director Option Plan, options issued to Orion's directors under the Director Option Plan will vest upon consummation of the Merger instead of at the next annual meeting of Orion stockholders. See "Amendments to Director Option Plan." Certain directors and their affiliated companies holding, in the aggregate, approximately 32% of the voting stock outstanding as of February 12, 1998 have entered into the Principal Stockholder Agreement with Loral. In addition, SS/L owned, as of February 12, 1998, 588,235 shares of Orion Common Stock, equal to approximately 2.7% of the voting stock outstanding as of such date, and will vote for approval and adoption of the Merger Agreement. See "The Merger Agreement and Principal Stockholder Agreement -- The Principal Stockholder Agreement."

Fees and Expenses .............  All fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereunder shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. See "The Merger -- Fees and Expenses."

Accounting Treatment ..........  The Merger will be accounted for using the purchase method of accounting. See "The
                                 Merger -- Accounting Treatment."

Certain U.S. Federal Income Tax
 Consequences of the Merger ...  The tax treatment of the Merger is uncertain due to special considerations under Section
                                 367 of the Internal Revenue Code, as amended
                                 (the "Code") because of Loral's status as a foreign corporation. Subject to such considerations, Orion and Loral expect that the Merger would constitute a
                                 "reorganization" within the meaning of
                                 Section 368(a) of the Code and that for

                                 U.S. federal income tax purposes no gain or loss would be recognized by U.S. stockholders of Orion upon the receipt of Loral Common Stock in exchange for Orion Common Stock or Orion Preferred Stock pursuant to the Merger (except with respect to the receipt of cash by a holder of Orion Common Stock or Orion Preferred Stock in lieu of a fractional share interest in Loral Common Stock). However, these special considerations because of Loral's status as a foreign corporation may result in the Merger not constituting a "reorganization" within the meaning of Section 368(a) of the Code, so that for U.S. federal income tax purposes any gain (but not loss) realized would be recognized by U.S. stockholders of Orion upon the receipt of Loral Common Stock in exchange for Orion Common Stock or Orion Preferred Stock pursuant to the Merger. Such gain would be in an amount equal to the excess, if any, of the fair market value of the Loral Common Stock received over the Orion stockholders' adjusted tax basis in the Orion Common Stock or Orion Preferred Stock exchanged therefor. Orion and Loral are seeking a private letter ruling from the Internal Revenue Service ("IRS") regarding Loral's status as a corporation under
                                 Section 367 of the Code and, therefore,
                                 whether the Merger is eligible to qualify as a reorganization under Section 368(a) of the Code. THERE CAN BE NO ASSURANCE THAT A FAVORABLE IRS RULING WILL BE OBTAINED OR THAT ORION STOCKHOLDERS WILL NOT BE REQUIRED TO RECOGNIZE ANY GAIN REALIZED FOR U.S. FEDERAL INCOME TAX PURPOSES AS A RESULT OF THE MERGER. See "The Merger -- Certain U.S. Federal Income Tax Consequences of the Merger."

Resale of Loral Common Stock ..  The Loral Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Orion stockholder who, prior to the Merger, may be deemed an "Affiliate" under the Securities Act. Orion will use its reasonable efforts to cause each Affiliate to enter into an agreement with Loral providing that such Affiliate will not transfer any Loral Common Stock received in the Merger except in compliance with the Securities Act. See "The Merger -- Resale of Loral Common Stock."

Listing .......................  The shares of Loral Common Stock to be issued in connection with the Merger will be authorized for listing on the New York Stock Exchange ("NYSE"). See "The Merger -- Listing."

Principal Stockholder Agreement
 ...............................  The Principal Stockholder Agreement, dated as of October 7, 1997, as amended and
                                 restated as of December 1, 1997, among
                                 Orion, Loral, Merger Subsidiary and certain principal stockholders of Orion, consisting of certain directors of Orion and their affiliated companies. Such principal stockholders collectively hold approximately 32% of the Orion voting stock outstanding as of the Record Date for the Special Meeting. As a condition to entering into the Merger Agreement, Loral required such principal stockholders to enter into the Principal

                                 Stockholder Agreement (which was amended and restated to make certain technical corrections), pursuant to which such stockholder parties (i) have agreed to vote all of their shares of Orion Capital Stock in favor of the Merger and the Merger Agreement and against competing transactions. Such stockholders also granted Loral an irrevocable option to purchase all (but not less than all) of their shares of Orion Capital Stock for an exercise price equal to the number of shares of Orion Capital Stock to be purchased by Loral multiplied by the Exchange Ratio. The option will become exercisable in whole (but not in part) upon the occurrence of the following events or transactions: (a) the Board of Directors of Orion or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement in any manner adverse to Loral, or approved or recommended any acquisition proposal, or shall have adopted a resolution to take any of the foregoing actions; (b) (i) the approval of the Merger Agreement by the stockholders of Orion shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting and (ii) at the time of such negative vote there shall be pending an acquisition proposal; (c) Orion or any of its subsidiaries shall have entered into any agreement with any person (other than Loral or any of its affiliates), the Board of Directors of such entity shall have approved, recommended or resolved to enter into an agreement with any person, or Orion shall have publicly announced its intention to take any of the foregoing actions, with respect to the sale of 20% or more (in voting power) of the voting securities of Orion or of 20% or more (in fair market value) of the assets of Orion and its subsidiaries, on a consolidated basis, however such transaction may be effected; or
                                 (d) any person (other than Loral or any of its affiliates), shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Exchange Act, with respect to a tender or exchange offer for securities representing 35% or more of the voting power of Orion; or the acquisition, by any person or group (as defined in Section 13(d) of the Exchange
                                 Act), other than Loral or any of its
                                 affiliates, of beneficial ownership of (as defined in the Rule 13d-3 under the Exchange
                                 Act), or the right to acquire beneficial ownership of, securities representing 35% or more of the voting power of Orion. Orion and Loral are currently contemplating an amendment to the Principal Stockholder Agreement that would permit BAe (as defined herein) to convert its Debentures (as defined herein) into 3,571,429 shares of Orion Common Stock and sell such shares prior to the Effective Date of the Merger. In addition, SS/L is contemplating the sale of the 588,235 shares of Orion Common Stock it owns prior to Effective Date of the Merger. Any such sales would take place following the Record Date, and the right to direct the voting of such shares would not be transferred. See "The Merger Agreement and Principal Stockholder Agreement -- The Principal Stockholder Agreement."

Business of Orion Pending
 the Merger ...................  Orion has agreed that, prior to the
                                 Effective Time or earlier termination of the Merger Agreement, Orion will conduct its operations in the ordinary course of business consistent with past practice. In addition, unless Loral agrees in writing or except as otherwise permitted pursuant to the Merger Agreement, Orion is restricted from engaging in a number of actions, including certain expenditures outside of its business plan. See "The Merger Agreement and Principal Stockholder Agreement -- The Merger Agreement -- Business of Orion Pending the Merger."

Termination ...................  The Merger Agreement may be terminated, at any time prior to the effective date, (i) by mutual consent of Orion and Loral, (ii) by either Orion or Loral if the other has breached any of its obligations under the Merger Agreement or any representation or warranty made by such other party is incorrect in any material respect, and such breach or misrepresentation is not cured within thirty (30) days after notice thereof and such breach or misrepresentation results in a material adverse effect; (iii) by either Orion or Loral if any action by any court or Governmental Entity preventing or prohibiting consummation of the Merger has become final and nonappealable; (iv) by either Orion or Loral if the approval of Orion's stockholders has not been obtained at the Special Meeting, (v) by either Orion or Loral if the Merger has not been consummated by June 30, 1998, or (vi) by either Orion or Loral if Orion's Board of Directors or any committee thereof has withdrawn or modified its approval of the Merger Agreement or has approved any other acquisition proposal. See "The Merger Agreement and Principal Stockholder Agreement -- The Merger Agreement -- Termination; Amendment."

Termination Fee ...............  Orion has agreed to pay Loral a termination fee of $20 million (the "Termination Fee") in the event that Loral or Orion terminates the Merger Agreement (i) as a result of Orion's Board of Directors withdrawing or modifying its approval of the Merger Agreement or approving any other acquisition proposal or (ii) pursuant to a failure to receive the requisite Orion stockholder approval of the Merger Agreement when another acquisition proposal is pending, and within one year after such termination Orion consummates a business combination or the sale of 30% or more of Orion's voting securities or of 30% or more of the assets of Orion and its subsidiaries, as described in the Merger Agreement. See "The Merger Agreement and Principal Stockholder Agreement -- The Merger Agreement -- Termination Fee."

AMENDMENTS TO DIRECTOR OPTION
 PLAN, PUENTE AND HAUSER
 OPTION AGREEMENTS

The Amendments ................  The amendments to the Puente and Hauser
                                 Option Agreements and certain of the
                                 amendments to the Director Option Plan would effect the conversion provided for in the Merger Agreement, so that in the Merger each outstanding stock option to purchase shares of Orion Common Stock will be converted into an option to acquire the number of shares of Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion Common Stock for which such option was exercisable. Other amendments to the Director Option Plan provide that options granted to Orion's directors that vest at the next annual meeting of stockholders of Orion instead would vest upon consummation of the Merger, if the Merger occurs prior to such annual meeting.

Purpose of the Amendments .....  In the Merger each outstanding stock option to purchase shares of Orion Common Stock will be converted into an option to acquire Loral Common Stock based upon the Exchange Ratio. Orion is seeking to effect the conversion of certain options by amending the Director Option Plan and the Puente and Hauser Option Agreements. Orion also has amended its other stock option plans to effect such conversion, but amendment of such other plans does not require stockholder approval and accordingly is not one of the matters to be acted upon at the Special Meeting. With regard to the vesting of options held by Orion's directors, Orion believes that since its directors will have performed nearly a full year of service since the last annual meeting of stockholders, and since such directors would be resigning prior to the next annual meeting of stockholders to satisfy a condition of the Merger, it is appropriate for the directors' options to vest upon consummation of the Merger.

Recommendations of Orion Board
of Directors ..................  The Orion Board of Directors has unanimously approved the amendments to the Director
                                 Option Plan and to the Puente and Hauser
                                 Option Agreements and determined that these amendments are in the best interests of Orion and its stockholders. The Board recommends unanimously that stockholders vote FOR the amendments to the Director Option Plan, FOR the amendments to the Puente Option Agreement and FOR the amendments to the Hauser Option Agreement.

RISK FACTORS

   In considering whether to approve the Merger and the other matters set forth in this Proxy Statement/Prospectus, Orion stockholders should consider, in addition to the other information set forth in this Proxy Statement/Prospectus, the matters described under "RISK FACTORS," including the following summarized risk factors. The section captioned "RISK FACTORS" should, however, be reviewed by Orion stockholders in its entirety.

Tax Treatment Uncertain .......  The tax treatment of the Merger is uncertain due to special considerations because of Loral's status as a foreign corporation.

Exchange Ratio Adjustments ....  Limitations on adjustments to the Exchange
                                 Ratio and the possibility that the
                                 Determination Price may be different than the market price of the Loral Common Stock.

Offer to Purchase .............  Consummation of the Merger will require
                                 Orion to offer to purchase bonds issued by Orion in January 1997 at a purchase price equal to 101% of their principal amount (approximately $752 million if the offer to purchase had occurred as of January 30,
                                 1998).

Satellite Industry ............  Special technical and regulatory risks associated with the satellite industry.

Financial Risks; Leverage .....  At September 30, 1997, Loral's outstanding long-term debt was $231.5 million. In
                                 addition, at September 30, 1997, Loral had outstanding Series C Preferred Stock having a redemption value of $747.3 million, which will be payable at Loral's option, in cash, common stock or a combination thereof. For the nine months ended September 30, 1997, Loral had a deficiency of earnings to cover fixed charges of $13.6 million. Following consummation of the Merger, Orion will continue to have outstanding approximately $710.4 million of publicly traded debt before interest accretion of $22.1 million and unamortized discount of $9.0 million at September 30, 1997.

Conflicts of Interest .........  Possible conflicts of interest resulting from, among other things, Loral's ownership interests in Globalstar and SatMex.

Loral/Orion Integration .......  The integration of Loral and Orion could cause the interruption of, or a disruption in, the activities of either or both of the companies' businesses and have a material adverse effect on future combined operations.

Dependence on SS/L ............  Currently, SS/L generates a significant portion of Loral's revenue and operating income. Loral intends to capitalize on SS/L's capabilities, market position and advanced technologies to identify and develop additional space-based communications services opportunities There can be no assurance that current or future satellite-based ventures entered into by Loral will result in revenues or operating income that will materially reduce its dependence on SS/L.

COMPARATIVE STOCK PRICES

Orion Quotation ...............  Orion Common Stock is quoted on the Nasdaq
                                 National Market ("Nasdaq") under the trading symbol "ONSI."

Loral Listing .................  Loral Common Stock is listed for trading on the NYSE under the trading symbol "LOR."

Market Price Information
Quotation .....................  The following table sets forth, for the periods indicated, the high and low sales prices per share of Orion Common Stock on Nasdaq and of Loral Common Stock on the NYSE. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

                       ORION                 LORAL
     QUARTER          COMMON                 COMMON
      ENDED            STOCK                 STOCK
----------------  --------------         --------------
       1997
----------------
March 31          $8 5/8 to $15       $14 1/8 to $19 1/8
June 30           $8   to $12 1/4     $13 3/8 to $17 1/8
September 30      $11 7/8 to $17 1/8  $14 1/8 to $20 5/8
December 31       $16 3/8 to $18 1/4  $19     to $24 1/4

       1998
----------------
March 31
 (through          $16 3/4 to $17 1/2 $19     to $24 7/8
 February 12)

COMPARATIVE PER SHARE DATA

Historical and Pro Forma ......  The following table sets forth selected per share data for both Loral and Orion.

                                              LORAL                      ORION
                                     ------------------------ ----------------------------
                                                      PRO                     PRO FORMA
                                      HISTORICAL   FORMA (1)   HISTORICAL   EQUIVALENT (5)
                                     ------------ ----------  ------------ --------------
Book value per share as of:
 September 30, 1997 ................    $ 4.79(3)    $ 6.18(3)   $(6.25)        $ 4.75
                                        $ 4.80(4)    $ 6.19(4)
 December 31, 1996 (2) .............    $ 4.51(3)                $(0.04)
                                        $ 4.52(4)
Cash dividends per share ...........        --           --          --             --
Income (loss) per common share from
 continuing operations--nine months
 ended:
 September 30 1997..................    $(0.12)      $(0.47)     $(7.53)        $(0.36)
 December 31, 1996 (2) .............    $ 0.04       $(0.43)     $(1.91)        $(0.33)

------------
(1) Includes the pro forma impact on book value per share of the Merger and income (loss) per common share of Loral's acquisitions of SS/L and Skynet, the acquisition of a 49% indirect economic interest in SatMex and the Merger. (See "Pro Forma Financial Data").

(2) Loral was formed to effectuate the distribution of Loral Corporation's ("Old Loral") space and telecommunications businesses (the "Distribution") to shareholders of Old Loral and holders of options to purchase Old Loral common stock pursuant to a merger agreement dated January 7, 1996 between Loral and Lockheed Martin Corporation ("Lockheed Martin"). The Distribution of approximately 183.6 million shares of Loral Common Stock was made on April 23, 1996. Old Loral's fiscal year end was March 31. Loral adopted a December 31 year end and its first fiscal quarter ended on June 30, 1996. Accordingly, data reflects Loral financial data for the nine months ended September 30, 1997 (interim period) and for the nine months ended December 31, 1996 (fiscal year). Data for Orion, accordingly, also reflects the nine months ended December 31, 1996.

(3) Loral Common Stock.

(4) Loral Series A Preferred Stock.

(5) Represents historical amount multiplied by the assumed exchange ratio of .76923 Loral share for one Orion share. Assuming the low end and the high end of the exchange ratio range, respectively, book value per share would have been $4.42 and $6.63 at September 30, 1997 and income (loss) per common share from continuing operations would have been $(0.26) and $(0.51) for the nine months ended September 30, 1997 and $(0.24) and $(0.46) for the nine months ended December 31, 1996.

                                 RISK FACTORS

   The following risk factors should be carefully considered by Orion stockholders in deciding whether to approve and adopt the Merger Agreement.

                      RISKS RELATED TO THE TRANSACTIONS

TAX TREATMENT UNCERTAIN DUE TO SPECIAL CONSIDERATIONS

   The tax treatment of the Merger is uncertain due to special considerations because of Loral's status as a foreign corporation. Loral and Orion are seeking a private letter ruling from the IRS with respect to whether Loral will be treated as a corporation for U.S. federal income tax purposes. The ruling request to be submitted to the IRS deals with the length of time that Loral has directly or indirectly conducted an active business outside the United States. The tax issues are highly technical and no comparable ruling has ever been issued. The receipt of a favorable ruling is not a condition to the Merger. There can be no assurance that a favorable ruling will be received. Unless and until a favorable ruling is received, Loral intends to treat the Merger as a taxable transaction and, accordingly, Orion stockholders will be required to recognize any gain (and will not be entitled to recognize any loss) realized for U.S. federal income tax purposes as a result of the Merger. See "The Merger -- Certain U.S. Federal Income Tax Consequences of the Merger."

LIMITATION ON ADJUSTMENTS TO EXCHANGE RATIO; DETERMINATION PRICE MAY BE DIFFERENT THAN MARKET VALUE

   The Exchange Ratio adjusts based on the Determination Price of Loral Common Stock. If the Determination Price is less than $24.458 but greater than $16.305 (the "Pre-established Range"), the Exchange Ratio is the quotient obtained by dividing $17.50 by the Determination Price. As a result, if Loral Common Stock is generally trading within the Pre-established Range the holders of Orion Capital Stock will receive in the Merger an amount of Loral Common Stock equal to approximately $17.50 for each share of Orion Capital Stock.

   However, if the Determination Price is at or outside of the Pre-established Range, holders of Orion Capital Stock will receive instead a fixed number of shares of Loral Common Stock, obtained by dividing $17.50 by the high or low end of the Pre-established Range, as applicable. As a result, if the Determination Price is equal to or less than $16.305, the Exchange Ratio is determined by dividing $17.50 by $16.305, instead of by the Determination Price, with the result that the amount of Loral Common Stock received by holders of Orion Capital Stock in such event will likely be less than $17.50 for each share of Orion Capital Stock.

   The Determination Price will equal the average of the volume-weighted average trading prices of Loral Common Stock for the twenty consecutive trading days on which trading of Loral Common Stock occurs ending the tenth trading day immediately prior to the closing date for the Merger. The Determination Price therefor will likely be greater or less than the market price of the Loral Common Stock at the Effective Time, so that even if the Determination Price is within the Pre-established Range the Loral Common Stock to be issued in the Merger may not have a market value of $17.50 per share.

OFFER TO PURCHASE ORION'S SENIOR NOTES AND SENIOR DISCOUNT NOTES

   Consummation of the Merger will constitute a "change of control" of Orion as defined in the Indentures (the "Indentures") pursuant to which $445 million principal amount of Orion's 11 1/4% Senior Notes due 2007 (the "Senior Notes") and $265.4 million principal amount of Orion's 12 1/2% Senior Discount Notes due 2007 (the "Senior Discount Notes" and together with the Senior Notes, the "Notes") were outstanding as of September 30, 1997. Pursuant to the Indentures, within 30 business days after the Merger is consummated, Orion will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount (approximately $752 million if the offer to purchase had occurred as of January 30, 1998), plus accrued interest from the most recent interest payment date to the payment date. Because the Notes have traded in recent periods at prices above 101% of their principal amount, Orion does not currently anticipate that the holders of a material principal amount of Notes will accept the offer to repurchase.

   The Merger Agreement does not obligate Loral to assume or guarantee the Notes. Following the Merger, Loral will not be responsible for the Notes and Orion, as a wholly owned subsidiary of Loral, will remain responsible for principal and interest payments on the Notes.

                     RISKS RELATED TO LORAL'S BUSINESSES

   An investment in Loral and its subsidiaries as listed in the chart included below under the heading "Information About Loral" on page 34 (the "Loral Group") carries with it risks due to special financial, technical and regulatory factors. The risks are accentuated by the possibility of a number of them being realized at the same time. This is a summary of such factors.

RISKS OF OPERATIONS IN THE SPACE ENVIRONMENT

   Satellites operate in a distant, hostile environment. Despite costly high reliability parts and significant on ground testing to assure reliability for their designed lives, satellites remain vulnerable to complete or partial failure or degradation from hazards which include space debris, solar and other astronomical events, acts of war and component failure. Repair of satellites in space is not practicable. In addition, a number of factors affect the useful lives of Globalstar's, Skynet's, SatMex's and Orion's satellites, including the quality of construction, expected gradual environmental degradation of solar panels and the durability of component parts. Random failure of satellite components could result in damage to or loss of a satellite ("cold failures").

   The first-generation Globalstar satellite constellation (including spares) is designed to operate at full performance for a minimum of 7 1/2 years, after which performance is expected to gradually decline. However, there can be no assurance of the constellation's useful life. Globalstar anticipates using funds from operations to develop a second generation of satellites. If sufficient funds from operations are not available and Globalstar is unable to obtain financing for the second-generation constellation, Globalstar will not be able to deploy a second-generation constellation to replace first-generation satellites at the end of their useful lives.

   In November 1995, an Orion 1 component supporting nine transponders serving the European portion of Orion 1's footprint experienced an anomaly that resulted in a service interruption lasting approximately two hours. Full service was restored using redundant equipment. These transponders generate a majority of Orion's revenues. Orion believes, based on Orion's own investigations and the manufacturer's, and based upon advice from Orion's engineering consultant that because the redundant component is functioning in accordance with specifications and the performance record of similar components is strong, the anomalous behavior is unlikely to affect the expected performance of the satellite over its useful life. There has been no further effect on Orion's ability to service customers. However, if the currently operating component fails, Orion 1 would experience a significant loss of usable capacity, resulting in lost service and a corresponding adverse effect on Orion's results of operations.

   In 1994 and 1997 (prior to the acquisition by Loral), Skynet experienced the loss of its Telstar 402 and Telstar 401 satellites, respectively, resulting in lost service and a corresponding adverse effect on Skynet's results of operations.

   Certain of SS/L's contracts provide that a portion of the total contract price is payable in the form of "incentive" payments earned during the life of the satellite in orbit as its mission is performed. Although SS/L generally receives the present value of such incentive payments in the event of launch failure or one caused by customer error, it forfeits such revenues if the loss is caused by system failure or an error on its part. While insurance against loss of such payments has been available in the past, its cost and availability are subject to substantial fluctuations. In addition, SS/L is prohibited under agreements with certain of its customers from insuring its orbital incentives. Certain of SS/L's contracts call for on-orbit delivery, allocating launch risk to SS/L. It is SS/L's intention to obtain insurance for that exposure.

However, SS/L cannot predict whether, and there can be no assurance that, insurance against launch failure and loss of incentive payments will continue to be available on reasonable terms.

LAUNCH RISK AND VEHICLE ACCESS

   About 15% of commercial satellite launches have historically resulted in loss before the payload reaches its planned orbit ("hot failures"). While the Loral Group ordinarily obtains insurance against loss due to hot failures, such events can nevertheless disrupt and delay business schedules and cause substantial uninsured losses above and beyond the insured cost of the lost satellite. The Loral Group's ability to place satellites in orbit, and SS/L's ability to perform its on-orbit delivery contracts depend on the availability of launch vehicles and the requisite insurance. Launch slots are limited, and the launch insurance market has been subject to considerable fluctuation. Different launch facilities and vehicles have different success records, but the Loral Group, for business or scheduling reasons does not always use, or have available to it, the most successful facilities and vehicles for its launches. The cost and availability of launch insurance varies from time to time so there is no assurance that such insurance will shield every future loss. Moreover, the availability of launches from the republics of the former Soviet Union and the People's Republic of China are affected by U.S. government policies and international agreements. Changes in governmental policies or political leadership in the United States, Russia, Kazakhstan or China could affect the Loral Group's ability to launch from these countries.

LEVERAGE OF LORAL GROUP

   Many of the Loral Group's businesses are capital intensive, requiring high initial investments in the expectation of future revenues requiring relatively low marginal costs. At September 30, 1997, Loral's outstanding long-term debt was $231.5 million. In addition, Loral had outstanding at September 30, 1997 series C preferred stock having a redemption value of $747.3 million, which may be payable at Loral's option in cash, common stock of Loral or a combination thereof. For the nine months ended September 30, 1997, Loral had a deficiency of earnings to cover fixed charges of $13.6 million. Loral's Skynet and SS/L subsidiaries have recently consummated an $850 million credit facility. SS/L will also require continuous investment to maintain its technological position and the fixed satellite service businesses are at the beginning of a planned expansion. Following consummation of the Merger, Orion will continue to have outstanding, approximately $710.4 million of publicly-traded debt before interest accretion of $22.1 million and unamortized discount of $9.0 million at September 30, 1997.

   In December 1997, a joint venture company ("SatMex Holdings") owned by Loral and Telefonica Autrey, S.A. de C.V. ("Telefonica Autrey) completed the acquisition of 75% of the outstanding stock of SatMex from the Mexican Government for $651.4 million (including installment interest). Loral and Telefonica Autrey hold 65% and 35%, respectively, of the economic interests, and 49% and 51% of the voting interests, respectively, in SatMex Holdings. SatMex currently has $645 million of outstanding indebtedness related to the acquisition and the construction and launch of a new SatMex satellite and has an additional $125 million available under a bank credit facility for completion of the satellite and for working capital purposes, which indebtedness and credit facility are non-recourse to Loral. In consideration for the assumption by SatMex of the debt incurred in connection with the acquisition, Servicios Corporativos Satelitales S.A. de C.V., a subsidiary of SatMex Holdings, issued to the Mexican Government a note having an initial principal amount of $125.1 million, with interest payable at maturity accreting at a rate of 6.03% per annum and maturing on December 30, 2004 (the "Government Obligation"). In order to guarantee payment of the Government Obligation upon maturity, Loral SatMex Ltd. ("LoralSat"), an indirect subsidiary of Loral, and Ediciones Enigma, S.A. de C.V. ("Ediciones"), a subsidiary of Telefonica Autrey, have deposited into a collateral trust their shares in SatMex Holdings and have agreed that they will, at all times during the three-year period ended December 29, 2000, maintain collateral in favor of the Mexican Government having a value equal to the Government Obligation, including all interest accrued thereon, and thereafter and until the maturity of the Government Obligation, a value equal to 1.2 times the Government Obligation, including all interest accrued thereon. In order to induce certain parties to enter into financing arrangements with SatMex, including a $450,000,000 senior secured credit facility and the placement of $320,000,000 aggregate principal amount of high yield bonds, Loral entered into a letter agreement dated December 29, 1997 whereby it and Telefonica Autrey agreed to ensure compliance by LoralSat and Ediciones of their obligations to maintain certain collateral in favor of the Mexican Government, for so long as (A) there remain any undrawn commitments or amounts outstanding under SatMex's senior secured credit facility (or certain secured notes to be issued to refinance a portion of the senior secured credit facility) or (B) there remain outstanding any of the high yield bonds. Each of Loral and Telefonica Autrey have agreed to share this obligation in proportion to their respective economic interests in SatMex Holdings. Loral accounts for its investment in SatMex Holdings using the equity method.

   Globalstar, of which Loral currently owns directly and indirectly, on a fully diluted basis, approximately 39%, is still in the development stage. At September 30, 1997, Globalstar had outstanding long-term indebtedness of $1,266.7 million. In addition, on October 29, 1997, Globalstar issued $325 million of 10 3/4% Senior notes due 2004. The foregoing indebtedness is non-recourse to Loral.

   The Loral Group is therefore subject to substantial financial risks in the face of possible delays or reductions in revenue realization, unforeseen capital requirements or unanticipated expenses attributable to the factors described in this document. Such risks could result not only in adverse financial results due to ongoing debt service charges, but also in the necessity for additional financing which could result in increased debt and debt service costs, potential dilution of equity interests resulting from issuances of debt or equity, rights to distributions senior to those of the holders of Loral Common Stock, and covenants restricting distributions to holders of Loral Common Stock.

OBSOLESCENCE DUE TO RAPID TECHNOLOGICAL CHANGE

   In common with all high technology enterprises, the Loral Group's businesses are subject to obsolescence due to new technological developments. The rapid pace of technological change exposes the Loral Group to risk of loss due to the deployment of superior technologies by competitors. The Loral Group is also dependent upon technologies developed by third parties to implement key aspects of its strategy to integrate its satellite systems with terrestrial networks. SS/L, SkyNet, SatMex, Orion and Globalstar, in particular, are susceptible to such risks. As land-based telecommunications services expand, demand for certain types of satellite-based services may be reduced. New technology used by competitors could render Skynet, Globalstar, SatMex or Orion less competitive by satisfying consumer demand in alternative ways or through the use of incompatible telecommunications standards. In addition, SS/L's success depends on its ability to introduce innovative new products and services on a cost-effective and timely basis.

THE GLOBALSTAR SYSTEM

   Loral currently owns directly and indirectly, on a fully diluted basis, approximately 39% of Globalstar. The Globalstar System will consist of 56 satellites (including 8 in-orbit spares) in low earth orbit together with ground facilities in numerous remote and sometimes primitive regions. Its operating facilities will be in more than 100 countries, many of which are based on emerging economies, eventually connecting hundreds of thousands of mobile and fixed telephone handsets. While Loral believes that each component of the Globalstar System, and the Globalstar System as a whole, is capable of performing as designed, no such complex, dispersed space/earth communications network has ever been operated commercially. Until the Globalstar System has operated as a whole in its actual space/earth environment, there can be no assurance that losses due to delays, failures and unforeseen additional costs will not occur. Globalstar's financial objectives are, in part, based on estimates as to the potential market for Globalstar System services and the price that users will be willing and able to pay, which cannot be practically validated until commercial operations have begun. There can be no assurance that such economic assumptions are justified.

   Globalstar is not scheduled to begin commercial operations until the first quarter of 1999. Successful commencement of operations will require successful implementation of each of the elements of the Globalstar System -- space and ground segments, digital communications technology, user terminal supply, service provider arrangements and licensing. Globalstar launched 4 satellites on February 14, 1998 and expects to launch an additional 40 satellites during 1998 and 12 satellites in early 1999. The initial launch was delayed from November 1997 to February 1998 to allow for further testing and rehearsals of the tracking, telemetry and control (TT&C) ground equipment that monitors the launch and deployment of the Globalstar satellites. The postponement was adopted in order to assure an adequate period of time to complete testing of Globalstar's TT&C function prior to the initial launch and was not related to any segment performance issue. There can be no assurance that additional schedule delays will not occur.

   Loral's equity in net loss attributable to its interest in Globalstar for the nine months ended September 30, 1997 was $24.3 million as compared to $18.1 million for the nine months ended December 31, 1996. Globalstar is expending significant funds for the construction, testing and deployment of the Globalstar System and such losses are expected to continue through commencement of revenue generating service operations.

COMPETITION

   Each of the Loral Group's businesses is subject to intense competition from entities, including several of the world's largest corporations, as well as governments and quasi-governmental organizations, which are larger and which may bring greater financial and operating resources to bear in competing as to marketing, regulation and technology. The Loral Group competes for customers and for local regulatory approval in jurisdictions in which both the Loral Group and a competing party may wish to operate. In addition, the Loral Group competes for allocation of scarce frequency assignments and geosynchronous orbital slots. Competition comes not only from entities carrying on the same activities as the Loral Group, but from others using alternative technologies such as terrestrial telecommunications and cable television, which themselves are constantly pursuing advanced technologies in order to enhance their competitive positions. In addition, as the Loral Group expands into international markets, it will have to compete with international operators including Intelsat and PanAmSat. To the extent that these entities offer products and services which are more sophisticated, efficient or reliable than those of the Loral Group, there could be a material adverse effect on the financial condition or results of operations of the Loral Group.

COMPETITIVE BIDDING

   SS/L generally obtains its contracts through competitive bidding. There can be no assurance that SS/L will continue to be successful in having its bids accepted or, if accepted, that awarded contracts will result in profitability for SS/L. SS/L has in the past submitted bids which would result in minimal or no profitability due to a high level of non-recurring engineering costs. Such contracts are generally bid with the expectation of more profitable follow-on contracts as to which there is generally no advance assurance. To the extent that actual costs exceed the projected costs on which bids or contract prices were based, SS/L's profitability could be adversely affected.

REGULATION

   The Loral Group's activities, particularly the Globalstar System, Skynet and Orion, are subject to licensing and regulation by authorities in more than 100 jurisdictions, including the United States, the International Telecommunications Union ("ITU") and the Commission of the European Union. Regulated activity includes the occupation of orbital positions ("orbital slots"), the pricing and quality of services, the use of frequency bands, competitive behavior, the export of space-related products and services (which frequently require licenses from the Department of State or the Department of Commerce), and other matters essential to conduct of the business. The regulatory authorities, depending on the location, often have broad discretion over such activities, including frequently the power to modify, withdraw or impose charges or conditions upon, or delay the grant of, the rights required for the conduct of the business. In particular, in determining whether to grant the Loral Group authorization, the FCC must evaluate whether certain FCC standards and financial qualification requirements are met. Many of the licenses the Loral Group holds or has applied for have been contested by third parties, including competitors, which increase the risk of regulatory decisions adverse to the Loral Group. In particular, two of Loral's Ka-band orbital slots for CyberStar are in positions that are subject to prior claims of parties from other countries. While regulation is an expected incident of international telecommunications business, and the Loral Group expects to obtain the rights and licenses which it requires under satisfactory conditions, the broad reach of the Globalstar System, the expansion of Skynet's operations beyond the domestic U.S. market, the expansion of SatMex's Latin American presence, the proposed launch and operation of Orion 2 and Orion 3 and the development of other satellite services businesses, by becoming subject to such a large number of diverse regulatory regimes and political systems, entail unusual risks of unforeseen costs, delays and other burdens on planned performance. In addition, as part of the regulatory process for orbital slot allocation of its satellites, the Loral Group is required to engage in frequency coordination with other satellite operators. Although the Loral Group has in the past been able to coordinate its existing satellites, there can be no assurance that satisfactory coordination will be achieved in the future for any of the Loral Group's satellites.

   Orion has begun construction of Orion 2 and Orion 3 before completion of the required consultation with Intelsat and Eutelsat, receipt of final authority from the FCC (in the case of Orion 2) and completion of the ITU coordination process. Failure to obtain one or more necessary approvals on time would have an adverse effect on Orion's business or results of operations.

POTENTIAL CONFLICTS OF INTEREST; LACK OF FULL CONTROL

   Loral has financed the development and acquisition of certain of its assets which it does not own completely through complex financial and governance arrangements. Loral currently owns directly and indirectly, on a fully diluted basis, approximately 39% of Globalstar and approximately 49% of SatMex.

   Loral is the managing general partner of Globalstar, but its governance rights are limited by rights of other partners and fiduciary duties that could result in Globalstar actions that are not in Loral's own best interests. In accordance with Mexican law, voting control of SatMex must be held by Mexican nationals. While Loral's investment will be protected by contractual rights and it is anticipated that SatMex will be managed in close coordination with the activities of Skynet, there can be no assurance that SatMex will be managed as it would be if it were a controlled subsidiary of Loral.

   Conflicts of interest may arise as a result of such arrangements, and because some of the Loral Group's businesses may (i) compete with one another and (ii) are or may become customers of SS/L.

   Both Skynet and Orion own or are building satellites whose footprints overlap with those of SatMex's present and proposed satellites and will therefore compete directly with SatMex for customers in some of its markets. Although Skynet and Orion will adopt a marketing policy which will provide for cross-selling of capacity with SatMex and a process for allocating opportunities between the companies, situations may arise where SatMex and Loral will have a conflict. This conflict will become particularly acute if there is an oversupply of capacity in their markets.

   Partners and affiliates of Globalstar, including companies affiliated with Loral, will be among Globalstar's service provider customers and may therefore have conflicts with Globalstar and/or Loral as to service provider agreements.

RISKS OF CONDUCTING INTERNATIONAL BUSINESS

   Operations in numerous countries outside the United States carry substantial managerial, operational, legal and political uncertainties apart from the technical risks of initiating a previously untried telecommunications system. Such operations are subject to changes in government regulations and telecommunications standards, tariffs or taxes and other trade barriers. In addition, the Loral Group's agreements relating to local operations may be enforceable only in foreign jurisdictions so that it may be difficult for the Loral Group to enforce its rights. Also, limited availability of U.S. currency in local markets may prevent a service provider from making payments in U.S. dollars and exchange rate fluctuations may adversely affect Globalstar's, SatMex's and Orion's revenues. Loral does not expect the Asian currency crisis to have any material impact on Loral's businesses.

INTEGRATION OF THE BUSINESSES OF LORAL AND ORION

   Loral and Orion have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits. Achieving such benefits will depend in part upon the efficient integration of the businesses of Loral and Orion and will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition process could have an adverse effect on the Loral Group. In addition, the process of combining Loral and Orion could cause the interruption of, or a disruption in, the activities of either or both of the companies' businesses, which could have a material adverse effect on their combined operations.

RELIANCE ON KEY PERSONNEL

   The success of the Loral Group will be partially dependent upon the ability of the Loral Group to attract and retain highly qualified personnel. Except for Mr. Bernard L. Schwartz, Loral's Chairman and Chief Executive Officer, none of the officers of the Loral Group has an employment contract with the Loral Group nor does Loral expect to maintain "key man" life insurance. The loss of any of these individuals and the subsequent effect on business relationships could have an adverse effect on the business or results of operations of the Loral Group.

DEPENDENCE ON SS/L

   Currently, SS/L generates a significant portion of Loral's revenue and operating income. Loral intends to capitalize on SS/L's capabilities, market position and advanced technologies to identify and develop additional space-based communications services opportunities. There can be no assurance that current or future satellite-based ventures entered into by Loral will result in revenues or operating income that will materially reduce its dependence on SS/L.

   SS/L has historically derived a large portion of its total revenues from a limited number of customers, and its revenues and operating results may be adversely affected in the event completed or canceled contracts are not promptly replaced. For the nine months ended December 31, 1996, sales to two customers represented 43% of SS/L's revenues.

   The financial results of long-term fixed-price contracts are recognized using the cost-to-cost percentage of completion method. Loral's Statement of Operations reflects revisions in revenue and profit estimates in the period in which the conditions that require the revision become known and can be estimated. Adjustments for profits and losses may therefore have a material effect on results for the period in question. The risks inherent in long-term, fixed-price contracts include the forecasting of costs and schedules, contract revenues related to contract performance (including revenues from orbital payments) and the potential for component obsolescence in connection with long-term procurements.

   In 1997, two in-orbit satellites built by SS/L have experienced some solar array circuit failures. One of the customers has asserted that, in light of the failures and uncertainty as to failure, it has not accepted the satellite. Loral believes that the customer was contractually required to accept the satellite at completion of in-orbit testing and that risk of loss has passed to the customer. In addition, due to a delay caused by the replacement on a satellite under construction of solar arrays similar to those that have experienced failures, another customer has requested that SS/L structure an arrangement whereby the satellite would be sold to another customer. Management believes that these matters will not have a material adverse effect on the business or results of operations of the Loral Group.

   In January 1998, SS/L announced the elimination of up to 300 jobs, or 9% of its work force, as a result of its suspension of work on three satellites for two Asian programs. The satellites in question were being built for Asia Pacific Broadcasting and Communications Network PCL ("ABCN") of Bangkok, Thailand and P.T. Pasifik Satelit Nusantara of Jakarta, Indonesia. SS/L's backlog is approximately $1.8 billion after the de-booking of these projects. SS/L expects that if financial arrangements are not concluded in the near future that would permit these programs to be restarted, the satellites in question will be redeployed to other customers.

OPERATING LOSSES

   For the nine months ended September 30, 1997, Loral's net loss applicable to common stockholders was $29.2 million. The loss is primarily due to development costs related to new satellite-based services, allocated Globalstar losses, and preferred dividends.

                             THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING OF STOCKHOLDERS

   This Proxy Statement/Prospectus is being furnished to the stockholders of Orion Network Systems, Inc. in connection with the solicitation of proxies for use at the Special Meeting of Stockholders to be held on Friday, March 20, 1998 at 9:00 a.m., local time, at 2440 Research Boulevard, Suite 400, Rockville, Maryland.

   At the Special Meeting, Orion stockholders will be asked to consider and vote upon the following proposals:

   (1) Approval and adoption of the Merger Agreement and the transactions contemplated thereunder;

   (2) Approval of amendments to Orion's Director Option Plan and certain options granted thereunder to provide for early vesting of certain options and conversion of options granted under the plan in connection with the Merger;

   (3) Approval of amendments to the Puente Option Agreement and the options granted thereunder to provide for conversion of such options in connection with the Merger; and

   (4) Approval of amendments to the Hauser Option Agreement and the options granted thereunder to provide for conversion of such options in connection with the Merger.

   (5) To transact such other business as may properly come before the Special Meeting, or any adjournments or postponements thereof.

   Except for procedural matters incident to the conduct of the Special Meeting, Orion does not know of any matters other than those described in the Notice of Special Meeting that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless authorization is withheld.

VOTING RIGHTS AND RELATED MATTERS

   The securities which can be voted at the Special Meeting consist of shares of Orion Common Stock and shares of Orion Series A 6% Cumulative Redeemable Preferred Stock ("Orion Series A Preferred Stock"), Orion Series B 6% Cumulative Redeemable Preferred Stock ("Orion Series B Preferred Stock" and together with the Orion Series A Preferred Stock, the "Orion Senior Preferred Stock") and Orion Series C 8% Cumulative Redeemable Preferred Stock ("Orion Series C Preferred Stock"). Each share of Orion Common Stock eligible to vote entitles its holder to one vote on all matters, each share of Orion Series A Preferred Stock eligible to vote entitles its holder to 117 votes on all matters (the 117 votes per share is the number of votes of the shares of Orion Common Stock into which Orion Series A Preferred Stock is convertible, determined by dividing the liquidation preference of Orion Series A Preferred Stock ($1,000 per share) by a conversion price of $8.50 per share of Orion Common Stock, rounded down to the nearest whole share), each share of Orion Series B Preferred Stock eligible to vote entitles its holder to 98 votes on all matters (the 98 votes per share is determined by dividing the liquidation preference of Orion Series B Preferred Stock ($1,000 per share) by a conversion price of $10.20 per share of Orion Common Stock, rounded down to the nearest whole share) and each share of Orion Series C Preferred Stock eligible to vote entitles its holder to 57 votes on all matters (the 57 votes per share is determined by dividing the liquidation preference of Orion Series C Preferred Stock ($1,000 per share) by a conversion price of $17.50 per share of Orion Common Stock, rounded down to the nearest whole share).

   The close of business on February 5, 1998 has been fixed by the Board of Directors as the Record Date for determination of stockholders entitled to notice of, and to vote at, the Special Meeting. On the Record Date, 16,674,841 shares of Orion Common Stock were outstanding and eligible to be voted, 6,933 shares of Orion Series A Preferred Stock were outstanding and eligible to be voted (an aggregate of 815,647 votes), 2,059 shares of Orion Series B Preferred Stock were outstanding and eligible to be voted (an aggregate of 201,863 votes) and 66,680 shares of Orion Series C Preferred Stock were outstanding and eligible to be voted (an aggregate of 3,810,286 votes) at the Special Meeting.

   The holders of a majority of the votes of the shares of Orion Capital Stock issued and outstanding and entitled to vote, present in person or represented by proxy, treated as a single class, will be required to constitute a quorum at the Special Meeting. Under the Delaware General Corporation Law, as amended (the "DGCL"), abstentions and broker non-votes are counted for purposes of determining a quorum.

VOTE REQUIRED

   Under Orion's Amended and Restated By-laws and applicable law, the approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Orion Common Stock and Orion Preferred Stock, entitled to vote at the Special Meeting, voting together as a single class, with each share of Orion Common Stock entitled to one vote per share, and each share of Orion Preferred Stock (including fractional shares) entitled to one vote for each whole share of Orion Common Stock that would be issuable upon conversion of such shares of Orion Preferred Stock, as described above under "Voting Rights and Related Matters". The approval of the amendments to the Director Option Plan and the Puente and Hauser Option Agreements require the affirmative vote of the holders of a majority of the shares of Orion Common Stock and Orion Preferred Stock present in person or represented by proxy and entitled to vote at the Special Meeting, voting together as a single class, with each share of Orion Common Stock entitled to one vote per share, and each share of Orion Preferred Stock (including fractional shares) entitled to one vote for each whole share of Orion Common Stock that would be issuable upon conversion of such shares of Orion Preferred Stock, as described above under "Voting Rights and Related Matters." Certain members of the Orion Board of Directors and their affiliated companies holding, in the aggregate, approximately 32% of the voting stock outstanding as of February 12, 1998, have agreed pursuant to the Principal Stockholder Agreement to vote for approval and adoption of the Merger Agreement.

   Under the DGCL, abstentions, but not broker non-votes, are counted as shares entitled to vote for purposes of determining whether a proposal has been approved by the necessary number of votes. Abstentions on a proposal will have the effect of a vote against such a proposal.

   On the Record Date, directors and executive officers of Orion, together with their affiliates as a group, beneficially owned an aggregate of 7,020,140 shares of Orion Common Stock (assuming conversion of their shares of Orion Preferred Stock) approximately 33% of the issued and outstanding Orion voting stock. All directors and executive officers of Orion are expected to vote, or cause to be voted (although directors and officers who are not parties to the Principal Stockholder Agreement are not contractually obligated to so vote), all shares over which they exercise voting control FOR the approval of proposals described in this Proxy Statement/Prospectus.

NO DISSENTERS' RIGHTS

   Orion is incorporated under the laws of the State of Delaware, and, accordingly is governed by the provisions of the DGCL. Under Section 262(b)(1) of the DGCL, Orion stockholders are not entitled to appraisal rights in connection with the Merger because Orion Common Stock is quoted on the Nasdaq National Market and Orion stockholders will receive as consideration in the Merger only (i) shares of Loral Common Stock, which shares will be listed on the New York Stock Exchange upon the closing of the Merger, and (ii) cash in lieu of fractional shares.

PROXIES

   A proxy may be revoked by any Orion stockholder who attends the Special Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any stockholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice to the Secretary of Orion stating that the proxy is revoked. At the Special Meeting, stockholders' votes cast, either in person or by proxy, will be tabulated by persons appointed by the Board of Directors to act as inspectors of election.

   The cost of soliciting proxies in the form enclosed herewith will be borne entirely by Orion. In addition to the solicitation of proxies by mail, proxies may be solicited by officers and directors and regular employees of Orion, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. Orion may also utilize the services of its transfer agent, American Stock Transfer and Trust Company, to provide broker search and proxy distribution services at an estimated cost of $2,000. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Orion Common Stock, and normal handling charges may be paid for such forwarding service. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS AND FOR APPROVAL OF THE ADJOURNMENTS OR POSTPONEMENTS OF ORION'S SPECIAL MEETING.

   THE MATTERS TO BE CONSIDERED AT THE ORION SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF ORION. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                           INFORMATION ABOUT ORION

   Orion is a rapidly growing provider of satellite-based communications services, focused primarily on (i) private communications network services,
(ii) Internet services and (iii) video distribution and other satellite transmission services. Orion provides multinational corporations with private communications networks designed to carry high speed data, fax, video teleconferencing, voice and other specialized services. The Orion satellite's ubiquitous coverage reaches all locations within its footprint, enabling the delivery of high speed data to customers in emerging markets and remote locations which lack the necessary infrastructure to support these services. Orion also offers high speed Internet access and transmission services to companies outside the United States seeking to avoid "last mile" terrestrial connections and to bypass congested regional Internet network routes. In addition, Orion provides satellite capacity for video distribution, satellite news gathering and other satellite services primarily to broadcasters, news organizations and telecommunications service providers. Orion provides its services directly to customer premises using VSATs.

   Orion commenced operations of Orion 1, a high power Ku-band satellite with 34 Ku-band transponders, in January 1995. As of September 30, 1997, Orion serviced 282 customers through 635 sites in service. As of September 30, 1997, Orion's contract backlog was $254.1 million (including $89 million for one pre-launch customer on Orion 3). Orion presently anticipates that approximately $62 million of its $254.1 million in backlog (as of September 30, 1997) will be realized in 1998. The weighted average realization of the backlog was approximately 22 months, and the entire backlog should be filled by 2008. Substantially all of Orion's current contracts with customers are denominated in U.S. dollars. For the nine months ended September 30, 1997, Orion generated revenues of $54.5 million and had a loss from operations, net loss, net cash used in operating activities and EBITDA (as defined below) of $30.5 million, $78.2 million, $17.8 million and $5.3 million, respectively. For the year ended December 31, 1996, Orion generated revenues of $41.8 million and had a loss from operations, net loss, net cash used in operating activities and EBITDA of $36.4 million, $27.2 million, $21.8 million and $0.6 million, respectively. "EBITDA" represents earnings before minority interests, interest income, interest expense, other expense (income), income taxes, depreciation and amortization. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended to represent cash flows from operating, investing or financing activities as determined in accordance with generally accepted accounting principles ("GAAP"). EBITDA is not a measurement under GAAP and may not be comparable to other similarly titled measures of other companies.

   Orion believes that demand for satellite-based communications services will continue to grow due to (i) the expansion of businesses beyond the limits of wide bandwidth terrestrial infrastructure, (ii) accelerating demand for high speed data services, (iii) growing demand for Internet and intranet services, especially outside the United States, (iv) increased size and scope of television programming distribution, (v) worldwide deregulation of telecommunications markets and (vi) continuing technological advancements. Satellites are able to provide reliable, high bandwidth services anywhere in their coverage areas, and Orion believes that it is well positioned to satisfy market demand for these services.

   Orion 1 provides coverage of 34 European countries, much of the United States and parts of Canada, Mexico and North Africa. Through arrangements with local ground operators, Orion currently has the ability to deliver network services to and among points in 27 European countries, portions of the United States and a limited number of Latin American countries.

   In July 1996, Orion signed a contract with Matra Marconi Space UK Limited ("Matra Marconi Space"), which was amended and restated in January 1997, for the construction and launch of Orion 2, its second satellite, and in February 1997 commenced construction of that satellite. Orion 2, which will be a high power satellite with 30 Ku-band transponders, will expand Orion's European coverage and extend coverage to portions of the Commonwealth of Independent States, Latin America and the Middle East. Orion 2 will increase significantly Orion's pan-European capacity, currently the area of strongest demand for Orion's services. Orion recently commenced selling services in certain areas of Latin America. Orion 2 is scheduled to be launched in the second quarter of 1999.

   In January 1997, Orion entered into a satellite procurement contract with Hughes Space and Communications International, Inc. for the construction and launch of Orion 3, construction of which was commenced in December 1996. Orion 3, which will be a high power satellite with 33 Ku-band transponders and 10 C-Band transponders, will cover broad areas of the Asia Pacific region, including China, Japan, Korea, India, Southeast Asia, Australia, New Zealand, Eastern Russia and Hawaii. Orion 3's footprint will provide Orion with the ability to distribute programming from the United States via Hawaii to most of the Asia Pacific region. Orion has already taken a number of steps to establish an early market presence in Asia, and has entered into a $89 million lease for eight of Orion 3's transponders. Orion 3 is scheduled to be launched in the fourth quarter of 1998.

   In the aggregate, the footprints of Orion 1, Orion 2 and Orion 3 will cover over 85% of the world's population.

   Orion's principal executive offices are located at 2440 Research Boulevard, Rockville, Maryland 20850, and its telephone number is (301) 258-8101.

RECENT DEVELOPMENTS

 Pre-Construction Lease on Orion 3

   Orion has entered into a contract with DACOM Corp., a Korean communications company ("DACOM"), under which DACOM will, subject to certain conditions, lease eight dedicated transponders on Orion 3 for 13 years, in return for approximately $89 million, payable over a period from December 1996 through seven months following the lease commencement date for the transponders (which is scheduled to occur by January 1999). Payments are subject to refund if Orion 3 fails to commence commercial operation by June 30, 1999.

 Acquisition of Teleport Europe GmbH

   On March 26, 1997, Orion acquired Teleport Europe GmbH (whose name was subsequently changed to Orion Network Systems-Europe GmbH) ("Orion Europe"), a German communications company specializing in private satellite networks for voice and data services. Orion purchased the shares of Orion Europe held by two German companies, Vebacom GmbH and RWE Telliance AG, now known as o.tel.o., for $8.9 million. Orion Europe's 1996 revenues were approximately $14 million. The acquisition expanded Orion's customer base by approximately 55 customers, including some of Germany's leading multinational corporations, and added over 200 network service sites (exclusive of broadcast service sites). In addition, Orion acquired Orion Europe's licenses and operating agreements to provide satellite network services in 40 countries, including 17 countries in which Orion previously did not provide service.

 January 1997 Transactions

   In January 1997, Orion consummated a series of transactions that are described briefly below, including the Exchange, the January Merger, the Bond Offering and the Debentures Offering (each as defined below), the acquisition of the remaining minority interest in a subsidiary and certain uses of proceeds of the offerings (collectively, the "January 1997 Transactions"), all as described more fully in Note 9 to the Consolidated Financial Statements incorporated herein by reference from Orion's Annual Report on Form 10-K for the year ended December 31, 1996 and amendment thereto on Form 10-K/A dated June 25, 1997 (together, the "1996 Form 10-K").

   The Exchange. On January 31, 1997, Orion acquired all of the limited partnership interests which it did not already own in Orion's operating subsidiary, International Private Satellite Partners, L.P. ("Orion Atlantic"), that owns the Orion 1 satellite. Specifically, pursuant to a
Section 351 Exchange Agreement and Plan of Conversion (the "Exchange Agreement"), Orion acquired the Orion Atlantic limited partnership interests and other rights relating thereto held by British Aerospace Communications, Inc., COM DEV Satellite Communications Limited, Kingston, Communications International Limited, Lockheed Martin Commercial Launch Services, Inc., MCN Sat US, Inc., an affiliate of Matra Hachette, and Trans-Atlantic Satellite, Inc., an affiliate of Nissho Iwai Corp. (collectively, the "Exchanging Partners"). The Exchanging Partners exchanged (the "Exchange") their Orion Atlantic limited partnership interests for 123,172 shares of Orion Series C Preferred Stock. In addition, Orion acquired certain rights held by certain of the Exchanging Partners to receive repayment of various advances (aggregating approximately $41.6 million at January 31, 1997). The 123,172 shares of Orion Series C Preferred Stock issued in the Exchange are convertible into approximately 7 million shares of Orion's Common Stock. As a result of the Exchange, certain of the Exchanging Partners became principal stockholders of Orion.

   The January Merger. Pursuant to the Exchange Agreement, Orion Oldco Services, Inc., formerly known as Orion Network Systems, Inc. ("Old Orion"), formed Orion as a new Delaware corporation with a certificate of incorporation, bylaws and capital structure substantially identical in all material respects with those of Old Orion. Also pursuant to the Exchange Agreement, Orion formed a wholly owned subsidiary, Orion Merger Company, Inc. ("Orion Merger Subsidiary"). Pursuant to an Agreement and Plan of Merger, Orion Merger Subsidiary was merged with and into Old Orion, and Old Orion became a wholly owned subsidiary of Orion (the "January Merger"). On January 31, 1997, the effective time of the January Merger, all of the stockholders of Old Orion received stock in Orion with substantially identical rights to the Old Orion stock they held prior to the effective time of the January Merger. Following the January Merger, Orion changed its name from Orion Newco Services, Inc. to Orion Network Systems, Inc. and Orion's wholly owned subsidiary, Orion Network Systems, Inc., changed its name to Orion Oldco Services, Inc.

   Bond Offering and Debentures Offering. On January 31, 1997, Orion completed the $710 million Bond Offering composed of 445,000 Senior Note Units, each of which consists of one 11 1/4% Senior Note with a principal amount of $1,000 due 2007 and one Senior Note Warrant to purchase 0.8463 shares of Orion Common Stock, and 484,000 Senior Discount Note Units, each of which consists of one 12 1/2% Senior Discount Note with a principal amount of $1,000 due 2007 and one Warrant to purchase 0.6628 shares of Orion Common Stock. Interest on the Senior Notes is payable semi-annually in cash on January 15 and July 15 of each year, commencing July 15, 1997. The Senior Discount Notes do not pay cash interest prior to January 15, 2002. Thereafter, cash interest will be payable semi-annually on January 15 and July 15 of each year, commencing July 15, 2002.

   On January 31, 1997, Orion also completed the sale of $60 million of its convertible junior subordinated debentures (the "Debentures") to two investors, British Aerospace Holdings, Inc. ("British Aerospace" or "BAe") and Matra Marconi Space. British Aerospace purchased $50 million of the Debentures and Matra Marconi Space purchased $10 million of the Debentures (collectively, the "Debentures Offering").

   Orion used a portion of the net proceeds of the Bond Offering and Debentures Offering primarily to repay the Orion 1 credit facility and to pre-fund the first three years of interest payments on the Senior Notes. Orion plans to use the balance of such net proceeds primarily to build and launch Orion 2 and Orion 3.

                           INFORMATION ABOUT LORAL

   Loral, together with its subsidiaries, is one of the world's leading satellite communications companies. Loral's Skynet subsidiary is a leading provider of satellite communications services in the United States that is expanding its business internationally. Loral is the principal equity owner and manager of Globalstar, a system of low-earth orbit satellites that is scheduled to begin digital wireless telephone service to handheld mobile and fixed user terminals in more than 100 countries in 1999. Loral is also one of the world's leading manufacturers of communications and direct broadcast satellites through its SS/L subsidiary. Loral's board and executive officers will not change as a result of the Merger.

   The following chart sets forth in simplified form on a fully diluted basis the direct and indirect ownership interests of the Loral Group after consummation of the Merger.


                                 LORAL SPACE &
                              COMMUNICATIONS LTD.
                                       |
                                       |
                                       |
      --------------------------------------------------------------------
      |                |                |          |          |          |
 100% |           100% |          91.3% |          | 49%      | 39%      | 100%
      |                |                |          |          |          |
SPACE SYSTEMS/    LORAL SKYNET      CYBERSTAR    SATMEX   GLOBALSTAR   ORION
   LORAL





LORAL SKYNET

   Loral's Skynet division, acquired in March 1997 from AT&T, is a leading U.S. satellite communications service provider which owns and operates the Telstar satellite network. Loral Skynet leases transponder capacity to its customers for distribution of network television programs to local affiliate stations, collection of live video feeds for the reporting of news and sporting events and for distance learning and educational and other business television services. Loral Skynet currently has two high-powered satellites operating in-orbit: Telstar 4, with 24 C-band and 24 Ku-band transponders, and the 52-transponder Telstar 5, which was built by SS/L and launched in May 1997. Loral Skynet plans to launch a number of additional high-powered C/Ku-band satellites. The addition of these satellites is intended to substantially increase Loral Skynet's capacity within the United States, and will extend its coverage area to Canada and Mexico. Telstar 6 is scheduled for launch in October 1998.

GLOBALSTAR

   Loral manages and currently owns, directly and indirectly, on a fully diluted basis, approximately 39% of Globalstar. Globalstar has begun to launch and is preparing to operate a worldwide, LEO satellite-based digital telecommunications system (the "Globalstar(Trademark) System") that is scheduled to commence service in early 1999. The Globalstar System is designed to enable local service providers to offer low-cost, high quality wireless voice telephony and data services in virtually every populated area of the world. To date, Globalstar's designated service providers have agreed to offer service and seek all necessary regulatory approvals in more than 100 nations, accounting for about 88% of the world's population.

   The Globalstar System's worldwide coverage is designed to enable its service providers to extend modern telecommunications services to millions who lack basic telephone service and to enhance wireless telecommunications in areas underserved by existing or future cellular systems, providing a telecommunications solution in parts of the world where the construction of terrestrial systems is not economically justified. The Globalstar System has been designed to provide service at prices comparable to today's cellular service and which are substantially lower than those announced by Globalstar's principal anticipated competitors. Loral, together with partners, will be Globalstar service providers in Canada, Brazil and Mexico. Jointly with QUALCOMM, Loral holds the exclusive rights to provide in-flight phone service using Globalstar in the United States.

   As of February 14, 1998, each of the elements of the Globalstar System -- space and ground segments, digital communications technology, user terminal supply, service provider arrangements and licensing -is on schedule. Globalstar launched its four initial satellites on February 14, 1998 and expects to commence commercial operations in the first quarter of 1999 following the launch of an additional 40 satellites during 1998. The remaining 12 satellites will be launched in early 1999 as scheduled.

   Globalstar's current budgeted expenditures for the cost for the design, construction and development of the Globalstar System, including working capital, cash interest on anticipated borrowings and operating expenses, after giving effect to the rescheduled launch, are approximately $2.7 billion. Globalstar has raised or received commitments for approximately $2.6 billion in equity, debt and vendor financing.

SPACE SYSTEMS/LORAL

   Loral's wholly-owned subsidiary, SS/L, is a worldwide leader in the design, manufacture and integration of telecommunications, weather and direct broadcast satellites with over 35 years of experience. SS/L is the leading supplier of satellites to Intelsat, which is an international consortium of 135 member nations and the world's largest operator of commercial communications satellites. Other significant SS/L customers include APT Satellite, Chinasat, Globalstar, MCI, PanAmSat, Loral Skynet and TCI. SS/L has a broad range of technical capabilities in spacecraft design, as well as all critical spacecraft subsystems, and maintains a completely integrated complex of satellite manufacturing, assembly, integration and testing facilities. The satellites built by SS/L have accumulated more than 600 years of service in space. This 600-year milestone represents the combined success of 88 communications and weather satellites built by SS/L since 1960.

   SS/L has a history of technical innovation that includes the first three-axis stabilized satellites, bipropellant propulsion systems for commercial satellites that permit significant increases in the satellites' payload and extend the on-orbit lifetime, rechargeable nickel-hydrogen batteries with a life span of ten years or more, the use of advanced composites to significantly enhance satellite performance at lighter weights, and the first communications satellite with more than ten kilowatts of power. SS/L also created the first multi-mission geostationary satellite and was the first U.S. company to exchange space technology with Russia's space industry, obtaining exclusive rights outside the former Eastern bloc to an electric propulsion subsystem that is five times as efficient as bipropellant propulsion systems. Since 1993, SS/L has shortened delivery schedules significantly, increased spacecraft reliability by 30% and increased spacecraft power by 60%. When combined with recent improvements in transmission technology, the total communications capacity of an SS/L satellite has increased 20-fold since 1993. See "Risk Factors--Dependence on SS/L."

LORAL ORION

   For a description of Orion's business, see "--Information About Orion." Following consummation of the Merger, Loral intends to operate the business of Loral Orion in close coordination with the businesses of Loral Skynet and of SatMex so that each of its affiliates can benefit from one another's particular marketing strengths and areas of technical expertise, with a view to creating a coordinated, world-wide system, fully integrated with terrestrial telecommunications networks.

SATMEX

   In December 1997, a joint venture company in which Loral holds a 65% economic interest, completed the acquisition of a 75% interest in SatMex. SatMex is the dominant satellite telecommunications company currently providing services in Mexico. SatMex owns and operates three geosynchronous telecommunications satellites: Morelos II, Solidaridad 1 and Solidaridad 2. The total payload of the

Mexican satellites is 4,752 MHz distributed in 72 transponders in C-Band (36 MHz each) and 40 transponders in Ku-band (54 MHz each) for a total of 132 36 MHz transponder equivalents. A replacement for the Morelos II, which is currently approaching the end of its life, is under construction by Hughes and is expected to be launched in the fourth quarter of 1998. SatMex intends to utilize the considerable expertise of its new equity owners, Loral and Telefonica Autrey, a company with extensive experience in the Mexican communications industry, to transform SatMex from a government agency into a commercially-oriented business focused on increasing revenues and profitability.

FUTURE OPPORTUNITIES

   Loral is pursuing additional satellite-based communications services opportunities, including CyberStar, a proposed worldwide high-speed broadband communications system using GEO satellites designed to provide interactive multimedia data transmission. Initially, services will be offered using leased Ku-band transponders. Loral will also deploy a Ka-band CyberStar constellation. Loral holds FCC licenses for the necessary CyberStar Ka-band orbital slots covering the Americas, Asia, Europe and the Middle East. In addition, Loral, through SS/L, recently established a joint venture with Mabuhay to provide direct-to-home ("DTH") services to the Philippines, and holds a 12.4% equity interest in CD Radio, Inc., a company that is proposing to establish a service to provide digital audio radio service to automobiles by satellite.

   Loral's principal U.S. executive offices are located at 600 Third Avenue, New York, New York 10016 and its telephone number is (212) 697-1105.

                           MATTERS TO BE ACTED UPON

                                  THE MERGER
                                 (PROPOSAL 1)

   The following discussion summarizes the principal aspects of the Merger, as set forth in the Merger Agreement and the exhibit thereto. The information in this Section is qualified in its entirety by reference to the full text of the Merger Agreement, including the exhibit thereto, a copy of which is attached hereto as Attachment A.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

BACKGROUND OF THE MERGER

   Orion's principal business is the provision of global satellite communications for private communications networks and transmission capacity and video distribution services. Orion's satellite system, as envisaged over the last several years, is to include at least three satellites, which would give Orion coverage of the large majority of the world's population.

   From its inception in 1982 through January 20, 1995, Orion was a development stage enterprise. On January 20, 1995, Orion Atlantic's first satellite, Orion 1 (with coverage of Europe and most of the United States) commenced commercial operations. Since January 1995, Orion had been pursuing the refinancing of the senior debt incurred in connection with Orion 1 and the financing, construction and operation of two additional satellites, Orion 2 (with coverage of Europe, the eastern United States and South America) and Orion 3 (with coverage of the Asia Pacific region). Orion completed an initial public offering in August 1995, raising approximately $50 million in net proceeds, but its plans for Orion 2 and Orion 3 required significantly greater amounts of capital.

   In the fall of 1995, Orion Atlantic commenced but ultimately deferred a plan to raise over $290 million of financing for Orion 2, plus $300 million of senior secured notes to repay the existing Orion 1 Credit Facility, make certain repayments to the limited partners of Orion Atlantic and provide working capital (the "1995 Proposed Financing"). Following the deferral of the 1995 Proposed Financing, Orion continued to pursue financing for Orion 2 and Orion 3, including, as a possible alternative, the sale of a substantial amount of equity to a new strategic partner. During this period Orion also pursued, as an important component of the financing of Orion 2 and Orion 3, and of a possible transaction with a strategic partner, the exchange by the non-Orion limited partners of Orion Atlantic of their partnership interests in Orion Atlantic for stock in Orion.

   In November 1996, Orion engaged Morgan Stanley & Co., Incorporated ("Morgan Stanley") as its investment banker, and filed proxy materials for a merger and exchange transaction that would effect the conversion of the limited partners' partnership interests in Orion Atlantic for stock in Orion, and commenced work on a registration statement (filed in December 1996) for a high yield offering to repay the Orion 1 Credit Facility and finance Orion 2 and Orion 3. During December 1996, Orion received an indication of interest from Loral regarding a possible strategic transaction or acquisition, but elected to defer consideration of such a transaction to complete the high yield financing and the limited partner exchange. The high yield financing and limited partner exchange, and other January 1997 Transactions, were consummated on January 31, 1997.

   At a meeting of the Orion Board of Directors held on February 12, 1997, the Board considered a number of strategic matters, particularly ones relating to the failure of the market price of Orion Common Stock to increase in response to consummation of the January 1997 Transactions. Although the January 1997 Transactions were viewed as highly successful by the Orion Board of Directors and its advisors, they had not achieved the expected increase in stockholder value. Several possible reasons for the lack of appreciation were suggested, including the limited public float of the Orion stock, a downward shift in market prices for companies in Orion's industry generally, and perceived downward pressure on the Orion stock generated by the large number of shares issued to the former limited partners combined with an expectation that such former limited partners would sell such shares when eligible to do so.

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
   On February 12, 1997, the Orion Board of Directors and Morgan Stanley discussed Orion's early stage of development and its operation of only one satellite. Although Orion had raised financing for two other satellites, it would be one to two years before such satellites would be ready for launch and operation. In addition, although the January 1997 Transactions constituted an important step in Orion's plan to build its business, the Orion Board of Directors believed that Orion's lack of financial resources for purposes other than construction of two additional satellites, and the perceived limitations on expanding through acquisitions due to the market price of Orion Common Stock, were limiting Orion's growth potential.

   Also at the February 12, 1997 meeting, the Orion Board of Directors considered Orion's ability to conduct another public offering to relieve the limited public float problem and reduce the price pressure arising from the limited partner shares. The Orion Board of Directors discussed Orion's ability to pursue a transaction with a strategic investor or acquiror. The Orion Board of Directors determined to explore on a preliminary basis, in parallel, several possible paths, including a second public offering that would include shares held by the former limited partners, a strategy under which Orion would attempt to grow by acquiring other similar or complementary businesses despite its low stock price and limited financial resources, and a strategic transaction or sale of the company.

   On March 26, 1997 and April 1, 1997, at Executive Committee and Orion Board of Directors meetings, respectively, Orion concluded that reductions in the market price for Orion stock had made a new public offering an unattractive alternative for the company (and the limited partners who may have wished to sell Orion stock) at that time.

   On April 22, 1997, the Orion Board of Directors met and determined to explore the possible interest of a strategic partner in investing in or acquiring Orion. The Executive Committee of the Orion Board of Directors (consisting of John G. Puente (chairman), Gustave M. Hauser (chairman of the Orion Board of Directors), Sidney S. Kahn, W. Anthony Rice, John V. Saeman and Robert Van Degna), was formally given responsibility to oversee an orderly process of exploring possible transactions, subject to approval by the Orion Board of Directors of the terms of any such transaction. Morgan Stanley was asked to develop a list of companies that could be expected to have some interest in such a strategic partner investment or acquisition. At these and at other meetings, the Executive Committee and the Orion Board of Directors also reviewed Orion's prospects to expand through acquisitions.

   During May 1997, the Executive Committee or its representatives met or spoke several times with representatives of Morgan Stanley to develop and refine a list of companies to approach, and initial contacts were made with certain companies, including Loral, to solicit interest in a transaction involving Orion. The list was subsequently expanded on several occasions, and additional companies were contacted. Following the initial contacts, weekly or bi-weekly meetings of the Orion Executive Committee (on May 28, June 4, June 12, June 18, June 25, July 2, July 9, July 16, July 25, August 4, August 12, August 18, August 20, August 21, September 2, September 8, September 11, September 18 and October 1) were held until the Merger Agreement was executed, in each case with Morgan Stanley and counsel participating, to review and discuss the status of the exploration process, discuss issues raised by companies that had been contacted, discuss information regarding the potential strategic investors or acquirors and consider matters relating to Orion's business, plans and growth potential.

   During May and early June, confidentiality agreements with various parties were executed and information requests were made of and responded to by Orion. Loral signed a confidentiality agreement with Orion on June 5, 1997 and commenced its information requests immediately.

   On May 22, 1997, the Orion Board of Directors instructed Morgan Stanley to forward to the various interested parties a letter outlining the procedures for written preliminary indications of interest. Loral was sent a similar letter on June 5, 1997. Over the next several weeks, the interested parties responded with preliminary indications of interest to Morgan Stanley. Most of such indications of interest were for an acquisition of Orion, although one proposal contemplated a substantial investment in Orion and various contractual relationships. On or about June 6, 1997, Loral submitted to Morgan Stanley its initial non-binding indication of interest in acquiring Orion in the form of an exchange for stock of Loral at a purchase price that would represent a small premium over market.

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
   Pursuant to instructions of the Orion Board of Directors, Morgan Stanley notified certain of the interested parties of their selection to proceed to the due diligence phase of the process the following week. Loral was initially not invited into the next phase of the process, but was instructed that if Loral were to subsequently revise its proposal, it would receive access to additional information. A number of the interested parties and their representatives met at the offices of Hogan & Hartson L.L.P., counsel to Orion, in Washington, D.C. during June, July and August to attend management presentations, if requested, to review certain documents of Orion made available in a due diligence room, and to discuss with Orion and its representatives follow-up questions with respect to the management presentations and the due diligence materials.

   On or about July 15, 1997, Orion received a non-binding proposal from Loral, proposing a purchase of Orion for cash at the then market price, with each Orion stockholder to receive a contingent value right that would give the stockholder shares of Loral stock equal to the difference between such market price and $17.00 if Orion achieved a specified revenue target during 1998. This proposal was considered at a meeting of the Orion Executive Committee on July 16, 1997, at which most Orion directors were present. After debate by the Orion Executive Committee about the proposal and discussions with Morgan Stanley regarding the value to Orion stockholders of such a contingent value right, the proposal was rejected. Orion determined, however, that, based on the receipt of such proposal, Loral had shown sufficiently promising interest to include Loral in the next phase of the process. Thereafter, as discussed below, discussions between Orion and Loral continued during July, August and September regarding price and terms, possible transaction structures, legal issues and document review. During this period, Orion continued its discussions, directly or through Morgan Stanley, with other companies that remained interested in pursuing a transaction with Orion.

   During the week beginning July 14, 1997, at the direction of the Board of Directors of Orion, Morgan Stanley discussed with various interested parties the preliminary indications of interest, the sale process and the related timetable, and on July 21, 1997, Morgan Stanley sent out a letter to interested parties, including Loral, outlining the procedures for a firm written offer for Orion and a draft merger agreement. The letter indicated that final proposals were due on August 11, 1997.

   On July 24, 1997, representatives from Loral and Loral Skynet visited the offices of Hogan & Hartson L.L.P., counsel to Orion, and reviewed certain documents of Orion made available in a due diligence room and held due diligence discussions with Orion management.

   On August 12, 1997, Loral management presented to the Loral Board of Directors, at its regularly scheduled meeting, information regarding the possible acquisition of Orion. After discussion, the Loral Board of Directors authorized Loral management to proceed with discussions and negotiations with Orion concerning a possible transaction and delegated to the Executive Committee of the Board of Directors the authority to approve a final agreement. Thereafter, during the remainder of the month of August, Loral submitted to and discussed with Morgan Stanley and Orion senior management various proposals regarding possible transaction structures in which Loral would acquire control of Orion.

   In August 1997, rumors developed that GE American Communications, Inc. would acquire Orion, beginning with stories in the press on August 15, 1997 and August 18, 1997. No new potential acquirors or strategic partners surfaced as a result of the rumored sale.

   On August 29, 1997, Orion management visited the offices of Loral and conducted a management presentation for Loral executives. After further discussions between Loral and Orion and its representatives, on or about September 2, 1997, Loral proposed an acquisition of Orion for Loral Common Stock valued at $17.00 per share with a transaction structure similar to that ultimately set forth in the Merger Agreement. The proposal was oral, and was subject to various contingencies. Following a meeting of the Orion Executive Committee, Orion initially responded by requesting that Loral make an offer at a higher price or offer cash rather than Loral stock. Loral declined to increase its price and indicated that it would consider making a cash offer, but only subject to financing contingencies. While discussions between Orion and Loral continued, Orion's Executive Committee continued to consider whether the $17.00 proposal would represent an acceptable price for Orion stock.

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
   On September 11, 1997, following additional Orion Executive Committee meetings, Orion approached Loral and indicated that certain large stockholders of Orion (mostly holding Orion Series C Preferred Stock) likely would not support a transaction at less than $17.50 per share, the conversion price of the Orion Series C Preferred Stock. After consideration, Loral orally indicated its nonbinding intention to negotiate a definitive merger agreement with Orion at $17.50 per share, provided that Orion's principal stockholders were prepared to agree to support this transaction. After further discussion by the Orion Executive Committee, Orion indicated to Loral its willingness to begin to negotiate a definitive merger agreement on the basis of the $17.50 Loral proposal.

   Orion and Loral then commenced a period of intensive negotiations regarding the terms of a definitive merger agreement and principal stockholder agreement. In addition, on September 15, 1997, at Loral's offices, Loral management conducted a management presentation for Orion executives. During the negotiation period, until execution of the Merger Agreement, the Orion Executive Committee continued to meet on a weekly or semi-weekly basis to consider the issues that had been raised during the negotiations.

   On September 24, 1997, the Orion Board of Directors met and received presentations from management, Morgan Stanley and legal advisors regarding the proposed Loral transaction. Following discussion, the Orion Board of Directors authorized management and its advisors to proceed with negotiating a definitive merger agreement with Loral, subject to Orion Board of Directors approval of the final terms and conditions.

   On October 6, 1997, the Orion Board of Directors met again, and received detailed presentations from management, counsel and Morgan Stanley regarding the financial and legal aspects of the Loral transaction, the terms of the proposed Merger Agreement, Principal Stockholder Agreement and related transaction documents, an in-depth analysis of Loral, and alternatives to the Loral transaction. Morgan Stanley delivered an oral opinion to the Orion Board of Directors, which was confirmed by delivery of a written opinion dated October 6, 1997, to the effect that, based upon the analysis performed by Morgan Stanley and subject to the matters stated therein, the Exchange Ratio was fair from a financial point of view to the holders of Orion Common Stock (other than Loral and its affiliates) and, assuming conversion of Orion Preferred Stock into Orion Common Stock in accordance with their terms, to the holders of Orion Preferred Stock. See "--Opinion of Orion's Financial Advisor." After discussion and consideration, the Orion Board of Directors unanimously determined that the Merger Agreement and the transactions contemplated thereunder, including the Merger, are fair to, and in the best interests of, Orion and its stockholders, unanimously approved the Merger Agreement and the transactions contemplated thereunder, including the Merger, and unanimously recommended that the Merger be submitted to the stockholders of Orion for approval.

   On October 6, 1997, the Executive Committee of the Loral Board of Directors met to evaluate the proposed transaction with Orion. After discussion and consideration, the Executive Committee, pursuant to authority delegated to it by the Board of Directors, unanimously approved the Merger Agreement and the transactions contemplated thereunder, including the Merger and the Principal Stockholder Agreement.

   As of October 7, 1997, Orion and Loral executed the Merger Agreement and the Principal Stockholder Agreement, and the principal stockholders of Orion who are parties to the Principal Stockholder Agreement executed that agreement (which was amended and restated as of December 1, 1997 to make certain technical amendments).

RECOMMENDATION OF ORION BOARD OF DIRECTORS; ORION'S REASONS FOR THE
TRANSACTIONS

   The Orion Board of Directors has approved the terms of the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereunder, including the Merger, are fair to, and in the best interests of, Orion and its stockholders. The Orion Board of Directors unanimously recommends that Orion stockholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereunder, including the Merger.

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
   In reaching its determination that the Merger Agreement and the transactions contemplated thereunder, including the Merger, are fair to, and in the best interests of, Orion and its stockholders, the Orion Board of Directors considered a number of factors, including the following:

     (i) the Orion Board of Directors' desire to maximize stockholder value;

     (ii) the failure of the market price of Orion Common Stock to increase following the January 1997 Transactions; the limited public float of the Orion Common Stock; a downward shift in market prices for companies in Orion's industry generally; perceived downward pressure on the Orion stock generated by the large number of shares issued to the former limited partners combined with an expectation that such former limited partners would sell such shares when eligible to do so; the less favorable treatment of Orion by the market relative to other satellite companies (particularly PanAmSat, a significant competitor of Orion, which was viewed as having achieved significant value for its stockholders through its acquisition by Hughes); and views of the Orion Board of Directors about Orion's ability to conduct another public offering to relieve the limited public float and reduce the price pressure arising from the expectation of sales of the limited partner shares;

     (iii) Orion's desire to build its business, perceived limitations on its growth potential due to Orion's lack of financial resources for purposes other than construction of two additional satellites, and the perceived limitations on expanding through acquisitions due to the market price of Orion Common Stock;

     (iv) the current and prospective business environment in which Orion operates, including the competitive environment for telecommunications companies generally and satellite service providers specifically, the trend toward consolidation in the satellite services industry; and the Orion Board of Director's belief that although Orion had raised financing for Orion 2 and Orion 3, it would be one to two years before such satellites would be ready for launch and operation;

     (v) Orion's belief that the Merger will increase its abilities to expand its business opportunities and pursue its goal of becoming a preeminent provider of satellite communications services; Orion's belief that its international satellite business, including the Orion 2 and Orion 3 satellites under construction, will fit well with Loral's existing Skynet business; Orion's belief that the Merger will enable Loral and Orion collectively to offer global satellite services and take advantage of more opportunities to expand satellite communications offerings than Orion is able to pursue on its own; and Orion's expectation that as a subsidiary of Loral, it will have increased access to the capital markets to provide financing for such opportunities;

     (vi) Orion's belief that in comparison to other potential transactions and strategies that were available, or were reasonably expected to become available over time, primarily proposed acquisitions of Orion or investments in Orion at lower per share values or remaining independent for the present and considering business combinations again in the future, the Merger represented the best opportunity for increasing stockholder value;

     (vii) written and oral presentations by Morgan Stanley and the opinion of Morgan Stanley that the Exchange Ratio is fair from a financial point of view to the holders of Orion Common Stock (other than Loral and its affiliates) and, assuming conversion of Orion Preferred Stock into Orion Common Stock in accordance with their terms, to the holders of Orion Preferred Stock;

     (viii) the process followed by Morgan Stanley in seeking an acquiror for Orion and the fact that the per share value based on the Exchange Ratio was considerably above the market price for shares of Orion Common Stock preceding the commencement of the process of exploring for a strategic investor or acquiror, and that the market price for shares of Orion Common Stock included significant appreciation based on speculation that Orion was likely to be acquired;

     (ix) the benefit to Orion stockholders from becoming stockholders in a larger, more diversified entity with a substantially greater number of outstanding shares and trading volume;

     (x) oral presentations by executive officers of Orion regarding the business, financial condition and recent results of operations of Orion, and their best estimates of the prospects of Orion;

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
     (xi) the fact that the terms of the Merger Agreement were determined through arm's length negotiations;

     (xii) the effect of the Merger on Orion's employees;

     (xiii) the terms of the Merger Agreement and the Principal Stockholder Agreement, as reviewed by the Orion Board of Directors with its legal and financial advisors; and

     (xiv) the Orion Board of Directors' belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained for the Merger.

   In view of the variety of factors considered in connection with its evaluation of the Merger, the Orion Board of Directors did not quantify or otherwise attempt to assign relative numerical weights to the specific factors that it considered in reaching its determination that the Merger is fair to, and in the best interests of, stockholders of Orion.

OPINION OF ORION'S FINANCIAL ADVISOR

   In 1997, Orion retained Morgan Stanley to act as its financial advisor in connection with a proposed sale or business combination involving Orion.

   At the October 6, 1997 meeting of the Orion Board, Morgan Stanley rendered its oral opinion that, as of such date and subject to the various considerations to be set forth in its written opinion, the Exchange Ratio is fair from a financial point of view to the holders of Orion Common Stock (other than Loral and its affiliates) and, assuming the conversion of the Orion Preferred Stock into Orion Common Stock in accordance with their terms, to the holders of Orion Preferred Stock. Morgan Stanley subsequently delivered to the Orion Board a written opinion dated October 6, 1997 (the "Morgan Stanley Opinion") confirming such oral opinion.

   THE FULL TEXT OF THE MORGAN STANLEY OPINION WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURE FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MORGAN STANLEY, IS ATTACHED AS ATTACHMENT C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE MORGAN STANLEY OPINION IS DIRECTED TO THE ORION BOARD AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE HOLDERS OF ORION COMMON STOCK AND, ASSUMING THE CONVERSION OF THE ORION PREFERRED STOCK INTO ORION COMMON STOCK IN ACCORDANCE WITH THEIR TERMS, THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE HOLDERS OF ORION PREFERRED STOCK. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE AN OPINION OR A RECOMMENDATION AS TO HOW ANY HOLDER OF ORION COMMON STOCK OR ORION PREFERRED STOCK SHOULD VOTE AT THE SPECIAL MEETING OR WHETHER HOLDERS OF ORION PREFERRED STOCK SHOULD CONVERT THEIR SHARES OF ORION PREFERRED STOCK INTO ORION COMMON STOCK. IN ADDITION, THE MORGAN STANLEY OPINION DOES NOT IN ANY MANNER ADDRESS THE PRICES AT WHICH THE SHARES OF LORAL COMMON STOCK WILL TRADE FOLLOWING CONSUMMATION OF THE MERGER. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE HOLDERS OF SHARES OF ORION COMMON STOCK AND ORION PREFERRED STOCK ARE URGED TO READ THE MORGAN STANLEY OPINION IN ITS ENTIRETY.

   In arriving at its opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of Orion, Loral and Globalstar; (ii) reviewed certain internal financial statements and other financial and operating data concerning Orion, Loral and Globalstar prepared by the respective managements of Orion, Loral and Globalstar and discussed certain of the foregoing with senior executives of Orion, Loral and Globalstar; (iii) analyzed certain financial forecasts of Orion, Loral and Globalstar prepared by the respective managements of Orion, Loral and Globalstar; (iv) discussed the past and current operations and financial condition and the prospects of Orion, Loral and Globalstar with senior executives of Orion, Loral and Globalstar; (v) reviewed the reported prices and trading activity for the common stock of Orion, Loral and Globalstar; (vi) compared the financial performance of Orion, Loral and Globalstar and the prices and trading activity of the Orion Common Stock and the common stock of Loral and Globalstar with that of comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of Orion, Loral and certain other parties and their financial and legal advisors; (ix) reviewed the Merger Agreement, the Principal Stockholder Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

   In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. Morgan Stanley assumed that the financial forecasts of Orion, Loral and Globalstar were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Orion, Loral and Globalstar. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Orion, Loral or Globalstar, nor was it furnished with any such appraisals. Morgan Stanley relied upon, without independent verification, the assessment by the respective managements of Orion, Loral and Globalstar of each of their technologies and products, the timing and risks associated with the integration of Orion and Loral, and the validity of, and risks associated with, Orion's, Loral's and Globalstar's existing and future products and technologies. The Morgan Stanley Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Morgan Stanley Opinion. Morgan Stanley assumed that in connection with the receipt of all necessary regulatory approvals for the Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger.

   The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Orion Board in connection with its opinion to the Orion Board.

   Historical Stock Performance. Morgan Stanley's analysis of the performance of the Orion Common Stock consisted of a historical analysis of closing prices and trading volumes for the period from August 1, 1995 through and including October 3, 1997. During this period, Orion Common Stock achieved a high of $16.969 and a low of $8.00 per share. During the period from October 3, 1996 to August 15, 1997, the day upon which rumors of a possible GE American Communications bid for Orion reached the market, Orion achieved a high of $15.00 and a low of $8.00 per share. Orion Common Stock closed at a price of $16.969 per share on October 3, 1997.

   Morgan Stanley also reviewed the performance of the Loral Common Stock, which consisted of a historical analysis of closing prices and trading volumes from the date of Loral's spin-off from Loral Corporation on April 16, 1996 through and including October 3, 1997. During this period, Loral Common Stock achieved a high of $22.563 and a low of $12.00, based on closing per share prices. Loral Common Stock closed at a price of $22.00 per share on October 3, 1997.

   Morgan Stanley also reviewed the performance of the common stock of Globalstar, which consisted of a historical analysis of closing prices and trading volumes from the date of Globalstar's IPO on February 14, 1995 through and including October 3, 1997. During this period, the common stock of Globalstar achieved a high of $54.25 and a low of $5.875, based on closing per share prices. The common stock of Globalstar closed at a price of $54.25 per share on October 3, 1997.

   Comparable Company Analysis. Morgan Stanley performed a comparable public company analysis pursuant to which it compared certain financial information of Orion with that of a group of publicly traded satellite service operators, including APT Satellite Holdings Ltd., AsiaSat Telecommunications Holdings Ltd., PanAmSat/Hughes Galaxy and Pasifik Satelit Nusantara (collectively, the "Satellite Comparables"). The Satellite Comparables were selected based on the general business, operating and financial characteristics representative of companies in the satellite services industry. For fiscal years 1997 through 2000, Morgan Stanley used financial forecasts prepared by Orion's management for the 1997 planning period (the "1997 Estimates"), which were the most recent forecasts prepared by Orion's management. In addition, Morgan Stanley conducted a sensitivity analysis using research consensus estimates for such fiscal years (the "Consensus Estimates"). Such financial information included. among other things, the ratio of common equity market value as adjusted for total debt ("Aggregate Value") to (i) EBITDA and (ii) shareholder's equity book value as adjusted for total debt and intangible assets ("Invested Book Capital"). Morgan Stanley noted that, the multiple of Aggregate Value to estimated 1999

EBITDA was 7.1x for the 1997 Estimates and 13.8x for the Consensus Estimates, compared to a range of 7.6x to 10.3x, with a mean of 9.3x, for the Satellite Comparables; the multiple of Aggregate Value to estimated 2000 EBITDA was 5.3x for the 1997 Estimates and 8.7x for the Consensus Estimates, compared to a range of 5.2x to 8.0x, with a mean of 6.6x, for the Satellite Comparables; and the multiple of Aggregate Value to Invested Book Capital was 1.2x for Orion, compared to a range of 2.4x to 5.1x, with a mean of 3.6x, for the Satellite Comparables.

   No company utilized as a comparison in the comparable company analysis is identical to Orion. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Orion and the Satellite Comparables and other factors that could affect public trading characteristics of the Satellite Comparables. Mathematical analysis (such as determining the average or the mean) is thus not in itself the sole method of using the comparable company analysis.

   Comparable Transaction Analysis. Using publicly available information, Morgan Stanley reviewed the PanAmSat and Hughes Galaxy transaction, which was the only transaction that Morgan Stanley considered comparable to the Merger. Morgan Stanley noted that in such transaction, using forecasts developed by securities analysts, Hughes Electronics effectively paid 9.9x 2-year forward EBITDA, 7.5x 3-year forward EBITDA and 6.7x 4-year forward EBITDA for PanAmSat on an Aggregate Value basis. Applying these multiples to 2-year, 3-year, and 4-year forward EBITDA estimates from the 1997 Estimates and the Consensus Estimates, Morgan Stanley computed per share values for Orion ranging from $12.00 to $24.00. Morgan Stanley also noted that Hughes Electronics effectively paid a multiple of 2.4x PanAmSat's estimated June 30, 1997 invested book capital as compared to 1.4x for the Merger. Morgan Stanley noted that the PanAmSat and Hughes Galaxy transaction is not identical to the Merger and that any comparison of such transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Orion and PanAmSat that could affect the acquisition value of Orion as compared to PanAmSat.

   Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of Orion for the fiscal years ended 1998 through 2006 based on the 1997 Estimates. Unlevered free cash flows were calculated as net income available to common stockholders plus preferred stock dividends plus depreciation and amortization plus deferred taxes plus other noncash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. Morgan Stanley calculated terminal values by applying a range of EBITDA multiples in fiscal 2006 from 7.0x to 9.0x. The cash-flow streams and terminal values were then discounted to the present using a range of discount rates from 17.5% to 22.5%, representing an estimated weighted average cost of capital range of Orion. Based on this analysis, Morgan Stanley calculated per share values for Orion ranging from $16.25 to $35.17. Morgan Stanley also derived an implied per share equity value for Orion based on applying certain sensitivities to the forecasts provided by Orion's management, which indicated an implied per share equity value ranging from $6.21 to $32.65.

   Loral Valuation. Morgan Stanley analyzed the valuation of Loral by applying discounted cash flow and trading analyses to the Space Systems/Loral and Skynet businesses of Loral, a discounted cash flow analysis to the CyberStar business of Loral and current market value and discounted cash flow analyses to the Globalstar investment of Loral. Morgan Stanley based the discounted cash flow analyses on Loral management's forecasts and applied applicable terminal EBITDA multiples and discount rate for each business, taken separately. Utilizing these analyses, Morgan Stanley calculated per share values for Loral ranging from $18.29 to $22.42.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Orion, Loral or Globalstar.

   In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Orion, Loral or Globalstar. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of the Morgan Stanley Opinion and were provided to the Orion Board in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Orion, Loral or Globalstar might actually be sold. Because such estimates are inherently subject to uncertainty, none of Orion, Loral, Globalstar or Morgan Stanley nor any other person assumes responsibility for their accuracy. In addition, as described above, the Morgan Stanley Opinion, including Morgan Stanley's presentation to the Orion Board, was one of many factors taken into consideration by the Orion Board in making its determination to approve the Merger. Consequently, Morgan Stanley's analyses described above should not be viewed as determinative of the opinion of the Orion Board with respect to the value of Orion, Loral or Globalstar.

   The Orion Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of Orion, Loral or Globalstar. In the past, Morgan Stanley and its affiliates have provided financial advisory and investment banking services to Orion, for which services Morgan Stanley has received customary fees, including acting as lead underwriter in connection with a public offering of high-yield notes and warrants in January 1997 for which Morgan Stanley earned an underwriting discount and commission of $16.8 million.

   Pursuant to an engagement letter between Orion and Morgan Stanley, Orion agreed to pay Morgan Stanley (i) an advisory fee estimated to be $250,000 in the event the Merger is not consummated, and (ii) if the Merger is consummated, a transaction fee equal to approximately $4.8 million, assuming a $17.50 price per share at closing. This transaction fee will vary depending on the Determination Price, and consequently the value per share received by Orion stockholders, at closing. In addition to the foregoing compensation, Orion agreed to reimburse Morgan Stanley for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

LORAL'S REASONS FOR THE TRANSACTIONS

   Loral is undertaking the Merger in furtherance of its long-term strategy to expand the range of its geosynchronous satellite service businesses internationally. Orion's business was deemed an attractive acquisition candidate because of the orbital location of Orion 1 and the proposed locations for the Orion satellites under construction, the experience of Orion management and personnel in European operations, the expertise of Orion in value added satellite services and satellite-supported data networking, all of which, Loral believes, will complement the businesses of Skynet and CyberStar. Loral also believes that the business of Orion will benefit from the market position and marketing expertise of Skynet, the technological expertise of SS/L and the superior financial resources of Loral.

CONVERSION OF ORION CAPITAL STOCK

   Exchange Ratio. At the Effective Time, each share of Orion Common Stock issued and outstanding immediately prior to the Effective Time, excluding treasury shares and shares owned by Loral or any subsidiary of Loral, will be converted into the right to receive that number of fully paid and nonassessable shares of Loral Common Stock equal to the Exchange Ratio. Shares of Orion Capital Stock owned by

Loral or any subsidiary of Loral will be converted into the right to receive such fully paid and nonassessable shares of the Surviving Corporation as necessary in order to ensure that such entity's proportionate interest in the Surviving Corporation immediately after the Effective Time will be equal to such entity's proportionate interest in Orion immediately prior to the Effective Time.

   Pursuant to the terms of the Merger Agreement, the Exchange Ratio is determined as follows:

     (i) if the average of the volume-weighted average trading prices of Loral Common Stock for the twenty consecutive trading days on which trading of Loral Common Stock occurs ending the tenth trading day immediately prior to the closing date for the Merger (the "Determination Price") is less than $24.458 but greater than $16.305, the Exchange Ratio is the quotient obtained by dividing $17.50 by the Determination Price;

     (ii) if the Determination Price is equal to or greater than $24.458, the Exchange Ratio is 0.71553; and

     (iii) if the Determination Price is equal to or less than $16.305, the Exchange Ratio is 1.07329.

   For each whole dollar Determination Price from $15 through $26, as well as for a Determination Price equal to $16.305, $20.3815 and $24.458 (the low, middle and high end of the Determination Price range), the following table sets forth (i) Exchange Ratio and (ii) the dollar value of each share of Loral Common Stock that Orion stockholders would receive in the Merger in exchange for shares of Orion Common Stock:


                                               EFFECT OF EXCHANGE RATIO
                                               ------------------------
      LORAL                   MARKET VALUE
     COMMON                  OF LORAL COMMON                     LORAL
      STOCK                  STOCK ISSUED TO       ORION        COMMON
 DETERMINATION    EXCHANGE        ORION           COMMON         STOCK
      PRICE         RATIO     STOCKHOLDERS         STOCK      EQUIVALENT
   ----------------------------------------- ---------------  ----------
      $15.00       1.07329       $16.10         100      107.329
      $16.00       1.07329       $17.17         100      107.329
      $16.305      1.07329       $17.50         100      107.329
      $17.00       1.02941       $17.50         100      102.941
      $18.00       0.97222       $17.50         100       97.222
      $19.00       0.92105       $17.50         100       92.105
      $20.00       0.875         $17.50         100       87.5
      $20.3815     0.85862       $17.50         100       85.862
      $21.00       0.83333       $17.50         100       83.333
      $22.00       0.79545       $17.50         100       79.545
      $23.00       0.76087       $17.50         100       76.087
      $24.00       0.72917       $17.50         100       72.917
      $24.458      0.71553       $17.50         100       71.553
      $25.00       0.71553       $17.89         100       71.553
      $26.00       0.71553       $18.60         100       71.553

   As the above table illustrates, so long as the Determination Price of Loral Common Stock remains between $16.305 and $24.458, the intended economic effect of the Merger is to provide Orion stockholders with $17.50 worth of Loral Common Stock in exchange for each share of Orion Common Stock. As the above table also illustrates, if the Determination Price of Loral Common Stock is greater than $24.458, or less than $16.305, Orion stockholders will receive a maximum of 1.07329 and a minimum of 0.71553 shares, respectively, of Loral Common Stock in exchange for each share of Orion Common Stock, which would provide Orion stockholders with Loral Common Stock having a value that is greater than $17.50 (in the case of a Determination Price greater than $24.458) or less than $17.50 (in the case of a Determination Price less than $16.305).

   By way of illustration, if the Merger occurred as of February 12, 1998 and all Orion stockholders exchanged their Orion stock (excluding treasury shares and shares owned by Loral or its subsidiaries), there would have been approximately 24,878,000 shares of Orion Common Stock exchanged for Loral Common Stock. Based on assumed Determination Prices of $15 and $26, the approximately 24,878,000 shares of Orion Common Stock would have been exchanged for 26,701,309 (representing a beneficial ownership of approximately 13.3% of Loral Common Stock) and 17,800,956 shares of Loral Common Stock (representing a beneficial ownership of approximately 8.9% of Loral Common Stock), respectively.

   From February 23, 1998 until the date of the Merger, Orion stockholders can call (301) 721-2626 and listen to a recording of what the Exchange Ratio would be if the Merger occurred on the day of the phone call.

   Each share of Orion Preferred Stock issued and outstanding immediately prior to the Effective Time, excluding treasury shares and shares owned by Loral or any subsidiary of Loral, will be converted into the right to receive the number of fully paid and nonassessable shares of Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion Common Stock into which such share of Orion Preferred Stock was convertible immediately prior to the Effective Time.

   Each share of Loral Common Stock issued in connection with the Merger will be accompanied by one Loral Right.

   Possible Adjustments. If, prior to the Effective Time, the outstanding number of shares of Orion Capital Stock or Loral Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a Record Date within such period, the Exchange Ratio shall be adjusted accordingly to provide the holders of shares of Orion Capital Stock with the same economic effect as contemplated by the Merger Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

   Fractional Shares. No fractional share of Loral Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder entitled to receive a fractional share will be paid cash (without interest) in an amount equal to the product of (a) such fractional interest to which such holder otherwise would be entitled and (b) the last sales price per share of Loral Common Stock on the NYSE Composite Transactions reporting system for the closing date of the Merger. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Loral shall cause the Surviving Corporation to deposit with the Exchange Agent the cash necessary for such purpose and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to the terms of the Merger Agreement.

   Interest and Dividend Shares. To the extent that any interest accrued or payable with respect to the Debentures or any dividends accrued or payable with respect to the Orion Series C Preferred Stock, in each case which are payable in the form of common stock, have not been paid as of the closing date, such interest and dividends shall be converted into the right to receive the number of shares of fully paid and non-assessable Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion Common stock that would have been issued if such interest or dividends had been paid immediately prior to the Effective Time or, to the extent such interest or dividends cannot be converted under the terms of their governing instruments, such interest and dividends shall be paid in Orion Common Stock immediately prior to the Effective Time and converted as Orion Common Stock.

EXCHANGE OF CERTIFICATES IN THE MERGER

   As of the Effective Time, all shares of Orion Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and, immediately prior to the Effective Time, each holder of a certificate representing any such shares of Orion Capital Stock shall cease to have any rights with respect thereto, except as otherwise provided in the Merger Agreement or by law. Loral shall, on behalf of Merger Subsidiary, deposit with the Exchange Agent for the benefit of the holders of shares of Orion Capital Stock, excluding treasury shares and shares owned by Loral or any subsidiary of Loral, the shares of Loral Common Stock issuable pursuant to the Merger Agreement plus cash in an amount sufficient to make payment for fractional shares. Promptly after the Effective Time, the Exchange Agent will mail a transmittal letter and instructions to each holder of record of certificates which immediately prior to the Effective Time represented outstanding shares of Orion Capital Stock. Upon surrender to the Exchange Agent of a certificate which immediately prior to the Effective Time represented outstanding shares of Orion Capital Stock, together with such letter of transmittal duly executed, and any other required documents, the holder of such certificate shall be entitled to receive in exchange therefor the applicable merger consideration and such certificate shall forthwith be canceled. ORION STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL LETTER AND INSTRUCTIONS ARE RECEIVED. Until surrendered in accordance with the provisions of the Merger Agreement, each certificate shall represent for all purposes only the right to receive the applicable merger consideration, without any interest thereon. In the event any certificate evidencing shares of Orion Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the person claiming such lost, stolen or destroyed certificate and the granting of a reasonable indemnity against any claim that may be made against Loral or the Exchange Agent with respect to such certificate, Loral shall cause the Exchange Agent to pay to such person the merger consideration with respect to such lost, stolen or destroyed certificate.

CONVERSION OF OPTIONS AND WARRANTS; STOCK PURCHASE PLAN

   As of the Effective Time (i) each outstanding option to purchase Orion Common Stock (an "Option") will be converted into an option (a "Converted Option") to acquire, on the same terms and conditions that were applicable under such Option, a number of whole shares of Loral Common Stock equal to the product of the aggregate number of shares of Orion Common Stock for which such Option was exercisable multiplied by the Exchange Ratio; and (ii) the exercise price per share of Loral Common Stock issuable pursuant to each Option shall be equal to the aggregate exercise price of such Option at the Effective Time divided by the number of shares of Loral Common Stock for which such Option shall be exercisable as determined above and rounded to the next highest whole cent. Each outstanding warrant to purchase Orion Common Stock (a "Warrant") will be converted into a warrant (a "Converted Warrant") to acquire on the same terms and conditions that were applicable under such Warrant, a number of whole shares of Loral Common Stock equal to the product of the aggregate number of shares of Orion Common Stock for which such warrant was exercisable times the Exchange Ratio, and the exercise price per share of Loral Common Stock issuable pursuant to such Warrant shall be equal to the aggregate exercise price for such Warrant at the Effective Time divided by the number of shares of Loral Common Stock for which such Warrant shall be exercisable as determined above and rounded to the next highest whole cent.

   No Option or Warrant shall be exercisable for fractional shares. Each holder of an Option or Warrant exercisable for a fractional share of Loral Common Stock shall be entitled to receive, upon exercise thereof, an offset against the aggregate exercise price of the Option or Warrant being exercised equal to the product of the fraction of a share of Loral Common Stock to which a holder of such Option or Warrant would be entitled to receive times the excess of the closing price of a share of Loral Common Stock as reported on the NYSE on the date of exercise over the exercise price for such Option or Warrant.

   Loral, on behalf of Merger Subsidiary, will take all corporate action necessary to reserve for issuance a sufficient number of shares of Loral Common Stock for delivery upon exercise of the Options and Warrants. Loral will file one or more registration statements on Form S-8 to become effective as soon as practicable after the Effective Time, with respect to the Loral Common Stock subject to Options granted under the Orion stock option plans and will use all reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. As soon as practicable following the Effective Time, Loral shall, on behalf of Merger Subsidiary, take such other actions as are reasonably necessary to revise and adjust each Option and each Warrant, including providing the holder of each Option and each Warrant with an appropriate option agreement or warrant agreement, respectively, or amendment to existing option agreement or warrant agreement, respectively. Except as set forth in the Merger Agreement, the conversion of Options shall not give the holders of such Options additional benefits or additional vesting rights which they did not have immediately prior to the Effective Time or relieve the holders of obligations or restrictions applicable to their Options or the shares obtainable upon exercise of the Options.

   In connection with the Merger, Orion has amended its employee stock option plans to provide that in the event an optionee's employment is terminated within two years after a "Change in Control" (as defined) by Orion other than for "Cause" (as defined) or by the optionee for "Good Reason" (as defined), all non-vested Options held by the optionee under such plans will immediately vest. "Cause" includes certain criminal acts, willfully failure to perform material assigned duties and gross or willful misconduct that causes substantial harm to Orion's business. "Good Reason" means any reduction in optionee's base salary (with certain exceptions), substantially reduction of responsibilities or relocation outside the metropolitan areas in which offices of Orion were located immediately prior to the Change in Control.

   Effective as of the last trading day of Orion Common Stock prior to the Effective Time, the then applicable payroll deduction period, as defined in Orion's 1996 Employee Stock Purchase Plan, shall be terminated and the rights of all participating employees shall be deemed to be automatically exercised as of such last trading day of Orion Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   Certain members of Orion's management and Board of Directors have certain interests in the Merger that are in addition to the interests of stockholders of Orion generally. These interests arise from, among other things, certain employee benefit plans and indemnification and insurance arrangements which Loral will assume or has agreed to provide after the Merger.

   As of the Record Date, directors and executive officers of Orion owned (i) 2,363,698 shares of Orion Common Stock and 1,454 shares of Orion Preferred Stock (for which they will receive the same consideration as other Orion stockholders) and (ii) options to acquire 901,236 shares of Orion Common Stock. The stock and options held by such directors and executive officers will be treated in the Merger in a manner identical to stock and options held by other persons, except that directors and executive officers of Orion, as affiliates of Orion for purposes of Rule 145 under the Securities Act, will be subject to certain limitations on resale of Loral Common Stock and that, under the proposed amendments to the Director Option Plan (see "Amendments to Director Option Plan"), options issued to Orion's directors under the Director Option Plan will vest upon consummation of the Merger instead of at the next annual meeting of Orion stockholders.

   As a condition to entering into the Merger Agreement, Loral required certain stockholders of Orion to enter into the Principal Stockholder Agreement pursuant to which such stockholders (i) agreed to vote their shares of Orion Common Stock in favor of the approval of the Merger Agreement and against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between Orion and any person or entity (other than Loral and Merger Subsidiary) or any other action or agreement that would result in a breach of the Merger Agreement or result in any condition of the Merger Agreement not being fulfilled, (ii) granted irrevocable proxies in favor of Loral and Merger Subsidiary to so vote their shares, (iii) granted to Loral an option to purchase such stockholders' shares of Orion Common Stock and Orion Preferred Stock for the Exchange Ratio, and (iv) one such stockholder, British Aerospace Holdings, Inc., granted to Loral an option to require the conversion of all (but not less than all) of its Debentures into Orion Common Stock and, upon such conversion, the option to purchase such shares for the Exchange Ratio. The options described in (iii) and (iv) above may only be exercised upon the occurrence of certain events, which generally relate to, or are designed to culminate in, the acquisition of control of, or a significant equity interest in or significant assets of, Orion by a third party. See "The Principal Stockholder Agreement." See "The Merger Agreement and Principal Stockholder Agreement -- Principal Stockholder Agreement."

   Under the Merger Agreement, Loral and Orion have agreed that the certificate of incorporation and bylaws of the Surviving Corporation will contain the provisions for indemnification set forth in Orion's certificate of incorporation and bylaws for a period of six years after the Effective Time unless otherwise required by law. Loral has agreed to cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors and employees of Orion and Orion's subsidiaries against losses arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under Delaware law, and agreed to maintain in effect for six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Orion with respect to matters occurring prior to the Effective Time.

   In addition, Loral has agreed to cause the Surviving Corporation to provide employee benefits under plans, programs and arrangements, which, in the aggregate, will provide benefits to the employees of Orion and its subsidiaries, which are not less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of Orion in effect on the date of the Merger Agreement.

   Loral has also acknowledged and agreed that prior to the Effective Time, Orion will take all actions as may be necessary to cause (i) all participants to become fully vested in their benefits under Orion's 401(k) plan, and (ii) employer contributions to be made with respect to periods prior to the Effective Time to Orion's 401(k) plan to the extent that such contributions would be made if the participants were employed by Orion on the last day of the calendar year in which the closing occurs.

   In addition, SS/L owned, as of February 12, 1998, 588,235 shares of Orion Common Stock, equal to approximately 2.7% of the voting stock of Orion outstanding as of such date.

   Loral has agreed to pay a $1 million finder's fee to C.E. Unterberg, Towbin in connection with the Merger. A. Robert Towbin, a principal of C.E. Unterberg, Towbin, is a director of Globalstar.

FEES AND EXPENSES

   All fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereunder shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

ACCOUNTING TREATMENT

   The Merger will be accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price of Orion, including direct costs of the Merger, will be allocated to the identifiable assets acquired and liabilities assumed based upon their estimated relative fair values, with the excess purchase consideration allocated to goodwill. The results of Loral's operations will include the results of operations of Orion commencing at the Effective Time.

   The Pro Forma Financial Data describing the pro forma effects of the Merger appearing elsewhere in this Proxy Statement/Prospectus are based upon certain assumptions and allocate the purchase price to assets and liabilities based upon their historical values, pending completion of an independent valuation and allocation of their respective fair values, which are not expected to result in material adjustments. The unaudited pro forma adjustments and combined amounts are included for informational purposes only. If the Merger is consummated, Loral's financial statements will reflect the effects of acquisition adjustments only from the Effective Time. The actual allocation of the purchase price may differ significantly from the allocation reflected in the Pro Forma Financial Data.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

   General. The following discussion summarizes certain material U.S. federal income tax consequences of the Merger to U.S. holders of Orion Common Stock and Orion Preferred Stock (assuming such Orion Common Stock and Orion Preferred Stock are held as capital assets) and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of the Merger. The discussion is for general information purposes only and does not take into account the particular circumstances of any individual holder of Orion Common Stock and Orion Preferred Stock and does not address the tax consequences that may be relevant to holders of Orion Common Stock and Orion Preferred Stock with special tax status, including but not limited to financial institutions, insurance companies, dealers in securities, holders that are not citizens or residents of the United States and tax-exempt entities, or to holders that acquired Orion Common Stock upon the exercise of employee stock options or otherwise as compensation. Moreover, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Additionally, the tax consequences to holders of stock options are not discussed.

   The discussion is based on the Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date of the Tax Opinion (see below). All of the foregoing are subject to change and any such change could adversely affect the opinions expressed in the Tax Opinion retroactively. Holders of Orion Common Stock and Orion Preferred Stock are urged to consult with their own tax advisors regarding the tax consequences of the Merger to them, including the effects of federal, state, local, foreign and other tax laws.

   TAX TREATMENT UNCERTAIN DUE TO SPECIAL CONSIDERATIONS. The U.S. federal income tax treatment of the Merger is uncertain due to special considerations discussed below because of Loral's status as a foreign corporation. Subject to such considerations, Orion and Loral expect that the Merger would constitute a "reorganization" within the meaning of Section 368(a) of the Code and that for U.S. federal income tax purposes no gain or loss would be recognized by U.S. stockholders of Orion upon the receipt of Loral Common Stock in exchange for Orion Common Stock or Orion Preferred Stock pursuant to the Merger (except with respect to the receipt of cash by a holder of Orion Common Stock or Orion Preferred Stock in lieu of a fractional share interest in Loral Common Stock).

   However, special considerations under Section 367 of the Code because of Loral's status as a foreign corporation may result in the Merger not constituting a "reorganization" within the meaning of Section 368(a) of the Code, so that for U.S. federal income tax purposes gain, but not loss, would be recognized by U.S. stockholders of Orion upon the receipt of Loral Common Stock in exchange for Orion Common Stock or Orion Preferred Stock pursuant to the Merger. Such gain would be in an amount equal to the excess, if any, of the fair market value of the Loral Common Stock received over the Orion stockholders' adjusted tax basis in the Orion Common Stock or Orion Preferred Stock exchanged therefor. THERE CAN BE NO ASSURANCES AS TO WHETHER ORION STOCKHOLDERS WILL BE REQUIRED TO RECOGNIZE GAIN REALIZED FOR U.S. FEDERAL INCOME TAX PURPOSES AS A RESULT OF THE MERGER.

   Tax Treatment as a "Reorganization," EXCLUDING EFFECT OF SPECIAL CONSIDERATIONS. On or prior to the Effective Date, Ernst & Young LLP, tax advisor to Orion, is expected to deliver to Orion its opinion (the "Tax Opinion") addressing and limited to the following issues. Subject to the special considerations because of Loral's status as a foreign corporation under Section 367 of the Code: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, (ii) Loral, Merger Subsidiary and Orion will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no income, gain or loss will be recognized for U.S. federal income tax purposes by either Loral or Orion as a result of the Merger, (iv) no income, gain or loss will be recognized for U.S. federal income tax purposes by U.S. stockholders of Orion upon the exchange in the Merger of Orion Common Stock and Orion Preferred Stock solely for Loral Common Stock (except to the extent of any cash received in lieu of fractional shares), (v) the tax basis of Loral Common Stock received by each U.S. stockholder of Orion will be the same as the tax basis of such stockholder's Orion Common Stock and Orion Preferred Stock exchanged therefor, reduced by any amount allocable to a fractional share interest for which cash is received, and (vi) the holding period of Loral Common Stock in the hands of the U.S. stockholders of Orion will include the holding period of such stockholder's Orion Common Stock and Orion Preferred Stock exchanged therefor, provided that such Stock is held as a capital asset at the Effective Time.

   Special Tax Considerations. Because Loral (as a Bermuda company) is a foreign corporation, certain special rules under Section 367 of the Code regarding mergers involving foreign corporations apply to the Merger. In general, under Section 367 of the Code, gain realized by U.S. stockholders in an otherwise tax-free reorganization involving domestic and foreign corporations will be taxable unless the parties satisfy certain objective criteria set forth in relevant Treasury Regulations under Section 367 of the Code. Those criteria include, among other things, (i) the amount of Loral stock which is received by the domestic Orion stockholders in the Merger cannot exceed 50% of Loral's outstanding stock; (ii) the post-Merger amount of Loral stock held by certain 5% U.S. stockholders of Orion and U.S. officers and directors of Orion, both individually and collectively, in Loral cannot exceed 50% of Loral's outstanding stock (counting for this purpose Loral stock held or treated as held by those Orion stockholders, officers, and directors, prior to the Merger); and (iii) Loral must satisfy a detailed active trade or business requirement for the thirty-six month period immediately prior to the Merger (the "Active Trade or

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Business Requirement"). In addition, in order to defer recognition of gain each Orion stockholder owning five percent or more of the stock of Loral immediately after the Merger must enter into an agreement to recognize gain as of the Effective Time in the event Loral disposes of the Orion shares within a five (and in certain cases, ten) year period following the year in which the transfer takes place. Orion and Loral management believe that the limitations in clause (i) and (ii) above should be met with respect to the Merger.

   The Active Trade or Business Requirement is based on activities conducted outside the U.S. by a company directly or through one or more qualified subsidiaries and/or partnerships. Therefore, the determination of whether Loral satisfies the Active Trade or Business Requirement is based on numerous factual matters relating to the business conducted outside of the U.S. by Loral and its qualified subsidiaries and/or partnerships and the application of the relevant regulations and other interpretive guidance to such factual matters. In addition, the application of the Active Trade or Business Requirement to Loral's historical business activities is unclear because there is limited guidance as to the nature of the activities necessary to satisfy that rule. Furthermore, the IRS recognizes that it may be appropriate to treat transactions that substantially comply with the Active Trade or Business Requirement as non-taxable even though all aspects of the Active Trade or Business Requirement are not strictly satisfied. IRS regulations expressly invite companies who believe, as Loral and Orion do, that their transaction should not be taxable to apply for a tax ruling that the transaction will be treated as non-taxable. However, the IRS has not yet considered such a request. Accordingly, there is no guidance as to what circumstances the IRS will consider in determining whether it will treat a transaction as non-taxable. Without such guidance, Loral and Orion cannot determine how the IRS will treat the transaction.

   Therefore, under the Merger Agreement, Loral and Orion have agreed and plan to seek to obtain, a private letter ruling from the IRS that Loral will be treated as a corporation for purposes of Section 367(a) of the Code. The information to be collected in preparing the ruling request has not been completed. Depending on the additional information which is collected, the request will (i) seek a ruling that Loral satisfies the Active Trade or Business Requirement and/or (ii) request that the IRS exercise its authority under Section 367 regulations and treat Loral as a foreign corporation for purposes of Section 367(a) of the Code even though such requirement is not satisfied. If a ruling is obtained and all other applicable requirements are satisfied, the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code. In addition, Loral has agreed that it will not, and will not permit any of its subsidiaries, to intentionally take, fail to take, or cause to be taken or not taken any action within its control that would disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

   Loral and Orion do not expect to receive any such ruling until after the Effective Time. Loral and Orion intend to proceed with the Merger while such ruling is being sought, and receipt of a favorable ruling from the IRS is not a condition to consummation of the Merger. Loral and Orion intend to continue to pursue such ruling after the Effective Time, if necessary, and, if such ruling is received, they will notify any U.S. stockholder of Orion as of the Effective Time as to the outcome of the request. Unless a favorable ruling is obtained from the IRS, based on the facts as they exist as of the date of this Proxy Statement/Prospectus, Loral intends to take the position that the Merger is a taxable transaction and, accordingly, any Orion stockholders that realized gain, but not loss, as a result of the Merger will be required to recognize such gain for U.S. federal income tax purposes. The grant or denial of the proposed ruling request is within the discretion of the IRS and no comparable private rulings have ever been issued. Accordingly, there can be no assurance that a favorable ruling will be granted in this case.

   Tax Treatment ASSUMING GAIN ON THE MERGER MUST BE RECOGNIZED Due to Special Considerations. The Tax Opinion is expected to state that if the
Section 367 rules do require the recognition of gain: (i) each U.S. Orion stockholder recognize gain upon the receipt of Loral Common Stock in exchange for Orion Common Stock or Orion Preferred Stock pursuant to the Merger in an amount equal to the excess, if any, of the fair market value of the Loral Common Stock received over the Orion stockholders' adjusted tax basis in the Orion Common Stock or Orion Preferred Stock exchanged therefor, (ii) such gain will constitute long-term capital gain if, at the Effective Time, such stockholder's Orion Common Stock and Orion Preferred Stock is held as a capital asset and has been held for more

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than 18 months, (iii) any U.S. Orion stockholder that realizes a loss upon the receipt of Loral Common Stock in exchange for Orion Common Stock or Orion Preferred Stock pursuant to the Merger will not be entitled to recognize such loss for U.S. federal income tax purposes, (iv) any U.S. Orion stockholder that realizes gain for U.S. federal income tax purposes upon the Merger will have a tax basis in the Loral Common Stock received equal to its fair market value, and the holding period of Loral Common Stock in the hands of such Orion stockholder will begin on the day following the Effective Time, and (v) any U.S. Orion stockholder that realizes but is unable to recognize a loss for U.S. federal income tax purposes upon the exchange will have a tax basis in the Loral Common Stock received equal to the tax basis of such stockholder's Orion Common Stock and Orion Preferred Stock exchanged therefor, and the holding period of Loral Common Stock in the hands of such Orion stockholder will include the holding period of such stockholder's Orion Common Stock and Orion Preferred Stock exchanged therefor.

   Tax Treatment of Cash Received in Lieu of Fractional Shares. Regardless of the tax treatment of Loral Common Stock received by Orion stockholders discussed above, a holder of Orion Common Stock and Orion Preferred Stock who receives cash in lieu of a fractional share of Loral Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such stockholder's fractional share of Loral Common Stock. Such gain or loss will constitute long-term capital gain or loss if, at the Effective Time, such stockholder's Orion Common Stock and Orion Preferred Stock is held as a capital asset and has been held for more than 18 months.

   Opinion of Tax Advisors Based on Representations made by Orion and Loral and on Current Law. The Tax Opinion referred to above is based on representations made by Orion, Loral and certain significant Orion stockholders, which representations Ernst & Young LLP has not independently verified. The Tax Opinion is based upon the Merger taking place as described in the Merger Agreement and that certain factual matters with respect to Loral, Merger Subsidiary and Orion, respectively, described in certain representation letters to be delivered to Ernst & Young LLP prior to the issuance of its Tax Opinion, will be true, complete and correct as of the Effective Time. Such representation letters include, among other things, representations relating to the continued ownership of a sufficient amount of Loral stock by historic stockholders of Orion, the absence of plans to engage in certain transactions with respect to Merger Subsidiary and the assets of Orion, the continued operation of Orion's historic business after the Merger, payment of Merger expenses, limitation on cash paid for fractional shares in connection with the Merger, and the nature of compensation paid to employee-stockholders and the officers and directors of Orion after the Merger. The Tax Opinion will be based on current laws and interpretations thereof as of the date of the Tax Opinion, including the Code, the regulations promulgated thereunder, administrative rulings and practice and judicial authority. All of these authorities are subject to change, possibly with an adverse effect on the opinions expressed in the Tax Opinion that could be applied retroactively. Ernst & Young LLP is not responsible for updating its opinion for any such change which may occur subsequently to the date of the Tax Opinion. The Tax Opinion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected in such opinions or that such opinions will be upheld by the courts if challenged by the IRS.

   THE DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGE, WHICH MAY OR MAY NOT BE RETROACTIVE, COULD ALTER THE TAX CONSEQUENCES DESCRIBED ABOVE. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

TAXATION OF LORAL AND ITS STOCKHOLDERS

   The discussion of U.S. tax law is based upon the opinion of Willkie Farr & Gallagher, special U.S. counsel to Loral. The summary of certain Bermuda tax consequences is based upon the opinion of Appleby, Spurling & Kempe, Bermuda counsel to Loral.

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
UNITED STATES TAX CONSIDERATIONS

   Taxation of Loral. Loral will be subject to U.S. Federal, state and local income taxation at regular corporate rates on any income that is effectively connected with the conduct of a U.S. trade or business. When such income is deemed removed from the U.S. business, it will be subject to an additional 30 percent "branch profits" tax. Based upon counsel's opinion as to the source of income and effective connection rules that are applicable, Loral expects that a significant portion of its income will be from foreign sources and will not be effectively connected with the conduct of a U.S. trade or business. The IRS may disagree and/or may promulgate regulations that would recharacterize a substantial portion of Loral's income as from United States sources and as effectively connected with a U.S. trade or business so as to subject that income to regular United States income and branch profits taxes.

   Any U.S. subsidiaries, such as SS/L and Orion, will be subject to regular U.S. taxes on their worldwide income. In addition, a 30% U.S. withholding tax will be imposed on dividends and interest paid by such corporations to Loral.

   Loral expects that a significant portion of its worldwide income will not be subject to tax by the United States, Bermuda or by other countries from which it derives income. However, some portion of Loral's income from sources outside the United States, realized through Globalstar or otherwise, will be subject to taxation by foreign countries and the extent to which certain countries may require Loral or Globalstar to pay tax or to make payments in lieu of tax cannot be determined in advance.

   Taxation of Non-U.S. Securityholders in Loral. A non-U.S. resident alien individual, a non-U.S. corporation, a non-U.S. trust or a non-U.S. estate holding shares in Loral (a "Securityholder") will not be subject to U.S. Federal income taxation on payments of dividends on the shares he holds in Loral unless those payments are (i) effectively connected with the conduct by the Securityholder of a trade or business in the United States or (ii) 25% or more of Loral's gross income for a certain period (generally three years) prior to the year of the payment was treated as effectively connected with trades or businesses conducted by Loral in the United States. In this latter case, a proportionate part of any payment, corresponding to the percentage of Loral's gross income that is deemed effectively connected with Loral's United States trades and businesses, would be subject to a 30% (or lower treaty rate) U.S. withholding tax. Consistent with the discussion above, Loral expects that less than 25% of its income in any year will be effectively connected with the conduct of a trade or business in the United States.

   In addition, such a non-U.S. Securityholder will not be subject to U.S. Federal income taxation on gains realized by the Securityholder on a sale or exchange of Shares he holds in Loral unless the sale of such shares is attributable to an office or fixed place of business maintained by the Securityholder in the United States or the Securityholder is an individual who is present in the United States for 183 or more days during the year of sale and who have either a tax home or an office or other fixed place of business in the United States to which the offer or exchange is attributable. The determination of whether a Securityholder is engaged in the conduct of a trade or business in the United States or whether the sale of a Securityholder's shares in Loral is attributable to an office or fixed place of business of the Securityholder in the United States depends on the facts and circumstances of each Securityholder's case. Each Securityholder should consult with his own tax advisor to determine whether his payments or gains with respect to a Security will be subject to U.S. federal income taxation.

   Taxation of United States Securityholders in Loral. A Securityholder holding a share in Loral as a capital asset will recognize capital gain or loss on a sale or other disposition of the share in Loral (other than in certain limited circumstances on a redemption by Loral).

   To the extent Loral has undistributed current or accumulated earnings and profits, payment of dividends with respect to Loral's shares will be taxable dividend income to a Securityholder. Because Loral is not incorporated in the United States, the payments that are treated as dividends will not be eligible for the dividends received deduction.

BERMUDA TAX CONSIDERATIONS

   There is no Bermuda income tax, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate or stamp duty or inheritance tax payable by Loral or the holders of shares in Loral (other than holders who are ordinarily resident in Bermuda).

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
   Loral has obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, a certificate confirming that, in the event of there being enacted in Bermuda, any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to Loral or to any of its operations, or other obligations of Loral except insofar as such tax applies to persons ordinarily resident in Bermuda and holding shares in Loral or other obligations, or to any land in Bermuda leased or let to Loral.

   Loral has been classified as non-resident of the Bermuda exchange control area by the Bermuda Monetary Authority. The transfer of shares between persons regarded as non-resident of Bermuda for exchange control purposes and the issue and redemption of shares to and by such persons may be effected without specific consents under the Exchange Control Act 1972 of Bermuda and Regulations made thereunder. Transfers involving any person regarded as resident in Bermuda for exchange control purposes requires specific authorization under that Act. Loral by virtue of being a non-resident of Bermuda for exchange control purposes, is free to acquire, hold and sell any foreign currency, securities and other investments without restrictions.

RESALE OF LORAL COMMON STOCK

   The Loral Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Orion stockholder who, prior to the Merger, may be deemed an affiliate of Orion (an "Affiliate") as such term is defined under the Securities Act. Orion will use its reasonable efforts to cause each Affiliate to enter into an agreement with Loral providing that such Affiliate will not transfer any Loral Common Stock received in the Merger except in compliance with the Securities Act. Persons who may be deemed to be affiliates of Orion generally include individuals or entities that control, are controlled by, or are under common control with, Orion and may include certain officers and directors of Orion as well as principal stockholders of Orion.

   Pursuant to the Principal Stockholder Agreement, BAe and Loral have agreed to consult and cooperate with respect to the orderly disposition of shares of Loral Common Stock obtained by BAe. BAe has agreed that for a period of twelve months from the date it acquires the shares of Loral Common Stock it will not and will cause each of its affiliates not to transfer any shares of Loral Common Stock other than by means of a block trade (or a series of block trades) with an entity that qualifies as a block trade positioner (as defined). BAe will consult with Loral prior to such sale and seek the consent of Loral to such sale, which consent shall not be unreasonably withheld, conditioned or delayed. As an alternative to conducting block trades, BAe has the right to sell all (but not less than all) of its shares of Loral Common Stock pursuant to an underwritten sale with an underwriter reasonably acceptable to Loral. In addition, all of the stockholder parties to the Principal Stockholder Agreement have agreed pursuant to such agreement not to transfer Loral Common Stock received in the Merger except in compliance with the Securities Act.

LISTING

   It is a condition to the Merger that the shares of Loral Common Stock to be issued in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

CERTAIN EFFECTS OF THE PRINCIPAL STOCKHOLDER AGREEMENT AND TERMINATION FEE

   As a condition to entering into the Merger Agreement, Loral required certain stockholders of Orion to enter into the Principal Stockholder Agreement pursuant to which such stockholders (i) agreed to vote their shares of Orion Common Stock in favor of the approval of the Merger Agreement and against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between Orion and any person or entity (other than Loral and Merger Subsidiary) or any other action or agreement that would result in a breach of the Merger Agreement or result in any condition of the Merger Agreement not being fulfilled, (ii) granted irrevocable proxies in favor of Loral and Merger Subsidiary to so vote their shares, (iii) granted to Loral an option to purchase such

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
stockholders' shares of Orion Common Stock and Orion Preferred Stock for the Exchange Ratio, and (iv) one such stockholder, BAe, granted to Loral an option to require the conversion of all (but not less than all) of its Debentures into Orion Common Stock and, upon such conversion, the option to purchase such shares for the Exchange Ratio. The options described in (iii) and (iv) above may only be exercised upon the occurrence of certain events, which generally relate to, or are designed to culminate in, the acquisition of control of, or a significant equity interest in or significant assets of, Orion by a third party. See "The Principal Stockholder Agreement."

   Certain aspects of the Principal Stockholder Agreement, as well as certain aspects of the $20 million termination fee payable by Orion provided for in the Merger Agreement, may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in Orion from considering or proposing such an acquisition. See "The Merger Agreement -- Termination; Fees and Expenses" and "The Principal Stockholder Agreement -- Exercise of the Option."

CERTAIN LEGAL MATTERS

   Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The required waiting period under the HSR Act expired on November 21, 1997.

   Notwithstanding the expiration of the HSR waiting period, state Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Loral and Orion relating to the businesses in which Loral, Orion and their respective subsidiaries are engaged, Loral and Orion believe that the consummation of the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that Loral and Orion will prevail.

   On October 16, 1997 Loral and Orion filed an application with the Federal Communications Commission ("FCC") seeking consent for Loral to acquire control of Orion and its affiliates. On October 22, 1997 the FCC placed the application on public notice and sought oppositions or petitions from interested parties with respect to the application within thirty (30) days. No comments were filed in response to the FCC's public notice by November 21, 1997. Despite the passage of the filing deadline, there can be no assurance that parties will not file pleadings challenging grant of the application and, if such pleadings are filed, that the FCC will not consider any issues raised before acting on the application.

   Although Loral anticipates that the FCC will grant the application, there can be no assurance that the FCC will do so. The FCC may, sua sponte, reject the application or place materially adverse conditions on any grant. Despite the fact that Loral and Orion seek to consummate the merger as promptly as practicable, the FCC may delay acting on the application. If the application is approved by the FCC, third parties may seek reconsideration or appeal of the FCC decision. There can be no assurance that these challenges will not prove successful.

   Neither Loral nor Orion is aware of any other federal or state regulatory requirements or other requisitive approvals that may be required for consummation of the Merger except as described above. Should any such requirement or approval be required, it is presently contemplated that such requirement or approval would be sought. There can be no assurance, however, that any such requirement or approval, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

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
           THE MERGER AGREEMENT AND PRINCIPAL STOCKHOLDER AGREEMENT

   This section of the Proxy Statement/Prospectus describes all material terms of the Merger Agreement and the Principal Stockholder Agreement. The following description, however, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Principal Stockholder Agreement, which are attached hereto as Attachments A and B, respectively, and are incorporated herein by reference. Capitalized terms used herein and not otherwise defined have the meanings given to such terms in the Merger Agreement or the Principal Stockholder Agreement.

THE MERGER AGREEMENT

 General

   Subject to the terms and conditions of the Merger Agreement, Merger Subsidiary will be merged with and into Orion at the Effective Time. The separate corporate existence of Merger Subsidiary will then cease, and Orion will continue as the Surviving Corporation and a wholly-owned subsidiary of Loral. The name of the Surviving Corporation will be Loral Orion Network Systems, Inc.

   Certificate of Incorporation and Bylaws of Surviving Corporation. The Merger Agreement provides that the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time will become the certificate of incorporation of the Surviving Corporation. The bylaws of Merger Subsidiary in effect at the Effective Time will become the bylaws of the Surviving Corporation.

   Directors and Officers of Surviving Corporation. The directors of Merger Subsidiary (or such other or additional individuals as Loral may designate prior to the Effective Time) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and the officers of Merger Subsidiary (or such other or additional individuals as Loral may designate prior to the Effective Time) shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

 Effective Time

   The Merger will be consummated and become effective at the time of the filing of a certificate of merger pursuant to the DGCL with the Secretary of State of the State of Delaware, which will be filed as promptly as practicable on the closing date of the Merger.

 Representations and Warranties

   The Merger Agreement contains various representations and warranties of the parties thereto. The following summary lists the material representations and warranties contained in the Merger Agreement.

   The Merger Agreement includes representations and warranties by Orion as to, among other things, the following: (a) the corporate organization, standing and power of Orion and its subsidiaries; (b) the absence of violation of Orion's or its subsidiaries' respective certificates or articles of incorporation, bylaws or partnership agreements; (c) Orion's capitalization; (d) the power and authority of Orion to enter into and to perform its obligations under the Merger Agreement and the Principal Stockholder Agreement and the execution, delivery, performance and enforceability of the Merger Agreement by Orion and of the transactions contemplated thereunder; (e) the absence of conflict of the Merger Agreement or the Principal Stockholder Agreement with Orion's or its subsidiaries' certificate or articles of incorporation, bylaws or partnership agreement, with any law or with any agreement to which Orion or its subsidiaries are party or by which their assets are bound, and the absence (except as specified) of required governmental or third-party consents to the Merger;
(f) the accuracy of Orion's documents required to be filed with the Commission and the compliance of Orion's and its subsidiaries' financial statements with applicable accounting requirements; (g) the conduct of Orion's business in the ordinary course since June 30, 1997, and the absence of any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Orion and its subsidiaries since June 30, 1997; (h) the absence of pending or threatened litigation; (i) the compliance of Orion and its subsidiaries with applicable laws; (j) the existence of and compliance of Orion and its subsidiaries with all permits, licenses or approvals issued by governmental entities necessary to operate the Orion 1 satellite and to

                                       57
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construct, launch and operate Orion 2 and Orion 3 satellites; (k) the due payment of taxes and certain other tax matters; (l) the ownership of and rights to use certain intellectual property; (m) the validity and compliance of Orion and its subsidiaries with the terms of the material contracts of Orion and its subsidiaries; (n) the terms, existence, operations, liabilities and compliance with applicable laws of employee benefit plans of Orion and its subsidiaries, certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended (the "ERISA"), and certain labor matters; (o) the good and marketable title of Orion to its assets and properties; (p) the compliance of Orion and its subsidiaries with environmental laws; (q) the validity and compliance of Orion and its subsidiaries with their insurance policies; (r) the Board of Directors recommendation to stockholders to approve the Merger Agreement; (s) the opinion received by Orion from Morgan Stanley; (t) brokers and finders employed by Orion; and (u) the inapplicability of state takeover status and certain provisions.

   The Merger Agreement also includes representations and warranties by Loral as to, among other things, the following: (a) the corporate organization, standing and power of Loral and its subsidiaries; (b) the absence of violation of Loral's or its subsidiaries' respective certificate or articles of incorporation, bylaws or partnership agreements, (c) Loral's capitalization; (d) the power and authority of Loral to enter into and to perform its obligations under the Merger Agreement and the execution, delivery, performance and enforceability of the Merger Agreement by Loral and the transactions contemplated thereunder; (e) the absence of conflict of the Merger Agreement with Loral's memorandum of association, bye-laws, with any law or with any agreement to which Loral or its subsidiaries are party or by which their assets are bound, and the absence (except as specified) of required governmental or third-party consents to the Merger; (f) the accuracy of Loral's documents required to be filed with the Commission and the compliance of Loral's and its subsidiaries' financial statements with applicable accounting requirements; (g) the conduct of Loral's business in the ordinary course and the absence of any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Loral and its subsidiaries since June 30, 1997; (h) the absence of pending or threatened litigation; (i) the compliance of Loral and its subsidiaries with applicable laws; (j) the due payment of taxes and certain other tax matters; (k) the ownership of and rights to use certain intellectual property; (l) the validity and compliance of Loral and its subsidiaries with the terms of the material contracts of Loral and its subsidiaries; (m) the terms, existence, operations, liabilities and compliance with applicable laws of employee plans of Loral and its subsidiaries, and certain other matters relating to the ERISA; (n) qualification of Loral under the Communications Act of 1934, as amended (the "Communications Act") to own and operate its material assets, and (o) brokers and finders employed by Loral.

   The Merger Agreement also includes representations and warranties by Merger Subsidiary as to, among other things, (a) the corporate organization, standing and power of Merger Subsidiary; (b) the absence of violation of its certificate of incorporation or bylaws; (c) the power and authority of Merger Subsidiary to enter into and perform its obligations under the Merger Agreement and (d) the absence of conflict of the Merger Agreement with Merger Subsidiary's certificate of incorporation or bylaws, with any law or with any agreement to which Merger Subsidiary is party or by which its assets are bound, and the absence (except as specified) of required governmental or third-party consents to the Merger.

   The representations and warranties of each of the parties contain various customary exceptions for materiality, knowledge and previously disclosed information. The representations and warranties of each of the parties are deemed to be conditions to the Merger to the extent provided for in the Merger Agreement, but will not survive the Effective Time.

 Business of Orion Pending the Merger

   Orion has agreed that, among other things, prior to the Effective Time, except as expressly contemplated by the Merger Agreement or consented to in writing by Loral, Orion will, and Orion will cause each of its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice; (b) use its commercially reasonable efforts to preserve substantially intact its current business organization, to maintain its rights and franchises, retain the services of its current officers and other key employees and to maintain its relationships with its respective principal customers and suppliers; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and

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condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all tax returns required to be filed in a timely manner, and in a manner consistent with prior years and applicable laws and regulations;
(f) timely file with the Commission all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply with the Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; (g) operate its business in accordance with the terms of its licenses, the Communications Act and the FCC rules and policies and in all material respects with all other applicable laws; (h) use its commercially reasonable efforts to maintain each key Orion permit in effect until the applicable construction projects are complete except where (x) the loss of such key Orion permit or pending application would not, individually or in the aggregate, have a material adverse effect or (y) the maintenance of any such key Orion permit would require an expenditure which would be in violation of the Merger Agreement; (i) use its commercially reasonable efforts to enforce its rights to have the transmissions to and from satellites and major stations be free from interference from other radio communications facilities (existing or proposed), to the extent that such interference is prohibited by FCC rules or inconsistent with rights accorded its satellites under the International Telecommunication Union's radio regulations and shall promptly notify Loral of any actual or threatened interference; and (j) proceed in the ordinary course of business with all pending applications submitted by Orion or any of its subsidiaries with any Governmental Entity and use its commercially reasonable efforts to ensure that such applications are granted.

   Orion has agreed that, except as contemplated by the Merger Agreement and as previously disclosed to Loral or otherwise consented to in writing by Loral, prior to the Effective Time neither Orion nor any of its subsidiaries will:

   (a) (i) increase the periodic compensation payable to or to become payable to any of its directors or executive officers, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of the Merger Agreement) to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law;

   (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock, except as required under the Certificates of Designations with respect to the Orion Series C Preferred Stock, as presently in effect;

   (c) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except as specified); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

   (d) (i) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except as specified); or (ii) amend or otherwise modify the terms of any such rights, warrants or options;

   (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, (i) any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned subsidiary) thereof or any satellite or other spacecraft Orion has not, on the date of the Merger Agreement, previously agreed in writing to acquire, or otherwise acquire or agree to acquire any assets of any other person or (ii) make or commit to make any investments or capital expenditures, other than investments or capital expenditures: (A) contemplated by the 1997 written business plan previously furnished to Loral or by the

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1998 written business plan to be furnished to Loral (and the investments or capital expenditures of such plan shall be subject to Loral's approval, which shall not be unreasonably withheld or conditioned); (B) to replace any satellite lost in a launch or in orbit; (C) to continue capital programs now underway as described on Orion's schedules, plus additional expenses solely for change orders of up to 10% of the progress payments on each satellite remaining to be paid as of the date hereof; (D) purchase such terrestrial equipment as necessary to supply customers in the ordinary course; or (E) other investments or capital expenditures that do not exceed $500,000 in the aggregate for all such investments or expenditures that occur from the date of the Merger Agreement.

   (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its material assets except for dispositions in the ordinary course of business and consistent with past practice which do not exceed five hundred thousand dollars ($500,000) in the aggregate;

   (g) propose or adopt any amendments to its certificate of incorporation or its bylaws;

   (h) (i) make any significant change in any of its methods of accounting (other than in the ordinary course), or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed five hundred thousand dollars ($500,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1996, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles;

   (i) incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than purchase money indebtedness not to exceed five hundred thousand dollars ($500,000) in the aggregate, except in the ordinary course of business under existing loan agreements or capitalized leases, or prepay, before the scheduled maturity thereof, any of its long-term debt;

   (j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of such entity's affiliates (as defined in Rule 12(b)-2 under the Exchange Act) which involves the transfer of consideration or has a financial impact on such entity, other than pursuant to such agreements, arrangements, or understandings (i) existing on the date of the Merger Agreement or (ii) which are on terms that the Board of Directors of Orion determines in good faith to be equal to, or more favorable to Orion, than the terms that Orion would be able to obtain from third parties in similar transactions and/or for similar goods or services;

   (k) surrender, agree to allow to expire or be terminated, modify adversely, forfeit, or fail to use reasonable best efforts to renew or extend under regular terms any of the key Orion permits or violate or breach any key Orion permits in a manner that would give valid grounds to the FCC or any Governmental Entity (as defined in the Merger Agreement) to institute any proceeding for the revocation, suspension, or adverse modification of any key Orion permit issued by the FCC or any Governmental Entity except for key Orion permits which lapse or expire due to ordinary course changes in the business of Orion. Should the FCC or other Governmental Entity with jurisdiction institute any proceedings for the suspension, revocation or adverse modification of any of such key Orion permits, Orion shall use reasonable best efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to Orion;

   (l) fail to use reasonable best efforts to avoid having, any pending key application to be dismissed or denied, except where (i) the loss of such key Orion permit or pending key application would not, individually or in the aggregate, have a material adverse effect or (ii) the maintenance of any such key Orion permit would require an expenditure which would be in violation of subsection (e) above;

   (m) enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument that (i) does not expire by the later of one (1) year after the date hereof or six (6) months after the closing date of the Merger (as defined in the Merger

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Agreement) or (ii) is not subject to termination by Orion upon less than six months written notice to the other party thereto, which in either case materially restricts or limits Orion's or any of its subsidiaries' right to conduct its business or compete, including, without limitation, any restriction on its ability to sell, lease or otherwise provide services from available transponder capacity to any person or entity for any purpose at any orbital location and in any frequency band, any geographical market segment, product line or other industry limitation, or any exclusive or sole supply or vendor arrangement or agreement. Nothing in the Merger Agreement shall preclude or require Orion or any of its subsidiaries from entering into agreements containing most favored nation provisions, options for additional services or capacity, rights of negotiation, or similar provisions, in each case in the ordinary course of business; or

   (n) agree in writing or otherwise to do any of the foregoing.

  Additional Covenants

   Directors' and Officers' Indemnification and Insurance. Under the Merger Agreement, Loral and Orion have agreed that the certificate of incorporation and bylaws of the Surviving Corporation will contain the provisions for indemnification set forth in Orion's certificate of incorporation and bylaws for a period of six years after the Effective Time unless otherwise required by law. Loral has agreed to cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors and employees of Orion and Orion's subsidiaries against losses arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under the DGCL. Loral has also agreed to maintain in effect for six years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Orion with respect to matters occurring prior to the Effective Time.

   Effect on Employee Benefit Plans. Loral has agreed to cause the Surviving Corporation to provide employee benefits under plans, programs and arrangements, which, in the aggregate, will provide benefits to the employees of Orion and its subsidiaries which are not less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of Orion in effect on the date of the Merger Agreement; provided, however, that nothing shall interfere with the Surviving Corporation's right or obligation to make such changes to such plans, programs or arrangements as are necessary to conform with applicable law.

   Loral has also agreed that prior to the Effective Time, Orion will take all such actions as may be necessary to cause (i) all participants to become fully vested in their benefits under Orion's 401(k) Plan, and (ii) employer contributions to be made with respect to periods prior to the Effective Time to Orion's 401(k) Plan to the extent that such contributions would be made if the participants were employed by Orion on the last day of the calendar year in which the closing occurs.

   No Solicitation. Under the Merger Agreement, Orion has agreed that, prior to the Effective Time, it and its subsidiaries will not directly or indirectly encourage, initiate or solicit, from any third party proposals relating to, or enter into any agreement with respect to or accept any proposals or encourage, initiate or solicit the making of any proposal that constitutes, or that may reasonably be expected to lead to, a proposal of merger, consolidation or similar transaction, sale, lease or other disposition of assets of Orion or its subsidiaries representing 20% or more of their consolidated assets, or issue, sale or other disposition of securities representing 20% or more of the voting power of Orion or any transaction in which any person shall acquire or has the right to acquire beneficial ownership or any group which beneficially owns or has the right to acquire beneficial ownership of 35% or more of the Orion Common stock, unless such action is necessary for the directors to comply with their fiduciary duties to the stockholders under the DGCL (and Orion is required to notify Loral promptly of all of the relevant details relating to all inquiries and proposals which it may receive relating to any such matters).

   Certain Other Covenants. Under the Merger Agreement, both Loral and Orion have agreed as follows: (a) to afford access to officers, employees, legal counsel, accountants, consultants and other representatives of the other party, during the period prior to the Effective Time, to their respective properties, executive personnel and all information concerning their respective businesses, properties, contracts, records and personnel as may reasonably be requested; (b) to deem all information received by

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each party from the other party subject to the confidentiality agreements between the parties; (c) to cooperate and prepare the Registration Statement, which Loral has agreed to file with the Commission as promptly as practicable after the date of the Merger Agreement; (d) as promptly as practicable after the execution of the Merger Agreement, to file appropriate applications with the FCC seeking approval of the change of control of Orion; (e) to file all documents required under the HSR Act with the FTC and United States Department of Justice; (f) to consult with the other party before issuing any press releases relating to matters contemplated by the Merger Agreement; (g) to use all commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by the Merger Agreement; (h) that Loral shall cause the Surviving Corporation to provide employee benefits to Orion employees which are no less favorable, in the aggregate, than those provided by Orion on the date of the Merger Agreement; (i) that Loral will use all reasonable efforts to cause the shares of Loral Common Stock issuable pursuant to the Merger Agreement (including shares issuable upon exercise of the Converted Options and Converted Warrants) to be approved for listing on the NYSE, subject to official notice of issuance prior to the closing date of the Merger; (j) that Loral shall obtain any necessary blue sky permits and approvals required to distribute Loral Common Stock; (k) that Orion not less than 30 days prior to the Effective Time will deliver to Loral a letter identifying all persons who may be deemed to be affiliates of Orion under Rule 145 of the Securities Act and will use all reasonable efforts to cause each person so identified to deliver to Loral an affiliate agreement with respect to Rule 145 under the Securities Act providing that such affiliate will not transfer any Loral Common Stock received in the Merger except in compliance with the Securities Act; and (l) take all action necessary in accordance with applicable law to convene the Stockholders' Meeting.

 Conditions

   Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of Loral, Merger Subsidiary and Orion to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law: (a) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Orion in accordance with applicable law; (b) the Registration Statement (or the Exchange Registration Statement as applicable) shall have been declared effective by the Commission under the Securities Act and no stop order or proceedings seeking a stop order shall have been issued, initiated or threatened by the Commission; (c) no Governmental Entity (as such term is defined in the Merger Agreement) or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in the Merger Agreement; (d) the shares of Loral Common Stock issuable pursuant to the Merger Agreement shall have been included for listing on the NYSE upon official notice of issuance; and
(e) any waiting period with any extensions thereof under the HSR Act shall have expired or been terminated.

   Conditions to the Obligations of Loral. The obligations of Loral and Merger Subsidiary to effect the Merger and the other transactions contemplated in the Merger Agreement (except the Principal Stockholder Agreement) are also subject to the following conditions, any or all of which may be waived by Loral, in whole or in part, to the extent permitted by applicable law: (a) the representations and warranties of Orion made in this Agreement shall be true and correct both when made and as of the Effective Time (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have a material adverse effect; (b) the agreements and covenants of Orion required to be performed on or before the Effective Time shall have been performed in all material respects; (c) the FCC shall have granted by Final Order (as such term is defined in the Merger Agreement) the FCC Application (as defined in the Merger Agreement), without conditions, qualifications or other restrictions that are likely to have a material adverse effect immediately

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after the closing date of the Merger; (d) each Governmental Entity (as such term is defined in the Merger Agreement) other than the FCC that has issued to Orion or any of its subsidiaries (i) any permit with respect to the operation of or transmission to or from a satellite or a ground station that communicates with a satellite, or (ii) any permit with respect to the provision of broadcasting or communications services shall have, where required by applicable law, approved the transfer of control or assignment, as applicable, of all such permits as a result of the Merger without any material qualifications, restrictions or limitations and such approval shall have become a final order, except where the failure to obtain such approvals would not, individually or in the aggregate, have a material adverse effect;
(e) all consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Orion and the stockholders prior to consummation of the transactions contemplated in the Merger Agreement shall have been obtained from and made with all required Governmental Entities, other than those that the failure to be filed, expired or obtained would not have a material adverse effect; and (f) the requisite consents from a majority of the holders of the Notes shall have been obtained, which consents have been obtained.

   Conditions to the Obligations of Orion. The obligations of Orion to effect the Merger and the other transactions contemplated in the Merger Agreement (except the Principal Stockholder Agreement) are also subject to the following conditions any or all of which may be waived by Orion, in whole or in part, to the extent permitted by applicable law: (a) the representations and warranties of Loral and Merger Subsidiary made in the Merger Agreement shall be true and correct both when made and as of the Effective Time (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have a material adverse effect;
(b) the agreements and covenants of Loral and Merger Subsidiary required to be performed on or before the Effective Time shall have been performed in all material respects; (c) the FCC shall have granted by Final Order (as such term is defined in the Merger Agreement) the FCC Application, without conditions, qualifications or other restrictions that are likely to have a material adverse effect immediately after the closing date of the Merger; and
(d) all consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Loral prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities, other than those that the failure to be filed, expired or obtained would not have a material adverse effect.

 Termination; Amendment

   Termination by Mutual Consent. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Orion and Loral.

   Termination by Either Orion or Loral. The Merger Agreement may also be terminated by either Orion or Loral at any time prior to the Effective Time if (a) the Merger is not consummated by June 30, 1998 (provided that the right to terminate the Merger Agreement under such provision will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in the failure of the Merger to occur on or before such date); (b) the approval of Orion's stockholders required under the Merger Agreement shall not have been obtained at the Special Meeting; (c) any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable; or (d) the other shall have breached, or failed to comply with, any of its obligations under the Merger Agreement or any representation or warranty made by such other party shall have been incorrect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof and such breach, failure or misrepresentation, results or would reasonably be expected to result in a material adverse effect.

   Termination by Loral. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the stockholders of

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Orion, by Loral if the Board of Directors of Orion or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement in any manner adverse to Loral, or approved or recommended any acquisition proposal (other than the Merger), or shall have resolved to take any of the foregoing actions.

   Termination by Orion. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the stockholders of Orion, by Orion if the Board of Directors of Orion or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement in any manner adverse to Loral, or approved or recommended any acquisition proposal (other than the Merger); provided that the termination described in this paragraph shall not be effective unless and until Orion shall have paid to Loral the Termination Fee described below.

   Certain Consequences of Termination. Except as provided below, in the event of the termination of the Merger Agreement as provided above, the Merger Agreement shall forthwith become void, there shall be no liability on the part of Loral, Merger Subsidiary or Orion or any of their respective officers or directors to the other parties to the Merger Agreement and all rights and obligations of any party thereto shall cease, except (i) to the extent that such termination results from the willful or reckless breach by any party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in the Merger Agreement, (ii) that nothing therein shall relieve any party for any breach of the Merger Agreement and (iii) that certain provisions relating to confidentiality and expenses shall survive termination of the Merger Agreement indefinitely.

   Amendment. The Merger Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger Agreement and the Merger by the stockholders of Orion, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Orion Capital Stock shall be converted pursuant to the Merger Agreement upon consummation of the Merger or which by law otherwise requires the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed by the parties to the Merger Agreement.

 Termination Fee

   Loral and Orion have agreed that Orion will pay Loral a termination fee of $20 million (the "Termination Fee") by wire transfer if (i) Orion terminates the Merger Agreement as provided under "--Termination by Orion," in which case, the Termination Fee must be paid simultaneously with such termination;
(ii) Loral terminates the Merger Agreement as provided under "--Termination by Loral," in which case, the Termination Fee must be paid no later than three business days after the termination of the Merger Agreement; or (iii)
(A) Loral or Orion terminates the Merger Agreement pursuant to a failure to receive the requisite vote for approval by the stockholders of Orion, (B) the approval of the Merger Agreement by the stockholders of Orion shall have not been obtained by reason of the failure to obtain the required vote at the Special Meeting, (C) at the time of such negative vote there shall be pending an acquisition proposal, and (D) within one year after such termination, Orion consummates either (1) a merger, consolidation or other business combination between Orion and any other person (other than Loral, Merger Subsidiary or an affiliate of Loral) or (2) the sale of 30% or more (in voting power) of the voting securities of Orion or of 30% or more (in fair market value) of the assets of Orion and its subsidiaries, on a consolidated basis, in which case, the Termination Fee must be paid simultaneously with the closing of the event described in clause (1) or (2) above.

 Expenses

   Except as provided under "--Termination Fee," all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereunder shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

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 Waiver

   At any time prior to the Effective Time, each party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement by the other parties and (c) waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay or failure on the part of any party to the Merger Agreement in exercising any right, power or privilege thereunder or under any instrument or document given in connection with or pursuant to the Merger Agreement shall impair any right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

THE PRINCIPAL STOCKHOLDER AGREEMENT

 General

   As an inducement and condition to Loral's willingness to enter into the Merger Agreement, Orion, certain principal stockholders of Orion consisting of certain members of Orion's Board of Directors and their affiliated companies (the "Principal Stockholders"), Loral and Merger Subsidiary entered into the Principal Stockholder Agreement on October 7, 1997, which covers an aggregate of approximately 32% of the Orion voting stock as of February 12, 1998, as well as shares of Orion Common Stock into which certain Debentures may be converted in accordance with the provisions of the Principal Stockholder Agreement (collectively with other shares that have or will become subject thereto, the "Covered Shares"). The Principal Stockholder Agreement was amended and restated as of December 1, 1997 to make certain technical corrections.

 Agreement to Vote

   Pursuant to the Principal Stockholder Agreement, each of the Principal Stockholders has agreed at any meeting of Orion's stockholders, however called, and in any action by consent of the stockholders of Orion, to vote his or her Covered Shares from the date of the Principal Stockholder Agreement to the earliest to occur of the termination of the Merger Agreement or the Effective Time, (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transaction contemplated by the Merger Agreement (collectively, the "subject transactions"), (ii) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between Orion and any person or entity (other than Loral or Merger Subsidiary) or any other action or agreement that would result in a breach of any covenant or any other obligation or agreement of Orion under the Merger Agreement or which would result in any of the conditions to the Merger Agreement not being fulfilled and (iii) against the following actions (other than pursuant to the terms of the Principal Stockholder Agreement or the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Orion or any of its subsidiaries; (B) any sale, lease or transfer by Orion of a material amount of assets (including stock) of Orion or any of its subsidiaries; or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of Orion or any of its subsidiaries; or (C)(1) any change in a majority of the persons who constitute the Board of Directors of Orion or any of its subsidiaries;
(2) any change in the present capitalization of Orion or any of its subsidiaries including any proposal to sell a substantial equity interest in Orion or any of its subsidiaries; (3) any amendment to Orion or any of its subsidiaries' charters or bylaws; (4) any other change in Orion or any of its subsidiaries' corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2), (3) or
(4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Principal Stockholder Agreement.

   With respect to each of its Covered Shares, from the date of the Principal Stockholder Agreement to the earliest to occur of the termination of the Merger Agreement or the Effective Time, each of the Principal Stockholders has appointed Loral and Merger Subsidiary to be its lawful attorney and proxy, for and in its name place and stead, to vote each of its Covered Shares as its proxy at every annual, special or adjourned meeting of the stockholders of Orion, including the right to sign its name to any consent, certificate or other document relating to Orion that the law of the State of Delaware may permit or require in each of the situations described in (i) to (iii) in the preceding paragraph. This power of attorney is irrevocable.

   Each Principal Stockholder has agreed that it will not enter into any agreement or understanding the effect of which would be inconsistent with or violative of the provisions and agreements contained in the Principal Stockholder Agreement. Further, each Principal Stockholder has agreed that it will, if the Board of Directors of Orion fails or refuses (other than as a result of breach by Loral or any of its affiliates of the Merger Agreement or because the Loral and its affiliates will not or cannot satisfy the conditions precedent thereto) to submit the subject transactions to Orion's stockholders, vote all Covered Shares held of record or beneficially owned by it to (i) call or cause to be called a special meeting of stockholders of Orion (or effect a written consent) to remove the directors of Orion who have so failed or refused, or to increase the size of the Board of Directors and elect a majority of new directors who will submit the subject transactions to the stockholders of Orion for a vote, and (ii) use its reasonable efforts to effect such removal and replacement, or increase and election, and the submission of the subject transactions to the stockholders of Orion; and
(iii) at any time after initial approval by the stockholders of Orion of the subject transactions, if so requested by Loral, to approve all or any actions incident to the subject transactions or certain other matters described in the Principal Stockholder Agreement by stockholder written consent. If there is an Exchange Offer (as defined above), each Principal Stockholder has agreed to tender his or her Covered Shares into the Exchange Offer.

 Grant of Loral Option

   Pursuant to the Principal Stockholder Agreement, the Principal Stockholders granted Loral an irrevocable option to purchase all (but not less than all) of the Covered Shares in certain circumstances (the "Loral Option"). The option exercise price is equal to the number of Covered Shares to be purchased by Loral multiplied by the Exchange Ratio (calculated using the date Loral gives notice of exercise of the option as if it were the closing date of the Merger for purposes of determining the Determination Price) together with the associated rights under Loral's Rights Plan dated as of March 27, 1996 between Loral and the Bank of New York, as Right Agent. The shares of Orion Common Stock or Debentures subject to the Loral Option are held by BAe, W. Neil Bauer, Orion's President and Chief Executive Officer, Fleet Venture Resources, Inc., Fleet Equity Partners, VI L.P., Chisholm Partners, II, L.P. and the following members of the Orion Board of Directors:
John V. Saeman, Gustave M. Hauser, Sidney S. Kahn and John G. Puente.

   The Loral Option will become exercisable in whole (but not in part) upon the occurrence of specified events or transactions, which are listed below (each, a "Purchase Event"). If Loral exercises the Loral Option, Loral and Merger Subsidiary have agreed to use their reasonable best efforts to consummate the Merger (or the Exchange Offer as applicable) as promptly as practicable, except to the extent that consummation of the Merger would violate applicable law.

   A Purchase Event under the Loral Option means any of the following events or transactions:

   (a) the Board of Directors of Orion or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement in any manner adverse to Loral, or approved or recommended any acquisition proposal, or shall have adopted a resolution to take any of the foregoing actions;

   (b) (i) the approval of the Merger Agreement by the stockholders of Orion shall have not been obtained by reason of the failure to obtain the required vote at the Special Meeting and (ii) at the time of such negative vote there shall be pending an acquisition proposal;

   (c) Orion or any of its subsidiaries shall have entered into any agreement with any person (other than Loral or any of its affiliates), the Board of Directors of such entity shall have approved, recommended or resolved to enter into an agreement with any person, or Orion shall have publicly announced its intention to take any of the foregoing actions, with respect to the sale of 20% or more (in voting power) of the voting securities of Orion or of 20% or more (in fair market value) of the assets of Orion and its subsidiaries, on a consolidated basis, however such transaction may be effected; or

   (d) any person (other than Loral or any of its affiliates), shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Exchange Act, with respect to a tender or exchange offer for securities representing 35% or more of the voting power of Orion; or the acquisition, by any person or group (as defined in Section 13(d) of the Exchange Act), other than Loral or any of its affiliates, of beneficial ownership of (as defined in the Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of, securities representing 35% or more of the voting power of Orion.

   The Loral Option will terminate upon the earliest to occur of the (i) Effective Time, (ii) June 30, 1998 or (iii) termination of the Merger Agreement by Loral or Merger Subsidiary in accordance with the terms thereof.

   In the event that Loral exercises the Loral Option, as promptly as practicable following the closing date for the Exchange Offer (but not more than 60 days following the closing date thereof), Loral shall (i) file a shelf registration statement covering all shares of Loral Common Stock for the purposes of resale of shares of Loral Common Stock by each Principal Stockholder and (ii) use its reasonable best efforts to cause such shelf registration statement to become and remain effective for the resale of all shares of Loral Common Stock issued pursuant to the Principal Stockholder Agreement.

   The consummation of a purchase or sale pursuant to the Principal Stockholder Agreement is subject to, among other things, the registration of the shares of Loral Common Stock to be issued upon Loral Option exercise and obtaining any required regulatory approvals. In the event that prior notification to or approval of any regulatory authority is required in connection with such purchase or sale, Loral and, if applicable, a Principal Stockholder will promptly file the required notice or application for approval and will expeditiously process the same (and such Principal Stockholder will cooperate with Loral in the filing of any such notice or application and the obtaining of any such approval).

 Adjustment of Number of Shares Subject to Option

   If on or after the date of the Principal Stockholder Agreement there occurs any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by Orion, as a result of which shares of any class of stock, other securities, cash or other property will be issued in respect of any Covered Shares or if any Covered Shares shall be changed in the same or another class of stock or other securities, then, upon exercise of the Loral Option, Loral will receive for the aggregate price payable upon exercise of the Loral Option, all such shares of stock, other securities, cash or other property issued, delivered or received with respect to such Covered Shares.

   If on or after the date of the Principal Stockholder Agreement there occurs any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by Loral, as a result of which shares of any class of stock, other securities, cash or other property will be issued in respect of any Loral Common Stock or if any Loral Common Stock shall be changed in the same or another class of stock or other securities, then, upon exercise of the Loral Option, each Principal Stockholder will receive for the aggregate price payable to such Principal Stockholder upon exercise of the Loral Option, all such shares of stock, other securities, cash or other property issued, delivered or received with respect to such Loral Common Stock to be delivered to such Principal Stockholder.

  Agreement Not to Transfer

   Pursuant to the Principal Stockholder Agreement, each Principal Stockholder has agreed that, from the date of the Principal Stockholder Agreement to the termination of the rights of Loral under the Principal Stockholder Agreement, it shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any encumbrance on the Covered Shares owned by such Principal

Stockholder at any time prior to the Effective Time. However, each Principal Stockholder may transfer Covered Shares to (a) any member of such Principal Stockholder's immediate family, (b) any trust or similar instrument for estate planning purposes or (c) any charitable organization, foundation or similar entities. Such transfer, however, may be made to any such permitted transferee only if such permitted transferee agrees in writing to all of the terms, conditions and restrictions set forth in the Principal Stockholder Agreement regarding Covered Shares received by such permitted transferee.

 Debentures Conversion

   Pursuant to the Principal Stockholder Agreement, BAe has agreed that all the Debentures it holds will be converted into shares of Orion Common Stock (together with any shares of Orion Common Stock representing accrued but unpaid interest on the Debentures) in accordance with the terms of the debenture purchase agreement relating thereto immediately prior to the Effective Time (except if converted prior to such date), and at such time, converted into the right to receive in the Merger Loral Common Stock in accordance with the Merger Agreement.

 Transfer of Loral Common Stock by British Aerospace

   BAe and Loral have agreed to consult and cooperate with respect to the orderly disposition of the Loral shares obtained by BAe. BAe has agreed that for a period of twelve months from the date it acquires Loral shares it will not and will cause each of its affiliates not to, sell or otherwise transfer any Loral shares other than by means of a block trade positioner (as that term is defined and/or interpreted under the federal securities laws and the rules and regulations promulgated thereunder) who is experienced in block trade transactions. BAe will consult with Loral prior to such sale and seek the consent of Loral to such sale, which consent shall not be unreasonably withheld, conditioned or delayed. As an alternative to conducting block trades, BAe shall have the right to sell all (but not less than all) of its Loral shares pursuant to an underwritten sale with an underwriter reasonably acceptable to Loral.

 Control Shares

   Pursuant to the Principal Stockholder Agreement, Orion has agreed to waive its rights under Article ELEVENTH, Section H, of its Restated Certificate of Incorporation with respect to all Covered Shares acquired pursuant to exercise of the Loral Option, and has agreed, promptly following any such exercise, to exchange for such Covered Shares an equal number of duly authorized, but unissued shares of Orion Common Stock, which upon issuance will be validly issued, fully paid and nonassessable shares, and which will not be "control shares" within the meaning of such Article ELEVENTH.

 Possible Amendment

   Orion and Loral are currently contemplating an amendment to the Principal Stockholder Agree-ment that would permit BAe to convert its Debentures into 3,571,429 shares of Orion Common Stock and sell such shares prior to the Effective Date of the Merger. In addition, SS/L is contemplating the sale of the 588,235 shares of Orion Common Stock it owns prior to Effective Date of the Merger. Any such sales would take place following the Record Date, and the right to direct the voting of such shares would not be transferred.

              COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

MARKET AND MARKET PRICES

   Orion Common Stock is quoted on the Nasdaq National Market under the trading symbol "ONSI." Loral Common Stock is listed for trading on the New York Stock Exchange under the trading symbol "LOR." The following table sets forth, for the periods indicated, the high and low sales price per share of Orion Common Stock on Nasdaq and of Loral Common Stock on the NYSE. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

                                          ORION          LORAL
                                         COMMON          COMMON
            QUARTER ENDED                 STOCK          STOCK
-----------------------------------  -------------- --------------
1995:

September 30 (from August 1)  ......  $10 3/4 to $14 1/4  N/A
December 31 ........................  $ 6 3/4 to $12      N/A

1996:
March 31 ...........................  $ 8 1/4 to $14 3/4  N/A
June 30 ............................  $10 1/4 to $14 1/4  $12 1/8 to $17 7/8
September 30 .......................  $ 7 1/4 to $12 1/8  $12     to $16 1/8
December 31 ........................  $ 9 1/2 to $13 5/8  $15 1/2 to $19 1/4

1997:
March 31 ...........................  $ 8 5/8 to $15      $14 1/8 to $19 1/8
June 30 ............................  $ 8     to $12 1/4  $13 3/8 to $17 1/8
September 30 .......................  $11 7/8 to $17 1/8  $14 1/8 to $20 5/8
December 31 ........................  $16 3/8 to $18 1/4  $19     to $24 1/4

1998:
March 31 (through February 12)  ....  $16 3/4 to $17 1/2  $19     to $24 7/8

   On February 12, 1998, the last sales price of Orion Common Stock on Nasdaq was $17.375. On February 12, 1998, the last sales price of Loral Common Stock on the NYSE was $23.50. The public announcement of the Merger Agreement occurred on October 7, 1997.

   Orion has never paid any cash dividends on Orion Common Stock. As required, Loral is currently paying dividends on its Series C Preferred Stock. Loral does not currently anticipate paying any dividends or distributions on Loral Common Stock or on its Series A Preferred Stock.

COMPARATIVE PER SHARE DATA

   The following table sets forth certain data concerning the historical book value per share, cash dividends declared per share and income(loss) per share from continuing operations for Loral and Orion, respectively, and on a pro forma basis after giving effect to the Merger. The pro-forma combined data are presented for comparative purposes only and are not necessarily indicative of what the actual financial position and results of operations would have been as of and for the periods ended December 31, 1996 and September 30, 1997 had the Merger been consummated nor does such data purport to represent results for future periods. The information should be read in conjunction with the Pro Forma Financial Data contained elsewhere in this Proxy Statement/Prospectus, the historical financial statements of Loral incorporated herein by reference and the historical financial statements of Orion also incorporated herein by reference. The unaudited pro forma equivalent per share data shows the Loral pro forma per share data adjusted for the Exchange Ratio. Orion stockholders will receive a maximum of 1.07329 and a minimum of 0.71553 shares of Loral Common Stock in exchange for each share of Orion Common Stock outstanding.

                                              LORAL                      ORION
                                     ------------------------ ----------------------------
                                                      PRO                     PRO FORMA
                                      HISTORICAL   FORMA (1)   HISTORICAL   EQUIVALENT (5)
                                     ------------ ----------  ------------ --------------
Book value per share as of:
 September 30, 1997 ................    $ 4.79 (3)   $ 6.18 (3)  $(6.25)        $ 4.75
                                        $ 4.80 (4)   $ 6.19 (4)
 December 31, 1996 (2) .............    $ 4.51 (3)               $(0.04)
                                        $ 4.52 (4)
Cash dividends per share ...........        --           --          --             --
Income (loss) per common share from
 continuing operations--nine months
 ended:
 September 30, 1997 ................    $(0.12)      $(0.47)     $(7.53)        $(0.36)
 December 31, 1996 (2) .............    $ 0.04       $(0.43)     $(1.91)        $(0.33)

------------
(1) Includes the pro forma impact on book value per share of the Merger and income (loss) per common share of Loral's acquisitions of SS/L and Skynet, the acquisition of a 49% indirect economic interest in SatMex and the Merger (See "Pro Forma Financial Data").
(2) Loral was formed to effectuate the Distribution to shareholders of Old Loral and holders of options to purchase Old Loral common stock pursuant to a merger agreement dated January 7, 1996 between Loral and Lockheed Martin. The Distribution of approximately 183.6 million shares of Loral Common Stock was made on April 23, 1996. Old Loral's fiscal year end was March 31. Loral adopted a December 31 year end and its first fiscal quarter ended on June 30, 1996. Accordingly, data reflects Loral financial data for the nine months ended September 30, 1997 (interim period) and for the nine months ended December 31, 1996
       (fiscal year). Data for Orion, accordingly, also reflects the nine months ended December 31, 1996.
(3)    Loral Common Stock.
(4)    Loral Series A Preferred Stock.
(5) Represents historical amount multiplied by the assumed exchange ratio of .76923 Loral share for one Orion share. Assuming the low end and the high end of the exchange ratio range, respectively, book value per share would have been $4.42 and $6.63 at September 30, 1997 and income (loss) per common share from continuing operations would have been $(0.26) and $(0.51) for the nine months ended September 30, 1997 and $(0.24) and $(0.46) for the nine months ended December 31, 1996.

   The book value per share of the Loral Series A Preferred Stock and the Loral Common Stock (which Loral is required to disclose in accordance with applicable Bermuda law) was $4.80 and $4.79 as of September 30, 1997 and $4.52 and $4.51 as of December 31, 1996, respectively. The pro forma book value per share as of September 30, 1997 of the Loral Series A Preferred Stock and the Loral Common Stock is $6.19 and $6.18, respectively. The book value per share and the pro forma book value per share of the Loral Series C Preferred Stock as of September 30, 1997 is equal to its liquidation value of $50.00 per share.

                        CERTAIN TRANSACTIONS OF ORION

   In April 1994, Orion entered into an agreement with SS/L whereby SS/L purchased 588,235 shares of Orion Common Stock for an aggregate purchase price of $5,000,000.

   On January 4, 1997, Orion entered into a Capacity Services Agreement with AT&T Skynet (now Loral Skynet), as amended on July 23, 1997, whereby Orion provided to AT&T Skynet 54 MHz of capacity on the Orion 1 satellite for a term of nine (9) months for aggregate fees of approximately $810,000. This agreement terminated in September 1997.

                      DESCRIPTION OF LORAL CAPITAL STOCK

   The authorized capital of Loral consists of (i) 750,000,000 shares of Loral Common Stock, par value $.01 per share, of which approximately 200,547,000 shares are issued and outstanding as of September 30, 1997, (ii) 150,000,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Loral Series A Preferred Stock"), of which approximately 45,896,977 shares are issued and outstanding as of September 30, 1997, (iii) 750,000 shares of Loral Series B Preferred Stock, par value $.01 per share (the "Loral Series B Preferred Stock"), to be issued upon exercise, if any, of the rights (the "Rights") issued pursuant to Loral's Rights Plan and attached to each certificate representing outstanding shares of Loral Common Stock, and (iv) 20,000,000 shares of 6% Series C Convertible Redeemable Preferred Stock, par value $.01 per share (the "Loral Series C Preferred Stock"), of which approximately 14,909,437 shares are issued and outstanding as of September 30, 1997.

LORAL COMMON STOCK

   The holders of Loral Common Stock are entitled to voting rights. Under Bermuda Law, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting (or by such majority as The Companies Act 1981 of Bermuda (the "Bermuda Law") or Loral's Bye-Laws (as defined below) prescribe). Loral's Bye-Laws provide that, with certain exceptions, any questions proposed for the consideration of the shareholders will be decided by a simple majority of votes cast by shareholders entitled to vote at the meeting, with each shareholder present, or person holding proxies for any shareholder, entitled to one vote for each share held.

   The holders of Loral Common Stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available for such dividends. The holders of Loral Common Stock are entitled, under certain circumstances, to share ratably with holders of the Loral Series A Preferred Stock in all assets remaining after payment of liabilities and after provision has been made for the payment of the $.01 liquidation preference on the Loral Series A Preferred Stock and the liquidation preference on any other series of preferred stock of Loral. Holders of Loral Common Stock have no preemptive rights and no right to convert their Loral Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Loral Common Stock. All the outstanding shares of Loral Common Stock are validly issued, fully paid and nonassessable.

LORAL PREFERRED STOCK

   Loral Series A Preferred Stock. The holders of Loral Series A Preferred Stock are entitled to vote together with the holders of Loral Common Stock as a single class on all matters submitted to shareholders, except that the holders of Loral Series A Preferred Stock may not vote with respect to the election of directors of Loral. The Loral Series A Preferred Stock is entitled to a liquidation preference of $.01 per share and otherwise participates pro rata with the Loral Common Stock in dividends and distributions, subject under certain circumstances to priority rights over the Loral Common Stock and pro rata distribution rights with the most senior preferred stock of Loral then outstanding in a liquidating distribution. The Loral Series A Preferred Stock is subject to certain antidilution adjustments, including adjustments for stock splits and reclassifications. The Loral Series A Preferred Stock will be convertible into Loral Common Stock at the option of the holder upon receipt of certain antitrust clearances or upon a sale to a third party unaffiliated with Lockheed Martin.

   Loral Series B Preferred Stock. The Loral Series B Preferred Stock will, if issued, be junior to any other series of preferred stock which may be authorized by Loral's shareholders. Holders of the Rights will be entitled, subject to the occurrence of certain events, to purchase from Loral, one one-thousandth of a share of Loral Series B Preferred Stock at a purchase price of $50, but before such purchase will have no voting, conversion, redemption or preemptive rights, nor will they have any right to receive dividends.

   Loral Series C Preferred Stock. The Loral Series C Preferred Stock, with respect to dividend rights and rights upon liquidation, winding up and dissolution, ranks pari passu with the Loral Series A Preferred Stock and senior to or pari passu with all other existing and future series of preferred stock of Loral and senior to the Loral Common Stock.

TRANSFER AGENT AND REGISTRAR

   The Transfer Agent and Registrar for Loral Common Stock is The Bank of New York.

CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE BYE-LAWS

   Loral's Bye-Laws contain certain provisions that could make more difficult the acquisition of Loral by means of a tender offer, a proxy contest or otherwise.

CLASSIFIED BOARD OF DIRECTORS; ELECTION AND REMOVAL OF DIRECTORS

   Loral's Bye-Laws provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible.

   The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that Loral's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the shareholders. The classification provisions will apply to every election of directors, regardless of whether a change in the composition of the Board would be beneficial to Loral and its shareholders and whether or not a majority of Loral's shareholders believe that such a change would be desirable.

   The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Loral, even though such an attempt might be beneficial to Loral and its shareholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of Loral's stock by purchasers whose objective is to take control of Loral and remove a majority of the Board, the classification of the Board could tend to reduce the likelihood of fluctuations in the market price of Loral Common Stock that might result from accumulations of large blocks for such a purpose. Accordingly, shareholders could be deprived of certain opportunities to sell their shares of Loral Common Stock at a higher market price than might otherwise be the case.

   Loral's Bye-Laws provide that, unless recommended by the directors, no person other than a director whose term is expiring at an annual general meeting shall be eligible for election to the office of director at any annual general meeting. Directors may only be removed by the shareholders, at a special general meeting specifically called for that purpose, for cause and only upon the affirmative vote of shareholders holding at least 80% of the shares issued and outstanding and entitled to vote at the annual general meetings.

NO SHAREHOLDER ACTION BY CONSENT; SPECIAL MEETINGS

   Loral's Bye-Laws provide that shareholder action can be taken only at an annual or special meeting of shareholders and prohibit shareholder action by written consent in lieu of a meeting. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Loral.

   The provisions of Loral's Bye-Laws prohibiting shareholder action by written consent may have the effect of delaying consideration of a shareholder proposal until the next annual meeting unless a special meeting is called by the Board at the request of a majority of the directors or a shareholder holding at least 10% of the total voting rights. These provisions would also prevent the holders of a majority of the shares issued and outstanding and entitled to vote from unilaterally using the written consent procedure to take shareholder action and from taking action by consent.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER
PROPOSALS

   Loral's Bye-Laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of shareholders of Loral (the "Shareholder Notice Procedure").

   The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, any number of shareholders holding at least 5% of the total voting rights of all shareholders or not less than 100 shareholders who have given timely written notice to the Secretary of Loral prior to the meeting at which directors are to be elected, will be eligible for election as directors of Loral. The Shareholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board or by shareholders who have given timely written notice to the Secretary of Loral of such shareholders' intention to bring such business before such meeting. Under the Shareholder Notice Procedure, for a notice of shareholder nominations to be made at an annual meeting to be timely, such notice must be received by Loral not less than 6 weeks nor more than 10 weeks prior to the first anniversary of the previous year's annual meeting.

   Under the Shareholder Notice Procedure, a shareholder's notice to Loral proposing to nominate a person for election as a director must contain information, including, without limitation, the identity and address of the nominating shareholder, the class and number of shares of stock of Loral which are owned by such shareholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareholder including, without limitation, a brief description of the business such shareholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such shareholder, the class and number of shares of stock of Loral beneficially owned by such shareholder, and any material interest of such shareholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

   By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, will provide the Board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

   Loral's Bye-Laws may have the effect of reducing the shareholders' ability to engage a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether considerations of such nominees or proposals might be harmful or beneficial to Loral and its shareholders.

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VOTING REQUIREMENT FOR CERTAIN BUSINESS COMBINATIONS

   Loral's Bye-Laws also provide that, in addition to any affirmative vote required by law, the affirmative vote of holders of not less than 80% of the shares carrying voting rights of Loral shall be necessary to approve any "Business Combination" (as defined below) proposed by an "Interested Shareholder" (as defined below). The additional voting requirements will not apply, however, if: (i) the Business Combination was approved by not less than a majority of the Continuing Directors (as defined below) or (ii) a series of conditions are satisfied requiring (in summary) (a) that the consideration to be paid to Loral's shareholders in the Business Combination must be at least equal to the higher of (x) the highest per-share price paid by the Interested Shareholder in acquiring any shares of Loral Common Stock during the two years prior to the announcement date of the Business Combination or in the transaction in which it became an Interested Shareholder (the "Determination Date"), whichever is higher or (y) the fair market value per share of Loral Common Stock on the announcement date or Determination Date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event (any non-cash consideration is treated similarly) and (b) certain "procedural" requirements are complied with, such as the solicitation of proxies pursuant to the rules of the Commission and no decrease in regular dividends (if any) after the Interested Shareholder became an Interested Shareholder (except as approved by a majority of the Continuing Directors).

   An "Interested Shareholder" is defined as anyone who is the beneficial owner of more than 15% of shares carrying voting rights, other than Loral and any employee stock plans sponsored by Loral, and includes any person who is an assignee of, or has succeeded to any shares of voting stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by, an Interested Shareholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. Interested Shareholders participate fully in all shareholder voting.

   A "Business Combination" includes the following transactions: (a) merger or consolidation of Loral or any subsidiary with an Interested Shareholder or with any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder, (b) the sale or other disposition by Loral or a subsidiary of assets having a fair market value of $5,000,000 or more if an Interested Shareholder (or an affiliate thereof) is a party to the transaction; (c) the adoption of any plan or proposal for the liquidation or dissolution of Loral proposed by or on behalf of an Interested Shareholder (or an affiliate thereof); or (d) any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of the outstanding stock (or securities convertible into stock) of Loral or a subsidiary owned by an Interested Shareholder (or an affiliate thereof). Determinations of the fair market value of any non-cash consideration are made by a majority of the Continuing Directors.

   As used in Loral's Bye-Laws, the term "Continuing Directors" means any member of the Board of Directors of Loral, while such person is a member of the Board, who is not an affiliate or associate or representative of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director while such successors is a member of the Board, who is not an affiliate or associate or representative of the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Shareholder Continuing Directors.

AMENDMENT OF CERTAIN PROVISIONS OF THE BYE-LAWS

   Loral's Bye-Laws provide that the vote of shareholders holding at least 80% of the shares issued and outstanding and entitled to vote, is required to amend provisions of Loral's Bye-Laws relating to the prohibition of shareholder action without a meeting; the number, election and term of Loral's directors; the removal of directors; or approval of Business Combinations. The vote of shareholders holding not less than a majority of the shares issued and outstanding and entitled to vote is required to amend all other provisions of Loral's Bye-Laws. The 80% voting requirement will have the effect of making more difficult any amendment by shareholders of Loral's Bye-Laws described above, even if a majority of Loral's shareholders believe that such amendment would be in their best interests.

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LORAL'S RIGHTS PLAN

   The following is a description of the Rights Plan (the "Rights Plan") which Loral has adopted and has entered into a Rights Agreement dated March 27, 1996 between Loral and The Bank of New York, as Rights Agent (the "Rights Agreement"):

   The Rights Plan provides that one Right will be issued for each share of Loral Common Stock outstanding at the close of business on a date to be set by the Board of Directors (the "Rights Record Date") and with respect to the Loral Common Stock issued thereafter until the Rights Separation Date (as defined below) and in certain circumstances, with respect to the Loral Common Stock issued after the Rights Separation Date. Except as set forth below each Right, when it becomes exercisable, entitles the registered holder thereof to purchase from Loral a unit consisting initially of one one-thousandth of a share (a "Unit") of Series B Preferred Stock, par value $.01 per share, at a purchase price of $50 per Unit, subject to adjustment (the "Purchase Price").

   Initially, the Rights will attach to all certificates representing shares of Loral Common Stock then outstanding, and no separate certificates evidencing the Rights (the "Rights Certificate") will be distributed. The Rights will separate from the Loral Common Stock and a "Rights Separation Date" will occur upon the earlier of (i) ten days (or such later date as Loral's Board of Directors shall determine with the concurrence of a majority of the Continuing Directors) following public disclosure that a person or group of affiliated or associated persons has become an "Acquiring Person" (as defined below) or (ii) ten business days (or such later date as Loral's Board of Directors shall determine with the concurrence of a majority of the Continuing Directors) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an "Acquiring Person." Except as set forth below, an "Acquiring Person" is a person or group of affiliated or associated persons who has acquired beneficial ownership of 15% or more of the outstanding shares of Loral Common Stock except that Loral and its affiliates and associates will not be deemed to be an "Acquiring Person" until such time as Loral and its affiliates and associates become the beneficial owner of 25% or more of the outstanding shares of Loral Common Stock. The term "Acquiring Person" excludes (i) Loral,
(ii) any subsidiary of Loral, (iii) any employee benefit plan of Loral or any subsidiary of Loral or (iv) any person, or entity organized, appointed or established by Loral for or pursuant to the terms of any such plan. A "Continuing Director" is a member of the Board of Directors who is not an Acquiring Person, an affiliate or associate of an Acquiring Person or a representative or nominee of an Acquiring Person.

   Until the occurrence of the Rights Separation Date, (i) the Rights will be evidenced by the Loral Common Stock certificates and would be transferred with and only with such Loral Common Stock certificates, (ii) new Loral Common Stock certificates issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Loral Common Stock outstanding will also constitute the transfer of the Rights associated with the Loral Common Stock represented by such certificate. Pursuant to the Rights Agreement, Loral reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of the Loral Series B Preferred Stock will be issued.

   As soon as practicable after the occurrence of the Rights Separation Date, Rights Certificates will be mailed to holders of record of Loral Common Stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except in certain circumstances specified in the Rights Agreement or as otherwise determined by the Board of Directors of Loral, only shares of the Loral Common Stock issued prior to the Rights Separation Date will be issued with Rights.

   The Rights will not be exercisable until the occurrence of the Rights Separation Date. The Rights will expire at the close of business on a date ten years after the Rights Record Date unless extended or earlier redeemed by Loral as described below.

   In the event that, at any time following the Rights Separation Date, a person becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Loral Common Stock at a price and on

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terms which a majority of each of the Continuing Directors and independent directors determine to be fair to and otherwise in the best interests of Loral and its shareholders), each holder of a Right would thereafter have the right to receive, upon exercise of the Right, Loral Common Stock (or, in certain circumstances, cash, property or other securities of Loral) having a value equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of the event set forth above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void and nontransferable and any holder of any such Right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such Right. For example, at an exercise price of $50 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in this paragraph would entitle its holder to purchase $100 worth of Loral Common Stock (or other consideration, as noted above) for $50. Assuming that the Loral Common Stock had a per share value of $25 at such time, the holder of each valid Right would be entitled to purchase four shares of Loral Common Stock for $50.

   In the event that, at any time following the date on which there has been public disclosure that, or of facts indicating that, a person has become an Acquiring Person (the "Stock Acquisition Date"), (i) Loral is acquired in a merger or other business combination transaction in which Loral is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph or a merger with Globalstar Telecommunications Limited ("GTL")), or (ii) 50% or more of Loral's assets or earnings power is sold, mortgaged or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

   The Purchase Price payable, and the number of Units of Series B Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Loral Series B Preferred Stock, (ii) if holders of Series B Preferred Stock are granted certain rights or warrants to subscribe for Series B Preferred Stock or convertible securities at less than the current market price of the Loral Series B Preferred Stock, or (iii) upon distribution to holders of the Loral Series B Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

   With certain exceptions, no adjustment in the Rights Purchase Price will be required until cumulative adjustments amount to at least 1% of the Rights Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Loral Series B Preferred Stock on the last trading date prior to the date of exercise.

   Because of the nature of the Loral Series B Preferred Stock's dividend and liquidation rights, the value of the one one-thousandth interest in a share of the Loral Series B Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock. Securities of Series B Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series B Preferred Stock will be entitled to a quarterly dividend payment of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, each share of Series B Preferred Stock will be entitled to a $1.00 preference and, thereafter, the holders of the shares of Series B Preferred Stock will be entitled to an aggregate payment of 1,000 times the aggregate payment made per share of Common Stock. Each share of Series B Preferred Stock will have 1,000 times the vote of a share of Loral Common Stock, voting together with the shares of Loral Common Stock. These rights are protected by customary antidilution provisions.

   At any time until ten days (or such later date as determined by action of the Board of Directors with the concurrence of a majority of the Continuing Directors) following the Stock Acquisition Date, Loral may redeem the Rights in whole, but not in part, at a price (the "Redemption Price") of $.0001 per Right (payable in cash, Loral Common Stock or other consideration deemed appropriate by Loral's Board of Directors) by resolution of Loral's Board of Directors. The redemption of the Rights may be made

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effective at such time, on such basis, and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon such action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Loral including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to Loral, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Loral Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

   Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by resolution of Loral's Board of Directors. After the Rights Separation Date, the provisions of the Rights Agreement may be amended by resolution of Loral's Board of Directors (with the concurrence of a majority of the Continuing Directors, if adopted following the Stock Acquisition Date) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or its affiliates or associates), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

   The Rights will have certain antitakeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in Loral without the prior approval of the Board of Directors of Loral. The effect of the Rights may be to inhibit a change in control of Loral (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to Loral's shareholders.

 COMPARATIVE RIGHTS OF ORION STOCKHOLDERS AND LORAL STOCKHOLDERS

   The following discussion (so far as it relates to matters of the laws of Bermuda) is based upon the advice of Appleby, Spurling & Kempe, Bermuda counsel for Loral.

   Loral was incorporated on January 12, 1996 as an exempted company under the laws of Bermuda. The rights of its shareholders are governed by Bermuda Law and by Loral's Memorandum of Association and its Second Amended and Restated Bye-Laws ("Loral's Bye-Laws"). Orion was incorporated in the State of Delaware on June 26, 1996 under the name Orion Newco Services, Inc., and in January 1997, changed its name to Orion Network Systems, Inc. Orion is the successor of Orion Network Systems, Inc. incorporated in the State of Delaware on October 26, 1982 (inception) under the name Orion Satellite Corporation, which in January 1988 changed its name to Orion Network Systems, Inc. The rights of its shareholders are governed by the DGCL and its Restated Certificate of Incorporation, as amended ("Orion's Certificate of Incorporation"), and its Amended and Restated By-Laws ("Orion's By-Laws").

   The following is a summary of certain material differences between the rights of holders of Orion's securities and the rights of holders of Loral's securities, as contained in provisions of Bermuda Law and the DGCL and in Loral's and Orion's constitutional documents. This summary is not a comprehensive description of such laws and documents and is qualified in its entirety by appropriate reference to Bermuda Law and to the DGCL and to the constitutional documents of Loral and Orion. The indication of certain specific differences is not meant to indicate that other equally or more significant differences do not exist.

DIVIDENDS

   Under the DGCL, dividends may be declared by the Board of Directors at any regular or special meeting. Under Bermuda Law, a company may pay such dividends as are declared from time to time by its Board of Directors unless there are reasonable grounds for believing that Loral is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereunder be less than the aggregate of its liabilities and issued share capital and share premium accounts.

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VOTING RIGHTS

   Under both the DGCL and Bermuda Law, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting (or by such majority as the DGCL or Bermuda Law or the bye-laws prescribe).

RIGHTS IN LIQUIDATION

   Under Orion's Certificate of Incorporation, the Board of Directors is empowered to determine the rights awarded to any series of preferred stock in the event of voluntary or involuntary liquidation, dissolution or winding up of Orion. Under Bermuda Law, in the event of liquidation, dissolution or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of such liquidation, dissolution or winding up are distributed pro rata among the holders of common shares, after satisfaction of the obligations with respect to the preferred shares, if any.

MEETINGS OF SHAREHOLDERS

   Under Orion's By-Laws, annual meetings of stockholders shall be held on the first Thursday of May, if not a legal holiday. The DGCL permits special meetings of shareholders to be called by the Board of Directors and such other persons, including shareholders, as the certificate of incorporation or bylaws may provide. Orion's Certificate of Incorporation provides that special meetings may be called by the president or the Board of Directors and shall be called by the president or secretary at the request in writing of two or more stockholders owning at least 35% in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote, if no special meeting of stockholders has been called and held at the request of stockholders within the six months preceding such written request. Under Orion's By-Laws, shareholders must be given at least ten days' advance written notice of a general meeting.

   Under Orion's By-Laws, the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum, except as otherwise provided by statute or by Orion's Certificate of Incorporation.

   Under Bermuda Law, a company is required to convene an Annual General Meeting once in every calendar year. Bermuda Law provides that a Special General Meeting may be called by the Board of Directors. A Special General Meeting may also be convened at the request of shareholders holding not less than 10% of such of the paid-up capital of Loral carrying the right to vote at General Meetings of Loral. Bermuda Law also requires that shareholders be given at least five days' advance notice of a general meeting but the accidental omission of notice to any person does not invalidate the proceedings at a meeting.

   Under Bermuda Law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of a company. Loral's Bye-Laws provide that except as set forth under certain anti-takeover provisions of the Bye-Laws, the presence in person or by proxy of the holders of more than 50% of the voting capital stock of Loral constitutes a quorum.

ACCESS TO BOOKS AND RECORDS AND DISSEMINATION OF INFORMATION

   Under the DGCL, Orion's shareholders and directors have a general right to inspect the corporation's stock ledger, a list of stockholders and its other books and records.

   Under Bermuda Law, members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include Loral's certificate of incorporation, its memorandum of association (including its objects and powers) and any alteration to Loral's memorandum of association. The shareholders have the additional right to inspect the bye-laws of Loral, minutes of general meetings and Loral's audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and to members of the general public upon the payment of

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a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda Law, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in each day by members of the public without charge. Bermuda Law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

BOARD OF DIRECTORS

   Under the DGCL, the Board of Directors of a Delaware corporation shall consist of one or more directors as fixed by the certificate of incorporation or by-laws. Under Orion's Certificate of Incorporation, the number of directors shall be not less than 3 and not more than 15. Currently, under Orion's By-laws, Orion's Board of Directors consists of 10 members.

   Under Loral's Bye-Laws, the numbers of directors shall be not less than 2 nor more than 15, as Loral may from time to time determine.

   Both Orion's and Loral's boards of directors are divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible.

ELECTION OR REMOVAL OF DIRECTORS

   Under Orion's Certificate of Incorporation and By-Laws, the directors are elected at the meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with certain notice procedures for a term expiring at the third succeeding annual meeting and in all cases until their successors shall be elected and shall qualify, or until their earlier resignation, removal from office, death or incapacity. There shall be no cumulative voting rights for the election of directors.

   The DGCL provides that directors may be removed from office with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate does not otherwise provide, in which case directors may be removed only for cause. Orion's Certificate of Incorporation does not otherwise provide.

   Under Bermuda Law and Loral's Bye-Laws, directors are elected at the Annual General Meeting or elected or appointed in such other manner as provided for in Loral's Bye-Laws until their successors are elected or appointed, unless they are earlier removed or resign.

   Under Bermuda Law and Loral's Bye-Laws and subject to the provisions described under certain provisions of the Bye-Laws, a director may be removed at a Special General Meeting of shareholders specifically called for that purpose, provided that the director was served with at least 14 days' notice. The director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a Special General Meeting may be filled at such meeting by the election of another director in his or her place or, in the absence of any such election, by the Board of Directors.

AMENDMENT OF ORION'S CERTIFICATE OF INCORPORATION, LORAL'S MEMORANDUM OF ASSOCIATION AND BYE-LAWS

   Under the DGCL, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. Orion's Certificate of Incorporation grants the directors of Orion such power.

   Under the DGCL, amendment of the certificate of incorporation shall be made by a resolution of the Board of Directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. The DGCL requires that, unless a different percentage is provided for, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. Orion's Certificate of Incorporation requires the affirmative vote of two-thirds of the stock entitled to vote and the affirmative vote of the Board of

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Directors in order to amend the provisions of Orion's By-Laws concerning the capital stock, the number of directors and their election, the redemption of stock, the control share acquisitions and certain business combinations, the indemnification, and the meeting of shareholders.

   Bermuda Law provides that the Memorandum of Association of a company may be amended by a resolution passed at a General Meeting of shareholders of which due notice has been given. In addition, the holders of the Loral Series A Preferred Stock have the right to approve, voting as a separate class, any amendments to the Memorandum of Association or Bye-Laws of Loral if such amendment would adversely affect the rights, powers, privileges or preferences of the Loral Series A Preferred Stock. An amendment to the Memorandum of Association of a company other than an amendment which alters or reduces a company's share capital as provided in Bermuda Law also requires the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his discretion.

   Under Bermuda Law, the holders of an aggregate of no less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in Bermuda Law. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering Loral's memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment.

APPRAISAL RIGHTS AND SHAREHOLDER SUITS

   Under the DGCL, stockholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their stock. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality. Under the DGCL, appraisal rights are available to dissenting shareholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights (i) if the stock of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the NASD or held of record by more than 2,000 shareholders (as long as the shareholders receive in the merger shares of the Surviving Corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the NASD or held of record by more than 2,000 shareholders) or (ii) if the corporation is the Surviving Corporation and no vote of its shareholders is required for the merger. Orion's Certificate of Incorporation provides that Orion's shareholders other than the acquiring person will be entitled to dissenter's rights in the event control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power.

   Under Bermuda Law, in the event of an amalgamation of two Bermuda companies, a shareholder who did not vote in favor of the amalgamation and who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his shares. The amalgamation of a company with another company requires the amalgamation agreement to be approved by the Board of Directors and by a meeting of the holders of shares of the amalgamating company of which they are directors and of the holders of each class of such shares. Under Bermuda Law, an amalgamation also requires the consent of the Bermuda Minister of Finance, who may grant or withhold consent at his discretion.

   Class actions and derivative actions are generally not available to shareholders under Bermuda Law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to Loral where an act committed by Loral is alleged to be beyond the corporate power of Loral or is illegal or would result in the violation of Loral's

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memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of Loral's shareholders than those who actually approved it.

   When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating Loral's conduct of affairs in the future or ordering the purchase of the shares by any shareholder, by other shareholders or by Loral.

REDEMPTION RIGHTS

   Stock of Orion will always be subject to redemption by the corporation, by action of the Board of Directors, if it in its judgment such action should be taken, to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by Orion or any of its subsidiaries to conduct any portion of the business of Orion or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of Orion's stock possessing prescribed qualifications.

   Under Loral's Bye-Laws, Loral may from time to time by resolution authorize the reduction of its issued share capital or any capital redemption.

INDEMNIFICATION

   The DGCL contains provisions setting forth conditions under which a corporation may indemnify its directors, officers, employees and agents. While indemnification is permitted only if certain statutory standards of conduct are met, the DGCL provides for indemnification if the person acted in good faith and in a manner the personal reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

   Under Orion's Certificate of Incorporation, every director, officer, employee and agent shall be indemnified against all proceeding; provided, however, that Orion shall indemnify an eligible person in connection with a proceeding initiated by such person only if the proceeding was authorized by Orion's Board of Directors.

   Under the DGCL, a corporation's certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty subject to certain limitations. Orion's Certificate of Incorporation contains a provision that eliminates the liability of Orion's directors to Orion or its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not change the liability of a director for a breach of duty of loyalty to Orion or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for unlawful payment of dividend or unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.

   Under Loral's Bye-Laws, every director, officer and member of a committee shall be indemnified out of the funds of Loral against all civil liabilities, loss, damage or expense incurred or suffered by him as such director, officer or committee member and the indemnity shall extend to any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election.

BUSINESS COMBINATIONS

   The DGCL requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. Orion's Certificate of Incorporation contains a provision which restricts certain business combination transactions with an interested stockholder for two years after such stockholder has acquired 20% of the voting power. Under Orion's Certificate of Incorporation, if a business combination (including a merger, disposition of substantial assets, issuance of securities and other similar transactions) occurs with a person, who together with its affiliates, owns 20% or more of the outstanding capital stock of Orion (an "interested stockholder"), then the combination must be approved by the holders of at least a majority of the voting power of the then outstanding shares of capital stock of Orion entitled to vote, voting together as a single class and the holders of at least a majority of the voting stock, voting together as a single class, excluding the interested stockholders and their affiliates.

   However, the combination may occur without such a vote if, among other exceptions, those directors who were directors before the acquiring party became an interested stockholder approve the combination by a unanimous vote.

   Pursuant to Loral's Bye-Laws, the affirmative vote of shareholders of at least 80% of the shares of Loral carrying voting rights then outstanding shall be necessary to approve any business combination (including a merger, disposition of substantial assets, issuance of securities or other similar transactions) proposed by a person, who together with its affiliates, owns 15% or more of the shares carrying voting rights by an interested shareholder. However, the combination may occur without such a vote, if, among other exceptions, those directors who were directors before the acquiring party become an interested shareholder approve the combination by not less than a majority.

OTHER ANTI-TAKEOVER PROVISIONS

   The DGCL does not contain a control share acquisition statute which restricts the voting rights of a person who acquires a controlling interest in the corporation to those voting rights which are conferred by the stockholders at a meeting. Orion's Certificate of Incorporation contains a control share acquisition provision which requires approval by disinterested shareholders of any acquisition of voting power above specified levels of ownership of Orion's stock.

        SELECTED CONSOLIDATED FINANCIAL AND OPERATIONAL DATA OF ORION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following selected consolidated statements of operations and balance sheet data as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from Orion's audited consolidated financial statements. The selected consolidated statements of operations and balance sheet data as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of Orion and, in the opinion of Orion, include all adjustments consisting of normal accruals, necessary for a fair presentation of such information. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be achieved for the year ending December 31, 1997. The pro forma consolidated statements of operations and balance sheet data are derived from unaudited pro forma condensed consolidated financial statements. The pro forma data is not necessarily indicative of the results that would have been achieved nor are they indicative of Orion's future results. The data should be read in conjunction with the Consolidated Financial Statements, related notes and other financial information of Orion incorporated herein by reference. From its inception in 1982 through January 20, 1995, when Orion 1 commenced commercial operations, Orion was a development stage enterprise. Because Orion's wholly owned subsidiary, Orion Network Services, Inc., has exclusive management and control of Orion Atlantic as its sole general partner, and Orion's 41 2/3% partnership interest, the financial statements of Orion Atlantic are consolidated with the financial statements of Orion.

   In January 1997, Orion consummated the January Merger as part of a series of transactions which significantly changed Orion. Those transactions, which are discussed in more detail under "Information About Orion" of this Proxy Statement/Prospectus are as follows:

   (i)   the Exchange;

   (ii) the acquisition by Orion of the only outstanding minority interest in Orion's subsidiary Orion Network Systems-Asia Pacific, Inc. from British Aerospace Satellite Investments, Inc., in exchange (the "OAP Acquisition") for approximately 86,000 shares of Orion Common Stock;

   (iii) the Bond Offering; and

   (iv) the Debentures Offering.

   The Exchange and the OAP Acquisition resulted in Orion owning 100% of Orion Atlantic and its other significant subsidiaries and, therefore, a greatly simplified corporate structure. The Exchange also resulted in a significant increase in Orion's Capital Stock outstanding. The net proceeds of the Bond Offering and the Debentures Offering were used by Orion to repay the credit facility it entered into in connection with the construction of the Orion 1 satellite, to pre-fund the first three years of interest payment on certain of the Notes, and will be used by Orion for the construction and launch of two additional satellites, Orion 2 and Orion 3.

        SELECTED CONSOLIDATED FINANCIAL AND OPERATIONAL DATA OF ORION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------------------
                                                                                                PRO FORMA
                                   1992       1993(2)       1994        1995         1996        1996 (1)
                               ----------- -----------  ----------- -----------  ------------ ------------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues......................  $    1,403  $    2,006   $    3,415  $   22,284   $    41,847  $    41,847
Interest expense .............         180         133           61      24,738        27,764       94,838
Net loss (3) .................      (3,295)     (7,886)      (7,965)    (26,915)      (27,195)    (133,630)
Net loss per common share  ...       (0.40)      (0.85)       (0.86)      (3.07)        (2.62)      (12.71)
Weighted average common
 shares outstanding (4) ......   8,232,548   9,266,445    9,272,166   9,103,505    10,951,823   11,247,062
OTHER OPERATIONAL DATA:
Number of customers ..........           5          10           34         109           182
Capital expenditures .........  $   78,429  $   44,130   $   51,103  $    9,060   $    12,625
Customer contract
 backlog (5) .................  $    9,402  $   18,185   $   39,122  $  120,612   $   214,887
Sites (6) ....................          --          --           57         151           322
CONSOLIDATED BALANCE SHEET
 DATA:
Cash and cash equivalents  ...  $    7,668       3,404       11,219      55,112        42,188
Restricted and segregated
 cash (7) ....................          --          --           --          --            --
Total assets .................     204,975     271,522      340,176     389,075       358,264
Long-term debt (less current
 portion) ....................     106,821     185,294      230,175     250,669       218,237
Limited Partners' interest in
 Orion Atlantic (8) ..........      77,753      69,909       62,519      14,626        10,130
Redeemable preferred stock ...          --          --       14,555      20,358        20,902
Total stockholders' (deficit)
 equity ......................      14,478       8,400        3,351      26,681          (436)
Book value per share .........        2.36        1.33          .49        2.46          (.04)

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                             NINE MONTHS
                                         ENDED SEPTEMBER 30,
                               ----------------------------------------
                                                            PRO FORMA
                                   1996          1997       1997 (1)
                               ------------ ------------  ------------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues......................  $    30,016  $    54,539   $    54,539
Interest expense .............       20,229       62,290        52,841
Net loss (3) .................      (19,807)     (78,239)      (83,740)
Net loss per common share  ...        (1.90)       (7.53)        (8.08)
Weighted average common
 shares outstanding (4) ......   10,943,287   11,221,618    11,221,618
OTHER OPERATIONAL DATA:
Number of customers ..........          167          282
Capital expenditures .........  $    10,266  $    11,924
Customer contract
 backlog (5) .................  $   134,320  $   254,098
Sites (6) ....................          304          635
CONSOLIDATED BALANCE SHEET
 DATA:
Cash and cash equivalents  ...                    82,811
Restricted and segregated
 cash (7) ....................                   359,798
Total assets .................                   901,444
Long-term debt (less current
 portion) ....................                   790,561
Limited Partners' interest in
 Orion Atlantic (8) ..........                        --
Redeemable preferred stock ...                   117,868
Total stockholders' (deficit)
 equity ......................                   (71,245)
Book value per share .........                     (6.25)

------------
(1) Adjusted to reflect the pro forma effects of the January 1997 Transactions (see "Information About Orion"), assuming such events occurred on January 1, 1996.
(2) In 1993, Orion Atlantic terminated its commitment to purchase a second satellite from MMS Space Systems, resulting in a termination charge of $5 million.
(3) As required by GAAP, net loss is presented before accretion of preferred stock and preferred stock dividends. For the years ended December 31, 1992, 1993, 1994, 1995, 1996, 1996 (pro forma) and the nine months ended September 30, 1996 and 1997 preferred stock dividends and accretion are $0.0, $0.0, $0.6, $1.3, $1.4, $9.3, $1.0, and $6.3
       million, respectively.
(4) Computed on the basis described for net loss per common share in Note 2 to the Consolidated Financial Statements incorporated herein by reference from Orion's 1996 Form 10-K.
(5)    Backlog represents future revenues under contract.
(6) Sites includes installed VSATs and additional transmission destinations (such as customer premises) that share a VSAT.
(7) Restricted and segregated cash represents (i) $116 million that has been placed in a pledged account to fund the payment of the first six scheduled payments of interest on the Senior Notes and (ii) $244 million that will be segregated by Orion and used only to invest in certain high quality short term investments to make payments for additional satellites and certain related costs.
(8) Represents amounts invested by the former limited partners of Orion Atlantic (net of syndication costs related to the investments), adjusted for such limited partners' share of net losses. The interests of the limited partners were acquired by Orion in the Exchange.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                    LORAL SPACE & COMMUNICATIONS LTD. (1)
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        NINE MONTHS
                                           ENDED            NINE MONTHS
                                    SEPTEMBER 30, 1997         ENDED
                                            (4)          DECEMBER 31, 1996
                                    ------------------   -----------------
STATEMENT OF OPERATIONS DATA:           (UNAUDITED)
Revenues .........................      $1,002,619          $       --
Management fee from affiliate  ...              --               5,088
Income (loss) before minority
 interest and equity in net
 loss of affiliates and
 cumulative effect of accounting
 change (3) ......................          14,677              13,269 (6)
Minority interest ................          (5,021)                 --
Equity in net income (loss) of
 affiliates (2)(4) ...............         (24,320)             (4,392)(6)
Income (loss) before cumulative
 effect of accounting changes (3)          (14,664)              8,877
Net income (loss) ................         (14,664)              8,877
Preferred dividends ..............         (14,580)                 --
Net income (loss) applicable to
 common stockholders .............         (29,244)              8,877
Earnings (loss) per share ........           (0.12)               0.04
CASH FLOW DATA:
Used in operating activities  ....      $  (219,932)        $    3,003
Used in (provided by) investing
 activities ......................        (860,677)              1,962
Provided by (used in) equity
 transactions ....................         (10,862)            602,413
Provided by financing activities          (103,883)            583,292
Dividends paid per share .........              --                  --
BALANCE SHEET:
Cash and cash equivalents ........      $  193,164          $1,180,752
Investment in Globalstar (2)  ....         358,926             175,639
Investment in SS/L (4) ...........              --             267,418
Total assets .....................       2,748,654           1,699,326
Long-term debt, including current
 portion..........................         231,469                  --
Convertible preferred ............              --             583,292
Shareholders' equity (5)/Invested
 equity ..........................       1,926,465           1,070,069

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                              YEAR ENDED MARCH 31,
                                   -------------------------------------------
                                      1996       1995       1994       1993
                                   ---------- ---------  --------- ----------
STATEMENT OF OPERATIONS DATA:
Revenues .........................  $     --   $     --   $     --   $     --
Management fee from affiliate  ...     5,608      3,169      2,981      2,576
Income (loss) before minority
 interest and equity in net
 loss of affiliates and
 cumulative effect of accounting
 change (3) ......................    (5,157)     1,115     (4,868)    (5,905)
Minority interest ................        --         --         --         --
Equity in net income (loss) of
 affiliates (2)(4) ...............    (8,628)    (8,988)     1,174        663
Income (loss) before cumulative
 effect of accounting changes (3)    (13,785)    (7,873)    (3,694)    (5,242)
Net income (loss) ................   (13,785)    (7,873)    (3,694)   (12,001)
Preferred dividends ..............        --         --         --         --
Net income (loss) applicable to
 common stockholders .............   (13,785)    (7,873)    (3,694)   (12,001)
Earnings (loss) per share ........     (0.08)       N/A        N/A        N/A
CASH FLOW DATA:
Used in operating activities  ....  $  1,319   $  8,439   $    587   $  5,905
Used in (provided by) investing
 activities ......................   115,031     92,055     25,288     (2,697)
Provided by (used in) equity
 transactions ....................   116,362    100,494     25,875      3,208
Provided by financing activities          --         --         --         --
Dividends paid per share .........       N/A        N/A        N/A        N/A
BALANCE SHEET:
Cash and cash equivalents ........  $     12   $     --   $     --   $     --
Investment in Globalstar (2)  ....   195,221    110,970     25,288         --
Investment in SS/L (4) ...........   144,051    140,007    138,191    137,017
Total assets .....................   354,396    251,819    163,479    137,017
Long-term debt, including current
 portion..........................        --         --         --         --
Convertible preferred ............        --         --         --         --
Shareholders' equity (5)/Invested
 equity ..........................   354,396    251,819    159,198    137,017

------------
(1) Financial information for the four years in the period ended March 31, 1996, represent the space and communications operations of Old Loral. The results of operations for the four years in the period ended March 31, 1996 include allocations and estimates of certain expenses of Loral based upon estimates of actual services performed by Old Loral on behalf of Loral. Interest expense for the four years in the period ended March 31, 1996, was allocated to Loral based on Old Loral's historical weighted average interest rate applied to the average investment in affiliates. Management of Loral believes such allocations are based on reasonable allocation methods.
(2)    Globalstar commenced operations on March 23, 1994.
(3) Before the effect of adopting Statement of Financial Accounting Standards No. 106 "Accounting for Postretirement Benefits Other than Pensions," in fiscal 1993 net of related income taxes.
(4) In 1997, Loral acquired the remaining portion of SS/L it did not own and, accordingly, began consolidating the operating results of SS/L from January 1, 1997. Prior to January 1, 1997, SS/L was accounted for using the equity method of accounting. In addition, the results of operations for the nine months ended September 30, 1997 reflect the operations of Skynet from March 14, 1997, the date of acquisition.
(5) As of September 30, 1997 and December 31, 1996, the book value per share of the Loral Series A Preferred Stock and the Loral Common stock (which Loral is required to disclose herein in accordance with applicable Bermuda law) was $4.80 and $4.79 and $4.52 and $4.51, respectively. Book value per share represents the quotient obtained by dividing shareholders' equity by the number of outstanding shares of Common Stock, giving effect to the conversion of the Loral Series A Preferred Stock, plus, in the case of such preferred stock, the $.01 liquidation preference thereof. The book value per share and pro forma book value per share of Loral Series C Preferred Stock as of September 30, 1997 is equal to its liquidation value of $50.00 per share.
(6)    Reflects certain reclassifications to conform to 1997 presentation.

           SELECTED UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA
                      LORAL SPACE & COMMUNICATIONS LTD.
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following table presents selected unaudited consolidated pro forma financial data after giving effect to the acquisitions of SS/L, Skynet, SatMex and Orion. The unaudited pro forma balance sheet data gives effect to the acquisitions of SatMex and Orion as if they occurred on September 30, 1997. The unaudited pro forma statement of operations data give effect to all acquisitions as if they had occurred on April 1, 1996. The following selected unaudited consolidated pro forma financial data has been derived from, and should be read in conjunction with, the related unaudited pro forma condensed consolidated financial statements included elsewhere herein.

                                                   NINE MONTHS        NINE MONTHS
                                                      ENDED              ENDED
                                               SEPTEMBER 30, 1997  DECEMBER 31, 1996
                                               ------------------ -----------------
STATEMENTS OF OPERATIONS DATA:
Revenues......................................     $1,050,267         $1,044,889
Net loss......................................       (110,383)          (111,470)
Preferred dividends...........................        (14,580)                --
Net loss applicable to common shareholders ...       (124,963)          (111,470)
Loss per share ...............................          (0.47)             (0.43)

                                                          SEPTEMBER 30, 1997
                                               -------------------------------------
BALANCE SHEET DATA:
Cash and cash equivalents ....................              $  184,275
Working capital ..............................                 509,349
Total assets .................................               4,019,242
Long-term debt, including current portion (1)                  971,192
Shareholder's equity .........................               2,388,180

------------
(1) Includes $739.8 million of Orion debt, including current portion, that will be non-recourse to Loral.

                           PRO FORMA FINANCIAL DATA

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS
  AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                            AND DECEMBER 31, 1996

   The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 and statements of operations for the nine months ended September 30, 1997 and December 31, 1996 give effect to 1) the acquisition of a 49% indirect economic interest in SatMex completed on December 29, 1997, which will be accounted for using the equity method of accounting, 2) the acquisition between March 25, 1997 and June 23, 1997 by Loral of the remaining SS/L common stock not previously owned, pursuant to agreements negotiated in February 1997, 3) the acquisition by Loral of Skynet on March 14, 1997, and 4) the proposed acquisition by Loral of Orion which is subject to regulatory and Orion shareholder approvals and is expected to close in the first quarter of 1998. The SS/L and Skynet acquisitions are reflected in Loral's historical unaudited condensed consolidated balance sheet as of September 30, 1997 and the unaudited pro forma condensed consolidated balance sheet assumes the SatMex acquisition and the proposed Orion acquisition occurred as of September 30, 1997. The unaudited pro forma condensed consolidated statements of operations assume that these acquisitions occurred as of April 1, 1996. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997 is based on the historical unaudited condensed consolidated statement of operations of Loral which includes the results of operations for SS/L from January 1, 1997 and the related minority interest, and Skynet for the period March 14, 1997 to September 30, 1997. The historical Loral condensed consolidated statement of operations for the nine months ended December 31, 1996 reflect the results of operations from the inception of Loral in April 1996 through December 31, 1996. The unaudited pro forma condensed consolidated statement of operations information for the nine months ended December 31, 1996 is based on the historical condensed consolidated statements of operations of Loral and Orion as well as the condensed statements of operations of SS/L and Skynet for that period. The unaudited pro forma condensed statements of operations for Orion for the nine months ended December 31, 1996 and September 30, 1997 reflect the pro forma effects of certain transactions completed by Orion in January 1997, as if such transactions had occurred January 1, 1996. Equity in the net loss of SatMex has been included in the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1997 and December 31, 1996, based on Loral's share of the pro forma results of SatMex for such periods. The unaudited pro forma condensed consolidated financial statements reflect the purchase method of accounting and the adjustments and assumptions described in the accompanying notes.

   Pending completion of valuations and allocation of their respective fair values, the pro forma adjustments for SS/L, Skynet and SatMex are based upon preliminary estimates of fair values and the pro forma adjustments for Orion are based on historical values of assets and liabilities. Actual adjustments will be based on final appraisals and other analyses of fair values, which are not expected to result in material adjustments. The unaudited pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the audited consolidated financial statements and notes of the respective companies. The unaudited pro forma condensed consolidated statements of operations data may not be indicative of the results that actually would have occurred if the acquisitions had taken place on April 1, 1996, or future results.

                      LORAL SPACE & COMMUNICATIONS LTD.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   SKYNET         SATMEX                                   ORION
                                                  PRO FORMA      PRO FORMA                               PRO FORMA
                                      LORAL      ADJUSTMENTS    ADJUSTMENTS     SUBTOTAL      ORION     ADJUSTMENTS
                                  ------------ -------------  -------------- ------------  ---------- --------------
                                                  (NOTE 2)       (NOTE 3)                                 (NOTE 5)
ASSETS
Current assets:
 Cash and cash equivalents  .....  $  193,164     $              $(91,700)(h)  $  101,464   $ 82,811     $      --
 Contracts in process ...........     459,916           --             --         459,916     10,616            --
 Inventories ....................      94,074           --             --          94,074         --            --
 Restricted assets ..............          --           --             --              --     50,064            --
 Other current assets ...........     186,087          708 (f)         --         186,795      8,076            --
                                  ------------ -------------  -------------- ------------  ---------- --------------
Total current assets ............     933,241          708        (91,700)        842,249    151,567            --
Property, plant and equipment,
 net ............................     768,277       34,764 (f)         --         803,041    388,813            --
Cost in excess of net assets
 acquired, less amortization  ...     436,632      (30,309)(f)         --         406,323     21,119       385,804 (i),(j)
                                                                                                           (21,119)(j)
Long-term receivables ...........     104,574           --             --         104,574         --            --
Investments in affiliates  ......     358,926                      91,700 (h)     450,626         --            --
Restricted and segregated
 assets .........................          --           --             --              --    309,734            --
Other assets ....................     147,004        4,296 (f)         --         151,300     30,211        (5,000)(i)
                                  ------------ -------------  -------------- ------------  ---------- --------------
                                   $2,748,654     $  9,459       $     --      $2,758,113   $901,444     $ 359,685
                                  ============ =============  ============== ============  ========== ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...............  $  227,998     $     --       $     --      $  227,998   $  3,015     $   5,000 (i)
 Customer advances ..............      75,981           --             --          75,981         --            --
 Accrued interest and preferred
  dividends .....................      11,005           --             --          11,005     11,315          (875)(j)
 Other current liabilities  .....      53,909       (4,052)(f)         --          49,857     18,918           688 (j)
 Income taxes payable ...........       5,452           --             --           5,452         --            --
 Deferred income taxes ..........      64,805           --             --          64,805         --            --
 Current portion of long-term
  debt ..........................       2,146           --             --           2,146      9,162            --
                                  ------------ -------------  -------------- ------------  ---------- --------------
Total current liabilities  ......     441,296       (4,052)            --         437,244     42,410         4,813
Deferred income taxes ...........      45,108           --             --          45,108         --            --
Pension and other postretirement
 liabilities ....................      57,088           --             --          57,088         --            --
Long-term liabilities ...........      38,238       13,291 (f)         --          51,529     21,850            --
Long-term debt ..................     229,323           --             --         229,323    790,561       (60,000)(j)
Minority interest ...............      11,136           --             --          11,136         --            --
Commitments and contingencies
Redeemable Convertible Preferred
 Stock ..........................          --           --             --              --    117,868      (117,868)(j)
Shareholders' equity:
 Series A convertible preferred
  stock, par value $.01 .........         459           --             --             459         --            --
 Series C convertible redeemable
  preferred stock, par value
  $.01 ..........................     731,195           --             --         731,195         --            --
 Common stock, par value $.01 ...       2,007           --             --           2,007         --           191 (j)
 Paid-in capital ................   1,214,850           --             --       1,214,850         --       467,165 (j)(k)
 Treasury stock .................      (1,680)          --             --          (1,680)        --            --
 Unearned compensation...........          --           --             --              --         --        (5,861)(k)
 Retained deficit ...............     (20,366)         220 (f)         --         (20,146)        --            --
 Orion preacquisition deficit  ..          --           --             --              --    (71,245)       71,245 (l)
                                  ------------ -------------  -------------- ------------  ---------- --------------
Total shareholders' equity  .....   1,926,465          220             --       1,926,685    (71,245)      532,740
                                  ------------ -------------  -------------- ------------  ---------- --------------
                                   $2,748,654     $  9,459       $     --      $2,758,113   $901,444     $ 359,685
                                  ============ =============  ============== ============  ========== ==============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)





                                   PRO FORMA
                                  AS ADJUSTED
                                 -------------


Current assets:
 Cash and cash equivalents  .....  $     184,275
 Contracts in process ...........        470,532
 Inventories ....................         94,074
 Restricted assets ..............         50,064
 Other current assets ...........        194,871
                                    -------------
Total current assets ............        993,816
Property, plant and equipment,
 net ............................      1,191,854
Cost in excess of net assets
 acquired, less amortization  ...        792,127

Long-term receivables ...........        104,574
Investments in affiliates  ......        450,626
Restricted and segregated
 assets .........................        309,734
Other assets ....................        176,511
                                    -------------
                                   $   4,019,242
                                    =============

Current liabilities:
 Accounts payable ...............  $     236,013
 Customer advances ..............         75,981
 Accrued interest and preferred
  dividends .....................         21,445
 Other current liabilities  .....         69,463
 Income taxes payable ...........          5,452
 Deferred income taxes ..........         64,805
 Current portion of long-term
  debt ..........................         11,308
                                    -------------
Total current liabilities  ......        484,467
Deferred income taxes ...........         45,108
Pension and other postretirement
 liabilities ....................         57,088
Long-term liabilities ...........         73,379
Long-term debt ..................        959,884
Minority interest ...............         11,136
Commitments and contingencies
Redeemable Convertible Preferred
 Stock ..........................             --
Shareholders' equity:
 Series A convertible preferred
  stock, par value $.01 .........            459
 Series C convertible redeemable
  preferred stock, par value
  $.01 ..........................        731,195
 Common stock, par value $.01 ...          2,198
 Paid-in capital ................      1,682,015
 Treasury stock .................         (1,680)
 Unearned compensation...........         (5,861)
 Retained deficit ...............        (20,146)
 Orion preacquisition deficit  ..             --
                                    -------------
Total shareholders' equity  .....      2,388,180
                                    -------------
                                   $   4,019,242
                                    =============


See notes to unaudited pro forma condensed consolidated financial statements.

                      LORAL SPACE & COMMUNICATIONS LTD.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

PERIODS COVERED:
Loral and Orion January 1 -- September 30, 1997
Skynet January 1 -- March 14, 1997 (Pre-acquisition period)

                                                                                          PRO          ORION
                                                          PRO FORMA                      FORMA       PRO FORMA      PRO FORMA
                               LORAL       SKYNET        ADJUSTMENTS       SUBTOTAL      ORION      ADJUSTMENTS    AS ADJUSTED
                           ------------ -----------  ------------------- -----------  ----------- --------------  -------------
                                          (NOTE 2)     (NOTES 1, 2, 3)                  (NOTE 4)      (NOTE 5)
Revenues .................  $1,002,619    $ 17,938         $(24,829)(c)    $995,728     $ 54,539      $     --       $1,050,267
Costs and expenses .......     993,527      14,066          (20,137)(c),(f) 987,456       85,459         6,748 (k)(j) 1,079,663
                           ------------ -----------  ------------------- -----------  ----------- --------------  -------------
 Operating income (loss) .       9,092       3,872           (4,692)          8,272      (30,920)       (6,748)         (29,396)
Loss from failure of
 satellite................          --     (20,500)              --         (20,500)          --            --          (20,500)
Interest income (expense)
 net .....................      23,106      (2,500)         (11,284)(b),(e),  9,322      (52,841)        3,937 (k)      (39,582)
                                                                    (h)
Other income (expense)  ..          --          --               --              --           21            --               21
                           ------------ -----------  ------------------- -----------  ----------- --------------  -------------
 Pre-tax income (loss)  ..      32,198     (19,128)         (15,976)         (2,906)     (83,740)       (2,811)         (89,457)
Income taxes .............      17,582      (1,465)          (3,198)(d),(g)  12,919           --       (27,760)(l)      (14,841)
                           ------------ -----------  ------------------- -----------  ----------- --------------  -------------
 Income (loss) before
  equity in net loss of
  affiliates .............      14,616     (17,663)         (12,778)        (15,825)     (83,740)       24,949          (74,616)
Equity in net loss of
 affiliates ..............     (24,320)         --          (11,447)(h)     (35,767)          --            --          (35,767)
Minority interest ........      (4,960)         --            4,960 (a)          --           --            --               --
                           ------------ -----------  ------------------- -----------  ----------- --------------  -------------
 Net income (loss) .......     (14,664)    (17,663)         (19,265)        (51,592)     (83,740)       24,949         (110,383)
Preferred dividends  .....     (14,580)         --               --         (14,580)      (6,933)        6,933 (k)      (14,580)
                           ------------ -----------  ------------------- -----------  ----------- --------------  -------------
 Net income (loss)
  attributable to common
  shares .................  $  (29,244)   $(17,663)        $(19,265)       $(66,172)    $(90,673)     $ 31,882       $ (124,963)
                           ============ ===========  =================== ===========  =========== ==============  =============
Earnings (loss) per share
 (Note 6):
 Primary .................  $    (0.12)                                    $  (0.27)                                 $    (0.47)
                           ============                                  ===========                              =============
 Fully Diluted ...........  $    (0.12)                                    $  (0.27)                                 $    (0.47)
                           ============                                  ===========                              =============
Shares used in per share
 calculations;
 Primary .................     240,539                                      245,665                                     264,772
                           ============                                  ===========                              =============
 Fully Diluted ...........     240,539                                      245,665                                     264,772
                           ============                                  ===========                              =============
Common shares outstanding
 at September 30, 1997 ...     200,633                                      200,633                                     219,740
                           ============                                  ===========                              =============

See notes to unaudited pro forma condensed consolidated financial statements.

                      LORAL SPACE & COMMUNICATIONS LTD.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         ORION
                                                           PRO FORMA                     PRO FORMA     PRO FORMA      PRO FORMA
                   LORAL*        SS/L       SKYNET        ADJUSTMENTS       SUBTOTAL       ORION      ADJUSTMENTS    AS ADJUSTED
                 ---------- ------------  ---------- -------------------  ------------ ------------  ------------- -------------
                               (NOTE 1)    (NOTE 2)     (NOTES 1, 2, 3)                   (NOTE 4)      (NOTE 5)
Revenues .......  $  5,088    $1,017,653   $ 84,435        $(96,488)(c)    $1,010,688    $  34,201      $     --     $1,044,889
Costs and
 expenses ......    17,606       963,517     39,051         (58,867)(a),(c)   961,307       64,149         7,119 (j)  1,032,575
                                                                    (f)                                          (k)
                 ---------- ------------  ---------- -------------------  ------------ ------------  ------------- -------------
 Operating
  income
  (loss) .......   (12,518)       54,136     45,384         (37,621)           49,381      (29,948)       (7,119)        12,314
Interest income
 (expense),
 net............    28,699         6,081    (11,305)        (35,570)(b),(e)   (12,095)     (70,130)        2,245 (k)    (79,980)
                                                                    (h)
                 ---------- ------------  ---------- -------------------  ------------ ------------  ------------- -------------
 Pre-tax income
  (loss) .......    16,181        60,217     34,079         (73,191)           37,286     (100,078)       (4,874)       (67,666)
Income taxes  ..     2,912        27,643     13,369         (23,681)(d),(g)    20,243           --       (19,128)(l)      1,115
                 ---------- ------------  ---------- -------------------  ------------ ------------  ------------- -------------
 Income (loss)
  before equity
  in net loss
  of
  affiliates  ..    13,269        32,574     20,710         (49,510)           17,043     (100,078)       14,254        (68,781)
Equity in net
 loss of
 affiliates ....    (4,392)       (1,549)        --         (36,748)(a),(h)   (42,689)          --            --        (42,689)
                 ---------- ------------  ---------- -------------------  ------------ ------------  ------------- -------------
 Net income
  (loss) .......     8,877        31,025     20,710         (86,258)          (25,646)    (100,078)       14,254       (111,470)
Preferred
 dividends .....        --            --         --              --                --       (6,837)        6,837 (k)         --
                 ---------- ------------  ---------- -------------------  ------------ ------------  ------------- -------------
 Net income
  (loss)
  attributable
  to common
  shares .......  $  8,877    $   31,025   $ 20,710        $(86,258)       $  (25,646)   $(106,915)     $ 21,091     $ (111,470)
                 ========== ============  ========== ===================  ============ ============  ============= =============
Earnings (loss)
 per share
 (Note 6):
 Primary .......  $   0.04                                                 $    (0.11)                               $    (0.43)
                 ==========                                               ============                             =============
 Fully Diluted    $   0.04                                                 $    (0.11)                               $    (0.43)
                 ==========                                               ============                             =============
Shares used in
 per share
 calculations;
 average shares
 outstanding:
 Primary .......   229,396                                                    241,026                                   260,133
                 ==========                                               ============                             =============
 Fully Diluted     229,396                                                    241,026                                   260,133
                 ==========                                               ============                             =============
Common shares
 outstanding at
 December 31,
 1996...........   191,092                                                    199,135                                   218,242
                 ==========                                               ============                             =============

* Reflects certain reclassifications to conform to the 1997 presentation.

See notes to unaudited pro forma condensed consolidated financial statements.

             NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS

  AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                            AND DECEMBER 31, 1996

1. The following facts and assumptions in notes (a) through (d) were used in determining the effect on the pro forma statements of operations for the increase in Loral's ownership of SS/L to 100%. Such transactions are reflected in Loral's September 30, 1997 historical balance sheet.

   (a) Pursuant to agreements negotiated in December 1996 and February 1997, Loral acquired 49% of SS/L from four international aerospace and communications companies (the "Alliance Partners") between March 25, 1997 and June 23, 1997 for $374 million. These transactions, in which Loral acquired 24.5% of SS/L for $93.5 million in cash and $93.5 million in convertible preferred equivalent obligations ("CPEOs"), and the remaining 24.5% of SS/L acquired on June 23, 1997 for 8,042,922 shares of Loral Common Stock and 1,063,663 shares of Loral Series C Preferred Stock are reflected in Loral's historical unaudited condensed consolidated balance sheet as of September 30, 1997. On June 5, 1997, the CPEOs were exchanged into shares of Loral's Series C Preferred Stock after shareholder approval (the "Exchange").
       In August 1996, Loral increased its ownership of SS/L to 51% through the acquisition of an 18.3% interest held by certain partnerships affiliated with Lehman Brothers (the "Lehman Partnerships") for $110.0 million including cash of $4 million, 7.5 million shares of Loral Common Stock, and 267,256 shares of common stock of Globalstar Telecommunications Limited previously held by a Loral subsidiary. In accordance with the terms of Loral's agreement with the Lehman Partnerships, the purchase price was increased by $9.2 million in April 1997.

       Loral increased its ownership of SS/L to 75.5% and entered into agreements to acquire the remaining 24.5% during the first quarter of 1997. Accordingly, Loral discontinued the equity method of accounting and began consolidating the results of SS/L as of January 1, 1997, with a reduction for SS/L's earnings attributable to its other shareholders.

       The acquisition of SS/L common stock has been accounted for as a purchase. The cost in excess of net assets acquired arising from this acquisition is being amortized over 40 years. A pro forma adjustment of $1.7 million to amortization expense was made to the unaudited pro forma condensed consolidated statement of operations for the nine months ended December, 31, 1996. Loral's historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 1997 reflects the results of operations of SS/L from January 1, 1997 and the related minority interest of the SS/L equity not owned by Loral during the period. Loral's historical unaudited condensed consolidated statement of operations for the nine months ended December 31, 1996 includes SS/L's operations using the equity method of accounting. Pro forma adjustments assume that Loral had acquired 100% of the common stock of SS/L as of April 1, 1996.

   (b) The purchase price for SS/L was determined through arm's length bargaining between Loral and the Alliance Partners and Loral and the Lehman partnerships. The cash portion of the acquisition was financed with cash on hand. The unaudited pro forma condensed consolidated statements of operations reflect charges for interest expense of 7% on the cash portion of the purchase price and 6% on the CPEOs and preferred stock portion of the purchase price. Loral intends to refinance the cash portion of the purchase price with debt. The fixed payments under the CPEOs and preferred stock have been reflected as interest expense for periods prior to the exchange. The interest charge of 7% on the cash portion of the purchase price reflects the interest rate on Loral's current borrowing under its revolving credit facility.

   (c) Other pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997, include elimination of SS/L's sales to Skynet of $24.8 million and related costs and expenses of $22.5 million for the period January 1, 1997 through March 14, 1997. Other pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 1996 include elimination of SS/L's sales to Skynet of $96.5 million and related cost of sales of $82.1 million and elimination of Loral's equity in the net income of SS/L based on its historical ownership interest during the period.

   (d) A statutory (Federal and state) tax rate of 41%, adjusted for non-deductible interest and goodwill, was assumed with respect to the pro forma adjustments.

2. The following facts and assumptions in notes (e) through (g) were used in determining the pro forma effect of the acquisition of Skynet from AT&T. On March 14, 1997 Loral acquired certain assets of Skynet for $478.1 million in cash. The price reflects a reduction from the $712.5 million price originally agreed upon in September 1996 arising from an adjustment resulting from the failure of Skynet's Telstar 401 satellite in January 1997. The price is subject to further adjustment based upon net assets delivered at closing, as defined.

   This acquisition has been accounted for as a purchase. Loral's historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 1997 reflects the operations of Skynet from the date of acquisition through September 30, 1997. The Skynet preacquisition period January 1, 1997 through March 14, 1997 is presented in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997. The Skynet historical unaudited condensed consolidated statement of operations included in the unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 1996 includes the operations of Skynet for the entire period. The Skynet operations have been calculated by deducting the Skynet operations for the three month period ended March 31, 1996 from the Skynet operations for the year ended December 31, 1996. Revenues, operating income and net income for Skynet for the three months ended March 31, 1996 were $39.9 million, $19.0 million and $9.3 million, respectively. Pro forma adjustments have been calculated for the nine month period.

   (e) The purchase price for Skynet was determined through arm's length bargaining between Loral and AT&T. The acquisition was initially financed with cash on hand. A portion of the purchase price is expected to be refinanced with debt. The pro forma adjustment for interest expense reflects charges for interest based on an adjusted purchase price of $478.1 million for the period January 1, 1997 through March 14, 1997 and an unadjusted price of $712.5 million for the nine months ended December 31, 1996 at an assumed interest rate of 7%, reduced for capitalized interest of $2.9 million for the period January 1, 1997 through March 14, 1997 and $7.5 million for the nine months ended December 31, 1996 and interest expense recorded by Skynet of $2.5 million for the period January 1, 1997 through March 14, 1997 and $11.3 million for the nine months ended December 31, 1996. Loral intends to refinance a portion of the purchase price with debt. The interest charge of 7% on the cash portion of the purchase price reflects the interest rate on Loral's current borrowing under its revolving credit facility. The unadjusted purchase price of $712.5 million was used as the basis of the interest expense calculation during the nine months ended December 31, 1996 because Telstar 401 was operating and generating revenues during that entire period.

   (f) During the fourth quarter of 1997, Loral revised its allocations of fair values for the acquisition, which are included in Loral's September 30, 1997 historical balance sheet. Such adjustments resulted primarily in an increase to the value of the satellites and a reduction in cost in excess of net assets acquired. Other adjustments to the unaudited pro forma condensed consolidated balance sheet include an additional accrual for long-term customer obligations associated with the failure of Telstar 401 which reflects finalization of lease obligations related to replacement and backup capacity for sold transponders on Telstar 401. These adjustments and the resulting changes in accumulated depreciation and amortization of cost in excess of net assets acquired have been reflected in the pro forma balance sheet as of September 30, 1997. After giving effect to such revised allocations, The estimated excess of purchase price over net assets acquired of $69.4 million is being amortized over 40 years. Other purchase accounting adjustments to the unaudited pro forma condensed consolidated statement of operations for the period January 1, 1997 through March 14, 1997, pursuant to the provisions of Accounting Principles Board Opinion No. 16, include depreciation expense related to the excess of fair value over carrying value of $89.2 million using estimated useful lives of 12.5 to 18 years. Other purchase accounting adjustments to the unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 1996 include depreciation expense over an estimated weighted average ten year life for the excess of fair value over the carrying value of $278.6 million. For purposes of this adjustment, the fair value of fixed assets includes an estimated fair value of Telstar 401, and historical book value includes the carrying value of Telstar 401. Additional pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997 and December 31, 1996 include $0.4 million and $1.3 million, of amortization of the excess of purchase price over fair value and $0.7 million and $20.2 million of depreciation expense related to the difference between the fair value of assets acquired and their related carrying values.

   (g) A statutory (Federal and state) tax rate of 39% was assumed with respect to the pro forma adjustments.

3. The following facts and assumptions in note (h) were used in determining the pro forma effect of the investment in SatMex.

   (h) Loral and Telefonica Autrey, (the "Sponsors") formed a joint venture ("Holdings") which acquired, through a wholly owned subsidiary ("Acquisition Sub"), 75% of the outstanding capital stock of SatMex for $638.0 million, paid in two installments. The first installment was paid on November 17, 1997 using $141.1 million of equity contributed by the Sponsors and $52.5 million of debt incurred by Acquisition Sub. Loral's investment was $91.7 million for a 49% indirect economic interest in SatMex. As part of the Acquisition, Holdings entered into a $125.1 million seven year obligation to the Mexican government ("Government Obligation") in consideration for the assumption by SatMex of the debt incurred in connection with the Acquisition. The final installment plus interest, financed with debt incurred by Acquisition Sub, was paid on December 29, 1997. Loral will account for this investment under the equity method of accounting. The unaudited pro forma condensed consolidated balance sheet reflects a reduction in cash and increase in investments in affiliates to record Loral's investment in SatMex.

       Pro forma adjustments were made to the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1997 and December 31, 1996 to reflect the equity in earnings of SatMex as if the investment was made April 1, 1996. The pro forma adjustments were based on the unaudited pro forma financial statements of SatMex for the nine months ended September 30, 1997 and the year ended December 31, 1996. Interim historical financial statements of SatMex for the nine months ended December 31, 1996 are not available. Therefore, net income for the nine months ended December 31, 1996 was calculated on a pro rata basis using the historical net income for the year ended December 31, 1996 adjusted for a major customer contract entered into in October 1997. The pro forma adjustments for the nine months ended December 31, 1996 were calculated on a pro rata basis with the exception of financing fees which were assumed to have been incurred on April 1, 1996. Management believes that this method provides a reasonable approximation of SatMex's historical and pro forma results of operations for the nine months ended December 31, 1996.

       The pro forma adjustment for equity in net loss of affiliates was calculated as follows (amounts in thousands of U.S. dollars):

                                                                 NINE MONTHS ENDED
                                                          -------------------------------
                                                           SEPTEMBER 30,    DECEMBER 31,
                                                                1997            1996
                                                          --------------- --------------
Historical net income of SatMex..........................     $ 35,052        $ 14,744
Pro forma adjustments:
Amortization of Concessions .............................       (8,265)         (8,265)
Interest expense ........................................      (43,920)        (43,920)
Amortization of deferred financing costs ................       (1,785)         (1,785)
Financing fees ..........................................           --          (8,850)
Amortization of offering costs ..........................         (667)           (667)
Adjustments to reflect post-acquisition operations  .....       (3,942)         (4,406)
Reversal of Government assessment .......................        4,809           3,401
Income tax benefit ......................................        2,479          10,501
                                                          --------------- --------------
Total pro forma adjustments .............................      (51,291)        (53,991)
                                                          --------------- --------------
Pro forma net loss of SatMex ............................      (16,239)        (39,247)
Loral indirect ownership interest in SatMex .............           49%             49%
                                                          --------------- --------------
Loral share of SatMex pro forma net loss ................       (7,957)        (19,231)
Loral share of management and intellectual property fees         1,499             868
Loral share of Holdings' interest on Government
 Obligation .............................................       (4,989)         (4,989)
                                                          --------------- --------------
Pro forma equity in net loss of affiliates ..............     $ (11,447)      $ (23,352)
                                                          =============== ==============

       The cost in excess of net assets acquired has been assigned to the orbital slot concessions received from the Mexican government ("Concessions") and is being amortized over 40 years. Interest has been reflected at rates ranging from 9.37% to 10.13% plus Mexican withholding tax, and deferred financing and offering costs are being amortized over 6 to 7 years, when the related debt matures. Other pro forma adjustments have been made to reflect revenue and expenses on a post-acquisition basis. Revenue adjustments reflect reduced revenues from Telecomm based upon new contracts entered into concurrent with the acquisition. Operating expense adjustments include increased payroll cost to post-acquisition pay scales, increased in-orbit insurance premiums driven by higher levels of insurance required due to the financings, incremental lease costs, reversal of non-recurring bad debt recoveries recorded in 1997, management and intellectual property fees to be paid to the Sponsors and elimination of non-recurring bonuses and employment costs related to the privatization. Pro forma adjustments have been made to eliminate assessments from the Mexican Government. A pro forma tax benefit has been reflected on the pro forma adjustments and historical income.

       Pro forma adjustments related to affiliates of Loral other than SatMex include Loral's share of the Government Obligation interest expense which accrues at 12% per year applied to the discounted amount of $85.3 million and management and intellectual property fees payable from SatMex to other Loral affiliates.

       The unaudited pro forma condensed consolidated statements of operations reflect charges for interest expense of 7% on the cash portion of the purchase price. Loral intends to refinance a portion of the purchase price with debt. The interest charge of 7% on the cash portion of the purchase price reflects the interest rate on Loral's current borrowing under its revolving credit facility.

4. The following facts and assumptions were used in determining the pro forma effect on Orion of the January merger, Exchange, Bond Offering and Debentures Offering completed in January 1997 (see "Information about Orion--Recent Developments"):

   The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 1997 and December 31, 1996 have been prepared as if the transactions took place on April 1, 1996. The unaudited pro forma condensed consolidated financial statements do not purport to present the actual financial position or results of operations of Orion had the transactions in fact occurred on the dates specified, nor are they indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed consolidated financial statements are based on the assumptions and adjustments further described herein.

The tables below illustrate the January Transaction adjustments made to the Orion historical statements of operations for the nine month periods ended September 30, 1997 and December 31, 1996. Certain historical items have been reclassified to conform to the condensed pro forma presentation.

                                                         NINE MONTHS ENDED
                                                         SEPTEMBER 30, 1997
                                                           (IN THOUSANDS)
                                              ----------------------------------------
                                                          PRO FORMA ORION
                                              ----------------------------------------
                                                 ACTUAL        ORION         ORION
                                                 ORION      ADJUSTMENTS    PRO FORMA
                                              ----------- --------------  -----------
Revenues.....................................   $ 54,539      $     --      $ 54,539
Costs and expenses ..........................     85,042           417 (ii)   85,459
                                              ----------- --------------  -----------
 Operating loss .............................    (30,503)         (417)      (30,920)
Interest income (expenses), net .............    (44,036)       (8,805)(iii) (52,841)
Other income (expenses) .....................         21            --            21
                                              ----------- --------------  -----------
 Loss before extraordinary item and minority
  interest ..................................    (74,518)       (9,222)      (83,740)
Extraordinary item ..........................    (15,763)       15,763 (i)        --
Minority interest ...........................     12,043       (12,043)(iv)       --
                                              ----------- --------------  -----------
 Net loss ...................................    (78,238)       (5,502)      (83,740)
Preferred dividends .........................     (6,281)         (652)(v)    (6,933)
                                              ----------- --------------  -----------
 Net loss attributable to common shares  ....   $(84,519)     $ (6,154)     $(90,673)
                                              =========== ==============  ===========

                                                      NINE MONTHS ENDED
                                                      DECEMBER 31, 1996
                                                       (IN THOUSANDS)
                                          -----------------------------------------
                                                       PRO FORMA ORION
                                          -----------------------------------------
                                             ACTUAL         ORION         ORION
                                             ORION       ADJUSTMENTS    PRO FORMA
                                          ----------- ---------------  -----------
Revenues.................................   $ 34,201      $     --      $  34,201
Costs and expenses ......................     60,398         3,751 (ii)    64,149
                                          ----------- ---------------  -----------
 Operating loss .........................    (26,197)       (3,751)       (29,948)
Interest income (expenses), net  ........    (18,642)      (51,488)(iii)  (70,130)
Other income (expenses) .................         --            --             --
                                          ----------- ---------------  -----------
 Loss before minority interest ..........    (44,839)      (55,239)      (100,078)
Minority interest .......................     24,896       (24,896)(iv)        --
                                          ----------- ---------------  -----------
 Net loss ...............................    (19,943)      (80,135)      (100,078)
Preferred dividends .....................       (991)       (5,846)(v)     (6,837)
                                          ----------- ---------------  -----------
 Net loss attributable to common shares     $(20,934)     $(85,981)     $(106,915)
                                          =========== ===============  ===========

------------

(i) Excludes the $15.8 million extraordinary loss on the extinguishment of debt as a result of the refinancing of the Orion 1 Credit Facility.

(ii) Reflects depreciation on the step up in basis on the Orion 1 satellite of $.3 million and $2.4 million for the nine months ended September 30, 1997 and December 31, 1996, respectively; and the amortization of excess cost over fair value of net assets acquired of $.1 million and $1.4 million for the nine months ended September 30, 1997 and December 31, 1996, respectively, resulting from the acquisition of the Limited Partners' partnership interests in Orion Atlantic over the estimated useful life of the satellite of 10.5 years.

(iii)  Reflects the adjustment to interest as follows (in thousands):

                                                        NINE MONTHS ENDED
                                                  SEPTEMBER 30,    DECEMBER 31,
                                                       1997            1996
                                                 --------------- --------------
Reduction in Orion 1 Credit Facility interest
 expense........................................     $(1,359)        $(12,003)
Reduction in Orion 1 Credit Facility interest
 rate cap expense...............................        (377)          (1,092)
Reduction in amortization of deferred financing
 costs on the Orion 1 Credit Facility...........        (178)          (1,598)
Interest expense on Senior Notes................       4,172           37,837
Interest expense on Senior Discount Notes ......       6,155           26,029
Interest expense on Debentures..................         438            2,245
Interest expense from amortization of deferred
 financing costs on new borrowings..............         194            1,748
Reduction in interest expense relating to
 repayment of other obligations to Limited
 Partners.......................................        (240)          (1,678)
                                                 --------------- --------------
  Net increase in pro forma interest expense ...     $ 8,805         $ 51,488
                                                 =============== ==============

(iv)   Elimination of minority interest as a result of the Exchange.

(v) Dividend requirement on the Orion Newco Series C Preferred Stock issued as a result of the Exchange, as well as pro rata accretion to redemption value over a 25 year period.

5. The following facts and assumptions in notes (i) through (l) were used in determining the pro forma effect of the proposed acquisition of Orion.

   (i) On October 7, 1997, Loral agreed to acquire 100% of Orion's outstanding capital stock for Loral common stock. The purchase price of approximately $461.5 million, including estimated expenses of $5 million, was based on a closing price of $22.75 of Loral Common Stock on December 2, 1997. The price was determined pursuant to the requirements of APB No. 16 and EITF 95-19 and assumed the issuance of
       19.1 million shares of Loral Common Stock (including the conversion of Orion's redeemable convertible preferred stock and 8.75% convertible debentures), the exchange of options and warrants to purchase common stock and the elimination of the Orion shares held by SS/L. The transaction is expected to close in the first quarter of 1998 and is subject to regulatory and Orion shareholder approvals. At the close, each share of Orion Capital Stock will be converted into $17.50 worth of Loral Common Stock assuming the "determination price", as defined, of Loral Common Stock is between $16.305 and $24.458. If the determination price is at or outside either end of this range, each Orion share will be converted into a fixed number of Loral common shares obtained by dividing $17.50 by the high or low end of the range, as appropriate. In no case will the exchange ratio be fewer than 0.71553 shares of Loral Common Stock for each share of Orion Capital Stock. The purchase price excludes the repurchase of Orion's Senior Notes and Senior Discount Notes ("Notes"). Under certain change in control provisions contained in the applicable agreements thereto, Orion is required to offer to repurchase the Notes. Since the market value of the Notes exceeds the call value, Loral does not believe the noteholders will accept the repurchase offer. See "Risk Factors -- Risk Related to the Transactions -- Offer to Purchase Orion's Senior Notes and Senior Discount Notes." The unaudited pro forma condensed consolidated balance sheet has been prepared as if the acquisition of Orion's net assets had been completed on September 30, 1997.

       This acquisition will be accounted for as a purchase. Pro forma adjustments to the unaudited condensed consolidated statement of operations have been calculated for the nine month periods ended December 31, 1996 and September 30, 1997, respectively. These unaudited pro forma condensed consolidated statement of operations adjustments have been prepared as if the proposed acquisition of Orion had occurred on April 1, 1996. Orion operations have been calculated by deducting the Orion operations for the three month period ended March 31, 1996 from the Orion operations for the year ended December 31, 1996. Such operations give effect on a pro forma basis to certain transactions completed by Orion in January 1997, as if such transactions had been completed January 1, 1996. Revenues, operating loss and net loss attributable to common shareholders for Orion on a pro forma basis for the three months ended March 31, 1996 were $7.6 million, $11.1 million and $37.4 million, respectively.

   (j) The estimated excess of purchase price over the net assets acquired of $385.8 million is being amortized over 40 years. Orion's identifiable assets and liabilities used in the preparation of these unaudited pro forma condensed consolidated financial statements were based on historical cost, pending the completion of an independent valuation and allocation of their respective fair values, which are not expected to result in material adjustments. Other pro forma adjustments to the unaudited condensed consolidated balance sheet include (i) the assumed conversion to equity at September 30, 1997 of Orion's Series A 8% Cumulative Redeemable Convertible Preferred Stock aggregating $16.9 million at September 30, 1997 plus accrued dividends; Series B 8% Cumulative Redeemable Convertible Preferred Stock aggregating $5.1 million at September 30, 1997 plus accrued dividends; Series C 6% Cumulative Redeemable Convertible Preferred Stock aggregating $95.9 million at September 30, 1997 plus accrued dividends and $60.0 million, 8.75% convertible debentures dated January 31, 1997 and the elimination of the accrued interest thereon; (ii) the elimination of Orion's goodwill aggregating $21.1 million at September 30, 1997; and
       (iii) the accrual of $.7 million relating to the assumed acceleration of vesting of Non-Employee Director unvested stock options in connection with the Merger.

   (k) Other pro forma adjustments to the unaudited condensed consolidated statement of operations include amortization expense of the preliminary valuation of the excess purchase price, preferred dividends, interest expense on the convertible debentures from the historical Orion results and unearned compensation of $5.9 million and the related amortization, resulting from the difference between the purchase price and exercise price of unvested options.

   (l) A tax benefit was recorded as an adjustment to the unaudited pro forma condensed consolidated statement of operations for the nine months ended December 31, 1996 and September 30, 1997 related to the Orion loss which would have been available to Loral on its US income tax return. A statutory (federal and state) tax rate of 40% was applied to certain pro forma adjustments for the nine months ended September 30, 1997.

6. Primary and fully diluted earnings per share are computed based upon the weighted average number of shares of common stock and common equivalent shares (Loral Series A Preferred Stock) outstanding, after giving pro forma effect to the shares issued for the transactions described above. The Loral Series C Preferred Stock was excluded from the earnings per share calculations as their effect would have been anti-dilutive.

   The following table presents the shares used in the pro forma earning
   (loss) per share calculations (in thousands):

                                                            NINE MONTHS ENDED
                                                  SEPTEMBER 30, 1997  DECEMBER 31, 1996
                                                  ------------------ -----------------
Shares--historical financial statements .........       240,539            229,396
Shares issued to acquire SS/L--weighted average .         5,126             11,630
                                                  ------------------ -----------------
                                                        245,665            241,026
Assumed issuance of shares to Orion
 shareholders....................................        19,107             19,107
                                                  ------------------ -----------------
Pro forma shares used in per share calculations .       264,772            260,133
                                                  ================== =================

                       OWNERSHIP OF ORION COMMON STOCK

   The following table sets forth certain information regarding beneficial ownership of Orion's Common Stock, as of January 15, 1998, by (i) each stockholder known by Orion to be the beneficial owner of more than five percent of the outstanding Orion Common Stock, (ii) each Director of Orion and each current executive officer of Orion, and (iv) all Directors and officers as a group.

                                                                                      PERCENT OF
                                                                                   TOTAL SHARES OF
                                                   AMOUNT AND     PERCENT OF         COMMON STOCK
                                                   NATURE OF    TOTAL SHARES OF    OUTSTANDING ON A
                                                   BENEFICIAL    COMMON STOCK    FULLY DILUTED BASIS
                                                 OWNERSHIP (1)  OUTSTANDING (2)          (5)
                                                 ------------- ---------------  ---------------------
British Aerospace..............................    7,650,226         32.9                26.9
Holdings, Inc. (3)(4)
13873 Park Center Road
Herndon, VA 22071
CIBC Wood Gundy Ventures, Inc. ................      977,123          5.9                 3.4
425 Lexington Avenue
New York, NY 10017
W. Neil Bauer, President and Chief ............      215,340          1.3                  *
Executive Officer (3)(6)(7)
2440 Research Blvd., Suite 400
Rockville, MD 20850
Richard J. Brekka, Director (8) ...............       20,000           *                   *
712 Fifth Avenue
Suite 8D
New York, NY 10019
Denis J. Curtin, Senior Vice President, .......       68,252           *                   *
and General Manager, Engineering
and Satellite
Operations (19)
2440 Research Blvd., Suite 400
Rockville, MD 20850
David J. Frear, Senior Vice President, Chief  .      179,660          1.0                  *
Financial Officer and Treasurer (6)(9)
2440 Research Blvd., Suite 400
Rockville, MD 20850
Warren B. French, Jr., Director (10)  .........       25,623           *                   *
124 S. Main Street
Edinburg, VA 22824
Hans Giner, President, Orion ..................       12,000           *                   *
Network Systems-Asia Pacific, Inc. (11)
2440 Research Blvd., Suite 400
Rockville, MD 20850
Gustave M. Hauser, Chairman, Director                547,517          3.2                 1.9
(3)(6)(12).....................................
712 Fifth Avenue
New York, NY 10019



                                       98

                                                                                      PERCENT OF
                                                                                   TOTAL SHARES OF
                                                   AMOUNT AND     PERCENT OF         COMMON STOCK
                                                   NATURE OF    TOTAL SHARES OF    OUTSTANDING ON A
                                                   BENEFICIAL    COMMON STOCK    FULLY DILUTED BASIS
                                                 OWNERSHIP (1)  OUTSTANDING (2)          (5)
                                                 ------------- ---------------  ---------------------
Barry Horowitz, Director (13)..................       20,000           *                   *
Mitretek Systems, Inc.
7525 Colshire Drive
McLean, VA 22102
Sidney S. Kahn, Director (3)(6)(14)............      235,429          1.4                  *
14 East 60th Street, Suite 500
New York, NY 10022
John G. Puente, Director (3)(6)(15)............      519,181          3.1                 1.8
2440 Research Blvd., Suite 400
Rockville, MD 20850
W. Anthony Rice, Director (16) ................       20,000           *                   *
British Aerospace Public Limited Company
Warwick House, PO Box 87
Farnborough Aerospace Centre, Farnborough
Hants, GU146YU
John V. Saeman, Director.......................    1,489,240          8.9                 5.2
J.V. Saeman & Co. (3)(6)(17)
Medallion Enterprises, LLC
Suite 570
3200 Cherry Creek South Drive
Denver, CO 80209
Richard H. Shay, Senior Vice President  .......       55,392           *                   *
Law and Administration, Secretary (18)
2440 Research Blvd., Suite 400
Rockville, MD 20850
Robert M. Van Degna, Director (20).............       20,000           *                   *
Fleet Equity Partners
50 Kennedy Plaza
Providence, RI 02903
All directors and executive officers...........    3,427,633         19.3                12.1
as a group (14 persons)

------------
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from January 15, 1998. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2) For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.
(3)     Stockholders who are parties to the Principal Stockholder Agreement.
(4) Includes 3,007,770 shares issuable upon conversion of 52,636 shares of Orion Series C Preferred Stock and 3,571,429 shares issuable upon conversion of $50 million of Debentures.
(5) The percentage ownership of each beneficial owner calculated on a fully diluted basis assumes conversion or exercise of all derivative securities, including options, warrants, rights or conversion privileges.
(6) Does not include shares issuable upon exercise of warrants which are exercisable only in the event that the Orion Senior Preferred Stock is redeemed by Orion prior to its conversion into Orion Common Stock.
(7) Includes 211,763 shares issuable upon the exercise of stock options held by Mr. Bauer exercisable within 60 days. Does not include 10,220 shares held of record, 1,882 shares issuable upon the conversion of 16 shares of Orion Series A Preferred Stock and 522 shares issuable upon conversion of 5.333 shares of Orion Series B Preferred Stock purchased in June 1995 held by Mr. Bauer's wife. Mr. Bauer disclaims beneficial ownership of these shares.
(8) Includes 20,000 shares issuable upon exercise of stock options exercisable within 60 days.
(9) Includes 171,812 shares issuable upon the exercise of stock options exercisable within 60 days and 1,176 shares issuable upon conversion of 10 shares of Orion Series A Preferred Stock and 326 shares issuable upon conversion of 3.333 shares of Orion Series B Preferred Stock.
(10) Does not include 172,520 shares held of record, 29,412 shares issuable upon the conversion of 250 shares of Orion Series A Preferred Stock or 8,170 shares issuable upon conversion of 83.334 shares of Orion Series B Preferred Stock held by Shenandoah Telecommunications Company, of which Mr. French is the former Chairman and presently a consultant. Mr. French disclaims beneficial ownership of these shares. Includes 20,000 shares issuable upon exercise of stock options exercisable within 60 days.
(11) Includes 12,000 shares issuable upon the exercise of stock options exercisable within 60 days.
(12) Includes 58,823 shares issuable upon the conversion of 500 shares of Orion Series A Preferred Stock and 16,339 shares issuable upon conversion of 166.667 shares of Orion Series B Preferred Stock held by Mr. Hauser and his wife. Includes 120,000 shares issuable upon exercise of stock options exercisable within 60 days.
(13) Includes 20,000 shares issuable upon the exercise of stock options exercisable within 60 days.
(14) Includes 8,169 shares issuable upon conversion of 83.333 shares of Orion Series B Preferred Stock. Includes 20,000 shares issuable upon exercise of stock options exercisable within 60 days.
(15) Includes 153,087 shares issuable upon the exercise of stock options exercisable within 60 days, 1,411 shares issuable upon the conversion of 12 shares of Orion Series A Preferred Stock and 392 shares issuable upon conversion of 4 shares of Orion Series B Preferred Stock held by Mr. Puente.
(16) Does not include 7,650,226 shares beneficially owned by British Aerospace Holdings, Inc. Mr. Rice, a director of Orion and a director of British Aerospace Holdings, Inc., disclaims beneficial ownership of these shares. Includes 20,000 shares issuable upon exercise of stock options exercisable within 60 days.
(17)    The 1,489,240 shares of Orion Common Stock beneficially owned by John
        V. Saeman include 58,823 shares issuable upon conversion of 500 shares of Orion Series A Preferred Stock, and 16,339 shares issuable upon conversion of 166.667 shares of Orion Series B Preferred Stock. Of the remaining 1,414,078 shares of stock beneficially owned by John
        V. Saeman, 796,805 are held by J. V. Saeman & Co., a general partnership, of which Mr. Saeman and his wife are the sole partners, 40,196 are held by JCC, Ltd., a limited partnership, of which J. V. Saeman & Co. is the general partner, and 545,523 are held by Medallion Enterprises, LLC, a limited liability company, of which Mr. Saeman and his wife are the sole members. Includes 20,000 shares issuable upon exercise of stock options exercisable within 60 days.

(18) Includes 37,544 shares issuable upon exercise of stock options exercisable within 60 days.
(19) Includes 55,030 shares issuable upon the exercise of stock options exercisable within 60 days, and 705 shares issuable upon the conversion of 6 shares of Orion Series A Preferred Stock and 196 shares issuable upon conversion of 2 shares of Orion Series B Preferred Stock.
(20) Excludes 588,234 shares issuable upon conversion of 4,000 shares of Orion Series A Preferred Stock held by Fleet and 1,000 shares of Orion Series A Preferred Stock held by Chisholm, and 130,718 shares issuable upon conversion of 1,333.333 shares of Orion Series B Preferred Stock held by Fleet. Mr. Van Degna, a director of Orion, is the chairman and chief executive officer of each of the managing general partners of Fleet Equity Partners VI, L.P., the chairman and chief executive officer of Fleet Venture Resources, Inc. and the chairman and chief executive officer of the corporation that is the general partner of the partnership that is the general partner of Chisholm Partners II, L.P. Mr. Van Degna disclaims beneficial ownership of these shares. Includes 20,000 shares issuable upon exercise of stock options exercisable within 60 days.

                      AMENDMENTS TO DIRECTOR OPTION PLAN
                                 (PROPOSAL 2)

   The Board of Directors has approved and is proposing for stockholder approval amendments to the Director Option Plan. As indicated above, in the Merger each outstanding stock option to purchase shares of Orion Common Stock is to be converted into an option to acquire the number of shares of Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion Common Stock for which such option was exercisable. In the case of the options granted under the Director Option Plan, Orion is seeking to effect the conversion of such options by amending the Director Option Plan. Orion also has amended its employee stock option plans to effect such conversion, but amendment of such employee stock option plans does not require stockholder approval and accordingly is not one of the matters to be acted upon at the Special Meeting.

   Orion also is proposing to amend the Director Option Plan to provide that options granted to Orion's directors that vest at the next annual meeting of stockholders of Orion instead would vest upon consummation of the Merger, if the Merger occurs prior to such annual meeting. Orion believes that since its directors will have performed nearly a full year of service since the last annual meeting of stockholders, and since such directors would be resigning prior to the next annual meeting of stockholders to satisfy a condition of the Merger, it is appropriate for the directors' options to vest upon consummation of the Merger.

   The Director Option Plan was adopted on March 20, 1996, with 380,000 shares of Orion Common Stock reserved for issuance upon the exercise of options granted thereunder. To date, options to purchase 270,000 shares have been granted to non-employee directors of Orion, of which options to purchase 80,000 shares granted at the 1997 annual meeting of stockholders of Orion (the "Unvested 1997 Options") have not yet vested and are scheduled to vest at the 1998 annual meeting of stockholders of Orion. Based upon the closing price of Orion's Common Stock on January 15, 1998, the aggregate market value of the total number of shares of Orion Common Stock underlying the Unvested 1997 Options is $1,360,000.

   The affirmative vote of a majority of the shares of Orion Common Stock and Orion Preferred Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting, voting together as a single class, with each share of Orion Common Stock entitled to one vote per share, and each share of Orion Preferred Stock (including fractional shares) entitled to one vote for each whole share of Orion Common Stock that would be issuable upon conversion of such share of Orion Preferred Stock is required to approve the amendments to the Director Option Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the amendments to the Director Option Plan. If Proposal 2 is not approved by stockholders at the Special Meeting, Orion intends to rely on Loral's obligation in the Merger Agreement to ensure that stock options granted under the Director Option Plan are properly converted into options to acquire Loral Common Stock.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

   The foregoing summary of the amendments to the Director Option Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of such amendments, which is attached hereto as Attachment D and is incorporated herein by reference.

                    AMENDMENTS TO PUENTE OPTION AGREEMENT
                                 (PROPOSAL 3)

   The Board of Directors has approved and is proposing for stockholder approval amendments to the Puente Option Agreement. As indicated above, in the Merger each outstanding stock option to purchase shares of Orion Common Stock is to be converted into an option to acquire the number of shares of Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion Common Stock for which such option was exercisable. In the case of the options granted under the Puente Option Agreement, Orion is seeking to effect the conversion of such options by amending the Puente Option Agreement. Orion also has amended its other stock option agreements through amendments to its employee stock option plans to effect such conversion, but amendment of such employee stock option plans does not require stockholder approval and accordingly is not one of the matters to be acted upon at the Special Meeting.

   The Puente Option Agreement was entered into by Orion in connection with the establishment of Company's Executive Committee, the appointment of John
G. Puente as Chairman of that committee and the retention of Mr. Puente as a consultant to Orion on matters of strategic importance to Orion. The Executive Committee is charged with overseeing, on behalf of the Board of Directors, the strategic direction of Orion's financing efforts, matters relating to strategic partners, alliances and acquisitions and the overall market focus of Orion, and played a significant role in Orion's decision to enter into the Merger Agreement. The Board of Directors believes that the Executive Committee has been very effective since its establishment and believes that Mr. Puente, as Chairman of that committee, contributed significantly to its effectiveness.

   The affirmative vote of a majority of the shares of Orion Common Stock and Orion Preferred Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting, voting together as a single class, with each share of Orion Common Stock entitled to one vote per share, and each share of Orion Preferred Stock (including fractional shares) entitled to one vote for each whole share of Orion Common Stock that would be issuable upon conversion of such share of Orion Preferred Stock is required to approve the amendments to the Puente Option Agreement. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 3 to approve the amendments to the Puente Option Agreement. If Proposal 3 is not approved by stockholders at the Special Meeting, Orion intends to rely on Loral's obligation in the Merger Agreement to ensure that stock options granted under the Puente Option Agreement are properly converted into options to acquire Loral Common Stock.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

   The foregoing summary of the amendments to the Puente Option Agreement does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of such amendments, which is attached hereto as Attachment E and is incorporated herein by reference.

                    AMENDMENTS TO HAUSER OPTION AGREEMENT
                                 (PROPOSAL 4)

   The Board of Directors has approved and is proposing for stockholder approval amendments to the Hauser Option Agreement. As indicated above, in the Merger each outstanding stock option to purchase shares of Orion Common Stock is to be converted into an option to acquire the number of shares of Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion Common Stock for which such option was exercisable. In the case of the options granted under the Hauser Option Agreement, Orion is seeking to effect the conversion of such options by amending the Hauser Option Agreement. Orion also has amended its other stock option agreements through amendments to its employee stock option plans to effect such conversion, but amendment of such employee stock option plans does not require stockholder approval and accordingly is not one of the matters to be acted upon at the Special Meeting.

   The Hauser Option Agreement was entered into by Orion in connection with the successful completion of the January 1997 Transactions. The Board of Directors believes that Mr. Hauser, as Chairman of Orion, contributed significantly to the successful completion of those transactions and granted options to Mr. Hauser pursuant to the Hauser Option Agreement to reward Mr. Hauser for his chairmanship of Orion during the period in which such transactions were planned, proposed and completed.

   The affirmative vote of a majority of the shares of Orion Common Stock and Orion Preferred Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting, voting together as a single class, with each share of Orion Common Stock entitled to one vote per share, and each share of Orion Preferred Stock (including fractional shares) entitled to one vote for each whole share of Orion Common Stock that would be issuable upon conversion of such share of Orion Preferred Stock is required to approve the amendments to the Hauser Option Agreement. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 4 to approve the amendments to the Hauser Option Agreement. If Proposal 4 is not approved by stockholders at the Special Meeting, Orion intends to rely on Loral's obligation in the Merger Agreement to ensure that stock options granted under the Hauser Option Agreement are properly converted into options to acquire Loral Common Stock.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

   The foregoing summary of the amendments to the Hauser Option Agreement does not purport to be complete, and is subject to and qualified in its entirety by reference to the complete text of such amendments, which is attached hereto as Attachment F and is incorporated herein by reference.

                                OTHER MATTERS

   No business may be brought before the Special Meeting other than the proposals and procedural matters that may arise in connection with the proposals set forth in this Proxy Statement/Prospectus. Any proposals by stockholders of Orion to be considered for inclusion in Orion's Proxy Statement relating to the 1999 Annual Meeting of Stockholders must be in writing and received by Orion, at its principal office, no later than December 26, 1998. Nothing in this paragraph shall be deemed to require Orion to include in the proxy statement relating to Orion's 1998 Annual Meeting of Stockholders any stockholder proposal that does not meet all of the requirements for such inclusion in effect at that time.

                            LEGAL AND TAX MATTERS

   Certain United States tax matters described under "The Merger -- Taxation of Loral and its Stockholders" have been passed upon for Loral by Willkie Farr & Gallagher, New York, New York, general counsel to Loral. Certain Bermuda tax matters described under "The Merger -- Taxation of Loral and its Stockholders" have been passed upon for Loral by Appleby, Spurling & Kempe, Bermuda counsel to Loral. Certain United States tax matters described under "The Merger -- Certain U.S. Federal Income Tax Consequences of the Merger" have been passed upon for Orion by Ernst & Young LLP. A legal opinion to the effect that the Loral Common Stock to be issued in the Merger, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Appleby, Spurling & Kempe, Bermuda counsel to Loral. As of December 15, 1997, partners and counsel in Willkie Farr & Gallagher beneficially owned approximately 20,000 shares of Loral Common Stock. Mr. Robert B. Hodes is of counsel to the law firm of Willkie Farr & Gallagher, and a Director of Loral and a member of the Audit and Executive Committees of the Board of Directors of Loral.

                                   EXPERTS

   The consolidated financial statements of Orion Network Systems, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in the Orion Network Systems, Inc. Annual Report (Form 10-K and amendment thereto on Form 10-K/A) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference in the Proxy Statement of Orion Network Systems, Inc., which is referred to and made a part of this Prospectus and Registration Statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Loral and those of its affiliates, SS/L and Globalstar, incorporated in this Proxy Statement/Prospectus by reference from Loral's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The statements of net assets of Skynet Satellite Services as of December 31, 1996 and 1995 and the related statements of operations and changes in net assets and cash flows for the years ended December

31, 1996, 1995 and 1994, incorporated by reference in the Registration Statement of which this Proxy Statement/Prospectus is a part, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, upon the authority of such firm as experts in accounting and auditing.

   The audited financial statements of the fixed satellite service business of Telecomunicaciones de Mexico (the "Predecessor Company" of Satelites Mexicanos, S.A. de C.V.) and the audited balance sheet of Satelites Mexicanos, S.A. de C.V., incorporated by reference in the Registration Statement of which this Proxy Statement/Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Price Waterhouse, and are incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                                                  ATTACHMENT A

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                         ORION NETWORK SYSTEMS, INC.

                      LORAL SPACE & COMMUNICATIONS LTD.

                                     AND

                         LORAL SATELLITE CORPORATION

                         DATED AS OF OCTOBER 7, 1997

                              TABLE OF CONTENTS

                                                                                           PAGE
                                                                                      --------
ARTICLE I. THE MERGER
 SECTION 1.1. The Merger.............................................................     8
 SECTION 1.2. Effective Time.........................................................     8
 SECTION 1.3. Effect of the Merger...................................................
 SECTION 1.4. Certificate of Incorporation; Bylaws...................................     8
 SECTION 1.5. Directors and Officers.................................................     9
 SECTION 1.6. Closing................................................................     9
 SECTION 1.7. Subsequent Actions.....................................................     9
ARTICLE II. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
 SECTION 2.1. Conversion of Securities...............................................     9
 SECTION 2.2. Payment................................................................    11
 SECTION 2.3. Company Options; Stock Purchase Plan; Warrants.........................    12
 SECTION 2.4. Stock Transfer Books...................................................    13
 SECTION 2.5. Certain Adjustments....................................................    14
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
 SECTION 3.1. Organization and Qualification; Subsidiaries...........................    14
 SECTION 3.2. Certificate of Incorporation and Bylaws................................    15
 SECTION 3.3. Capitalization.........................................................    15
 SECTION 3.4. Authority..............................................................    16
 SECTION 3.5. No Conflict; Required Filings and Consents.............................    16
 SECTION 3.6. SEC Filings; Financial Statements......................................    17
 SECTION 3.7. Absence of Certain Changes or Events...................................    17
 SECTION 3.8. Absence of Litigation..................................................    17
 SECTION 3.9. Licenses and Permits; Compliance with Laws.............................    18
 SECTION 3.10. Taxes.................................................................    20
 SECTION 3.11. Intellectual Property.................................................    21
 SECTION 3.12. Material Contracts....................................................    21
 SECTION 3.13. Employee Benefit Plans................................................    22
 SECTION 3.14. Properties; Assets....................................................    23
 SECTION 3.15. Labor Relations.......................................................    24
 SECTION 3.16. Environmental Matters.................................................    24
 SECTION 3.17. Insurance.............................................................    25
 SECTION 3.18. Board Approval; Vote Required.........................................    25
 SECTION 3.19. Opinion of Financial Advisor..........................................    25
 SECTION 3.20. Brokers...............................................................    25
 SECTION 3.21. Takeover Provisions Inapplicable......................................    26
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF MERGER SUB
 SECTION 4.1. Organization and Qualification.........................................    26
 SECTION 4.2. Certificate of Incorporation and Bylaws................................    26
 SECTION 4.3. Authority..............................................................    26
 SECTION 4.4. No Conflict; Required Filings and Consents.............................    26
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR
 SECTION 5.1. Organization and Qualification; Subsidiaries...........................    27
 SECTION 5.2. Certificate of Incorporation and Bylaws................................    27
 SECTION 5.3. Capitalization.........................................................    27



                                      A-2

                                                                                           PAGE
                                                                                      --------
 SECTION 5.4. Authority..............................................................    28
 SECTION 5.5. No Conflict; Required Filings and Consents.............................    28
 SECTION 5.6. SEC Filings; Financial Statements......................................    29
 SECTION 5.7. Absence of Certain Changes or Events...................................    29
 SECTION 5.8. Absence of Litigation..................................................    29
 SECTION 5.9. Licenses and Permits; Compliance with Laws.............................    30
 SECTION 5.10. Taxes.................................................................    30
 SECTION 5.11. Intellectual Property.................................................    31
 SECTION 5.12. Material Contracts....................................................    31
 SECTION 5.13. Employee Benefit Plans................................................    31
 SECTION 5.14. Qualification of Acquiror.............................................    32
 SECTION 5.15. Brokers...............................................................    32
ARTICLE VI. COVENANTS
 SECTION 6.1. Affirmative Covenants of the Company...................................    32
 SECTION 6.2. Negative Covenants of the Company......................................    33
ARTICLE VII. ADDITIONAL AGREEMENTS
 SECTION 7.1. Access and Information.................................................    35
 SECTION 7.2. Confidentiality........................................................    35
 SECTION 7.3. Proxy Registration Statement; Board Recommendation and Stockholder
  Vote...............................................................................    36
 SECTION 7.4. FCC Application........................................................    36
 SECTION 7.5. HSR Act Matters........................................................    37
 SECTION 7.6. Public Announcements...................................................    37
 SECTION 7.7. Indemnification; Directors' and Officers' Insurance....................    37
 SECTION 7.8. Employee Benefits Matters..............................................    38
 SECTION 7.9. Further Action; Commercially Reasonable Efforts........................    38
 SECTION 7.10. Negotiation With Others...............................................    39
 SECTION 7.11. Stock Merger Listing..................................................    40
 SECTION 7.12. Blue Sky..............................................................    40
 SECTION 7.13. Affiliate Agreements..................................................    40
 SECTION 7.14. Consent Solicitation and Supplemental Indenture.......................    40
 SECTION 7.15. The Exchange Offer....................................................    41
 SECTION 7.16. Control of Acquiror and the Company...................................    43
 SECTION 7.17. Private Letter Ruling.................................................    43
ARTICLE VIII. CLOSING CONDITIONS
 SECTION 8.1. Conditions to Obligations of Acquiror, Merger Sub and the Company to
  Effect the Merger..................................................................    44
 SECTION 8.2. Additional Conditions to Obligations of Acquiror and Merger Sub .......    44
 SECTION 8.3. Additional Conditions to Obligations of the Company....................    45
ARTICLE IX. TERMINATION, AMENDMENT AND WAIVER
 SECTION 9.1. Termination............................................................    46
 SECTION 9.2. Effect of Termination..................................................    46
 SECTION 9.3. Expenses...............................................................    47
 SECTION 9.4. Amendment..............................................................    47
 SECTION 9.5. Waiver.................................................................    47
ARTICLE X. GENERAL PROVISIONS
 SECTION 10.1. Nonsurvival of Representations, Warranties and Agreements ............    48




                                      A-3

                                                                                           PAGE
                                                                                      --------
 SECTION 10.2. Notices...............................................................    48
 SECTION 10.3. Certain Definitions...................................................    49
 SECTION 10.4. Headings..............................................................    49
 SECTION 10.5. Severability..........................................................    49
 SECTION 10.6. Entire Agreement......................................................    50
 SECTION 10.7. Specific Performance..................................................    50
 SECTION 10.8. Assignment............................................................    50
 SECTION 10.9. Third Party Beneficiaries.............................................    50
 SECTION 10.10. Governing Law........................................................    50
 SECTION 10.11. Counterparts.........................................................    50

EXHIBITS
--------
Exhibit A  Affiliate Agreement

                            INDEX OF DEFINED TERMS

                                                        SECTION
                                                    --------------
Acquiror .......................................... PREAMBLE
Acquiror Benefit Plans ............................ 5.13(a)
Acquiror Commonly Controlled Entity ............... 5.13(a)
Acquiror Election ................................. 7.14(b)
Acquiror ERISA Plan ............................... 5.13(b)
Acquiror Ground Stations .......................... 5.9
Acquiror Intellectual Property .................... 5.11
Acquiror Material Adverse Effect .................. 5.1
Acquiror Material Contracts ....................... 5.12
Acquiror Permits .................................. 5.9
Acquiror Rights Plan .............................. 2.1(h)
Acquiror Satellites ............................... 5.9(a)
Acquiror SEC Reports .............................. 5.6(a)
Acquiror Series A Preferred ....................... 5.3
Acquiror Series C Preferred ....................... 5.3
Acquiror Shares ................................... 2.1(a)
Acquiror Subsidiary and Acquiror Subsidiaries  .... 5.1
Acquisition Proposal .............................. 7.10(a)
affiliate ......................................... 10.3(a)
Affiliate Agreements .............................. 7.13
Agreement.......................................... PREAMBLE
Averaging Period .................................. 2.1(a)
Backlog ........................................... 3.12(c)
beneficial owner .................................. 10.3(b)
benefit liabilities ............................... 3.13(c)
Benefit Plans ..................................... 3.13(a)
Blue Sky Laws ..................................... 3.5(b)
business day ...................................... 10.3(c)
Capital Stock ..................................... 2.1(b)
Certificate and Certificates ...................... 2.2(b)
Certificate of Merger ............................. 1.2
Claim ............................................. 7.7(b)
Closing ........................................... 1.6
Closing Date ...................................... 1.6
Code .............................................. 2.3
Common Stock ...................................... 2.1(a)
Communications Act ................................ 3.5(b)
Company ........................................... PREAMBLE
Company Balance Sheet ............................. 3.14(a)
Company Benefit Plans ............................. 3.13(a)
Company Commonly Controlled Entity ................ 3.13(a)
Company ERISA Plan ................................ 3.13(a)
Company Ground Stations ........................... 3.9(a)
Company Intellectual Property ..................... 3.11
Company Material Adverse Effect ................... 3.1(a)
Company Material Contracts ........................ 3.12(a)
Company Negative Vote ............................. 9.3(a)(iii)
Company Satellites ................................ 3.9(a)

                                      A-5

                                                        SECTION
                                                    --------------
Company SEC Reports ............................... 3.6(a)
Company Stock Option Plans ........................ 2.3(a)
Company Subsidiary and Company Subsidiaries  ...... 3.1(a)
Company Termination Fee ........................... 9.3(a)
Confidentiality Agreement ......................... 7.2
Consent Solicitation .............................. 7.14(a)
control, controlled by, under common control with   10.3(d)
Convertible Debentures ............................ 3.3
Delaware Law ...................................... PREAMBLE
Determination Price ............................... 2.1(a)
Effective Time .................................... 1.2
Employee Stock Purchase Plan ...................... 2.3(b)
Encumbrances ...................................... 3.3
Environmental Claim ............................... 3.16(d)(i)
Environmental Laws ................................ 3.16(d)(ii)
Environmental Permits ............................. 3.16(a)
ERISA ............................................. 3.13(a)
Exchange Act ...................................... 3.5(b)
Exchange Agent .................................... 2.2(a)
Exchange Consideration ............................ 7.15
Exchange Fund ..................................... 2.2(a)
Exchange Offer .................................... 7.15(a)
Exchange Offer Conditions ......................... 7.15(a)
Exchange Offer Documents .......................... 7.15(b)
Exchange Ratio .................................... 2.1(a)
Exchange Registration Statement ................... 7.15(b)
FCC ............................................... 3.5(b)
FCC Application ................................... 7.4(a)
FCC Rules ......................................... 3.9(a)
Final Order ....................................... 8.2(c)
Governmental Entity ............................... 3.5(b)
Hazardous Materials ............................... 3.16(d)(iii)
HSR Act ........................................... 3.5(b)
IGO Determinations ................................ 3.9(c)
Indemnified Parties ............................... 7.7(b)
Indentures ........................................ 7.14(a)
Interim Period .................................... 7.1
Key Applications .................................. 3.9(a)
Key Company Permits ............................... 3.9(a)
Major Station ..................................... 3.14(b)
Merger ............................................ 1.1
Merger Consideration .............................. 2.2(b)
Merger Consideration Value ........................ 6.3(d)(i)
Merger Sub ........................................ PREAMBLE
Multiemployer Plan ................................ 3.13(d)
NASD .............................................. 3.5(b)
Nasdaq ............................................ 3.5(b)
NYSE .............................................. 2.1(a)
Offer to Exchange ................................. 7.15(b)
Oldco ............................................. 3.6(a)

                                      A-6

                                                        SECTION
                                                    --------------
Option ............................................ 2.3(a)
Other Permits ..................................... 3.9(a)
Per Share Amount .................................. 2.1(b)
person ............................................ 10.3(e)
Preferred Stock ................................... 2.1(b)
Principal Stockholder Agreement ................... PREAMBLE
Proxy Registration Statement ...................... 7.3(a)
qualified ......................................... 3.13(b)
reasonable efforts ................................ 10.3(f)
Receiving Party ................................... 7.2
Requisite Consents ................................ 7.14(a)
Schedule 14D-1 .................................... 7.15(c)
Schedule 14D-9 .................................... 7.15(d)
SEC ............................................... 3.6(a)
Securities Act .................................... 3.5(b)
Senior Notes ...................................... 7.14(a)
Series A Preferred Stock .......................... 2.1(b)
Series B Preferred Stock .......................... 2.1(b)
Series C Preferred Stock .......................... 2.1(b)
Solicitation Termination Date ..................... 7.14(b)
Stockholders' Meeting ............................. 7.3(b)
Subsidiary ........................................ 3.1(b)
Surviving Corporation ............................. 1.1
Tax, Taxable and Taxes ............................ 3.10
Termination Date .................................. 9.1(e)
Trading Day ....................................... 2.1(a)
unfunded current liability ........................ 3.13(c)
VSAT Stations ..................................... 3.14(b)
Volume Weighted Average Trading Price ............. 2.1(a)
Warrant ........................................... 2.3(c)

                                                                  ATTACHMENT A

                         AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 7th day of October, 1997, by and among ORION NETWORK SYSTEMS, INC., a Delaware corporation ("Company"), LORAL SPACE & COMMUNICATIONS LTD., a Bermuda company ("Acquiror"), and LORAL SATELLITE CORPORATION, a Delaware corporation ("Merger Sub").

   WHEREAS, the Boards of Directors of the Company, Acquiror and Merger Sub have each determined that it is fair to, and in the best interests of, their respective stockholders that Merger Sub, a wholly-owned subsidiary of Acquiror, be merged with and into the Company, pursuant to and subject to the terms and conditions of this Agreement and the Delaware General Corporation Law ("Delaware Law"); and

   WHEREAS, concurrently with the execution of this Agreement and as an inducement to Acquiror to enter into this Agreement, certain stockholders have entered into an agreement with Acquiror (the "Principal Stockholder Agreement") pursuant to which, among other things, such stockholders have agreed to vote their shares of stock of the Company in favor of this Agreement, the Merger (as defined below) and the other transactions contemplated by this Agreement; and

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                  ARTICLE I

                                  THE MERGER

SECTION 1.1. THE MERGER.

   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and a wholly-owned subsidiary of Acquiror. The name of the Surviving Corporation shall be Loral Orion Network Systems, Inc.

SECTION 1.2. EFFECTIVE TIME.

   As promptly as practicable on the Closing Date (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law and in such form as approved by the Company and Acquiror prior to such filing (the time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time").

SECTION 1.3. EFFECT OF THE MERGER.

   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4. CERTIFICATE OF INCORPORATION; BYLAWS.

   At the Effective Time, (a) the certificate of incorporation of Merger Sub, as, in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

SECTION 1.5. DIRECTORS AND OFFICERS.

   The directors of Merger Sub (or such other or additional individuals as Acquiror may designate prior to Closing) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and the officers of Merger Sub (or such other or additional individuals as Acquiror may designate prior to Closing) shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

SECTION 1.6. CLOSING.

   Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd East Street, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

SECTION 1.7. SUBSEQUENT ACTIONS.

   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1. CONVERSION OF SECURITIES.

   At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

   (a) Common Stock. Each share of common stock, par value $.01 per share, of the Company ("Common Stock") (excluding any shares described in Sections 2.1(c) and (d)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of Acquiror ("Acquiror Shares") equal to the Exchange Ratio defined below. All such shares of Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration as described below. The holders of certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided herein or by law. Each such certificate previously evidencing such shares of Common Stock shall be exchanged for the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2, multiplied by the Exchange Ratio.

    The Exchange Ratio shall be as follows:

   (i) if the Determination Price shall be less than $24.458 but greater than $16.305, the Exchange Ratio shall be the quotient obtained by dividing $17.50 by the Determination Price,

   (ii) if the Determination Price shall be equal to or greater than $24.458, the Exchange Ratio shall be 0.71553 and

   (iii) if the Determination Price shall be equal to or less than $16.305, the Exchange Ratio shall be 1.07329.

   "Determination Price" shall mean the average of the Volume-Weighted Average Trading Prices of Acquiror Shares for the twenty (20) consecutive trading days on which trading of Acquiror Shares occurs (each a "Trading Day") (the "Averaging Period") ending on the tenth trading day immediately prior to the Closing Date for the Merger, rounded to the nearest one-hundred thousandth (or if there shall not be a nearest one-hundred thousandth, to the next higher one-hundred thousandth). "Volume-Weighted Average Trading Price" means, for any Trading Day, an amount equal to (i) the cumulative sum, for each trade of Acquiror Shares during such Trading Day on the New York Stock Exchange, Inc. (the "NYSE") (or, if such security is not listed on the NYSE, such other principal exchange or over-the-counter market on which such security is listed), of the product of: (x) the sale price times (y) the number of Acquiror Shares sold at such price, divided by (ii) the total number of Acquiror Shares so traded during the Trading Day.

   (b)  Company Preferred Stock. Subject to the other provisions of this
Section 2.1, each share of preferred stock, par value $.01 per share, of the Company ("Preferred Stock"), issued and outstanding immediately prior to the Effective Time (excluding any shares described in Sections 2.1(c) and (d)), shall be converted into the right to receive the number of fully paid and nonassessable Acquiror Shares equal to the Exchange Ratio multiplied by the number of shares of Common Stock into which such share of Preferred Stock was convertible immediately prior to the Effective Time. The Company's Series A 8% Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"), Series B 8% Cumulative Redeemable Preferred Stock ("Series B Preferred Stock") and Series C 6% Cumulative Redeemable Preferred Stock ("Series C Preferred Stock"), shall be referred to herein collectively as the "Preferred Stock." The Exchange Ratio multiplied by the number of Acquiror Shares into which a share of each series of the Company's Preferred Stock shall be converted in the Merger shall be referred to herein collectively as the "Per Share Amounts" and individually as a "Per Share Amount." The Common Stock and Preferred Stock shall be referred to herein collectively as the "Capital Stock."

   All such shares of Preferred Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration as described below. The holders of certificates previously evidencing such shares of Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Preferred Stock, except as otherwise provided herein or by law. Each such certificate previously evidencing such shares of Preferred Stock shall be exchanged for the applicable Per Share Amount multiplied by the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.3, without interest.

   (c) Acquiror-Owned Shares. All shares of capital stock of the Company owned, directly or indirectly, by Acquiror, Merger Sub or any other Acquiror Subsidiary (as defined in Section 5.1) shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor;

   (d) Treasury Stock. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor;

   (e) Merger Sub Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

    (f) No Fractional Shares. No certificate or scrip representing a fractional share of Acquiror Shares shall be issued pursuant to this Section 2.1, and such fractional interests shall not entitle the owner thereof to any rights as a security holder of Acquiror. All holders entitled to receive a fractional share of Acquiror Shares shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of Acquiror Shares multiplied by (ii) the last sales price per Acquiror Share on the NYSE Composite Transactions reporting system for the Closing Date. As promptly as possible after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Acquiror, and Acquiror shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

   (g) Interest and Dividend Shares. To the extent that any interest accrued or payable with respect to the Company's 8.75% Convertible Junior Subordinated Debentures due 2012 or any dividends accrued or payable with respect to the Series C Preferred Stock, in each case which are payable in the form of Common Stock, have not been paid as of the Closing Date, such interest and dividends shall be converted into the right to receive the number of fully paid and nonassessable Acquiror Shares equal to the Exchange Ratio multiplied by the number of shares of Common Stock that would have been issued if such interest or dividends had been paid immediately prior to the Effective Time or, to the extent such interest or dividends cannot be so converted under the terms of their governing instruments, such interest and dividends shall be paid in Common Stock immediately prior to the Effective Time and converted pursuant to Section 2.1(a).

   (h) Rights. Pursuant to the Acquiror's Rights Agreement dated as of March 27, 1996 between Acquiror and The Bank of New York, as Rights Agent (the "Acquiror Rights Plan"), the issuance of each Acquiror Share hereunder (or under the Exchange Offer) shall be accompanied by the associated right under the Acquiror Rights Plan.

   (i) No Liens or Calls on Acquiror Shares. Prior to the issuance of any Acquiror Shares pursuant to this Agreement, the Principal Stockholder Agreement or the Exchange Offer, the Board of Directors of the Acquiror shall, to the extent permitted by Bermuda law, (i) irrevocably waive any lien that has arisen or may arise on any such Acquiror Shares under Bermuda law;
(ii) irrevocably declare exempt from Section 14 of Acquiror's bye-laws all such Acquiror Shares; and (iii) irrevocably declare that the Acquiror shall not make any calls on any such Acquiror Shares pursuant to Section 17 of Acquiror's bye-laws.

SECTION 2.2. PAYMENT.

   (a) Exchange Agent. As of the Effective Time, Acquiror shall, on behalf of Merger Sub, deposit with an exchange agent theretofore designated by the Company and Acquiror (the "Exchange Agent"), for the benefit of the holders of shares of Capital Stock (excluding any shares described in Sections 2.1(c) and (d)), for payment in accordance with this Article II, through the Exchange Agent, the Acquiror Shares issuable pursuant to Sections 2.1(a) and
(b) plus from time to time as necessary cash in an amount sufficient to make payment for fractional shares under Section 2.1(f) (such Acquiror Shares and cash being hereinafter referred to as the "Exchange Fund"). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Acquiror Shares (and cash for fractional shares) contemplated to be paid pursuant to Sections 2.1(a), (b) and (f) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

   (b) Payment Procedures. Promptly after the Effective Time, but in no event later than five (5) business days thereafter, Acquiror shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, an outstanding certificate (each a "Certificate" and collectively, the "Certificates") that immediately prior to the Effective Time evidenced outstanding shares of Capital Stock (excluding any shares described in Sections 2.1(c) and (d)); a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable consideration set forth in Section 2.1 (the "Merger Consideration"), and such Certificate shall forthwith be canceled. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes only the right to receive the applicable consideration set forth in
Section 2.1, without any interest thereon. Acquiror or the Surviving Corporation shall pay any transfer or other similar taxes required by reason of the issuance and receipt by the former stockholders of the Company of Acquiror Shares pursuant to the provisions of this Article II.

   (c) No Further Rights in Stock. All Acquiror Shares paid upon conversion of the shares of Capital Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Capital Stock.

   (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Capital Stock for one hundred eighty
(180) days after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Capital Stock that have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Acquiror for the Merger Consideration to which they are entitled.

   (e) No Liability. Neither Acquiror nor the Surviving Corporation shall be liable to any holder of shares of Capital Stock for any Acquiror Shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the person claiming such lost, stolen or destroyed Certificate and the granting of a reasonable indemnity against any claim that may be made against Acquiror or the Exchange Agent with respect to such Certificate, Acquiror shall cause the Exchange Agent to pay to such person the Merger Consideration with respect to such lost, stolen or destroyed Certificate.

SECTION 2.3. COMPANY OPTIONS; STOCK PURCHASE PLAN; WARRANTS.

   (a) Company Options. As of the Effective Time, each outstanding stock option (an "Option") to purchase shares of Common Stock, including without limitation those granted under the Company's 1986 Stock Option Plan, 1997 Stock Option Plan and Non-Employee Directors' Stock Option Plan, each as amended to the date of this Agreement (collectively, the "Company Stock Option Plans"), shall be converted into an option to acquire Acquiror Shares, as provided in this Section. Following the Effective Time, each Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Option was subject immediately prior to the Effective Time (including, in the case of each Option granted under the Company Stock Option Plans, the terms and conditions of the Company Stock Option Plans), except that (A) each Option shall be exercisable for that number of Acquiror Shares equal to the product of (1) the aggregate number of shares of Common Stock for which such Option was exercisable multiplied by
(2) the Exchange Ratio, provided, however, that no Option shall be exercisable for a fractional Acquiror Share, and the holder of an Option exercisable for a fractional Acquiror Share shall be entitled to receive, upon exercise thereof, an offset against the aggregate exercise price of the Option being exercised therewith, such offset to be determined by multiplying the fraction of a Acquiror Share to which a holder of an Option would be entitled to receive times the excess of the closing price of the Acquiror Share as reported on the NYSE on the date of exercise over the exercise price of such Option; (B) the exercise price per share of Acquiror Shares issuable pursuant to each Option shall be equal to the aggregate exercise price of such Option at the Effective Time divided by the number of shares of Acquiror Shares for which such Option shall be exercisable as determined in accordance with the preceding clause (A), rounded to the next highest whole cent, if necessary; and (C) each outstanding Option shall accelerate and be exercisable, if not vested and exercisable at such time to the extent, and only to the extent, provided in Schedule 2.3. Except as set forth herein, the assumption and substitution of options as provided herein shall not give the holders of such options additional benefits or additional vesting rights which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their options or the shares obtainable upon exercise of the options. The adjustment provided herein with respect to any Options that are "incentive stock options" as defined in the Internal Revenue Code of 1986, as amended (the "Code") shall be and is intended to be effected in a manner that is consistent with continued treatment of such Options as "incentive stock options" under of the Code. The Company Stock Option

Plans shall be assumed by Acquiror with respect to all outstanding Options, and no further options shall be granted under the Company Stock Option Plans after the Effective Time.

   Acquiror shall (i) file one or more registration statements on Form S-8 (or amend existing registration statements on Form S-8) to become effective as soon as practicable after the Effective Time with respect to the Acquiror Shares subject to Options granted under the Company Stock Option Plans; (ii) use all reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding; and (iii) promptly prepare and submit to the NYSE applications covering the Acquiror Shares subject to such Options and use commercially reasonable efforts to cause such securities to be approved for listing on or prior to the Effective Time, subject to official notice of issuance.

   Acquiror shall, on behalf of Merger Sub, take such other actions as are reasonably necessary to revise and adjust each Option as provided in this Section, including providing the holder of each Option as soon as practicable after the Effective Time with an appropriate option agreement or amendment to existing option agreement. Acquiror shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of Acquiror Shares for delivery upon the exercise of Options. To the extent that the provisions of this Section 2.3(a) require amendments to the Company Stock Option Plans, the Company shall take all actions necessary to make such amendments to allow for the treatment of Options as provided for in this
Section 2.3(a).

   (b) Employee Stock Purchase Plan. Effective as of the last trading day of the Common Stock prior to the Effective Time, the then applicable Payroll Deduction Period, as defined in the Company's 1996 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), shall be terminated and shall be deemed to have ended on the last day of the last payroll period ending prior to the Effective Time; and the rights of each participating employee shall be deemed to be automatically exercised as of such last trading day of the Common Stock, as provided in Sections 10 and 26(c) of the Employee Stock Purchase Plan.

   (c) Warrants. As of the Effective Time, each outstanding warrant (a "Warrant") to purchase shares of Common Stock shall be converted into a warrant to acquire Acquiror Shares, as provided in this Section. Following the Effective Time, each Warrant shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Warrant was subject immediately prior to the Effective Time, except as set forth in this Section and except that (A) each such Warrant shall be exercisable for that number of whole Acquiror Shares equal to the product of (x) the aggregate number of shares of Common Stock for which such Warrant was exercisable multiplied by (y) the Exchange Ratio; provided, however, that no Warrant shall be exercisable for a fractional Acquiror Share, and the holder of a Warrant exercisable for a fractional Acquiror Share shall be entitled to receive, upon exercise thereof, an offset against the aggregate exercise price of the Warrant being exercised therewith, such offset to be determined by multiplying the fraction of an Acquiror Share to which a holder of a Warrant would be entitled to receive times the excess of the closing price of the Acquiror Share as reported on the NYSE on the date of exercise over the exercise price of such Warrant, and (B) the exercise price per Acquiror Share issuable pursuant to such Warrant shall be equal to the aggregate exercise price of such Warrant at the Effective Time divided by the number of Acquiror Shares for which such Warrant shall be exercisable as determined in accordance with the preceding clause (A), rounded to the next highest whole cent, if necessary.

   Acquiror shall, on behalf of Merger Sub, take such other actions as are reasonably necessary to revise and adjust each Warrant as provided in this Section, including providing the holder of each Warrant as soon as practicable after the Effective Time with an appropriate warrant agreement or amendment to existing warrant agreement. Acquiror shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of Acquiror Shares for delivery upon the exercise of Warrants.

SECTION 2.4. STOCK TRANSFER BOOKS.

   At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company. On or after the Effective Time, if any Certificates for shares of Capital Stock (excluding any shares described in Sections 2.1(c) and (d)) are presented to the Exchange Agent, the Surviving Corporation or Acquiror for any reason, such Certificates shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

SECTION 2.5. CERTAIN ADJUSTMENTS.

   If between the date hereof and the Effective Time, the outstanding shares of Capital Stock or of Acquiror Shares shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Capital Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend; provided, however, that in the event that, prior to the Effective Time, Acquiror consummates any merger, amalgamation or consolidation as a result of which Acquiror Shares being issued hereunder are neither registered with the SEC pursuant to Section 12(b) or 12(g) of the Exchange Act (as defined below) nor converted into the right to receive securities so registered, the Exchange Ratio shall be determined assuming that the Volume-Weighted Average Trading Price was equal to the per share amount of consideration a common stockholder of Acquiror received on the date of consummation of such transaction.

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

SECTION 3.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

   (a) The Company and each Subsidiary (as defined below) of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each Company Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which would not in the aggregate have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary has the requisite corporate or partnership power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted, except for such failures which would not have a Company Material Adverse Effect. The Company has no Subsidiaries (as defined below) or any equity or similar interest in any entity other than those listed in Schedule
3.1. Except as set forth in Schedule 3.1, each Company Subsidiary is a wholly-owned direct or indirect subsidiary of the Company. As used herein, the term "Company Material Adverse Effect" means any material adverse effect on the business (where "business" shall be deemed to include the Orion 1 satellite and the proposed Orion 2 satellite and Orion 3 satellite), assets or condition (financial or otherwise), liabilities or operations of the Company and the Company Subsidiaries taken as a whole.

   (b) For purposes of this Agreement, a "Subsidiary" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

SECTION 3.2. CERTIFICATE OF INCORPORATION AND BYLAWS.

   The Company has heretofore delivered to Acquiror a complete and correct copy of the certificate or articles of incorporation and the bylaws of the Company and each Company Subsidiary that is a corporation, and a correct copy of the partnership agreement for each Company Subsidiary that is a partnership, each as amended to date. Each such certificate or articles of incorporation, bylaws and partnership agreement is in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or partnership agreement.

SECTION 3.3. CAPITALIZATION.

   The authorized capital stock of the Company consists, as of September 30, 1997, of: (a) 40,000,000 shares of Common Stock, of which 11,675,436 shares are issued and 11,406,162 shares are outstanding; and (b) 1,000,000 shares of Preferred Stock, of which 15,000 shares have been designated as Series A Preferred Stock, 5,000 shares have been designated as Series B Preferred Stock and 150,000 shares have been designated as Series C Preferred Stock, with 13,845 shares of Series A Preferred Stock, 4,295 shares of Series B Preferred Stock and 123,172 shares of Series C Preferred Stock being issued and outstanding.

   As of September 30, 1997, (i) 2,022,573 shares of Common Stock were reserved for issuance upon the exercise of Options outstanding under the Company Stock Option Plans, 500,000 shares of Common Stock were reserved for issuance under the Company's 1996 Employee Stock Purchase Plan and 100,000 shares of Common Stock were reserved for issuance under the Company's 401(k) Plan; (ii) 9,088,300 shares of Common Stock were reserved for purposes of effecting conversions of Preferred Stock into Common Stock; (iii) 4,285,714 shares of Common Stock were reserved for purposes of effecting conversions of the Company's Convertible Junior Subordinated Debentures due February 1, 2012 (the "Convertible Debentures") into Common Stock; and (iv) 961,238 shares were issuable (and were reserved for issuance) upon the exercise of outstanding warrants and options other than those referred to in clauses (i) and (ii) above. In addition, Common Stock has been reserved for issuance in payment of interest on Convertible Debentures and dividends on Series C Preferred Stock.

   As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's stockholders may vote issued or outstanding.

   Since June 30, 1997, no shares of Capital Stock have been issued, except for shares of Common Stock issued upon the exercise of options granted under the Company's Stock Option Plans, shares of Common Stock issued pursuant to the Company's Employee Stock Purchase Plan or 401(k) Plan and shares of Common Stock issued upon conversion of Preferred Stock and in payment of interest on Preferred Stock and the Convertible Debentures. Other than as set forth above, except as set forth in Schedule 3.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell any shares of capital stock of, or other equity interests, in the Company or any Company Subsidiary. Set forth on Schedule
3.3 is a list of all options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary granted by the Company or any Company Subsidiary since June 30, 1997.

   Except as set forth in Schedule 3.3, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Schedule 3.3, all of the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable, and all of the partnership interests of each Company Subsidiary that is a partnership have been duly authorized and validly issued and, except pursuant to provisions of the applicable partnership agreement, are fully paid. With respect to each Company Subsidiary that is a partnership, all of the partnership interests owned by the Company, and with respect to each Company Subsidiary that is a corporation, all of the outstanding shares of capital stock owned by the Company, are owned by the Company free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances (collectively, the "Encumbrances").

SECTION 3.4. AUTHORITY.

   The Company has the necessary corporate power and authority to enter into this Agreement and the Principal Stockholder Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Except for the approval of this Agreement by the stockholders of the Company in accordance with Delaware Law, the execution and delivery of this Agreement and the Principal Stockholder Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Principal Stockholder Agreement or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Principal Stockholder Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 3.5. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

   (a) The execution and delivery of this Agreement and the Principal Stockholder Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement and the Principal Stockholder Agreement will not, (i) conflict with or violate the certificate or articles of incorporation, bylaws or partnership agreement of the Company or any Company Subsidiary, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 3.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) except as set forth in
Schedule 3.5, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have a Company Material Adverse Effect.

   (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), by or with respect to the Company except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, the National Association of Securities Dealers, Inc. (the "NASD") or the Nasdaq National Market ("Nasdaq"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act of 1934, as amended (the "Communications Act"), the Federal Communications Commission (the "FCC"), Telekommunikationsgesetz (TKG) and the German Telecommunications Installations Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have a Company Material Adverse Effect.

SECTION 3.6. SEC FILINGS; FINANCIAL STATEMENTS.

   (a) The Company (or its predecessor, Constellation Oldco Services, Inc., now a 100% owned Company Subsidiary ("Oldco")) has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since August 4, 1995, the date of Oldco's initial public offering, and has heretofore furnished to Acquiror, in the form filed with the SEC since such date, together with any amendments thereto, its (i) Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K, and (v) all other reports or registration statements filed by the Company (collectively, the "Company SEC Reports"). As of their respective filing dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Company SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of the Company (or Oldco, as the case may be) and the Company Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company (or Oldco, as the case may be) and the Company Subsidiaries for the periods indicated, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

SECTION 3.7. ABSENCE OF CERTAIN CHANGES OR EVENTS.

   Except as set forth in Schedule 3.7, since June 30, 1997, the Company and the Company Subsidiaries have not incurred any material liability, except in the ordinary course of business consistent with their past practices, and the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices. Except as set forth in Schedule 3.7, since June 30, 1997, there has not been any change in the business (where "business" shall be deemed to include the Orion 1 satellite and the proposed Orion 2 satellite and Orion 3 satellite), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, including any transaction, commitment, dispute, damage, destruction or loss, whether or not covered by insurance, or other event of any character (whether or not in the ordinary course of business) individually or in the aggregate, which has had, or is reasonably likely to have, a Company Material Adverse Effect, other than (i) any change arising out of matters of a general economic nature, or (ii) any change arising out of matters affecting the satellite industry, either international or national, generally (including, but not limited to, competition from other satellite systems or service providers and legislation, rulemaking, regulation or regulatory practice by any governmental agency or international rulemaking body such as the International Telecommunication Union).

SECTION 3.8. ABSENCE OF LITIGATION.

   Except as set forth in Schedule 3.8, as of the date hereof there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries before any court, administrative, governmental, arbitral, mediation

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or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Company Material Adverse Effect, or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary that would reasonably be likely to have a Company Material Adverse Effect.

SECTION 3.9. LICENSES AND PERMITS; COMPLIANCE WITH LAWS.

   Except as set forth in Schedule 3.9:

   (a) Set forth on Schedule 3.9(a) is a true and complete list of all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities held by the Company ("Company Permits"), except in each case for Company Permits whose absence or revocation would not individually or in the aggregate have a Company Material Adverse Effect (all of the foregoing, which are denoted by an asterisk on Schedule 3.9(a), being referred to herein collectively as the "Key Company Permits"); provided, however, that Schedule 3.9(a) shall not be required to include a list of Company Permits for Very Small Aperture Terminals (VSATs). The Key Company Permits listed on Schedule 3.9(a) include, without limitation, all Key Company Permits (i) issued by the FCC to the Company or any Company Subsidiary, (ii) authorizing the construction, launch or operation in their assigned orbital locations of Company Satellites (as defined below) or construction and operation of Company Ground Stations (as defined below), including without limitation the agreement with the Republic of the Marshall Islands and the license granted by the Federal Republic of Germany, and (iii) issued to the Company or any Company Subsidiary by Governmental Entities that regulate broadcasting or communications services, authorizing the Company or the Company Subsidiaries to provide broadcasting or communications services. The parties acknowledge that (i) the approval for the Orion 2 satellite is a conditional approval subject to the conditions described in the orders and agreements relating thereto and (ii) the approval for the Orion 3 satellite results from an agreement with the Republic of the Marshall Islands (and no further regulatory approvals from the Republic of the Marshall Islands are necessary for such construction, launch and operation of the Orion 3 satellite).

   Schedule 3.9(a) also sets forth a true and complete list of all Company Permits issued by the FCC, the Marshall Islands or the Federal Republic of Germany (including applications therefor) which are not Key Company Permits or VSATs ("Other Permits"). To the best of the Company's knowledge, the Other Permits are in full force and effect or, in the case of applications therefor, the Company knows of no reason why the same should not be granted.
Schedule 3.9(a) also sets forth a true and complete list of all pending applications for Company Permits that would be Key Company Permits required to be listed in such Schedule if issued or granted and if the satellites which they relate were owned by the Company, all pending applications by the Company or any Company Subsidiary with the FCC and all pending applications by the Company or any Company Subsidiary for modification, extension or renewal of Key Company Permits (the "Key Applications").

   The Key Company Permits held by the Company or Company Subsidiaries and listed on Schedule 3.9(a) include all permits, licenses and approvals from all Governmental Entities which are necessary for the Company and the Company Subsidiaries to (i) operate the Orion 1 satellite in its present orbital location and provide communications services (and broadcast services, if any are provided by the Company or Company Subsidiaries) therefrom, operate ground stations communicating therewith, including, without limitation, the related broadcasting facility assets consisting of land, building, fixtures, equipment, improvements (if any) and telemetry, tracking and control equipment that is owned or leased by the Company or a Company Subsidiary (each a "Company Ground Station" and collectively the "Company Ground Stations"), and own, lease and operate their properties and to carry on their business as currently conducted using the Orion 1 satellite, and (ii) construct, launch and operate, at their assigned orbital locations, the proposed Orion 2 and Orion 3 satellites (collectively with the Orion 1 satellite, the "Company Satellites"), except as set forth in the last sentence of the first paragraph of this subsection (a) and in each case for permits, licenses and approvals whose absence or revocation would not individually or in the aggregate have a Company Material Adverse Effect (without giving effect to any limitation as of "materiality" or "Company Material Adverse Effect" in the definition of Key Company Permits).

    Each of the Company and the Company Subsidiaries has fulfilled and complied in all material respects with its obligations under each of the Key Company Permits and the Key Applications owned, held or possessed by it, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any Key Company Permit or Key Applications and which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Key Company Permit or Key Application, and neither the Company nor any Company Subsidiary has received or has knowledge of any written notice of cancellation or default or of any dispute concerning any Key Company Permit or Key Application, or of any such event, condition or state of facts that would constitute a default the effect of which would be revocation or termination of such Key Company Permit or Key Application, except, in each case, any of the foregoing which individually or in the aggregate would not have a Company Material Adverse Effect. Each of the Key Company Permits is validly held by the entities listed on Schedule 3.9(a), is in full force and effect in all material respects, is free and clear of all liens (other than permitted liens), is unimpaired in any material respect by acts or omissions of the Company or its employees, partners or affiliates, will expire on the date shown on Schedule 3.9(a), is valid for the balance of its current term, and is not subject to any restriction or condition that limits in any material respect the full operation of the Company's and Company Subsidiaries' business as now operated.

   The Company has not received any complaint that any of the Company Satellites or Company Ground Stations is causing objectionable interference to the transmissions or reception of any other radio communications facility, and to the Company's best knowledge, no other radio communications facility is causing objectionable interference to the transmissions from or the receipt of signals by any Company Satellite or Company Ground Station. None of the Key Company Permits issued prior to the date hereof is the subject of any pending renewal application; no renewal of any Key Company Permit issued by the FCC would constitute a major environmental action under the rules and regulations promulgated by the FCC (the "FCC Rules"), excluding the impact of the FCC's new RF radiation rules adopted by the FCC in the ET Docket No. 93-62 on August 1, 1996; and the Company is not aware of any reason why the Key Company Permits will not be renewed in the ordinary course or why any of the Key Company Permits might be revoked. The Company knows of the existence of no fact that, under any Key Company Permits and present law relating thereto, would disqualify the Company from consummating the Merger within the time contemplated herein (other than matters disclosed on Schedule 5.14).

   All information contained in any pending Key Application is true, correct and complete in all material respects. The Company has duly filed or caused to be filed with the FCC or any other Governmental Entity all required material reports, statements, documents, registrations, filings or submissions with respect to the operations of the business of the Company and the Company Subsidiaries, the Key Company Permits, the Company's and Company Subsidiaries' ownership of their assets and the pending applications by the Company or any Company Subsidiary for Key Company Permits or for modification, extension or renewal of Company Permits, in each case as required by the FCC or any other Governmental Entity. All such filings complied in all material respects with applicable laws when made and no material deficiencies have been asserted with respect to any such filings.

   Except for rulemaking proceedings affecting the satellite industry in general, no judgment, decree, order or notice of violation has been issued by the FCC (or other Governmental Entity) which permits or contemplates revocation, modification or termination or any of the Key Company Permits or which would result in any material impairment of any rights thereunder. The business of the Company and the Company Subsidiaries (where "business" shall be deemed to include the Orion 1 satellite and the proposed Orion 2 satellite and Orion 3 satellite), is not being conducted in violation of any applicable law, statute, ordinance, regulation or judgment or any Key Company Permit, order, decree, concession, grant or other authorization of any Governmental Entity, in each case except for violations that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. Except for rulemaking proceedings affecting the satellite industry in general, no complaints, proceedings or applications are pending, or to the Company's best knowledge, threatened, at the FCC or any other Governmental Entity, that would result in the revocation, forfeiture, adverse modification, non-renewal or suspension of any of the Key Company Permits, the denial of any pending Key Application, the issuance against the Company or any Company Subsidiary of a cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Key Company Permits, in each case that would have, whether individually or in the aggregate, a Company Material Adverse Effect.

   (b) Neither the Company nor any Company Subsidiary or affiliate has taken, is taking or will take, or has allowed or will allow on its behalf to be taken, any action which would have violated or would violate the United States Foreign Corrupt Practices Act of 1977, the US Export Administration Act, as amended, or any laws to which such party or persons is subject, relating in each case to payments for the purpose of influencing an act or decision of a Governmental Entity or government official, except for violations that individually or in the aggregate would not have a Company Material Adverse Effect; provided, however, that nothing in this sentence shall be deemed to subject any party or person to any law to which such party or person would not otherwise be subject. Each of the Company and the Company Subsidiaries is in material compliance with all domestic and, to the knowledge of the Company, foreign laws restricting or regulating the export of technology to foreign countries, except for violations that individually or in the aggregate would not have a Company Material Adverse Effect.

   (c) Schedule 3.9(c) contains a list of all consultations and similar arrangements that have been effectuated with INTELSTAT, EUTELSAT and other similar intergovernmental entities (collectively the "IGO Determinations") with respect to the Company Satellites that are needed to operate the business of the Company and the Company Subsidiaries as it is now being conducted. Except as set forth on such schedule, the Company is not aware of any material difficulties in obtaining any other determinations from such entities with respect to any satellite now operated by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary has applied for a Company Permit, except for those that individually or in the aggregate would not have a Company Material Adverse Effect.

SECTION 3.10. TAXES.

   Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation in respect of Taxes that they are required to file on or prior to the Closing Date or by the date therefor including extensions, and all such returns, reports, information statements and other documentation are correct and complete in all material respects. Except as set forth in
Schedule 3.10, the Company and the Company Subsidiaries have paid in full all Taxes (other than Taxes, the failure to pay which would not, individually or in the aggregate, have a Company Material Adverse Effect) due on or before the Closing Date and, in the case of material Taxes accruing on or before the Closing Date that are not due on or before the Closing Date, the Company has made adequate provisions in its books and records and financial statements for such payment. Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors, creditor or other third party, all amounts required by law to be withheld except where the liability would not, individually or in the aggregate, have a Company Material Adverse Effect, and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth in Schedule 3.10, (a) there are no assessments of, or claims against, the Company or the Company Subsidiaries with respect to Taxes, the liability for which would, individually or in the aggregate, have a Company Material Adverse Effect, that are outstanding; (b) no Governmental Entity is conducting an examination or audit of the Company or any Company Subsidiary in respect of Taxes and neither the Company nor any Company Subsidiary has received notice of any such examination or audit from any Governmental Entity; and (c) neither the Company nor any Company Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect. For the purpose of this Agreement, the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments or claims of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

SECTION 3.11. INTELLECTUAL PROPERTY.

   Schedule 3.11 sets forth a listing and description of all material domestic, foreign, common law, registered and pending applications for patents, trademarks, service marks, logos, slogans, designs, copyrights, trade names, and all material intellectual property licenses running to or from the Company or any Company Subsidiary relating to the Company's or any Company Subsidiaries' businesses or owned by the Company or any Company Subsidiary. Unless expressly set forth otherwise on Schedule 3.11, the Company and the Company Subsidiaries own (or where indicated on Schedule 3.11, have a right to use), free and clear of any liens, security interests, encumbrances or claims of others, all patents, trademarks, service marks, logos, slogans, designs, copyrights, tradenames, design registrations, and other intellectual property listed on Schedule 3.11 and any trade secrets, know-how, confidential information, material computer programs (including any source code), documentation, engineering and technical drawings, processes, methodologies, trade dress, mask works and technology, in each case material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole (all of the foregoing items collectively referred to as the "Company Intellectual Property"). Except as set forth on Schedule 3.11, (a) no proceedings are pending or, to the Company's knowledge, threatened in writing, which challenge the validity of the ownership by the Company and/or any Company Subsidiary of the Company Intellectual Property; (b) the Company has no knowledge of any infringement or infringing use of any of the Company Intellectual Property or licenses by any person or entity, and the Company and the Company Subsidiaries have, and as of the Closing Date will have, good and valid title to all of the Company Intellectual Property owned by the Company or Company Subsidiaries and their licenses and other rights to use will be adequate for conducting the businesses of the Company and the Company Subsidiaries and enforceable in accordance with their terms; (c) to the Company's knowledge, no infringement of any material intellectual property right or other proprietary right of any third party has occurred or will result in any way from the signing and execution of this Agreement or the consummation of any or all of the transactions contemplated hereby, and no written claim has been made by any third party based upon an allegation of any such infringement; (d) the material Company Intellectual Property is valid and in full force and effect and no aspect thereof is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency; and (e) there are no restrictions on the direct or indirect transfer of any license, or any interest therein, held by the Company or any Company Subsidiary in respect of the Company Intellectual Property.

SECTION 3.12. MATERIAL CONTRACTS.

   (a) Schedule 3.12(a) sets forth a complete and correct list, as of the date of this Agreement, of all agreements of the following type to which the Company or a Company Subsidiary is a party or may be bound (collectively, the "Company Material Contracts"): (i) agreements filed as an exhibit to the Company SEC Reports and each agreement that would have been required to be filed as an exhibit to the Company SEC Reports if such agreement had been entered into as of the date of filing any such Company SEC Report; (ii) employment, severance, termination, consulting and retirement agreements;
(iii) loan agreements, indentures, letters of credit, mortgages, notes and other debt instruments evidencing indebtedness in excess of five hundred thousand dollars ($500,000), other than those relating to intercompany debt among the Company and the Company Subsidiaries; (iv) agreements that require aggregate future payments of more than five hundred thousand dollars ($500,000) (other than purchase orders and sales contracts entered into in the ordinary course of business); (v) agreements involving payments in excess of two hundred fifty thousand dollars ($250,000) concerning any provisions with respect to a "change in control"; (vi) material agreements with any key employee, director, officer or beneficial owner (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 5% or more of the Company's Common Stock; and (vii) agreements for a remaining term of five (5) years or more with any customer of the Company or any Company Subsidiary.

   (b) Except as set forth in Schedule 3.12(b), all the Company Material Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither the Company nor any Company Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company

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Material Contract, except for defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all Company Material Contracts have been delivered to Acquiror or made available for inspection by Acquiror.

   (c) As of August 31, 1997, the contracts, agreements, commitments, arrangements, leases (including with respect to personal property) that represent obligations of third parties to make payments to the Company or any Company Subsidiary, as the case may be, in exchange for the sale or lease of transponder capacity, have an aggregate stated amount of unpaid payments owing to the Company or any Company Subsidiary, as the case may be, of approximately $263 million over the remaining stated term of such contracts (the "Backlog") (prior to any reserve for doubtful accounts or other similar allowances or deductions). The Backlog represents amounts that, assuming the due performance by each party of its obligations under each contract and the occurrence of no event that would permit termination of a contract without liability to the terminating party, will be due for, and will arise out of, bona fide sales and delivery of goods, performance of services and other business transactions, unless the underlying contract thereto is properly terminated in accordance with the terms thereof. Except as set forth on
Schedule 3.12(c), neither the Company nor any Company Subsidiary is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any contract representing any material portion of the Backlog, other than (i) payment defaults under transponder lease agreements which are not more than 90 days past due and (ii) defaults or terminations under transponder lease agreements that are promptly replaced by contracts providing for reasonably equivalent or superior backlog payments.

SECTION 3.13. EMPLOYEE BENEFIT PLANS.

   (a) Schedule 3.13 sets forth a list of all of the material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation or bonus plans or agreements or other material incentive plans or agreements, all other material written employee programs, arrangements or agreements and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, "Benefit Plans"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any entity required to be aggregated with the Company which is a member of the "controlled group of corporations" which includes the Company within the meaning of Section 414(b) or (c) of the Code (each, a "Company Commonly Controlled Entity") for the benefit of present and former employees or directors of the Company and of each Company Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Company Benefit Plans"). Any Company Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan."

   (b) Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the Company's knowledge, no circumstances exist that could reasonably be expected by the Company to result in the revocation of any such determination. Each of the Company Benefit Plans is in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to the Company or any Company Commonly Controlled Entity.

   (c) No Company ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

   (d) Except as disclosed in Schedule 3.13, no Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor any Company Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any Company Commonly Controlled Entity.

   (e) The Company has furnished to Acquiror complete copies, as of the date hereof, of all of the Company Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument. The Company has furnished to Acquiror complete copies of all existing current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Benefit Plans.

   (f) Except as set forth on Schedule 3.13, there are no Company Benefit Plans which provide for payments which would not be deductible for Federal income tax purposes by reason of Section 280G of the Code.

SECTION 3.14. PROPERTIES; ASSETS.

   (a) Except as set forth in Schedule 3.14(a), the Company or one of the Company Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the consolidated balance sheet of the Company dated as of June 30, 1997 (the "Company Balance Sheet") as being owned by the Company or one of the Company Subsidiaries (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), or acquired after the date thereof which are material to the Company's business on a consolidated basis, free and clear of all Encumbrances except (i) statutory liens securing payments not yet due, and
(ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (b) is the lessee of all leasehold estates reflected in the Company Balance Sheet (except for leases that have expired by their terms since the date thereof) or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and, to the knowledge of the Company, each such lease is valid without default thereunder by the lessee. The assets and properties of the Company and the Company Subsidiaries, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted), and constitute all of the assets and properties which are required for the businesses and operations of the Company and the Company Subsidiaries as presently conducted.

   (b) Each Company Ground Station other than Very Small Aperture Terminal
(VSAT) earth stations (the "VSAT Stations") now operated by the Company or a Company Subsidiary (a "Major Station") is listed on Schedule 3.14(b), and, except as set forth on such schedule, with respect to each such Major Station, the improvements thereto and all components used in connection therewith are (i) in good operating condition and repair and are suitable for their intended purposes and (ii) supported by a back-up, fuel-powered electricity generator capable of generating power sufficient to meet the requirements of the operations conducted at the Major Station. The transmission/reception systems and programming and data broadcasting systems at each such Major Station have the redundancies that are set forth on
Schedule 3.14(b). The VSAT Stations, taken as a whole, are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for their intended purposes.

   (c) Set forth on Schedule 3.14(c) are the following: (i) a complete and accurate list, by orbital location, of each Company Satellite, (ii) a true and correct copy of a satellite loading chart listing each transponder on the Satellite, along with the type of transponder and the customer or group of related customers that have purchased services utilizing capacity on such transponder and the amount of such capacity allocated to such customer(s), and (iii) the most recent "Health Status Report," summarizing all spacecraft related incidents and anomalies known to the Company as well as the current status, to the best knowledge of the Company, of the subsystems on the Company Satellites.

   (d) Except as set forth on Schedule 3.14(d), to the best knowledge of the Company the equipment to provide tracking, telemetry and control services related to each Satellite is (i) in good operating condition and repair, ordinary wear and tear excepted, and (ii) not in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

    (e) Except as set forth on Schedule 3.14(e), to the best knowledge of the Company, no person or entity has asserted that it has rights to operate a spacecraft in a manner that would result in interference with respect to any satellite now operated by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary has applied for a permit. Schedule 3.14(e) contains a list of all satellite coordination agreements to which the Company or any Company Subsidiary are a party, a summary of all operational or technical limitations set forth therein, and a summary of all coordination discussions in which the Company or the Company Subsidiaries has been engaged in the past three (3) years with other persons or entities with regard to any Satellite now operated by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary has applied for a permit.

   (f) Schedule 3.14(f) contains a summary, by orbital location, of the status of frequency registration at the International Telecommunication Union, for each Satellite operated, or proposed to be operated during the next three (3) years, by the Company or any Company Subsidiary, including the identity of the sponsoring administration and frequency bands covered.

SECTION 3.15. LABOR RELATIONS.

   Except as set forth in Schedule 3.15, Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Company Subsidiary. Except as set forth in Schedule 3.15, the Company and each Company Subsidiary is in compliance in all material respects with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions.

SECTION 3.16. ENVIRONMENTAL MATTERS.

   (a) Except as set forth in Schedule 3.16 and except for matters which would not have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws (as defined below) in effect on the date hereof; (ii) neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (iii) all material permits and other governmental authorizations currently held by the Company and each Company Subsidiary pursuant to the Environmental Laws ("Environmental Permits") are in full force and effect, the Company and each Company Subsidiary is in compliance with all of the terms of such Environmental Permits and authorizations, and no other Environmental Permits or authorizations are required by the Company or any Company Subsidiary for the conduct of their respective businesses on the date hereof; and (iv) the management, handling, storage, transportation, treatment, and disposal by the Company and each Company Subsidiary of any Hazardous Materials (as defined below) has been in compliance with all applicable Environmental Laws.

   (b) Except as set forth in Schedule 3.16 and except for Environmental Claims (as defined below) which would not have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

   (c) Except as set forth in Schedule 3.16 and except for matters which would not have a Company Material Adverse Effect, to the knowledge of the Company, there are no past or present actions or activities by the Company or any Company Subsidiary involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary may have retained or assumed either contractually or by operation of law.

    (d) As used herein, these terms shall have the following meanings:

     (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or governmental authority alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment, or any exposure to, of any Hazardous Materials at any property or location owned or leased by the Company or any Company Subsidiary (for purposes of this Section 3.16) or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

     (ii) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

     (iii) "Hazardous Materials" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including, without limitation, substances defined as "hazardous substances," "toxic substances," "radioactive materials, including sources of ionizing and nonionizing radiation," "petroleum products or wastes," or other similar designations in, or otherwise subject to regulation under, any Environmental Law.

SECTION 3.17. INSURANCE.

   Schedule 3.17 contains a list of all insurance policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance in force at the date thereof with respect to the Company and the Company Subsidiaries. All such insurance policies: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of the Company's Board of Directors, considering the Company and the Company Subsidiaries' properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither the Company nor any of the Company Subsidiaries has received or given notice of cancellation with respect to any of the material insurance policies. The Company is in compliance with the provisions of the Indentures (as defined below) regarding insurance.

SECTION 3.18. BOARD APPROVAL; VOTE REQUIRED.

   The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof.

SECTION 3.19. OPINION OF FINANCIAL ADVISOR.

   The Company's Board of Directors has received the written opinion of Morgan Stanley & Co. Incorporated that, as of the date of this Agreement, the consideration to be received pursuant to the Agreement is fair from a financial point of view to the holders of shares of Common Stock (other than Acquiror and its affiliates) and, assuming the conversion of Preferred Stock into Common Stock in accordance with its terms, to the holders of Preferred Stock. A copy of such opinion has been delivered to Acquiror, and such opinion has not been withdrawn or modified in any material respect.

SECTION 3.20. BROKERS.

   Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.21. TAKEOVER PROVISIONS INAPPLICABLE.

   Assuming Acquiror and its "associates" and "affiliates" (as defined in Section 203 of the Delaware Law in effect as of the date hereof) collectively beneficially own and have beneficially owned at all times during the three year period prior to the date hereof less than fifteen percent (15%) of the Common Stock outstanding (other than the Common Stock subject to the Principal Stockholder Agreement), Section 203 of the Delaware Law is, and shall be, inapplicable to the Merger and the transactions contemplated by this Agreement, including the Principal Stockholder Agreement.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF MERGER SUB

   Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. ORGANIZATION AND QUALIFICATION.

   Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 4.2. CERTIFICATE OF INCORPORATION AND BYLAWS.

   Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 4.3. AUTHORITY.

   Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 4.4. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

   (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in
Section 4.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

   (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, state takeover laws, the NASD, the HSR Act, the Communications Act and the FCC, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 4.4, and
(C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                 OF ACQUIROR

   Acquiror represents and warrants to the Company as follows:

SECTION 5.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

   Each Subsidiary of Acquiror, Globalstar Telecommunications Limited, a Bermuda company, and Globalstar, L.P., a Delaware limited partnership (each an "Acquiror Subsidiary" and collectively, the "Acquiror Subsidiaries,") and Acquiror is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Acquiror and each Acquiror Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which would not in the aggregate have an Acquiror Material Adverse Effect (as defined below). The Acquiror and each Acquiror Subsidiary has the requisite power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which would not have an Acquiror Material Adverse Effect. As used herein, the term "Acquiror Material Adverse Effect" means any material adverse effect on the business, assets or condition (financial or otherwise), liabilities or operations of Acquiror and Acquiror Subsidiaries taken as a whole.

SECTION 5.2. CERTIFICATE OF INCORPORATION AND BYLAWS.

   Acquiror has heretofore delivered to the Company a complete and correct copy of the memorandum of association and the bye-laws of Acquiror, each as amended to date. Such memorandum of association and bye-laws are in full force and effect. Acquiror is not in violation of any of the provisions of its memorandum of association or bye-laws.

SECTION 5.3. CAPITALIZATION.

   As of September 30, 1997, the authorized capital stock of Acquiror consists of: (a) seven hundred fifty million (750,000,000) shares of common stock, par value $.01 per share of which two hundred million six hundred thirty-three thousand one hundred sixty-one (200,633,161) shares are issued and outstanding; (b) one hundred fifty million (150,000,000) shares of Series A convertible preferred stock, par value $.01 per share ("Acquiror Series A Preferred") of which forty-five million eight hundred ninety-six thousand nine hundred seventy-seven (45,896,977) shares are issued and outstanding;
(c) seven hundred fifty thousand (750,000) shares Series B preferred stock, par value $.01 per share, no shares of which are outstanding; and (d) twenty million (20,000,000) shares 6% Series C convertible redeemable preferred stock, par value $.01 per share ("Acquiror Series C Preferred") of which fourteen million nine hundred nine thousand four hundred thirty-seven (14,909,437) are outstanding. As of September 30, 1997,
(i) eleven million eight hundred thirteen thousand five hundred (11,813,500) shares of common stock were reserved for issuance under the Acquiror's 1996 stock option plan; (ii) four million eight hundred forty-three thousand two hundred (4,843,200) shares of common stock were reserved for issuance under the Acquiror's savings plan; (iii) two hundred thousand (200,000) shares of the Acquiror's common stock were reserved for issuance under the Acquiror's non-employee director stock option plan; and (iv) shares were reserved for issuance upon conversion of the Acquiror Series A Preferred and Acquiror Series C Preferred. Other than as set forth above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests, in Acquiror.

   As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Acquiror's stockholders may vote issued or outstanding. Except for agreements or other documents set forth in Schedule 5.3, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of its capital stock. All of the issued and outstanding shares of Acquiror capital stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. All of the Acquiror Shares issuable in accordance with this Agreement in exchange for Capital Stock will be when so issued duly authorized, validly issued, fully paid and nonassessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever. Except as set forth in Schedule 5.3, with respect to each Acquiror Subsidiary that is a corporation, all of the outstanding shares of capital stock of such Acquiror Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. With respect to each Acquiror Subsidiary that is a partnership, all of the partnership interests owned by Acquiror, and with respect to each Acquiror Subsidiary that is a corporation, all of the outstanding shares of capital stock owned by Acquiror, are owned by Acquiror free and clear of any Encumbrances, except as set forth in Schedule 5.3.

SECTION 5.4. AUTHORITY.

   Acquiror has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity. No vote of the stockholders of Acquiror is necessary to approve this Agreement or any of the transactions contemplated hereby.

SECTION 5.5. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

   (a) The execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not,
(i) conflict with or violate the memorandum of association or bye-laws of Acquiror, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 5.5(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Acquiror or any Acquiror Subsidiary or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect, and would not have an Acquiror Material Adverse Effect.

   (b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Securities Act, Blue Sky Laws, Exchange Act, state takeover laws, the NYSE, the NASD, the HSR Act, the Communications Act and the FCC, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect, and would not have an Acquiror Material Adverse Effect.

SECTION 5.6. SEC FILINGS; FINANCIAL STATEMENTS.

   (a) Acquiror and each Acquiror Subsidiary required to file has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1996, and has heretofore delivered to the Company, in the form filed with the SEC since such date, together with any amendments thereto, its (i) Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K and (v) all other reports or registration statements filed by Acquiror and such Acquiror Subsidiaries (collectively, the "Acquiror SEC Reports"). As of their respective filing dates, the Acquiror SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) The audited consolidated financial statements and unaudited interim financial statements of Acquiror included in the Acquiror SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Acquiror SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of Acquiror and the Acquiror Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Acquiror and the Acquiror Subsidiaries for the periods indicated, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

SECTION 5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS.

   Except as set forth in Schedule 5.7, since June 30, 1997, Acquiror and the Acquiror Subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, and Acquiror and the Acquiror Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices. Except set forth in Schedule 5.7, since June 30, 1997, there has not been any change in the business, condition (financial or otherwise) or results of operations of Acquiror and the Acquiror Subsidiaries, including any transaction, commitment, dispute, damage, destruction or loss, whether or not covered by insurance, or other event of any character (whether or not in the ordinary course of business) individually or in the aggregate which has had, or is reasonably likely to have, an Acquiror Material Adverse Effect.

SECTION 5.8. ABSENCE OF LITIGATION.

   Except as set forth in Schedule 5.8, as of the date hereof, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror or any

Acquiror Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have an Acquiror Material Adverse Effect, or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Acquiror or any Acquiror Subsidiary that would reasonably be likely to have an Acquiror Material Adverse Effect.

SECTION 5.9. LICENSES AND PERMITS; COMPLIANCE WITH LAWS.

   Except as set forth in Schedule 5.9 or disclosed in the Acquiror SEC
Reports:

   (a) Acquiror and Acquiror Subsidiaries hold all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities (collectively, the "Acquiror Permits") necessary for Acquiror and Acquiror Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses, including, without limitation, the construction, launch and operation of, and transmitting to and from, each of the satellites and transponders owned by Acquiror (the "Acquiror Satellites") and ground stations, including, without limitation, the related broadcasting facility assets consisting of land, building, fixtures, improvements and telemetry, tracking and control equipment that is owned or leased by Acquiror or an Acquiror Subsidiary (each an "Acquiror Ground Station" and collectively the "Acquiror Ground Stations") and the provision of broadcasting or communications services, except for Acquiror Permits for which the failure to obtain would not have a Acquiror Material Adverse Effect. Each of Acquiror and Acquiror Subsidiaries has fulfilled and complied in all material respects with its obligations under each of Acquiror Permits owned, held or possessed by it, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any Acquiror Permit and which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Acquiror Permit, and neither Acquiror nor any Acquiror Subsidiary has received or has knowledge of any written notice of cancellation or default or of any dispute concerning any Acquiror Permit, or of any such event, condition or state of facts that would constitute a default the effect of which would be revocation or termination of such Acquiror Permit, in each case where these would be an Acquiror Material Adverse Effect. If any of the Acquiror Permits that has been issued prior to the date hereof is the subject of any pending renewal application, Acquiror is not aware of any reason why the Acquiror Permits will not be renewed in the ordinary course or why any of Acquiror Permits might be revoked, except in each case where any such non-renewal or revocation would not individually or in the aggregate be an Acquiror Material Adverse Effect. Except for rulemaking proceedings affecting the satellite industry in general, no judgment, decree, order or notice of violation has been issued by the FCC (or other Governmental Entity) which permits or contemplates revocation, modification or termination or any of Acquiror Permits or which would result in any material impairment of any rights thereunder, except where there would be no Acquiror Material Adverse Effect. The businesses of Acquiror and the Acquiror Subsidiaries are not being conducted in violation of any applicable law, statute, ordinance, regulation, judgment, Acquiror Permit, order, decree, concession, grant or other authorization of any Governmental Entity, except for violations that would not be reasonably likely to have an Acquiror Material Adverse Effect.

   (b) Acquiror is not aware of any material difficulties in obtaining any IGO Determinations with respect to the Acquiror Satellites that are needed to operate the business of Acquiror and Acquiror Subsidiaries, taken as a whole, as it is now conducted, or for which Acquiror or any Acquiror Subsidiary has applied for an Acquiror Permit, except for those that would not have an Acquiror Material Adverse Effect.

SECTION 5.10. TAXES.

   Except as set forth in Schedule 5.10, Acquiror and the Acquiror Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation in respect of Taxes that they are required to file on or prior to the Closing Date or by the date therefor including extensions, and all such returns, reports, information statements and other documentation are correct and complete in all material respects. Except as set forth in Schedule 5.10, Acquiror and the Acquiror Subsidiaries have paid in full all Taxes (other than Taxes, the failure to pay which would not, individually or in the aggregate, have a Acquiror Material Adverse Effect) due on or before the Closing Date and, in the case of material Taxes accruing on or before the Closing Date that are not due on or before the Closing Date, Acquiror has made adequate provision in its books and records and financial statements for such payment. Except as set forth in
Schedule 5.10, Acquiror and the Acquiror Subsidiaries have withheld from payments made to its present or former employees, officers and directors all amounts required by law to be withheld, except where the liability would not, individually or in the aggregate, have a Acquiror Material Adverse Effect, and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth in
Schedule 5.10 and except for such matters which would not individually or in the aggregate have an Acquiror Material Adverse Effect, (a) there are no assessments of, or claims against, Acquiror or the Acquiror Subsidiaries with respect to Taxes, that are outstanding; (b) no Governmental Entity is conducting an examination or audit of Acquiror or any Acquiror Subsidiary in respect of taxes; and (c) neither Acquiror nor any Acquiror Subsidiary has executed or filed any agreement extending the period of assessment or collection of any taxes which remain in effect.

SECTION 5.11. INTELLECTUAL PROPERTY.

   Unless expressly set forth otherwise on Schedule 5.11, Acquiror and Acquiror Subsidiaries own or have a right to use, free and clear of any liens, security interests, encumbrances or claims of others, all patents, trademarks, service marks, logos, slogans, designs, copyrights, tradenames, design registrations, and other intellectual property and any trade secrets, know-how, confidential information, material computer programs (including any source code), documentation, engineering and technical drawings, processes, methodologies, trade dress, mask works and technology, in each case material to the conduct of the business of Acquiror and Acquiror Subsidiaries taken as a whole (all of the foregoing items collectively referred to as the "Acquiror Intellectual Property"). Except as set forth on Schedule 5.11 or where there would be no Acquiror Material Adverse Effect, (a) no proceedings are pending or, to Acquiror's knowledge, threatened in writing, which challenge the validity of the ownership by Acquiror and/or any Acquiror Subsidiary of any material Acquiror Intellectual Property; (b) Acquiror has no knowledge of any infringement or infringing use of any material Acquiror Intellectual Property or licenses by any person or entity; (c) to Acquiror's knowledge, no infringement of any material intellectual property right or other proprietary right of any third party has occurred or will result in any way from the signing and execution of this Agreement or the consummation of any or all of the transactions contemplated hereby, and no written claim has been made by any third party based upon an allegation of any such infringement; and (d) material Acquiror Intellectual Property is valid and in full force and effect and no aspect thereof is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency.

SECTION 5.12. MATERIAL CONTRACTS.

   Except as set forth in Schedule 5.12, all agreements filed as exhibits to Acquiror SEC Reports and each agreement that would have been required to be filed as an exhibit to Acquiror SEC Reports if such agreement had been entered into prior to the date of filing any such Acquiror SEC Report (collectively, the "Acquiror Material Contracts") are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither Acquiror nor any Acquiror Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Acquiror Material Contract, except for defaults which would not reasonably be expected to have an Acquiror Material Adverse Effect.

SECTION 5.13. EMPLOYEE BENEFIT PLANS.

   (a) Each of the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Acquiror or any entity required to be aggregated with Acquiror which is a member of

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the controlled group of corporations which includes Acquiror within the meaning of Section 414(b) or (c) of the Code (each, an "Acquiror Commonly Controlled Entity") for the benefit of present and former employees or directors of Acquiror and of each Acquiror Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Acquiror Benefit Plans") intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to Acquiror's knowledge, no circumstances exist that could reasonably be expected by Acquiror to result in the revocation of any such determination. Each of the Acquiror Benefit Plans is in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to Acquiror or any Acquiror Commonly Controlled Entity.

   (b) No Acquiror Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA (an "Acquiror ERISA Plan") which is a defined benefit pension plan that is subject to Title IV of ERISA has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA.

   (c) No Acquiror Benefit Plan is a Multiemployer Plan. Neither Acquiror nor any Acquiror Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by Acquiror or any Acquiror Commonly Controlled Entity.

SECTION 5.14. QUALIFICATION OF ACQUIROR.

   Acquiror is and pending the Effective Time will be legally, technically, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire, own and operate the material assets and business of the Company and the Company Subsidiaries. Acquiror knows of the existence of no fact that, under any Acquiror Permits and present law relating thereto, would disqualify Acquiror from consummating the Merger within the time contemplated herein. There are no facts or proceedings which would reasonably be expected to disqualify Acquiror under the Communications Act or otherwise from acquiring or operating any of the assets and business of the Company and the Company Subsidiaries or would cause the FCC not to approve the FCC Application (as defined in Section 7.4(a)). Acquiror has no knowledge of any fact or circumstance relating to Acquiror or any of its affiliates that would reasonably be expected to (a) except as set forth on Schedule 5.14, cause the filing of any objection to the FCC Application, or (b) lead to a material delay in the processing by the FCC of the FCC Application. No waiver of any FCC rule or policy is necessary to be obtained for the approval of the FCC Application, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

SECTION 5.15. BROKERS.

   No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

                                  ARTICLE VI

                                  COVENANTS

SECTION 6.1. AFFIRMATIVE COVENANTS OF THE COMPANY.

   The Company hereby covenants and agrees that, prior to the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall, and shall cause each Company Subsidiary to, (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal

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officers and key employees and maintain its relationship with its respective principal customers and suppliers; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all tax returns required to be filed in a timely manner, and in a manner consistent with prior years and applicable laws and regulations;
(f) timely file with the Commission all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply with the Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; (g) operate its business in accordance with the terms of its licenses, the Communications Act and the FCC rules and policies and in all material respects with all other applicable laws; (h) use its commercially reasonable efforts to maintain each Key Company Permit in effect until the applicable construction projects are complete except where (x) the loss of such Key Company Permit or pending Key Application would not, individually or in the aggregate, have a Company Material Adverse Effect or (y) the maintenance of any such Company Permit would require an expenditure which would be in violation Section 6.2(e); (i) use its commercially reasonable efforts to enforce its rights to have the transmissions to and from the Company Satellites and Major Stations be free from interference from other radio communications facilities (existing or proposed), to the extent that such interference is prohibited by FCC Rules or inconsistent with rights accorded the Company Satellites under the International Telecommunication Union's radio regulations and shall promptly notify Acquiror of any actual or threatened interference; and (j) proceed in the ordinary course of business with all pending applications submitted by the Company or any Company Subsidiary with any Governmental Entity and use its commercially reasonable efforts to ensure that such applications are granted; provided, however, that in the event the Company or any of the Company Subsidiaries deems it necessary to take certain actions that would otherwise be prohibited by clauses (a)-(j) of this Section 6.1, the Company shall consult with the President and Chief Operating Officer of Acquiror and Acquiror shall consider in good faith the Company's request to take such action and not unreasonably withhold or delay its consent for such action.

SECTION 6.2. NEGATIVE COVENANTS OF THE COMPANY.

   EXCEPT AS EXPRESSLY CONTEMPLATED BY THIS AGREEMENT AND EXCEPT AS SET FORTH IN SCHEDULE 6.2, OR OTHERWISE CONSENTED TO IN WRITING BY ACQUIROR (WHICH APPROVAL SHALL NOT BE UNREASONABLY DELAYED OR WITHHELD), FROM THE DATE HEREOF UNTIL THE CLOSING DATE, THE COMPANY SHALL NOT, AND SHALL CAUSE EACH COMPANY SUBSIDIARY NOT TO, DO ANY OF THE FOLLOWING:

   (a) (i) increase the periodic compensation payable to or to become payable to any of its directors or executive officers, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement) to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law;

   (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock, except as required under the Certificates of Designations with respect to the Series C Preferred Stock, as presently in effect;

   (c) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except pursuant to agreements and documents as set forth in Schedule 3.3 or Schedule 3.12, and except in connection with the exercise of outstanding Options referred to in Schedule 3.3 in accordance with their terms); (ii) effect any reorganization or recapitalization; or
(iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

    (d) (i) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except pursuant to agreements or other documents set forth on Schedule 3.12, except pursuant to the agreements and documents (other than the Company Stock Option Plans) set forth in Schedule
3.3 and except for the issuance of shares upon the exercise of outstanding Options, the issuance of options to employees with the written consent of Acquiror and the issuance of shares under the Company Stock Purchase Plan as presently in effect, but only to the extent such issuances are in the ordinary course of business and consistent with past practice); or (ii) amend or otherwise modify the terms of any such rights, warrants or options;

   (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, (i) any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary) thereof or any satellite or other spacecraft the Company has not, on the date hereof, previously agreed in writing to acquire, or otherwise acquire or agree to acquire any assets of any other person or (ii) make or commit to make any investments or capital expenditures, other than investments or capital expenditures: (A) contemplated by the 1997 written business plan previously furnished to Acquiror or by the 1998 written business plan to be furnished to Acquiror (and the investments or capital expenditures of such plan shall be subject to Acquiror's approval, which shall not be unreasonably withheld or conditioned) (B) to replace any Company Satellite lost in a launch or in orbit; (C) to continue capital programs now underway as described on Schedule 6.2, plus additional expenses solely for change orders of up to 10% of the progress payments on each satellite remaining to be paid as of the date hereof; (D) purchase such terrestrial equipment as necessary to supply customers in the ordinary course; or (E) other investments or capital expenditures that do not exceed $500,000 in the aggregate for all such investments or expenditures that occur from the date hereof.

   (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its material assets except for dispositions in the ordinary course of business and consistent with past practice which do not exceed five hundred thousand dollars ($500,000) in the aggregate;

   (g) propose or adopt any amendments to its certificate of incorporation or its bylaws;

   (h) (i) make any significant change in any of its methods of accounting (other than in the ordinary course), or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed five hundred thousand dollars ($500,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1996, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles;

     (i) incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than purchase money indebtedness not to exceed five hundred thousand dollars ($500,000) in the aggregate, except in the ordinary course of business under existing loan agreements or capitalized leases, or prepay, before the scheduled maturity thereof, any of its long-term debt;

   (j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of such entity's affiliates (as defined in Rule 12(b)-2 under the Exchange Act) which involves the transfer of consideration or has a financial impact on such entity, other than pursuant to such agreements, arrangements, or understandings (i) existing on the date of this Agreement or (ii) which are on terms that the Board of Directors of the Company determines in good faith to be equal to, or more favorable to the Company, than the terms that the Company would be able to obtain from third parties in similar transactions and/or for similar goods or services;

    (k) surrender, agree to allow to expire or be terminated, modify adversely, forfeit, or fail to use reasonable best efforts to renew or extend under regular terms any of the Key Company Permits or violate or breach any Key Company Permits in a manner that would give valid grounds to the FCC or any Governmental Entity to institute any proceeding for the revocation, suspension, or adverse modification of any Key Company Permit issued by the FCC or any Governmental Entity except for Key Company Permits which lapse or expire due to ordinary course changes in the business of the Company. Should the FCC or other Governmental Entity with jurisdiction institute any proceedings for the suspension, revocation or adverse modification of any of such Key Company Permits, the Company shall use reasonable best efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Company;

   (l) fail to use reasonable best efforts to avoid having, any pending Key Application to be dismissed or denied, except where (i) the loss of such Key Company Permit or pending Key Application would not, individually or in the aggregate, have a Company Material Adverse Effect or (ii) the maintenance of any such Key Company Permit would require an expenditure which would be in violation of subsection (e) above;

   (m) enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument that (i) does not expire by the later of one (1) year after the date hereof or six (6) months after the Closing Date or (ii) is not subject to termination by the Company upon less than six months written notice to the other party thereto, which in either case materially restricts or limits the Company's or any Company Subsidiary's right to conduct its business or compete, including, without limitation, any restriction on its ability to sell, lease or otherwise provide services from available transponder capacity to any person or entity for any purpose at any orbital location and in any frequency band, any geographical market segment, product line or other industry limitation, or any exclusive or sole supply or vendor arrangement or agreement. Nothing in this Section 6.2(m) shall preclude or require the Company or any Company Subsidiary from entering into agreements containing most favored nation provisions, options for additional services or capacity, rights of negotiation, or similar provisions, in each case in the ordinary course of business; or

   (n) agree in writing or otherwise to do any of the foregoing.

                                 ARTICLE VII

                            ADDITIONAL AGREEMENTS

SECTION 7.1. ACCESS AND INFORMATION.

   During the period from the date hereof to the Effective Time (the "Interim Period"), the Company and Acquiror shall, and shall cause the Company Subsidiaries and the Acquiror Subsidiaries, respectively, to, afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of the Company and the Company Subsidiaries or Acquiror and the Acquiror Subsidiaries, as the case may be, as such other party may reasonably request.

SECTION 7.2. CONFIDENTIALITY.

   Acquiror and the Company each acknowledge and agree that all information received by it (the "Receiving Party") from or on behalf of the other party in connection with the transactions contemplated under this Agreement shall be deemed received, if by Acquiror, pursuant to the confidentiality agreement, dated as of June 5, 1997, between the Company and Acquiror, and if by the Company, pursuant to the confidentiality agreement, dated as of September 12, 1997, between the Company and Acquiror (each, a "Confidentiality Agreement" and together, the "Confidentiality Agreements") and such Receiving Party shall, and shall cause its officers, directors, employees, affiliates, financial advisors and agents to, comply with the provisions of the applicable Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreements are hereby incorporated herein by reference with the same effect as if fully set forth herein.

SECTION 7.3. PROXY REGISTRATION STATEMENT; BOARD RECOMMENDATION AND STOCKHOLDER VOTE.

   (a) Proxy Registration Statement. As promptly as practicable after the execution and delivery of this Agreement, Acquiror and the Company shall cooperate and prepare and Acquiror shall file with the SEC a merger proxy registration statement on Form S-4 (together with the amendments thereof or supplements thereto, the "Proxy Registration Statement") in connection with the registration under the Securities Act of the Acquiror Shares to be issued pursuant to this Agreement and the approval by stockholders of the Company of the Merger. As promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare for inclusion in the Proxy Registration Statement the information relating to the merger and approval of the merger by stockholders of the Company and any other information relating to the Company which would be included in a merger proxy statement of the Company relating thereto under the rules and regulations of the SEC. Such information furnished by the Company shall include the recommendation of the Company's Board of Directors in favor of approval and adoption of this Agreement and the Merger (subject to Section 7.10 hereof). Acquiror and the Company will cooperate in the production and filing of the Proxy Registration Statement, use all reasonable efforts to have or cause the Proxy Registration Statement to become effective as promptly as practicable, and take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of Acquiror Shares pursuant to this Agreement and approval of this Agreement and the Merger by stockholders of the Company. None of the information supplied by any party hereto for inclusion in the Proxy Registration Statement will at the time the Proxy Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they are made, not misleading.

   (b) Board Recommendation; Stockholder Approval. The Company shall, promptly after the date of this Agreement, take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to convene a meeting of the Company's stockholders (together with any adjournment or postponement thereof, the "Stockholders' Meeting"), to approve and adopt this Agreement and the Merger. As promptly as practicable after effectiveness of the Proxy Registration Statement, the Company shall mail the proxy statement included in the Proxy Registration Statement to its stockholders. The Company's Board of Directors shall recommend approval of the transactions contemplated hereby and shall take all lawful action to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and this Merger (subject to Section 7.10 hereof). Notwithstanding the foregoing, the Company shall not be obligated to mail such proxy statement (or, if the proxy statement has been mailed, hold the Stockholders Meeting) until the earlier of (i) the receipt of the Requisite Consents under Section 7.14 or (ii) the making by Acquiror of the election under Section 7.14(b) as to whether to (A) waive as a condition of Closing (Section 8.2(f)) that the Requisite Consents shall have been obtained, or (B) except as otherwise provided in Section 7.15(g), commence an Exchange Offer.

SECTION 7.4. FCC APPLICATION.

   (a) As promptly as practicable after the execution and delivery of this Agreement, Acquiror, Merger Sub and the Company shall prepare all appropriate applications for FCC consent, and such other documents as may be required, with respect to the transfer of control of the Company to Acquiror (collectively, the "FCC Application"). As promptly as practicable thereafter, Acquiror and Merger Sub shall deliver to the Company their respective completed portions of the FCC Application. As promptly as practicable, but not later than twenty-one (21) calendar days after the date hereof, the Company and Acquiror shall jointly file, or cause to be filed, the FCC Application. Acquiror, Merger Sub and the Company shall use their reasonable best efforts to prosecute the FCC Application in good faith and with due diligence in order to obtain such FCC consent as expeditiously as practicable. If the Closing shall not have occurred for any reason within the initial effective period of the granting of approval by the FCC of the FCC Application, and neither Acquiror nor the Company shall have terminated this Agreement pursuant to Section 9.1, Acquiror and the Company shall jointly request one or more extensions of the effective period of such grant. No party hereto shall knowingly take, or fail to take, any action the intent or reasonably anticipated consequence of which action or failure to act would be to cause the FCC not to grant approval of the FCC Application.

   (b) Acquiror and the Company shall each pay one-half (1/2) of any FCC fees that may be payable in connection with the filing or granting of approval of the FCC Application. The Company shall pay any cost incurred in connection with complying with the FCC notice and advertisement requirements in connection with the transfer of control of the Company.

SECTION 7.5. HSR ACT MATTERS.

   Acquiror, Merger Sub and the Company (as may be required pursuant to the HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) calendar days after the date hereof, together with the persons, if any, who are required to join in such filings, shall file such documents with the appropriate Governmental Entities. Acquiror, Merger Sub and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use their best efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other federal or state antitrust laws for the consummation of the Merger and the other transactions contemplated hereby. Acquiror and the Company shall each pay one-half (1/2) of all filing fees related to compliance with the HSR Act in connection with the transactions contemplated hereby.

SECTION 7.6. PUBLIC ANNOUNCEMENTS.

   Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with the NYSE, or the Nasdaq National Market.

SECTION 7.7. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

   (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

   (b) From and after the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Acquiror (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware
Law).

   (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time: (i) the Indemnified Parties may retain its regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to Acquiror,
(ii) Acquiror shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Acquiror shall cause the Surviving Corporation to use its reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Acquiror nor the Surviving Corporation shall be liable for any settlement of any Claim effected without the written consent of Acquiror, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.7, promptly upon learning of any such Claim, shall notify the Acquiror and Surviving Corporation (although the failure so to notify the Acquiror and Surviving Corporation shall not relieve the Acquiror and Surviving Corporation from any liability which the Acquiror and Surviving Corporation may have under this Section 7.7, except to the extent such failure prejudices the Acquiror and Surviving Corporation), and shall deliver to the Acquiror and Surviving Corporation the undertaking contemplated by
Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such Indemnified Parties) a conflict on any significant issue between the position of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties.

   (d) Acquiror shall cause to be maintained in effect for not less than six
(6) years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that (i) Acquiror may substitute therefor policies of substantially the same coverage containing terms and conditions that are substantially the same for the Indemnified Parties to the extent reasonably available and (ii) Acquiror shall not be required to pay an annual premium for such insurance in excess of two hundred percent (200%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as possible for such amount.

   (e) This Section 7.7 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Acquiror and Merger Sub and the Surviving Corporation and their respective successors and assigns. Acquiror hereby guarantees the Surviving Corporation's obligations pursuant to this Section 7.7.

SECTION 7.8. EMPLOYEE BENEFITS MATTERS.

   (a) Acquiror shall cause the Surviving Corporation to provide employee benefits under plans, programs and arrangements, which, in the aggregate, will provide benefits to the employees of the Company and the Company Subsidiaries which are no less favorable, in the aggregate, than those provided pursuant to the plans, programs and arrangements of the Company in effect and disclosed to Acquiror on the date hereof; provided, however, that nothing herein shall interfere with the Surviving Corporation's right or obligation to make such changes to such plans, programs or arrangements as are necessary to conform with applicable law.

   (b) Acquiror acknowledges and agrees that prior to the Effective Time, the Company will take all such actions as may be necessary to cause (i) all participants to become fully vested in their benefits under the Company's 401(k) Plan, and (ii) employer contributions to be made with respect to periods prior to the Effective Time to the Company's 401(k) Plan to the extent that such contributions would be made if the participants were employed by the Company on the last day of the calendar year in which the Closing occurs.

SECTION 7.9. FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS.

   (a) Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and Acquiror as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all commercially reasonable efforts to take all such action.

   (b) During the Interim Period, each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of the Capital Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

   (c) Each party shall use its commercially reasonable efforts to refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

SECTION 7.10. NEGOTIATION WITH OTHERS.

   (a) Neither the Company nor any Company Subsidiary shall, through any officer, director, employee, representative, agent or direct or indirect stockholder of the Company or any Company Subsidiary, directly or indirectly, take any action to (i) encourage, initiate or solicit the submission of any proposal that constitutes an Acquisition Proposal, (ii) enter into any agreement with respect to or accept any Acquisition Proposal; or (iii) encourage, initiate or solicit the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that nothing contained in this Section 7.10 shall prohibit the Company, or its Board of Directors, from making any disclosure to its stockholders that, in the judgment of its Board of Directors in accordance with, and based upon, the advice of independent legal counsel, is required under applicable law.

   For purposes of this Agreement, "Acquisition Proposal" means any of the following: (i) any merger, consolidation or similar transaction involving the Company, (ii) any sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) any issue, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, or (iv) any transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 35% or more of the outstanding Common Stock.

   (b) Notwithstanding Section 7.10(a), the Board of Directors of the Company, in the exercise of and as required by its fiduciary duties as determined in good faith by the Board of Directors of the Company in accordance with and based upon the advice of independent legal counsel, may
(i) furnish information to, or enter into discussions with, a third party who makes (or requests information for the purpose of making) an unsolicited bona fide Acquisition Proposal, if such third party executes and delivers a confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms of the Confidentiality Agreement, or (ii) withdraw or modify in any manner adverse to the Acquiror or propose publicly to withdraw or modify in any manner adverse to the Acquiror the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, if and only to the extent that the Board of Directors: (A) believes in good faith, based on the advice of its financial advisor that such Acquisition Proposal would, if consummated, result in a transaction more favorable from a financial point of view to all stockholders of the Company, and (B) determines in good faith, based upon, to the extent legal matters are relevant to such fiduciary duties, a reasoned written opinion of its outside legal counsel, that such action is necessary for the directors to comply with their fiduciary duties to the stockholders under applicable Delaware Law; and (C) in the event that the Board of Directors of the Company determines to withdraw or modify in a manner adverse to the Acquiror its approval or recommendation of the Merger or this Agreement, it shall do so only at a time that is after the second business day following Acquiror's receipt of the written notice in accordance with the next succeeding sentence. The Company shall promptly notify Acquiror in writing of any such request for information or Acquisition Proposal, specifying reasonable details of any inquiry or Acquisition Proposal (including the identity of the entity making the Acquisition Proposal, to the extent not prohibited by a confidentiality agreement in effect on the date hereof), and shall keep Acquiror informed as to the status of any discussions or negotiations.

SECTION 7.11. STOCK MERGER LISTING.

   Acquiror shall use all reasonable efforts to cause the Acquiror Shares to be issued pursuant to this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 7.12. BLUE SKY.

   Acquiror shall use reasonable efforts to obtain prior to the Closing Date any necessary blue sky permits and approvals required to permit the distribution of the shares of Acquiror Shares to be issued in accordance with the provisions of this Agreement.

SECTION 7.13. AFFILIATE AGREEMENTS.

   At least 30 days prior to the Effective Time, the Company shall deliver to Acquiror a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Acquiror, from each person who will be identified in such letter, written agreements (collectively, the "Affiliate Agreements") substantially in the form attached to this Agreement as Exhibit A.

SECTION 7.14. CONSENT SOLICITATION AND SUPPLEMENTAL INDENTURE.

   (a) As promptly as practicable after the execution and delivery of this Agreement, the Company shall prepare, in consultation with Acquiror, written materials to commence a solicitation (the "Consent Solicitation") of consents to amendments to, or waivers under, the Indentures, dated as of January 31, 1997, for the Senior Notes (as defined below) among the Company, the subsidiaries of the Company named therein as Guarantors, and Bankers Trust Company, as Trustee (the "Indentures"), from the Holders (as defined in the Indentures) of not less than a majority in aggregate principal amount of the Senior Notes in order to obtain a waiver of the Company's compliance with the covenants set forth in Section 5.01 (iii) and Section 5.01(iv) of the Indentures in connection with the consummation of the Merger (the consents from such Holders, the "Requisite Consents"). The Company will distribute such solicitation materials to the Holders as promptly as practicable and will use commercially reasonable efforts to obtain such consents, provided that no consideration shall be offered to the Holders of the Senior Notes pursuant to the Consent Solicitation for rendering their consents thereunder without the prior written approval of Acquiror. At the Effective Time, Acquiror shall cause the Surviving Corporation to execute and deliver to the Trustee a supplemental indenture pursuant to, and satisfying the requirements of, the Indentures. "Senior Notes" shall mean the Company's 11.25% Senior Notes Due 2007 and 12.5% Senior Discount Notes Due 2007.

   (b) If, within forty (40) days after the date the Company distributes the Consent Solicitation to the Holders (the "Solicitation Termination Date"), the Company has not received the Requisite Consents, Acquiror shall elect (the "Acquiror Election") either to (i) commence an exchange offer as set forth in Section 7.15, or (ii) waive as a condition of Closing (Section 8.2(f)) that the Requisite Consents shall have been obtained. Acquiror shall exercise the Acquiror Election by delivering written notice of Acquiror's election to the Company within two business days after the Solicitation Termination Date. If Acquiror fails to timely and properly exercise the Acquiror Election within such two business days, Acquiror shall be deemed to have waived the delivery of the Requisite Consents as a closing condition. The Company agrees to provide the Acquiror with written notice of the date of the Solicitation Termination Date at least five business days prior to the occurrence of such Solicitation Termination Date.

SECTION 7.15. THE EXCHANGE OFFER.

   (a) Terms of the Exchange Offer. As promptly as practicable (and in any event within five business days) after Acquiror's delivery of an Acquiror Election pursuant to Section 7.14(b) hereof electing to commence an exchange offer, Acquiror shall announce its election to commence (within the meaning of Rule 14d-2 under the Exchange Act) an irrevocable exchange offer (the "Exchange Offer") to acquire all of the issued and outstanding shares of Capital Stock in exchange for the number of fully paid and nonassessable Acquiror Shares (the "Exchange Consideration") equal to the number that would be issued pursuant to the Merger (except that the Averaging Period would end on the tenth Trading Day immediately prior to the closing date for the Exchange Offer), and with such other terms and conditions which make the Exchange Offer at least as favorable to the holders of the issued and outstanding shares of Capital Stock (and options, warrants and other rights to purchase Capital Stock) as the terms and conditions of the Merger, as set forth herein. Acquiror shall conduct such Exchange Offer in accordance with this Section 7.15 and applicable law. To the extent practicable in the context of the Exchange Offer the parties hereto shall seek to provide to each other all of the benefits of the provisions of this Agreement. Acquiror hereby agrees that within two business days following the later to occur of the expiration of the minimum statutory period during which exchange offers must remain open and all Exchange Offer Conditions (as defined below) having been satisfied or waived, Acquiror shall accept for exchange all shares of Capital Stock tendered and promptly issue the Exchange Consideration to the holders of Capital Stock who shall have tendered their shares in the Exchange Offer.

   The obligation of Acquiror to consummate the Exchange Offer once it is commenced and to accept for exchange the shares of Capital Stock tendered pursuant to the Exchange Offer shall be subject only to the following conditions (the "Exchange Offer Conditions"): (i) the holders of the outstanding Capital Stock representing at least 50.1% of the voting power of the Capital Stock (on a fully diluted basis) as of the date the Exchange Offer is commenced (and all shares of Capital Stock held by Acquiror, each Acquiror Subsidiary and each affiliate thereof shall be deemed to be included within such 50.1%) accepting the Exchange Offer, (ii) the resignations of the Company's directors prior to consummation of the Exchange Offer and (iii) the satisfaction of the following conditions precedent sections of this Agreement (to the extent applicable to an exchange offer): 8.1(b), 8.1(c), 8.1(d), 8.1(e), 8.2(a), 8.2(b), 8.2(c), 8.2(d), 8.2(e). Acquiror expressly reserves the right to waive any such condition, to increase the consideration payable in the Exchange Offer and to make any other changes in the terms and conditions of the Exchange Offer which make the Exchange Offer more favorable to the holders of the issued and outstanding shares of Capital Stock than the Merger and than the requirements for the Exchange Offer set forth herein. Notwithstanding the foregoing, no change may be made which (i) causes the Exchange Offer not to meet the requirements of this Section 7.15, (ii) decreases or changes the Exchange Consideration to be paid in the Exchange Offer, (iii) reduces the number of shares of Capital Stock sought to be purchased in the Exchange Offer, (iv) imposes conditions to the Exchange Offer other than those permitted by this Section 7.15, (v) extends the expiration date of the Exchange Offer or (vi) otherwise alters or amends any term of the Exchange Offer in any manner materially adverse to the holders of shares of Capital Stock; provided, however, that subject to the right of the parties to terminate this Agreement pursuant to Section 9.1, the Exchange Offer may be extended for any period to the extent required to satisfy any Exchange Offer Condition or to the extent required by law or by any rule, regulation, interpretation or position of the SEC or the staff thereof, so long as the Exchange Offer shall not extend beyond June 30, 1998. Acquiror shall not acquire less than all of the shares of Capital Stock or other securities that are tendered pursuant to the Exchange Offer.

   (b) Exchange Offer Documents. As promptly as practicable after the election by the Acquiror to commence of the Exchange Offer, Acquiror shall convert the Proxy Registration Statement into and shall file with the SEC a registration statement (together with the amendments thereof or supplements thereto, the "Exchange Registration Statement") in connection with the registration under the Securities Act of the Acquiror Shares to be issued pursuant to the Exchange Offer. Acquiror shall use all reasonable efforts to have or cause the Exchange Registration Statement to become effective as promptly as practicable. As promptly as practicable (and in any event within five business days) after the Exchange Registration Statement has become effective, Acquiror shall commence the Exchange Offer. As promptly as practicable on the date of commencement of the Exchange Offer, Acquiror shall file with the SEC a Tender Exchange Offer Statement on Schedule 14D-1 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Exchange Offer, and take such steps as are reasonably necessary to cause the Exchange Offer to be disseminated to the holders of shares of Capital Stock as and to the extent required by applicable federal securities laws. The Schedule 14D-1 shall contain an offer to exchange (the "Offer to Exchange") and forms of the related letter of transmittal and any related summary advertisement (the
Schedule 14D-1, the Exchange Registration Statement, the Offer to Exchange and such other documents as may be required by the Exchange Act, the NYSE, the NASD or any other applicable laws, rules or regulations, together with all amendments and supplements thereto, the "Exchange Offer Documents"). Acquiror shall use its best efforts to distribute such Exchange Offer Documents, and any other documents required by law or this Agreement to all holders of shares of Capital Stock, in accordance with the requirements of this Section 7.15. Acquiror and the Company shall correct promptly any information provided by any of them for use in the Exchange Offer Documents if such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and Acquiror shall use all reasonable efforts to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Exchange Offer Documents as so corrected to be disseminated to holders of shares of Capital Stock, in each case as and to the extent required by applicable federal securities laws and this Section
7.15. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Exchange Offer Documents prior to their being filed with the SEC, and Acquiror will provide the Company and its counsel with copies of any written comments that Acquiror receives from the SEC or its staff with respect to the Exchange Offer Documents promptly after receipt of any such comments.

   (c) Stock Options. The Exchange Offer will extend to all shares of Capital Stock which may be issued as a result of the exercise of outstanding options, warrants and other rights to purchase or acquire Capital Stock, and will involve assumption of other options, warrants and rights, to the same extent as required with respect to the Merger under Section 2.3.

   (d) Company Recommendation. On the date the Schedule 14D-1 is filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company for the stockholders of the Company to accept the Exchange Offer, except to the extent the Board of Directors would be permitted to alter its recommendation under Section 7.10(b) with respect to the Merger, and shall take such steps as are necessary to cause the Schedule 14D-9 to be disseminated to the holders of shares of Capital Stock as and to the extent required by the NASD or any other applicable laws, rules and regulations, including, without limitation, applicable federal securities laws. The Company and Acquiror shall amend or correct promptly any information provided by any of them for use in the
Schedule 14D-9 which shall have become false or misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so amended or corrected to be filed with the SEC and disseminated to holders of shares of Capital Stock, in each case as and to the extent required by applicable federal securities laws. Acquiror and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC, and the Company will provide Acquiror and its counsel with copies of any written comments that the Company receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of any such comments.

   (e) Stockholder List. In connection with the Exchange Offer, the Company shall cause the Company's transfer agent to furnish Acquiror promptly with mailing labels containing the names and addresses of all record holders of shares of Capital Stock and with security position listings of shares of Capital Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Capital Stock. The Company shall furnish Acquiror with such additional information, including, without limitation, updated listings and files of stockholders, mailing labels and security position listings and such other assistance as Acquiror or its agents may reasonably request in communicating the Exchange Offer to record and beneficial holders of shares of Capital Stock. Subject to the requirements of the Securities Act, the Exchange Act, the NYSE, the NASD and any other applicable laws, rules or regulations, and except for such steps as are necessary to disseminate the Exchange Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Acquiror shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the transactions contemplated by this Agreement, and, if this Agreement shall be terminated in accordance with Section 11, shall deliver to the Company all copies of, and any extracts or summaries from, such information then in their possession or control.

   (f) Cooperation. In connection with the Exchange Offer, the Company will furnish Acquiror with such information (which will be treated and held in confidence by Acquiror except to the extent required to be disclosed pursuant to the Exchange Offer or this Agreement) and assistance as Acquiror or its representatives may reasonably request in connection with the preparation of the Exchange Offer and communicating the Exchange Offer to the record and beneficial holders of shares of Capital Stock.

   (g) Subsequent Merger. In the event that the Requisite Consents are obtained following commencement of the Exchange Offer, Acquiror will continue with the Exchange Offer pursuant to this Section and promptly following consummation of the Exchange Offer Acquiror will cause the Merger to occur, with the Exchange Ratio equal to the exchange ratio applicable to the Exchange Offer. Acquiror will make all requisite filings in connection with the Merger, including the preparation and distribution of a registration statement and any required information statement. If the Requisite Consents are obtained after the Solicitation Termination Date but prior to the time the Exchange Offer is commenced, Acquiror shall either proceed as set forth in this paragraph or abandon the Exchange Offer and (by written notice to the Company) restore the obligations of the parties with respect to the Merger, fully as though the Requisite Consents had been obtained prior to commencement of the Exchange Offer.

SECTION 7.16. CONTROL OF ACQUIROR AND THE COMPANY.

   During the Interim Period, control of the operations of the Company and the Company's Subsidiaries shall remain with the Company and control of Acquiror and Acquiror Subsidiaries shall remain with Acquiror. Acquiror agrees that neither it nor any of Acquiror's Subsidiaries shall control, direct, supervise, or attempt to control, direct or supervise, the operations of the Company during this period. Likewise, the parties agree that neither the Company nor any of the Company's Subsidiaries shall control, direct, supervise, or attempt to control, direct or supervise Acquiror during the Interim Period. Notwithstanding anything in this Agreement to the contrary, no action shall be taken hereunder constituting an assignment or transfer of control of an FCC license, permit, authorization or application requiring the prior consent or approval of the FCC without first obtaining such consent or approval.

SECTION 7.17. PRIVATE LETTER RULING.

   As promptly as practicable, Acquiror and the Company shall jointly seek (including through the filing of an appropriate request) a private letter ruling from the Internal Revenue Service under Section 367(a) of the Code that the Merger will be respected for purposes of Section 367(a) as a tax-free reorganization under Section 368(a) of the Code (the "Private Letter Ruling"). Acquiror agrees to use commercially reasonable efforts to satisfy any requirements identified by the Internal Revenue Service as a condition to receipt of such Private Letter Ruling. Following receipt (or internal assurances of receipt by the staff of the Internal Revenue Service, as notified to Acquiror in writing by one or more of the representatives of Acquiror or the Company assisting in the seeking of the Private Letter Ruling) of such Private Letter Ruling, Acquiror shall not, and shall not permit Merger Sub or any Acquiror Subsidiaries to, intentionally take, fail to take, or cause to be taken or not taken any action within its control that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would disqualify the

Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Nothing contained in this Section 7.17 shall be construed to require Acquiror to incur substantial tax detriments or substantial direct expenses.

                                 ARTICLE VIII

                              CLOSING CONDITIONS

SECTION 8.1. CONDITIONS TO OBLIGATIONS OF ACQUIROR, MERGER SUB AND THE COMPANY TO EFFECT THE MERGER.

   The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

   (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law.

   (b) Effectiveness of Registration Statement. The Proxy Registration Statement (or the Exchange Registration Statement as applicable) shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Acquiror, the Company or the Stockholders, threatened by the SEC.

   (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

   (d) Stock Merger Listing. The Acquiror Shares issuable pursuant to this Agreement shall have been included for listing on the NYSE upon official notice of issuance.

   (e) HSR Act. Any waiting period with any extensions thereof under the HSR Act shall have expired or been terminated.

SECTION 8.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB.

   The obligations of Acquiror and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement (except the Principal Stockholder Agreement) are also subject to the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable law:

   (a) Representations and Warranties. The representations and warranties of the Company made in this Agreement shall be true and correct when made and on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) does not have a Company Material Adverse Effect. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

   (b) Agreements and Covenants. The agreements and covenants of the Company required to be performed on or before the Effective Time shall have been performed in all material respects. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

    (c) FCC Approval. The FCC shall have granted by Final Order the FCC Application, without conditions, qualifications or other restrictions that are likely to have an Acquiror Material Adverse Effect or a Company Material Adverse Effect immediately after the Closing Date. As used in this Agreement, the term "Final Order" means an order, action or decision of a Governmental Entity that has not been reversed, stayed or enjoined and as to which the time to appeal, petition for certiorari or seek reargument or rehearing or administrative reconsideration or review has expired and as to which no appeal, reargument, petition for certiorari or rehearing or petition for reconsideration or application for review is pending or as to which any right to appeal, reargue, petition for certiorari or rehearing or reconsideration or review has been waived in writing by each party having such a right or, if any appeal, reargument, petition for certiorari or rehearing or reconsideration or review thereof has been sought, the order or judgment of the court or agency has been affirmed by the highest court (or the administrative entity or body) to which the order was appealed or from which the argument or rehearing or reconsideration or review was sought, or certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument or rehearing, or reconsideration or review, has expired.

   (d) Other Satellite Approvals. Each Governmental Entity other than the FCC that has issued to the Company or any of the Company Subsidiaries (i) any Company Permit with respect to the operation of or transmission to or from a Company Satellite or a Company Ground Station that communicates with a Company Satellite, or (ii) any Company Permit with respect to the provision of broadcasting or communications services shall have, where required by applicable law, approved the transfer of control or assignment, as applicable, of all such Company Permits as a result of the Merger without any material qualifications, restrictions or limitations and such approval shall have become a Final Order, except where the failure to obtain such approvals would not, individually or in the aggregate, have a Company Material Adverse Effect.

   (e) Other Approvals. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by the Company and the stockholders prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities, other than those that the failure to be filed, expired or obtained would not have a Company Material Adverse Effect.

   (f) Requisite Consents. Subject to waiver pursuant to Section 7.14(b), the Requisite Consents shall have been obtained.

SECTION 8.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY.

   The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement (except the Principal Stockholder Agreement) are also subject to the following conditions any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

   (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct when made and on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of the Effective Time (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Acquiror Material Adverse Effect" set forth therein) does not have an Acquiror Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

   (b) Agreements and Covenants. The agreements and covenants of Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

    (c) FCC Approval. The FCC shall have granted by Final Order the FCC Application, without conditions, qualifications or other restrictions that are likely to have an Acquiror Material Adverse Effect or a Company Material Adverse Effect immediately after the Closing Date.

   (d) Other Approvals. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Acquiror prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities, other than those that the failure to be filed, expired or obtained would not have an Acquiror Material Adverse Effect.

                                  ARTICLE IX

                      TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1. TERMINATION.

   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

   (a) by mutual written consent of each of Acquiror and the Company;

   (b) by either the Company or Acquiror if the other shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by such other party shall have been incorrect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within thirty (30) days after notice thereof and such breach, failure or misrepresentation, results or would reasonably be expected to result in a Company Material Adverse Effect or an Acquiror Material Adverse Effect;

   (c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

   (d) by either Acquiror or the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders' Meeting;

   (e) by either the Company or Acquiror if the merger shall not have been consummated before June 30, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

   (f) by Acquiror if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in any manner adverse to Acquiror, or approved or recommended any Acquisition Proposal (other than the Merger), or shall have resolved to take any of the foregoing actions (provided that a termination pursuant to this provision will be subject to Section 9.3 hereof); and

   (g) by the Company if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement in any manner adverse to Acquiror, or approved or recommended any Acquisition Proposal (other than the Merger); provided, however, that the Company has complied with all provisions of Section 7.10(b), including the notice provisions therein, and the requirements of Section 9.3 hereof (provided that the termination described in this clause (g) shall not be effective unless and until the Company shall have paid to Acquiror the fee described in Section 9.3 hereof).

SECTION 9.2. EFFECT OF TERMINATION.

   Except as provided in Section 9.3 or Section 10.1, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of Acquiror, Merger Sub or the Company or any of their respective officers or directors to the other parties hereto and all rights and obligations of any party hereto shall cease, except (i) to the extent that such termination results from the willful or reckless breach by any party hereto of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in this Agreement, (ii) that nothing herein shall relieve any party for any breach of this Agreement and (iii) that Sections
7.2 (Confidentiality) and 9.3 (Expenses) shall survive termination of this Agreement indefinitely.

SECTION 9.3. EXPENSES.

   (a) The Company shall pay to Acquiror (the "Company Termination Fee") by wire transfer the amount of Twenty Million Dollars ($20,000,000) if:

     (i) the Company terminates this Agreement pursuant to Section 9.1(g), in which case, the Company Termination Fee must be paid simultaneously with such termination;

     (ii) Acquiror terminates this Agreement pursuant to Section 9.1(f), in which case, the Company Termination Fee must be paid no later than three business days after the termination of this Agreement; or

     (iii) (A) Acquiror or the Company terminates this Agreement pursuant to
    Section 9.1(d), (B) the approval of this Agreement by the stockholders of the Company shall have not been obtained by reason of the failure to obtain the required vote at the Stockholders' Meeting (a "Company Negative Vote"), (C) at the time of such Company Negative Vote there shall be pending an Acquisition Proposal, and (D) within one year after such termination, the Company consummates either (1) a merger, consolidation or other business combination between the Company and any other person (other than Acquiror, Merger Sub or an affiliate of Acquiror) or (2) the sale of 30% or more (in voting power) of the voting securities of the Company or of 30% or more (in fair market value) of the assets of the Company and its Subsidiaries, on a consolidated basis, in which case, the Company Termination Fee must be paid simultaneously with the closing of the event described in clause (1) or (2) of this subparagraph.

   (b) Except as set forth above and in Sections 7.4, 7.5 and 9.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 9.4. AMENDMENT.

   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Capital Stock shall be converted pursuant to this Agreement upon consummation of the Merger or which by law otherwise requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 9.5. WAIVER.

   At any time prior to the Effective Time, each party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement by the other parties and (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

                                   ARTICLE X

                              GENERAL PROVISIONS

SECTION 10.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

   The representations, warranties and agreements in this Agreement (and in any certificate delivered in connection with the Closing) shall be deemed to be conditions to the Merger (or the Exchange Offer, as applicable) and shall not survive the Effective Time (or consummation of the Exchange Offer, as applicable) or termination of this Agreement, except for the agreements set forth in Articles I (the Merger) and II (Conversion of Securities; Exchange of Certificates) and Sections 7.7 (Indemnification and Insurance), 7.8 (Employee Benefits Matters) 7.9 (Further Action) and 7.15(g) (Subsequent Merger), each of which shall survive the Effective Time (or consummation of the Exchange Offer, as applicable) indefinitely, and Sections 7.2 (Confidentiality), 9.2 (Effect of Termination) and 9.3 (Expenses), each of which shall survive termination of this Agreement indefinitely.

SECTION 10.2. NOTICES.

   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

   (a)      If to Acquiror:

            LORAL SPACE & COMMUNICATIONS LTD.
            600 Third Avenue
            New York, New York 10016
            Telecopier No.: (212) 338-5350
            Attention: Eric J. Zahler, Esq.

            With a copy (which shall not constitute notice) to:

            WILLKIE FARR & GALLAGHER
            One Citicorp Center
            153 East 53rd Street
            New York, New York 10022
            Telecopier No.: (212) 821-8111
            Attention: Bruce R. Kraus, Esq.

   (b)      If to the Company:

            ORION NETWORK SYSTEMS, INC.
            2440 Research Boulevard
            Suite 400
            Rockville, Maryland 20850
            Telecopier No.: (301) 258-3300
            Attention: President

            With a copy (which shall not constitute notice) to:

            HOGAN & HARTSON L.L.P.
            Columbia Square
            555 Thirteenth Street, N.W.
            Washington, DC 20004
            Telecopier No.: (202) 637-5910
            Attention: Anthony S. Harrington, Esq.

SECTION 10.3. CERTAIN DEFINITIONS.

   For purposes of this Agreement, the term:

   (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

   (b) "beneficial owner" means with respect to any shares of Capital Stock or Acquiror Shares a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to
Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

   (c) "business day" shall mean any day other than a day on which banks in the State of Maryland are authorized or obligated to be closed;

   (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

   (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

   (f) "reasonable efforts" shall mean, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its reasonable efforts.

SECTION 10.4. HEADINGS.

   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.5. SEVERABILITY.

   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.6. ENTIRE AGREEMENT.

   This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

SECTION 10.7. SPECIFIC PERFORMANCE.

   The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

SECTION 10.8. ASSIGNMENT.

   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.9. THIRD PARTY BENEFICIARIES.

   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (a) the Indemnified Parties under Section 7.7, and (b) the rights of the holders of Capital Stock to receive the Merger Consideration payable in the Merger pursuant to Article II or to receive the Exchange Consideration payable in the Exchange Offer pursuant to Section 7.15.

SECTION 10.10. GOVERNING LAW.

   This Agreement shall be governed by, and construed in accordance with, the Delaware Law, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.11. COUNTERPARTS.

   This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                          LORAL SPACE & COMMUNICATIONS LTD.

                                          By: /s/ Eric J. Zahler
                                              -------------------------------
                                              Name: Eric J. Zahler
                                              Title:  Vice President, General
                                                      Counsel and Secretary

                                          LORAL SATELLITE CORPORATION

                                          By: /s/ Eric J. Zahler
                                              -------------------------------
                                              Name: Eric J. Zahler
                                              Title:  Vice President, General
                                                      Counsel and Secretary

                                          ORION NETWORK SYSTEMS, INC.

                                          By: /s/ W. Neil Bauer
                                              -------------------------------
                                              Name: W. Neil Bauer
                                              Title:  President and Chief
                                              Executive Officer

                   EXHIBIT A TO AGREEMENT AND PLAN OF MERGER

                           FORM OF AFFILIATE LETTER

                                             , 1997

Loral Space & Communications Ltd.
600 Third Avenue
New York, New York 10016

Ladies and Gentlemen:

   I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Orion Network Systems, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of October 7, 1997 (the "Merger Agreement"), among the Company, Loral Space & Communications Ltd., a Bermuda company ("Acquiror"), and Loral Satellite Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), Merger Sub will be merged with and into the Company (the "Merger"), and that as a result of the Merger, I may receive Acquiror Shares (as defined in the Merger Agreement), in exchange for shares of Common Stock (as defined in the Merger Agreement), owned by me.

   I represent, warrant and covenant to Acquiror that in the event I receive any Acquiror Shares as a result of the Merger:

   (a) I shall not make any sale, transfer or other disposition of the Acquiror Common Stock in violation of the Act or the Rules and Regulations.

   (b) I have carefully read this letter and the Merger Agreement and discussed their respective requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Acquiror Shares.

   (c) I have been advised that the issuance of Acquiror Shares to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of Acquiror Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of Acquiror Shares issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in accordance with a legal opinion of counsel reasonably acceptable to Acquiror, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

   (d) I understand that Acquiror is under no obligation to register the sale, transfer or other disposition of Acquiror Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

   (e) I also understand that stop transfer instructions will be given to Acquiror's transfer agent with respect to Acquiror Shares and that there will be placed on the certificates for Acquiror Shares issued to me, or any substitutions therefor, a legend stating in substance:

     "The securities represented by this certificate have been issued in a transfer to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

   (f) I also understand that unless the transfer by me of my Acquiror Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Acquiror reserves the right to put the following legend on the certificates issued to my transferee:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

   It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Acquiror a copy of a letter from the staff of the Commission, or a legal opinion of counsel in form and substance reasonably satisfactory to Acquiror, to the effect that such legend is not required for purposes of the Act.

   Execution of this letter should not be construed as an admission by me that I am an "affiliate" of the Company as described in the first paragraph hereof or considered as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date hereof.

   I understand that pursuant to the Merger Agreement, no certificate for Acquiror Shares shall be delivered to me in exchange for certificates representing Common Stock until I have executed and delivered this Agreement.


                                          Very truly yours,



                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------

Accepted this    day of
                   , 1997 by

LORAL SPACE & COMMUNICATIONS LTD.

By:
   ----------------------------------------------------------------------------

Name:
     --------------------------------------------------------------------------

Title:

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

   This AMENDMENT NO. 1, dated as of February 11, 1998 (the "Amendment"), to the AGREEMENT AND PLAN OF MERGER, dated October 7, 1997 (the "Merger Agreement"), by and among Orion Network Systems, Inc., a Delaware corporation ("Company"), Loral Space & Communications Ltd., a Bermuda company
("Acquiror") and Loral Satellite Corporation, a Delaware corporation ("Merger Sub").

   WHEREAS, the parties have entered into the Merger Agreement;

   WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement to provide for the exchange by an Acquiror Subsidiary of the Company's capital stock for Acquiror Shares;

   WHEREAS, pursuant to Section 9.4 of the Merger Agreement, the Merger Agreement may be amended with the written consent of the parties thereto.

   NOW THEREFORE, in consideration of the foregoing premises, it is hereby agreed by and among, the Company, Acquiror and Merger Sub as follows:

  (1)      Section 2.1 (c) shall be amended to read as follows:

           "Each share of capital stock of the Company owned, directly or indirectly, by Acquiror, Merger Sub or any Acquiror Subsidiary (as defined in Section 5.1) shall be converted into and exchanged for the right to receive such number of fully paid and nonassessable shares of Surviving Corporation as necessary in order to ensure that such entity's proportionate interest in the Surviving Corporation immediately after the Effective Time will be equal to such entity's proportionate interest in the Company immediately prior to the Effective Time."

  (2) Unless otherwise defined herein, capitalized terms used in this Amendment No. 1 to the Merger Agreement (including the Recitals hereto) shall have the meanings ascribed to such terms in the Merger Agreement.

  (3) This Amendment may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date written above.

                                          LORAL SPACE & COMMUNICATIONS LTD.

                                          By: /s/ Avi Katz
                                          -----------------------------------
                                            Name: Avi Katz
                                            Title: Vice President

                                          LORAL SATELLITE CORPORATION
                                          By: /s/ Avi Katz
                                          -----------------------------------
                                            Name: Avi Katz
                                            Title: Vice President

                                          ORION NETWORK SYSTEMS, INC.
                                          By: /s/ David J. Frear
                                          -----------------------------------
                                            Name: David J. Frear
                                            Title: Senior Vice President

                                                                  ATTACHMENT B

             AMENDED AND RESTATED PRINCIPAL STOCKHOLDER AGREEMENT

   THIS AMENDED AND RESTATED PRINCIPAL STOCKHOLDER AGREEMENT, dated as of December 1, 1997 (this "Agreement") among LORAL SPACE & COMMUNICATIONS LTD., a Bermuda company ("Acquiror"), LORAL SATELLITE CORPORATION, a Delaware corporation, a wholly owned subsidiary of Acquiror ("Sub"), ORION NETWORK SYSTEMS, INC., a Delaware corporation ("Company"), and each other person and entity listed on the signature pages hereof (each, a "Stockholder").

   WHEREAS, as of the date hereof, each Stockholder holds of record or beneficially owns the number of shares of common stock, $.01 par value (the "Common Stock") of the Company set forth opposite such Stockholder's name on Exhibit A;

   WHEREAS, as of the date hereof, certain Stockholders also hold of record or beneficially own the number of shares of the Company's Series A 8% Cumulative Redeemable Convertible Preferred Stock ("Series A Shares"), Series B 8% Cumulative Redeemable Convertible Preferred Stock ("Series B Shares"), and/or Series C 6% Cumulative Redeemable Convertible Preferred Stock ("Series C Shares, and together with the Series A Shares and Series B Shares, the "Preferred Stock"), set forth opposite such Stockholder's name on Exhibit A (all such Preferred Stock, together with all shares of Common Stock currently held and all shares of Common Stock and Preferred Stock hereafter acquired by the Stockholders (including but not limited to shares acquired upon the exercise of options, warrants or rights or the conversion or exchange of convertible or exchangeable securities) being referred to herein as the "Shares");

   WHEREAS, as of the date hereof, certain Stockholders also hold the Company's Convertible Junior Subordinated Debentures due February 1, 2012 (the "Debentures") in the principal amount set forth opposite such Stockholder's name on Exhibit A;

   WHEREAS, Acquiror, Sub and the Company have entered into an Agreement and Plan of Merger dated as of October 7, 1997 (the "Merger Agreement"; capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement), which provides, upon the terms and subject to the conditions set forth therein, for the merger of Sub with and into the Company (the "Merger");

   WHEREAS, as a condition to the willingness of Acquiror and Sub to enter into the Merger Agreement and in furtherance of the acquisition of the Company by Acquiror, Acquiror and Sub required that the Stockholders agree, and in order to induce Acquiror and Sub to enter into the Merger Agreement, each Stockholder entered into, severally and not jointly, a Principal Stockholder Agreement, dated as of October 7, 1997 (the "Initial Agreement");

   WHEREAS, the parties hereto desire to amend and restate the Initial
Agreement.

   NOW, THEREFORE, in consideration of the foregoing premises and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I

                  GRANT OF OPTION AND EXERCISE; TRANSFER AND
                         VOTING OF SHARES; DEBENTURES

SECTION 1.1. GRANT OF OPTION.

   Subject to the terms and conditions set forth herein, each Stockholder hereby severally and not jointly grants to Acquiror an irrevocable option (the "Option") to purchase all (but not less than all) of such Stockholder's Shares held on the date of option exercise (and to require the conversion of all (but not less than all) of such Stockholder's Debentures into Shares immediately prior to the Closing (defined in Section 1.3 below) hereunder, and upon such conversion such Shares shall be subject to the Option hereunder) for the number of fully paid and nonassessable Acquiror Shares (as adjusted pursuant to Section 2.5 of the Merger Agreement) equal to the number of Shares to be purchased by Acquiror multiplied by the Exchange Ratio (calculated using the Notice Date as if it were the "Closing Date" (as defined in the Merger Agreement) for purposes of calculating the Determination Price), together with the associated rights under Acquiror's Rights Agreement ("Acquiror Rights Plan") dated as of March 27, 1996 between Acquiror and The Bank of New York, as Rights Agent (together, the "Purchase Price").

SECTION 1.2. EXERCISE OF OPTION.

   (a) Provided that neither Acquiror nor Sub shall be in material breach of their respective agreements or covenants contained in the Merger Agreement, Acquiror may exercise the Option, in whole (but not in part) with respect to all of the Shares of all of the Stockholders covered hereby (but not less than all), at any time following the occurrence of any event described in
Section 1.9 (a "Purchase Event"); provided that, the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) June 30, 1998, or (iii) termination of the Merger Agreement by Acquiror or Sub in accordance with the terms thereof.

   (b) If Acquiror exercises the Option hereunder (except following termination of the Merger Agreement by the Company) (i) neither Acquiror nor Sub shall terminate the Merger Agreement under any circumstances except
Section 9.1(a) (with approval of the Company) and Section 9.1(c) of the Merger Agreement, (ii) all conditions set forth in Section 8.2 and Section
8.3 (other than Section 8.2(c) and Section 8.3(c), but it is understood and agreed that receipt of an initial FCC order shall be deemed to satisfy
Section 8.2(c) and Section 8.3(c) for this purpose) of the Merger Agreement shall be deemed waived by each of Acquiror, Sub, and the Company, respectively, (iii) Acquiror and Sub shall each use their reasonable best efforts to consummate the Merger (or the Exchange Offer as applicable) as promptly as practicable, except to the extent that (and so long as) consummation of the Merger (or the Exchange Offer as applicable) would violate applicable law (and if consummation of the Merger would violate applicable law, but conducting the Exchange Offer would not violate applicable law, Acquiror shall conduct the Exchange Offer pursuant to the requirements of Section 7.15 (including Section 7.15(g)), except as otherwise provided in this paragraph rather than the Merger).

   (c) If following the exercise of the Option there is an Acquisition Proposal pending prior to consummation of the Merger or the Exchange Offer, and such Acquisition Proposal includes a per Share price higher than the per Share consideration to be paid in the Merger or the Exchange Offer as applicable (a "Topping Bid"), Acquiror shall have the right to tender the Shares purchased under the Option into the Topping Bid or otherwise support the Topping Bid and realize value therefrom, and Acquiror's obligations under the Merger Agreement (and Section 1.6 hereof) shall (if not previously terminated) be suspended during the pendency of the Topping Bid; provided, however, that such obligations shall cease to be suspended if the Topping Bid ceases to be pending without a majority of the Shares having been acquired pursuant to the Topping Bid.

SECTION 1.3. CLOSING DATE.

   In the event Acquiror wishes to exercise the Option, which may only be exercised in whole (but not in part), with respect to all of the Shares of all of the Stockholders covered hereby it shall send to each Stockholder a written notice (the date of which being herein referred to as the "Notice Date") specifying a place and date not earlier than five business days nor later than 20 Business Days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, Acquiror shall use its commercially reasonable efforts to resolve such matters and close as promptly as practicable. Without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Acquiror and, if applicable, a Stockholder shall promptly file the required notice or application for approval and shall expeditiously process the same (and such Stockholder shall cooperate with Acquiror in the filing of any such notice or application and the obtaining of any such approval).

SECTION 1.4. PAYMENT AND DELIVERY OF CERTIFICATES.

   (a) Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and covenants of each Stockholder contained herein and in full payment for the Shares, at the Closing, Acquiror will deliver, or cause to be delivered, to each Stockholder, certificates representing the Acquiror Shares to be paid pursuant to Section 1.1 duly issued to each Stockholder, together with any necessary stock transfer stamps properly affixed. Subject to the terms and conditions in this Agreement, in reliance on the representations, warranties and covenants of the Acquiror contained herein and in the Merger Agreement, at the Closing, the Stockholders shall deliver to Acquiror certificates representing the Shares sold by the Stockholders to Acquiror at the Closing, duly endorsed in blank or accompanied by stock powers duly executed by the Stockholders in blank, in proper form for transfer.

   (b) No certificates or scrip representing less than one share of Acquiror Shares shall be issued upon the exercise of the Option. In lieu of any such fractional share, each Stockholder who would otherwise have been entitled to a fraction of a share of Acquiror Shares upon exercise of the Option shall be paid at the Closing cash (without interest) in an amount equal to such Stockholder's fractional part of a share of Acquiror Shares multiplied by the last reported sale price of Acquiror Shares, as reported on the NYSE, on the Closing Date.

SECTION 1.5. LEGENDS.

   (a) Each Stockholder shall instruct the Company to cause each certificate of any Stockholder evidencing the Shares to bear a legend in the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE PRINCIPAL STOCKHOLDER AGREEMENT DATED AS OF OCTOBER 7, 1997 AS IT MAY BE AMENDED, AMONG LORAL SPACE & COMMUNICATIONS LTD., LORAL SATELLITE CORPORATION, ORION NETWORK SYSTEMS, INC. ("ISSUER") AND THE REGISTERED HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

   (b) In the event that the Shares shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the legend required by Section 1.5(a).

SECTION 1.6. VOTING AGREEMENT; AGREEMENT TO TENDER.

   (a) Each Stockholder and Acquiror hereby severally and not jointly agrees that from the date hereof to the earlier to occur of the termination of the Merger Agreement or the Effective Time, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the company, such Stockholder and Acquiror shall vote the Shares: (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement (collectively, the "subject transactions"), (ii) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between the Company and any person or entity (other than Acquiror or Sub) or any other action or agreement that would result in a breach of any covenant or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Merger Agreement not being fulfilled and (iii) against the following actions (other than pursuant to the terms of this Agreement or the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of it Subsidiaries;
(B) any sale, lease or transfer by the Company of a material amount of assets (including stock) of the Company or any of its Subsidiaries; or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or any of its Subsidiaries; or
(C)(1) any change in a majority of the persons who constitute the board of directors of the Company or any of its Subsidiaries; (2) any change in the present capitalization of the Company or any of its Subsidiaries including any proposal to sell a substantial equity interest in the Company or any of its Subsidiaries; (3) any amendment to the Company or any of its Subsidiaries' charters or By-laws; (4) any other change in the Company or any of its Subsidiaries' corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2),
(3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement.

   (b) Each Stockholder and Acquiror severally and not jointly agrees that it shall not enter into any agreement or understanding the effect of which would be inconsistent with or violative of the provisions and agreements contained herein, including in this Section 1.6. Further, each Stockholder and Acquiror severally and not jointly agrees that it will, if the Board of Directors of the Company fails or refuses (other than as a result of breach by Acquiror or any of its Affiliates of the Merger Agreement or because the Acquiror and its Affiliates will not or cannot satisfy the conditions precedent thereto) to submit the subject transactions to the Company's stockholders, vote all Shares held of record or beneficially owned by it to (i) call or cause to be called a special meeting of stockholders of the Company (or effect a written consent) to remove the directors of the Company who have so failed or refused, or to increase the size of the Board of Directors and elect a majority of new directors who will submit the subject transactions to the stockholders of the Company for a vote, and (ii) use its reasonable efforts to effect such removal and replacement, or increase and election, and the submission of the subject transactions to the stockholders of the Company; and (iii) at any time after initial approval by the stockholders of the Company of the subject transactions, if so requested by Acquiror, to approve all or any actions incident to the subject transactions or the other matters referred to in this Section 1.6 by stockholder written consent.

   (c) If there is an Exchange Offer pursuant to Section 7.15 of the Merger Agreement, each Stockholder agrees to tender such Stockholder's Shares into the Exchange Offer (including all Shares issusable upon conversion of the Debentures; provided, however, that actual conversion need not be effected until consummation of the Exchange Offer).

SECTION 1.7. NO DISPOSITION OR ENCUMBRANCE OF SHARES AND OPTIONS.

   Except to the extent set forth in Exhibit B, each Stockholder hereby severally and not jointly covenants and agrees that, from the date hereof to the termination of the rights of Acquiror under this Agreement, it shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any Encumbrance (as hereinafter defined) on the Shares owned by such Stockholder at any time prior to the Effective Time.

SECTION 1.8. VOTING OF SHARES; FURTHER ASSURANCES.

   (a) Each Stockholder, by this Agreement, with respect to its Shares, does hereby constitute and appoint Sub and Acquiror, or any nominee of Sub and Acquiror, with full power of substitution, from the date hereof to the earlier to occur of the termination of the Merger Agreement or the Effective Time, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to vote each of such Shares as its Proxy, at every annual, special or adjourned meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require:

     (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement;

     (ii) against any Acquisition Proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between the Company and any person or entity (other than Acquiror or Sub) or any other action or agreement that would result in a breach of any covenant or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled; and

     (iii) against (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries, (B) any sale, lease, or transfer by the Company of a material amount of assets (including stock) of the Company or any of its Subsidiaries, or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or any of its Subsidiaries; or (C) (1) any change in a majority of the persons who constitute the board of directors of the Company or any of its Subsidiaries; (2) any change in the present capitalization of the Company or any of its Subsidiaries including any proposal to sell a substantial equity interest in the Company or any of its Subsidiaries; any amendment of the Company or any of its Subsidiaries' charters or By-laws; (4) any other change in the Company or any of its Subsidiaries' corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1),
    (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement.

   THIS POWER OF ATTORNEY IS IRREVOCABLE, IS GRANTED IN CONSIDERATION OF ACQUIROR AND SUB ENTERING INTO THE MERGER AGREEMENT AND IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER. This appointment shall revoke all prior attorneys and proxies appointed by any Stockholder at any time with respect to the Shares and no subsequent attorneys or proxies will be appointed by such Stockholder, or be effective, with respect thereto during the term of this Agreement.

   (e) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Sub and Acquiror the power to carry out and give effect to the provisions of this Agreement.

   (f) Nothing contained in this Section 1.8 shall be construed to invalidate any action taken by a Stockholder in accordance with Section 1.8.

SECTION 1.9. PURCHASE EVENTS.

   Acquiror may exercise the Option only if one or more of the following events has occurred:

   (a) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or the Merger Agreement in any manner adverse to Acquiror, or approved or recommended any Acquisition Proposal (as defined in the Merger Agreement), or shall have adopted a resolution to take any of the foregoing actions;

   (b) (i) the approval of the Merger Agreement by the stockholders of the Company shall have not been obtained by reason of the failure to obtain the required vote at the Stockholders' Meeting (as defined in the Merger Agreement) and (ii) at the time of such negative vote there shall be pending an Acquisition Proposal (as defined in the Merger Agreement);

   (c) the Company or any of its Subsidiaries shall have entered into any agreement with any person (other than Acquiror or any of its affiliates), the Board of Directors of such entity shall have approved, recommended or resolved to enter into an agreement with any person, or the Company shall have publicly announced its intention to take any of the foregoing actions, with respect to the sale of 20% or more (in voting power) of the voting securities of the Company or of 20% or more (in fair market value) of the assets of the Company and its Subsidiaries, on a consolidated basis, however such transaction may be effected; or

   (d) any person (other than Acquiror or any of its affiliates), shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Act"), with respect to a tender or exchange offer for securities representing 35% or more of the voting power of the Company; or the acquisition, by any person or group (as defined in Section 13(d) of the Exchange Act), other than Acquiror or any of its affiliates, of beneficial ownership of (as defined in the Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of, securities representing 35% or more of the voting power of the Company;

    provided that no event set forth in this Section 1.9 shall be deemed to occur solely by reason of any agreement, or any action that is taken, or of any event that occurs, for which Acquiror has given its prior written consent. As used in this Agreement, "person" shall have the meaning specified in Section 13(d)(3) of the Exchange Act.

SECTION 1.10. CONVERTIBLE DEBENTURES.

   Each Stockholder that holds Debentures agrees that all Debentures held by such Stockholder shall be converted into shares of Common Stock (together with any shares of Common Stock representing accrued but unpaid interest on the Debentures) in accordance with Section 15.1 of the Debenture Purchase Agreement, dated as of January 13, 1997, as amended as of January 31, 1997, among the Company, British Aerospace Holdings, Inc. ("BAe") and Matra Marconi Space UK Limited (the "Debenture Agreement") relating thereto immediately prior to the Effective Time (except if converted prior to such date), and at such time, converted into the right to receive in the Merger Acquiror Shares in accordance with the terms of the Merger Agreement. In consideration for the foregoing, such Stockholder waives its rights under Section 11.3 of the Debenture Agreement with respect to the consummation of the Merger.

SECTION 1.11. CONTROL SHARES.

   The Company hereby waives its rights under Article ELEVENTH, Section H, of its Restated Certificate of Incorporation with respect to all Shares acquired pursuant to exercise of the Option, and hereby agrees, promptly following any such exercise, to exchange for such Shares an equal number of duly authorized, but unissued Shares, which upon issuance will be validly issued, fully paid and nonassessable Shares, and which will not be "control shares" within the meaning of such Article ELEVENTH.

                                  ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

   Each Stockholder, severally and not jointly, hereby represents and warrants to Acquiror as follows:

SECTION 2.1. DUE ORGANIZATION, AUTHORIZATION, ETC.

   Such Stockholder (if it is a corporation, partnership or other legal entity) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Such Stockholder has all requisite power (corporate or otherwise) to execute and deliver this Agreement, to grant the Option and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement, the appointment of Acquiror and Sub as such Stockholder's Proxy, the granting of the Option and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 2.2. NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

   (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the Certificate of Incorporation by By-Laws or other similar organizational documents of such Stockholder (in the case of a Stockholder that is a corporation, partnership or other legal entity), (ii) conflict with or violate any statute, law, ordinance, rule, regulation, order, decree or judgment applicable to such Stockholder or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder or (if such Stockholder is a corporation, partnership or other legal entity) any of its subsidiaries, including, without limitation, the Shares, pursuant to, any indenture or other loan document provision or other contract, license, franchise, permit or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its properties is bound or affected, except, in the case of clauses (ii) and
(iii), for any such breaches, defaults or other occurrences that would not prevent the performance by such Stockholder of its obligations under this Agreement.

   (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the performance by the Stockholder of its obligations under this Agreement.

SECTION 2.3. TITLE TO SHARES.

   Such Stockholder has, and the transfer by the Stockholder of the Shares hereunder will pass, good and marketable title to the Shares listed on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), except to the extent disclosed on Exhibit B and for Shares sold prior to the Closing as permitted under
Section 1.8.

SECTION 2.4. NO BROKERS.

   Except as contemplated in the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 2.5. INVESTMENT INTENT, ETC.

   Each Stockholder is acquiring the Acquiror Shares, together with the associated rights, to be received in the Merger or pursuant to the exercise of the Option, for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Acquiror Shares. Each Stockholder is an "accredited investor" within the meaning of Regulation D promulgated under the Act. Each Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Acquiror and is able to bear the economic risk of such investment for an indefinite period of time.

                                 ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

SECTION 3.1. AUTHORITY RELATIVE TO THE AGREEMENT.

   (a) Acquiror has the corporate power to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Acquiror's Board of Directors. The Agreement constitutes a valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Acquiror are necessary to authorize the execution and delivery by Acquiror of this Agreement or the consummation of the transactions contemplated hereby.

    (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, does not and will not result in the change in conversion ratios, conversion rights or voting rights, or the breach, violation, default (with or without notice or lapse of time, or both), termination, cancellation or acceleration of any obligation, or the loss of a material benefit, under (i) the Acquiror's Memorandum of Association or bye-laws or (ii) any indenture or other loan document provision or other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) only,
(A) any breaches, violations, defaults, terminations, cancellations, accelerations or losses which, either singly or in the aggregate, will not have a Acquiror Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

SECTION 3.2. REPRESENTATIONS IN MERGER AGREEMENT.

   Acquiror represents and warrants to each Stockholder that the representations and warranties set forth in Article V of the Merger Agreement were (or will be) true and correct when made and on and as of the date of any action taken by Acquiror hereunder (including without limitation exercise of the Option) with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Acquiror Material Adverse Effect" set forth therein) does not have an Acquiror Material Adverse Effect, and such representations and warranties shall be deemed incorporated herein; provided, however, that incorporated representations and warranties which relate to the Merger Agreement shall be deemed for purposes of this Section to have been modified to relate only to this Agreement.

                                  ARTICLE IV

                        DISTRIBUTIONS; ADJUSTMENT UPON
                          CHANGES IN CAPITALIZATION

   (a) Any dividends or other distributions (whether payable in cash, stock or otherwise) by the Company with respect to any Shares purchased hereunder with a record date on or after the Closing Date will belong to Acquiror. If any such dividend or distribution belonging to Acquiror is paid by the Company to the Stockholder, the Stockholder shall hold such dividend or distribution in trust for the benefit of Acquiror and shall promptly remit such dividend or distribution to Acquiror in exactly the form received, accompanied by appropriate instruments of transfer. If on or after the date of this Agreement there shall occur any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, as a result of which shares of any class of stock, other securities, cash or other property shall be issued in respect of any Shares or if any Shares shall be changed into the same or another class of stock or other securities, then, upon exercise of the Option, Acquiror shall receive for the aggregate price payable upon exercise of the Option with respect to the Shares, all such shares of stock, other securities, cash or other property issued, delivered or received with respect to such Shares (or if the Option shall not be exercised, appropriate adjustment shall be made for purposes of the calculations set forth in this Agreement).

   (b) Any dividends or other distributions (whether payable in cash, stock or otherwise) by Acquiror with respect to any Acquiror Shares issued hereunder with a record date on or after the Closing Date will belong to the Stockholder to which such Acquiror Shares were issued. If on or after the date of this Agreement there shall occur any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by Acquiror, as a result of which shares of any class of stock, other securities, cash or other property shall be issued in respect of any Acquiror Shares or if any Acquiror Shares shall be changed into the same or another class of stock or other securities, then, upon exercise of the Option, each Stockholder shall receive for the aggregate price payable to such Stockholder upon exercise of the Option, all such shares of stock, other securities, cash or other property issued, delivered or received with respect to the Acquiror Shares to be delivered to such Stockholder (or if the Option shall not be exercised, appropriate adjustment shall be made for purposes of the calculations set forth in this Agreement).

                                  ARTICLE V

                       NO SOLICITATION OF TRANSACTIONS

   Each Stockholder severally and not jointly covenants and agrees that in its capacity as a stockholder of the Company it shall not, through any officer, director, employee, representative, agent or direct or indirect stockholder of the Company or any Company Subsidiary, directly or indirectly, take any action to (i) encourage, initiate or solicit the submission of any proposal that constitutes an Acquisition Proposal, (ii) enter into any agreement with respect to or accept any Acquisition Proposal or (iii) facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. The Stockholder shall promptly notify Acquiror in writing of any request for information or Acquisition Proposal, specifying reasonable details of any inquiry or Acquisition Proposal, and shall keep Acquiror informed as to the status of any such discussions or negotiations. Each Stockholder severally and not jointly further agrees to use its best efforts as a stockholder to cause the Company not to, directly or indirectly, solicit, initiate, seek, or encourage (including by way of furnishing information or assistance), or take other action to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal.

                                  ARTICLE VI

                        COVENANTS OF THE STOCKHOLDERS

SECTION 6.1. NEGATIVE COVENANTS.

   Each Stockholder agrees, until the Option has terminated, not to:

   (a) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares owned by such Stockholder to any person other than Acquiror or Acquiror's designee and except as contemplated in Exhibit B;

   (b) acquire any additional shares of Common Stock without the prior consent of Acquiror other than pursuant to rights under the Company Stock Purchase Plans, options outstanding on the date of this Agreement, or Shares issued in payment of interest on the Debentures or dividends on the Series C Shares;

   (c) deposit any Shares into a voting trust or grant a proxy or enter into a voting agreement with respect to any Shares, except for this Agreement; or

   (d) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or would result in a breach by such Stockholder of its obligations under this Agreement or a breach by the Company of its obligations under the Merger Agreement.

SECTION 6.2. RELIANCE; FURTHER ASSURANCES.

   Each Stockholder understands and acknowledges that Acquiror and Sub are entering into the Merger Agreement in reliance upon each Stockholder's execution and delivery of this Agreement. If Acquiror shall exercise the Option in accordance with the terms of this Agreement, from time to time and without additional consideration the Stockholder will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Acquiror may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, including the transfer of the Shares to Acquiror and the release of any and all Encumbrances with respect thereto.

SECTION 6.3. TRANSFER OF ACQUIROR SHARES BY BRITISH AEROSPACE HOLDINGS, INC.

   BAe and Acquiror agree to consult and cooperate with respect to the orderly disposition of Acquiror Shares obtained by BAe. BAe agrees that for a period of twelve months from the date it acquires the Acquiror Shares it will not, and will cause each of its affiliates not to, sell or otherwise transfer any Acquiror Shares other than by means of a block trade (or a series of block trades) with an entity that qualifies as a block trade positioner (as that term is defined and/or interpreted under the federal securities laws and the rules and regulations promulgated thereunder) who is experienced in block trade transactions. BAe shall consult with Acquiror prior to such sale and seek the consent of Acquiror to such sale, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of such withholding of consent, BAe shall have the right to revise the proposed sale, and Acquiror shall reconsider the revised sale in accordance with the standard of this Section. No delay in any proposed sale shall be beyond the expiration of the twelve-month period. As an alternative to conducting block trades, BAe shall have the right to sell all (but not less than all) of its Acquiror Shares pursuant to an underwritten sale with an underwriter reasonably acceptable to Acquiror. In such event, Acquiror shall modify the registration statement filed pursuant to Section 6.5 (or file a separate registration statement meeting the requirements of Section 6.5) to enable BAe to effect such sale. Except as provided in the prior sentence, Acquiror shall not be obligated to conduct a "road show" or otherwise support such sale.

SECTION 6.4. AFFILIATE AGREEMENT.

   Each Stockholder acknowledges that such Stockholder may be deemed an affiliate (as defined in Rule 12b-2 of the rules promulgated under the Exchange Act) of the Company, Acquiror or Sub, and further acknowledges and agrees to transfer, sell or otherwise dispose of Acquiror Shares (including Acquiror Shares acquired upon the exercise of options, warrants or rights or the conversion or exchange of convertible or exchangeable securities) only
(a) if such transfer, sale or disposition is registered under the Act, (b) is in compliance with the requirements of paragraphs (c) and (d) of Rule 145 promulgated under the Act ("Rule 145") (as indicated in the restrictive legend that will appear on the stock certificate), or (c) pursuant to another exemption from registration under the Act for such offer and sale. Each Stockholder agrees not to make an illegal "distribution" (within the meaning of the Act and Rule 145) of Acquiror Shares. Acquiror shall be entitled to place restrictive legends upon certificates for each Stockholder's Acquiror Shares to enforce the applicable provisions of law and this Agreement and Acquiror shall not be required to maintain the effectiveness of the Proxy Registration Statement (or Exchange Registration Statement, as the case may be) under the Act for the purposes of resale of Acquiror Shares by each Stockholder.

SECTION 6.5. REGISTRATION RIGHTS.

   (a) In the event that Acquiror exercises the Option, as promptly as practicable following the closing date for the exchange offer referred to in
Section 1.2 above (but not more than 60 days following the Closing Date), Acquiror shall (i) file a shelf registration statement covering all Acquiror Shares for the purposes of resale of Acquiror Shares by each Stockholder and
(ii) use its reasonable best efforts to cause such shelf registration statement to become and remain effective for the resale of all Acquiror Shares issued pursuant to this Agreement; provided, however, that Acquiror shall be required to include in such registration statement only those Acquiror Shares as to which the Stockholder holding such Acquiror Shares agrees to sell such shares in compliance with the requirements of paragraphs
(c) and (d) of Rule 145 that would have been applicable to such sale if such Acquiror Shares had been registered under the Proxy Registration Statement (or Exchange Registration Statement, as the case may be) rather than such shelf registration statement.

   (b) Registrations effected under this Section shall be effected at Acquiror's expense, including the fees and expenses of one counsel to the holders of Acquiror Shares, but excluding underwriting discounts and commissions to brokers or dealers. In connection with each registration under this Section, Acquiror shall indemnify and hold each holder of Acquiror Shares whose shares are registered pursuant to such registration statement (a "Holder of Acquiror Shares"), its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder of Acquiror Shares, its underwriters and each of their respective affiliates may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any prospectus therein), of any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) which arise out of are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder of Acquiror Shares to Acquiror expressly for use in such registration statement; provided, however, that the foregoing indemnity shall not inure to the benefit of any Holder of Acquiror Shares, its underwriters or respective affiliates, if a copy of the prospectus was not sent or given by or on behalf of such person to the person purchasing the Shares, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

   (c) In connection with any registration statement pursuant to this Section, each Holder of Acquiror Shares agrees to furnish Acquiror with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act. Each Holder of Acquiror Shares shall indemnify and hold Acquiror, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including without limitation investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which Acquiror, its underwriters and each of their respective affiliates may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder of Acquiror Shares to Acquiror expressly for use in such registration statement. In no event shall the liability of any Holder of Acquiror Shares or any affiliate thereof under this Section be greater in amount than the dollar amount of the proceeds received by such Holder of Acquiror Shares upon the sale of the Acquiror Shares giving rise to such indemnification obligation.

   (d) Upon the issuance of Acquiror Shares hereunder, Acquiror will use its reasonable best efforts promptly to list such Acquiror Shares with the New York Stock Exchange or on such national or other exchange on which Acquiror Shares are at the time principally listed.

                                 ARTICLE VII

                                MISCELLANEOUS

SECTION 7.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

   All representations, warranties and agreements made by the parties to this Agreement shall terminate at the Closing except for those which by their terms are to be performed after the Closing.

SECTION 7.2. EXPENSES.

   All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

SECTION 7.3. NOTICES.

   All notices or other communications under this Agreement shall be in writing and shall be given by delivery in person, by facsimile, cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or such other address for a party as shall be specified in a notice given in accordance with this Section 7.3) and shall be deemed to have been given one business day after transmission by facsimile of other standard form of telecommunications or four days after deposit in the US mail:

   If to the Company:

   ORION NETWORK SYSTEMS, INC.
   2440 Research Boulevard
   Suite 400
   Rockville, Maryland 20850
   Telecopier No.: (301) 258-3300
   Attention: President

   With a copy (which shall not constitute notice) to:

   HOGAN & HARTSON L.L.P.
   Columbia Square
   555 Thirteenth Street, N.W.
   Washington, DC 20004
   Telecopier No.: (202) 637-5910
   Attention: Anthony S. Harrington, Esq.

   If to a Stockholder, at the address or facsimile number of such Stockholder set forth on Exhibit A, with a copy to:

  HOGAN & HARTSON L.L.P.
  Columbia Square
  555 Thirteenth Street, N.W.
  Washington, DC 20004
  Telecopier No.: (202) 637-5910
  Attention: Anthony S. Harrington, Esq.

   If to Acquiror or Sub, at:

   LORAL SPACE & COMMUNICATIONS LTD.
   600 Third Avenue
   New York, New York 10016
   Telecopier No.: (212) 338-5350
   Attention: Eric J. Zahler, Esq.

   with a copy to:

   WILLKIE FARR & GALLAGHER
   One Citicorp Center
   153 East 53rd Street
   New York, New York 10022
   Telecopier No.: (212) 821-8111
   Attention: Bruce R. Kraus, Esq.

SECTION 7.4. SEVERABILITY.

   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and revisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall interpreted to be only so broad as is enforceable.

SECTION 10.12. ENTIRE AGREEMENT.

   This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

SECTION 10.13. ASSIGNMENT, BINDING EFFECT.

   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Acquiror or Sub may assign all or any of their rights and obligations hereunder to any affiliate of Acquiror, provided that no such assignment shall relieve Acquiror or Sub of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.14. SPECIFIC PERFORMANCE.

   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 10.15. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS.

   The parties recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each of the parties hereto severally and not jointly agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors, corporate parents and Affiliates) without the prior written consent of the other parties hereto, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the terms of this Agreement, the parties hereto will consult with each other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements or releases. For purposes of this Section, any consultation or consent required of from the Stockholders may be obtained from Gustave M. Hauser.

SECTION 10.16. GOVERNING LAW.

   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

SECTION 10.17. READINGS.

   Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

SECTION 10.18. COUNTERPARTS.

   This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Principal Stockholder Agreement to be executed and delivered as of the date first written above.

                                            LORAL SPACE & COMMUNICATIONS LTD.


                                            By:  /s/ Eric J. Zahler
                                                -----------------------------
                                                Name: Eric J. Zahler
                                                Title:   Vice President,
                                                         General
                                                         Counsel and
                                                         Secretary

                                            LORAL SATELLITE CORPORATION


                                            By:  /s/ Eric J. Zahler
                                                -----------------------------
                                                Name: Eric J. Zahler
                                                Title:   Vice President,
                                                         General
                                                         Counsel and
                                                         Secretary

                                            ORION NETWORK SYSTEMS INC.


                                            By:  /s/ W. Neil Bauer
                                                -----------------------------
                                                Name: W. Neil Bauer
                                                Title:   President and
                                                         Chief Executive
                                                         Officer

                                            BRITISH AEROSPACE HOLDINGS, INC.


                                            By:  /s/ Paul L. Harris
                                                -----------------------------
                                                Name: Paul H. Harris
                                                Title:   Senior Vice
                                                         President

                                                FLEET VENTURE RESOURCES, INC.



                                               By:  /s/ Robert M. Van Degna
                                                   ---------------------------
                                                   Name: Robert M. Van Degna
                                                   Title:   Chairman and
                                                            Chief Executive
                                                            Officer


                                                     /s/ John V. Saeman
                                               -------------------------------
                                                         John V. Saeman


                                                      /s/ W. Neil Bauer
                                               -------------------------------
                                                          W. Neil Bauer


                                                    /s/ Gustave M. Hauser
                                               -------------------------------
                                                        Gustave M. Hauser


                                                     /s/ Sidney S. Kahn
                                               -------------------------------
                                                         Sidney S. Kahn


                                                     /s/ John G. Puente
                                               -------------------------------
                                                         John G. Puente

                                               FLEET EQUITY PARTNERS, VI L.P.

                                               Fleet Growth Resources II,
                                               Inc., a General Partner

                                               By:  /s/ Robert M. Van Degna
                                                   ---------------------------
                                                   Name: Robert M. Van Degna
                                                   Title:   Chairman and
                                                            Chief Executive
                                                            Officer

                                               CHISHOLM PARTNERS, II, L.P.

                                               By: Silverado II, L.P., Its
                                               General Partner

                                               By: Silverado II Corp., Its
                                               General Partner

                                               By:  /s/ Robert M. Van Degna
                                                   ---------------------------
                                                   Name: Robert M. Van Degna
                                                   Title:   Chairman and
                                                            Chief Executive
                                                            Officer

                                   EXHIBIT A

                                      COMMON     SERIES A     SERIES B    SERIES C    CONVERTIBLE
                                      STOCK      PREFERRED   PREFERRED    PREFERRED    DEBENTURES
                                   ----------- -----------  ----------- -----------  -------------
British Aerospace Holdings, Inc.      729,921          --          --     3,007,770    3,571,429
15000 Conference Center Drive
Suite 200
Chantilly, VA 20151-3819
Telecopier No.: (703) 227-1522

John V. Saeman ...................  1,394,078      58,823      16,339            --           --
Medallion Enterprises, LLC
3200 Cherry Creek South Dr.
Suite 570
Denver, CO 80209
Telecopier No.:(303) 722-0443

W. Neil Bauer(1)(2) ..............         --          --          --            --           --
Orion
2440 Research Blvd.
Suite 400
Rockville, MD 20850
Telecopier No.: (301) 258-3300

Gustave M. Hauser ................    352,355      58,823      16,339            --           --
Hauser Communications, Inc.
712 Fifth Avenue
41st Floor
New York, NY 10019
Telecopier No.: (212) 956-1413

Sidney S. Kahn ...................    207,260          --       8,169            --           --
14 East 60th Street
Suite 500
New York, NY 10022
Telecopier No.: (212) 750-8904

John G. Puente(2) ................    321,501       1,411         392            --           --
10500 Willowbrook Dr.
Potomac, MD 20854
Telecopier No.: (301) 299-9691

Fleet Venture Resources, Inc.  ...         --     588,234     130,718            --           --
Fleet Equity Partners, VI L.P.
Chisholm Partners, II, L.P.
RI MO F12C
50 Kennedy Plaza
Providence, RI 02903
Telecopier No.: (401) 278-6387


------------
(1)    Does not include shares purchased under Employee Stock Purchase Plan.
(2)    Does not include shares beneficially owned by wife.

                                   EXHIBIT B

   Each of the Stockholders shall have the right to transfer Shares to (a) any member of such Stockholder's immediate family, (b) any trust or similar instrument for estate planning purposes or (c) any charitable organization, foundation or similar entities; provided, however, such transfer may be made to any such permitted transferee only if such permitted transferee shall agree in writing to all of the terms, conditions and restrictions set forth in this Agreement regarding Shares received by such permitted transferee.

                                                                  ATTACHMENT C

                                                               October 6, 1997

Board of Directors
Orion Network Systems, Inc.
2440 Research Boulevard
Rockville, Maryland 20850

Members of the Board:

   We understand that Orion Network Systems, Inc. ("Orion" or the "Company"), Loral Space & Communications Ltd. ("Loral") and Loral Satellite Corporation (the "Merger Subsidiary"), a wholly owned subsidiary of Loral, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft, dated as of October 6, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Subsidiary with and into Orion. Pursuant to the Merger, Orion will become a wholly owned subsidiary of Loral, and each issued and outstanding share of common stock, par value $0.01 per share ("Orion Common Stock"), of Orion, other than shares held in treasury or held by Loral or any of its affiliates, will be converted into the right to receive between 0.71553 and 1.07329 shares (the "Exchange Ratio") of common stock, par value $0.01 per share ("Loral Common Stock") of Loral, as more fully set forth in the Merger Agreement. In addition, pursuant to the Merger, each share of preferred stock, par value $0.01 per share (the "Preferred Stock"), of Orion, issued and outstanding immediately prior to the Merger, other than shares held in treasury, will be converted into the right to receive the number of shares of Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion Common Stock into which such share of Preferred Stock was convertible immediately prior to the effective time of the Merger. We also understand that the Merger Agreement provides, under certain circumstances, that in lieu of the Merger, Loral will commence an Exchange Offer pursuant to which the holders of all the outstanding shares of Orion Common Stock and Preferred Stock will be offered the opportunity to exchange (the "Exchange") such shares for shares of Loral Common Stock on the same terms as pursuant to the Merger. The terms and conditions of the Merger and the Exchange are more fully set forth in the Merger Agreement. We further understand that approximately 2.1% of the outstanding shares of Orion Common Stock is currently owned by Loral and its affiliates.

   You have asked for our opinion as to whether the Exchange Ratio is fair from a financial point of view to the holders of Orion Common Stock (other than Loral and affiliates) and, assuming the conversion of the Preferred Stock into Orion Common Stock in accordance with their terms, to the holders of Preferred Stock.

   For purposes of the opinion set forth herein, we have:

   (i) reviewed certain publicly available financial statements and other information of Orion, Loral and Globalstar, L.P. ("Globalstar");

   (ii) reviewed certain internal financial statements and other financial and operating data concerning Orion, Loral and Globalstar prepared by the respective managements of Orion, Loral and Globalstar and discussed certain of the foregoing with senior executives of Orion, Loral and Globalstar;

   (iii) analyzed certain financial forecasts for Orion, Loral and Globalstar prepared by the respective managements of Orion, Loral and Globalstar;

   (iv) discussed the past and current operations and financial condition and the prospects of Orion, Loral and Globalstar with senior executives of Orion, Loral and Global star;

   (v) reviewed the reported prices and trading activity for the common stock of Orion, Loral and Global star;

   (vi) compared the financial performance of Orion, Loral and Globalstar and the prices and trading activity of the Orion Common Stock and the common stock of Loral and Globalstar with that of certain other comparable publicly-traded companies and their securities;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

   (viii) participated in discussions and negotiations among representatives of Orion, Loral and certain other parties and their financial and legal advisors;

   (ix) reviewed the Merger Agreement, a draft dated October 6, 1997 of the Principal Stockholder Agreement among Loral, Merger Subsidiary and certain principal stockholders of Orion, and certain related documents; and

   (x) performed such other analyses and considered such other factors as we have deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Orion, Loral and Globalstar. We have not made any independent valuation or appraisal of the assets or liabilities of Orion, Loral and Globalstar, nor have we been furnished with any such appraisals. We have relied upon, without independent verification, the assessment by the respective managements of Orion, Loral and Globalstar of each of their technologies and products, the timing and risks associated with the integration of Orion and Loral, and the validity of, and risks associated with, Orion's, Loral's and Globalstar's existing and future products and technologies. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have also assumed that in connection with the receipt of all necessary regulatory approvals for the Merger or the Exchange, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger or Exchange.

   We have acted as financial advisor to the Board of Directors of Orion in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for Orion and have received fees for the rendering of these services. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities of Orion, Loral and Globalstar for its own account, for the accounts of investment funds under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Board of Directors of Orion, except that this opinion may be included in its entirety in any filing made by Orion or Loral in respect of the Merger or the Exchange with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which Loral Common Stock will trade following consummation of the Merger or the Exchange, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Orion should vote at the stockholders' meeting held in connection with the Merger or whether the stockholders of Orion should tender their shares in connection with the Exchange, and, with respect to the holders of Preferred Stock, whether such holders should convert their shares of Preferred Stock into Orion Common Stock.

   Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio is fair from a financial point of view to the holders of Orion Common Stock (other than Loral and its affiliates) and, assuming the conversion of the Preferred Stock into Orion Common Stock in accordance with their terms, to the holders of Preferred Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Scott W. Matlock
                                          -----------------------------------
                                              Scott W. Matlock
                                              Vice President

                                                                  ATTACHMENT D

                         ORION NETWORK SYSTEMS, INC.

                               AMENDMENT NO. 1
                                      TO
                         ORION NETWORK SYSTEMS, INC.
                   NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                              (THE "AMENDMENT")

   Orion Network Systems, Inc. (the "Company") hereby amends the terms of the Orion Network Systems, Inc. Non-Employee Director Stock Option Plan (the "Plan") as follows:

   New Article 4.3 is added to read as follows:

   4.3. Notwithstanding any other provisions of the Plan, including without limitation Section 4.2 above, upon consummation of the merger of Loral Satellite Corporation ("Merger Subsidiary") with and into the Company (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of October 7, 1997 (the "Merger Agreement"), among Orion, Loral Space & Communications Ltd. ("Loral") and Merger Subsidiary, a wholly owned subsidiary of Loral, as such Merger Agreement may be amended from time to time, all Options theretofore granted under the Plan shall not terminate, the Plan shall be assumed by Loral, all Options shall be converted into options to acquire shares of common stock of Loral with appropriate adjustments as to the number of shares and exercise prices as provided in the Merger Agreement and all Options shall continue in the manner and under the terms so provided. In addition, notwithstanding any other provisions of the Plan, immediately prior to consummation of the Merger (the "Pre-Merger Time"), all Options theretofore granted under the Plan which are not then exercisable shall become exercisable to the extent that such options would have become exercisable if the next annual meeting of the stockholders of the Corporation at which Directors are elected had occurred at or immediately prior to the Pre-Merger Time.

                                    * * *

   This Amendment was duly adopted and approved by the Board of Directors of the Corporation on December 31, 1997 effective as of December 31, 1997.



                                          /s/ Richard H. Shay
                                          -----------------------------------
                                          Secretary

                                                                  ATTACHMENT E

                     AMENDMENT TO STOCK OPTION AGREEMENT
                     BETWEEN ORION NETWORK SYSTEMS, INC.
                              AND JOHN G. PUENTE
                              (THE "AMENDMENT")

   Orion Network Systems, Inc. (the "Company") hereby amends the terms of the Stock Option Agreement between Orion Network Systems, Inc. and John G. Puente dated as of July 17, 1996 (the "Puente Option Agreement") as follows:

   New Article 17 is added to read as follows:

   17. Notwithstanding any other provisions of this Agreement, including without limitation Section 7(C) above, upon consummation of the merger of Loral Satellite Corporation ("Merger Subsidiary") with and into the Company (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of October 7, 1997 (the "Merger Agreement"), among Orion, Loral Space & Communications Ltd. ("Loral") and Merger Subsidiary, a wholly owned subsidiary of Loral, as such Merger Agreement may be amended from time to time, the Option granted to John G. Puente under the Puente Option Agreement (the "Puente Option") shall not terminate and, instead, the Puente Option shall be assumed by Loral, the Puente Option shall be converted into an option to acquire shares of common stock of Loral with appropriate adjustments as to the number of shares and exercise price as provided in the Merger Agreement and the Puente Option shall continue in the manner and under the terms so provided. In addition, for the avoidance of doubt, the Company, through action of its Board of Directors, acknowledges and agrees that all conditions for the vesting of the Puente Option were satisfied as a result of completion of the $710 million bond financing in January 1997.

                                    * * *

   This Amendment was duly adopted and approved by the Board of Directors of the Corporation on December 31, 1997 effective as of December 31, 1997.





                                          /s/ Richard H. Shay
                                          -----------------------------------
                                          Secretary

                                                                  ATTACHMENT F

                     AMENDMENT TO STOCK OPTION AGREEMENT
                     BETWEEN ORION NETWORK SYSTEMS, INC.
                            AND GUSTAVE M. HAUSER
                              (THE "AMENDMENT")

   Orion Network Systems, Inc. (the "Company") hereby amends the terms of the Stock Option Agreement between Orion Network Systems, Inc. and Gustave M. Hauser dated as of March 12, 1997 (the "Hauser Option Agreement") as follows:

   New Article 16 is added to read as follows:

   16. Notwithstanding any other provisions of this Agreement, including without limitation Section 7(C) above, upon consummation of the merger of Loral Satellite Corporation ("Merger Subsidiary") with and into the Company (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of October 7, 1997 (the "Merger Agreement"), among Orion, Loral Space & Communications Ltd. ("Loral") and Merger Subsidiary, a wholly owned subsidiary of Loral, as such Merger Agreement may be amended from time to time, the Option granted to Gustave M. Hauser under the Hauser Option Agreement (the "Hauser Option") shall not terminate and, instead, the Hauser Option shall be assumed by Loral, the Hauser Option shall be converted into an option to acquire shares of common stock of Loral with appropriate adjustments as to the number of shares and exercise price as provided in the Merger Agreement and the Hauser Option shall continue in the manner and under the terms so provided.

                                    * * *

   This Amendment was duly adopted and approved by the Board of Directors of the Corporation on December 31, 1997 effective as of December 31, 1997.





                                          /s/ Richard H. Shay
                                          -----------------------------------
                                          Secretary



                                      F-1